   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 24, 1997
                                                REGISTRATION NO. 333-
=============================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                --------------
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                --------------
                           AXENT TECHNOLOGIES, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            2400 RESEARCH BOULEVARD
                                   SUITE 200
                           ROCKVILLE, MARYLAND 20850
                                (301) 258-5043
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                                --------------

    DELAWARE                                      7372                            87-0393420
(STATE OR OTHER JURISDICTION OF        (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)         CLASSIFICATION CODE NUMBER)            IDENTIFICATION NO.)

                               JOHN C. BECKER
                           AXENT TECHNOLOGIES, INC.
                      2400 RESEARCH BOULEVARD, SUITE 200
                           ROCKVILLE, MARYLAND 20850
                                (301) 258-5043
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                                --------------
                                  COPIES TO:
     EDWIN M. MARTIN, JR., ESQ.                   JOHN J. EGAN III, ESQ.
       PIPER & MARBURY L.L.P.                  GOODWIN, PROCTER & HOAR LLP
             SUITE 800                                EXCHANGE PLACE
    1200 NINETEENTH STREET, N.W.                     BOSTON, MA 02109
       WASHINGTON, D.C. 20036                         (617) 570-1000
           (202) 861-3900

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement and the satisfaction or waiver of certain other conditions under the Agreement and Plan of Merger described herein.

  If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                        CALCULATION OF REGISTRATION FEE

==============================================================================================
                                              PROPOSED        PROPOSED
                                AMOUNT        MAXIMUM          MAXIMUM
  TITLE OF EACH CLASS OF         TO BE     OFFERING PRICE     AGGREGATE          AMOUNT OF
SECURITIES TO BE REGISTERED  REGISTERED(1)  PER SHARE(2)  OFFERING PRICE(2) REGISTRATION FEE(3)
-----------------------------------------------------------------------------------------------
Common Stock, par value
 $.02 per share of AXENT
 Technologies, Inc.....       10,865,404        $           $160,858,911         $1,715.79

==============================================================================================

(1) Reflects the maximum number of shares of Common Stock of AXENT Technologies, Inc. ("AXENT") that may be issued in connection with the merger (the "Merger") of Raptor Systems, Inc. ("Raptor") with a wholly-owned subsidiary of AXENT, as described herein.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(1) and based upon the average of the high and low sales prices per share of Raptor Common Stock on December 22, 1997 on the Nasdaq National Market. If the Merger described herein is consummated, a maximum of .80 Shares will be issued for every one share of common stock.
(3) A fee of $45,738.21 was paid on December 11, 1997 pursuant to Section 14(g)(1)(A)(i) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Rule 0-11 promulgated thereunder ("Rule 0-11") in respect of the Merger upon the filing by the Registrant and Raptor of joint preliminary proxy materials relating thereto. Pursuant to Rule 457(b) promulgated under the Securities Act, and Rule 0-11 and Section 14(g)(1)(B) of the Exchange Act, the amount of such previously paid fee has been credited against the registration fee payable in connection with this filing. Accordingly, an additional filing fee of $1,715.79 is being paid with this Registration Statement.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

===============================================================================

                            AXENT TECHNOLOGIES, INC.

              CROSS-REFERENCE SHEET SHOWING LOCATION IN PROSPECTUS
                  OF INFORMATION REQUIRED BY ITEMS OF FORM S-4

   FORM S-4 REGISTRATION STATEMENT ITEM AND HEADING           LOCATION IN PROSPECTUS
   ------------------------------------------------           ----------------------
         (INFORMATION ABOUT THE TRANSACTION)

 1.  Forepart of the Registration Statement and Outside Facing Page; Outside Front Cover
      Front Cover Page of Prospectus...................  Page
 2.  Inside Front and Outside Back Cover Pages of       Inside Front and Outside Back
      Prospectus.......................................  Cover Page; Additional
                                                         Information
 3.  Risk Factors, Ratio of Earnings to Fixed Charges
      and Other Information............................ Summary; Risk Factors; Selected
                                                         Historical Data; Unaudited Pro
                                                         Forma Combined Selected
                                                         Financial Data; Comparative
                                                         Historical and Combined Per
                                                         Share Data; The Merger and the
                                                         AXENT Share Proposal
 4.  Terms of the Transaction.......................... Summary; The Merger and the AXENT
                                                         Share Proposal; The Merger
                                                         Agreement; Comparison of
                                                         Stockholder Rights
 5.  Pro Forma Financial Information................... Selected Historical Data;
                                                         Unaudited Pro Forma Condensed
                                                         Combined Financial Statements of
                                                         AXENT and Raptor
 6.  Material Contacts with the Company Being           The Merger and the AXENT Share
      Acquired.........................................  Proposal; The Merger Agreement
 7.  Additional Information Required for Reoffering by
      Persons and Parties Deemed to be Underwriters.... *
 8.  Interests of Named Experts and Counsel............ Legal Matters; Experts
 9.  Disclosure of Commission Position on
      Indemnification for Securities Act Liabilities... *

          (INFORMATION ABOUT THE REGISTRANT)

10.  Information with Respect to S-3 Registrants....... Available Information;
                                                         Incorporation of Documents by
                                                         Reference; Summary; Selected
                                                         Historical Data; Unaudited Pro
                                                         Forma Combined Selected
                                                         Financial Data; Unaudited Pro
                                                         Forma Condensed Combined
                                                         Financial Statements of AXENT
                                                         and Raptor
11.  Incorporation of Certain Information by            Incorporation of Documents by
      Reference........................................  Reference
12.  Information with Respect to S-2 or S-3
      Registrants...................................... *
13.  Incorporation of Certain Information by
      Reference........................................ *
14.  Information with Respect to Registrants Other Than
      S-2 or S-3 Registrants........................... *

   FORM S-4 REGISTRATION STATEMENT ITEM AND HEADING           LOCATION IN PROSPECTUS
   ------------------------------------------------           ----------------------
    (INFORMATION ABOUT THE COMPANY BEING ACQUIRED)

15.  Information with Respect to S-3 Companies......... Available Information;
                                                         Incorporation of Documents by
                                                         Reference; Summary; Selected
                                                         Historical Data; Pro Forma
                                                         Financial Data; Unaudited Pro
                                                         Forma Condensed Combined
                                                         Financial Statements of AXENT
                                                         and Raptor
16.  Information with Respect to S-2 or S-3 Companies.. *
17.  Information with Respect to Companies other than
      S-2 or S-3 Companies............................. *
         (VOTING AND MANAGEMENT INFORMATION)
18.  Information if Proxies, Consents or Authorization
      Are to be Solicited.............................. Summary; The AXENT Special
                                                         Meeting; The Raptor Special
                                                         Meeting; The Merger and the
                                                         AXENT Share Proposal;
                                                         Incorporation of Documents by
                                                         Reference
19.  Information if Proxies, Consents or Authorizations
      Are Not to be Solicited or in an Exchange Offer.. *

--------
* Not Applicable.

             [LETTERHEAD OF AXENT TECHNOLOGIES, INC. APPEARS HERE]


                                                                January 5, 1998

Dear Stockholders:

  You are cordially invited to attend a Special Meeting of Stockholders of AXENT Technologies, Inc. to be held at 11:00 a.m. on February 5, 1998 at AXENT's headquarters at 2400 Research Boulevard, Rockville, Maryland.

  At this important meeting, you will be asked to approve the issuance (the "AXENT Share Proposal") of AXENT common stock (the "AXENT Common Stock") in connection with the Agreement and Plan of Merger, dated as of December 1, 1997 (the "Merger Agreement"), among AXENT, Axquisition Two, Inc., a Delaware subsidiary of AXENT ("Merger Subsidiary"), and Raptor Systems, Inc., a Delaware corporation ("Raptor"). Pursuant to the terms of the Merger Agreement, Merger Subsidiary will be merged with and into Raptor (the "Merger"), which will become a wholly-owned subsidiary of AXENT. The consummation of the Merger will result in, among other things, the conversion of each outstanding share of common stock of Raptor into 0.80 of a share of AXENT Common Stock. As a result, the holders of outstanding shares of Raptor common stock immediately prior to the Merger will become holders of shares of AXENT Common Stock. Your approval of the AXENT Share Proposal will also result in approval of the 1998 Raptor Option Exchange Plan (the "Exchange Plan") under which outstanding options of Raptor will be exchanged for options to purchase up to 1,878,726 shares of AXENT Common Stock. As a condition of the Merger, the AXENT Board of Directors (the "AXENT Board") will be appointing three (3) current Raptor directors to the AXENT Board. These three directors will fill the vacancies created by the resignations of three current directors. The proposed Merger is described in the accompanying Prospectus/Joint Proxy Statement, the forepart of which includes a summary of the terms of the Merger and certain other information relating to the proposed transactions. Approval of the Merger and the AXENT Share Proposal requires the affirmative vote of a majority of votes cast on such matter by the holders of the outstanding shares of AXENT Common Stock present, in person or by proxy, at the AXENT Special Meeting.

  You will also be asked to (i) approve and adopt AXENT's 1998 Employee Stock Purchase Plan (the "Stock Purchase Plan") and the reservation of 500,000 shares of AXENT Common Stock for issuance thereunder and (ii) approve and adopt AXENT's 1998 Incentive Stock Plan (the "Option Plan") and the reservation of 1,800,000 shares of AXENT Common Stock for issuance thereunder. Approval of the Stock Purchase Plan and the Option Plan require the affirmative vote of a majority of votes cast on such matter by the holders of the outstanding shares of AXENT Common Stock present, in person or by proxy, at the AXENT Special Meeting.

  Broadview Associates LLC ("Broadview") was retained by AXENT to act as its independent financial advisor in connection with the Merger. As discussed in the accompanying Prospectus/Joint Proxy Statement, Broadview has delivered to the AXENT Board of Directors its written opinion as of November 30, 1997, that the consideration to be paid by AXENT to Raptor stockholders pursuant to the Merger is fair, from a financial point of view, to AXENT and its stockholders. The opinion is based on and subject to certain matters stated in the opinion, which is included as Annex B to the Prospectus/Joint Proxy Statement.

  Certain stockholders who as of December 31, 1997, the record date, held in the aggregate approximately % of the AXENT Common Stock have entered into Voting and Support Agreements with Raptor, providing, among other things, for the appointment of nominees of Raptor as proxies to vote their shares of AXENT Common Stock to approve the AXENT Share Proposal.

  ON NOVEMBER 30, 1997 YOUR BOARD OF DIRECTORS DETERMINED THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, AXENT AND ITS STOCKHOLDERS. YOUR BOARD OF DIRECTORS HAS APPROVED THE TERMS OF THE MERGER AGREEMENT AND THE MERGER BY UNANIMOUS VOTE AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE TO APPROVE THE AXENT SHARE PROPOSAL. IN ADDITION, YOUR BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE TO APPROVE THE STOCK PURCHASE PLAN AND THE OPTION PLAN.

  Information concerning the matters to be considered and voted upon at the meeting is set forth in the attached Notice of Meeting and Prospectus/Joint Proxy Statement. It is important that your shares be represented at the meeting, regardless of the number you hold. Therefore, please sign, date and return your proxy card as soon as possible, whether or not you plan to attend the meeting. This will not prevent you from voting your shares in person if you subsequently choose to attend the meeting.

                                          Sincerely,

                                          John C. Becker
                                          President and Chief Executive
                                           Officer

                           AXENT TECHNOLOGIES, INC.
                            2400 RESEARCH BOULEVARD
                           ROCKVILLE, MARYLAND 20850

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                 TO BE HELD AT 11:00 A.M. ON FEBRUARY 5, 1998

To the Stockholders of AXENT Technologies, Inc.:

  NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders ("Special Meeting") of AXENT Technologies, Inc., a Delaware corporation, will be held at 2400 Research Boulevard, Suite 200, Rockville, Maryland 20850, at 11:00 a.m., on February 5, 1998, for the following purposes:

    1. To consider and vote upon a proposal to approve the issuance (the "AXENT Share Proposal") of AXENT common stock ("AXENT Common Stock") in connection with the Agreement and Plan of Merger, dated as of December 1, 1997, among AXENT, Axquisition Two, Inc., a Delaware subsidiary of AXENT ("Merger Subsidiary"), and Raptor Systems, Inc., a Delaware corporation ("Raptor"), pursuant to which Merger Subsidiary will be merged with and into Raptor (the "Merger"), and each share of Raptor common stock issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive 0.80 of a share of AXENT Common Stock. As a condition of the Merger, outstanding options of Raptor will be exchanged for options to purchase AXENT Common Stock. Your approval of the AXENT Share Proposal will also constitute approval of the 1998 Raptor Option Exchange Plan and the reservation of 1,878,726 shares of AXENT Common Stock for issuance of options thereunder;

    2. To approve AXENT's 1998 Employee Stock Purchase Plan and the reservation of 500,000 shares of AXENT Common Stock for issuance thereunder;

    3. To approve AXENT's 1998 Incentive Stock Plan and the reservation of 1,800,000 shares of AXENT Common Stock for issuance thereunder; and

    4. To transact such other business as may properly come before the Special Meeting.

  Only stockholders of record at the close of business on December 31, 1997, are entitled to receive notice of and to vote at the Special Meeting or any adjournments or postponements thereof. Holders of AXENT Common Stock are entitled to one vote on each matter considered and voted on at the Special Meeting for each share of AXENT Common Stock held of record at the close of business on such record date.

  The matters to be considered at the Special Meeting are more fully described in the accompanying Prospectus/Joint Proxy Statement, and the Annexes thereto, which form a part of this Notice.

  ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING. TO ENSURE YOUR REPRESENTATION AT THE SPECIAL MEETING, HOWEVER, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE AS PROMPTLY AS POSSIBLE. IF YOU ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY IF YOU WISH TO VOTE IN PERSON.

                                          Sincerely,

                                          Gary M. Ford
                                          Secretary

                             RAPTOR SYSTEMS, INC.
                               69 HICKORY DRIVE
                         WALTHAM, MASSACHUSETTS 02154

                                                                January 5, 1998

Dear Stockholder:

  You are cordially invited to attend a Special Meeting of Stockholders (the "Raptor Special Meeting") of Raptor Systems, Inc., a Delaware corporation ("Raptor"), to be held on February 5, 1998 at 10:00 a.m., local time, at the offices of Goodwin, Procter & Hoar LLP, Exchange Place, Boston, Massachusetts 02109.

  At the Raptor Special Meeting, you will be asked to approve (i) the Agreement and Plan of Merger, dated as of December 1, 1997 (the "Merger Agreement"), by and among Raptor, AXENT Technologies, Inc., a Delaware corporation ("AXENT"), and Axquisition Two, Inc., a Delaware corporation and a wholly-owned subsidiary of AXENT (the "Merger Subsidiary"), and (ii) the Merger (as defined below) of the Merger Subsidiary with and into Raptor. A copy of the Merger Agreement appears as Annex A to the accompanying Prospectus/Joint Proxy Statement.

  Pursuant to the Merger Agreement, the Merger Subsidiary will be merged with and into Raptor (the "Merger"), with Raptor being the surviving wholly-owned subsidiary of AXENT. As a result of the Merger, you will be entitled to receive 0.80 of a share of AXENT common stock for each share of Raptor common stock (the "Common Stock") held by you at the effective time of the Merger. Approval of the Merger and the Merger Agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of Raptor Common Stock.

  YOUR BOARD OF DIRECTORS BELIEVES THAT THE MERGER IS FAIR TO, AND IN THE BEST INTEREST OF, RAPTOR AND ITS STOCKHOLDERS. THE INVESTMENT BANKING FIRM OF NATIONSBANC MONTGOMERY SECURITIES, INC. ("MONTGOMERY") HAS ISSUED AN OPINION TO RAPTOR'S BOARD OF DIRECTORS THAT, AS OF THE DATE THEREOF AND SUBJECT TO ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE SCOPE OF REVIEW UNDERTAKEN BY MONTGOMERY IN SUCH OPINION, THE CONSIDERATION TO BE RECEIVED BY THE HOLDERS OF RAPTOR COMMON STOCK IN THE MERGER IS FAIR FROM A FINANCIAL POINT OF VIEW TO SUCH HOLDERS. A COPY OF MONTGOMERY'S FAIRNESS OPINION IS ATTACHED AS ANNEX C TO THE ACCOMPANYING PROSPECTUS/JOINT PROXY STATEMENT. THE RAPTOR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AND THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO APPROVE THE MERGER AND THE MERGER AGREEMENT.

  The accompanying Prospectus/Joint Proxy Statement provides detailed information concerning the proposed Merger, the reasons for your Board of Directors' recommendation of the Merger and the Merger Agreement and certain additional information, including, without limitation, the information set forth under the heading "RISK FACTORS," which describes, among other things, potential adverse effects to Raptor stockholders as a result of the Merger. We urge you to consider carefully all of the information in the Prospectus/Joint Proxy Statement. IT IS IMPORTANT THAT YOUR SHARES OF RAPTOR COMMON STOCK BE REPRESENTED AT THE RAPTOR SPECIAL MEETING, REGARDLESS OF THE NUMBER OF SHARES THAT YOU HOLD. THEREFORE, PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY CARD AS SOON AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE RAPTOR SPECIAL MEETING. THIS WILL NOT PREVENT YOU FROM VOTING YOUR SHARES IN PERSON IF YOU SUBSEQUENTLY CHOOSE TO ATTEND THE RAPTOR SPECIAL MEETING.

                                          Sincerely,

                                          Robert A. Steinkrauss
                                          Chairman of the Board

                             RAPTOR SYSTEMS, INC.
                               69 HICKORY DRIVE
                         WALTHAM, MASSACHUSETTS 02154

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON FEBRUARY 5, 1998

TO THE STOCKHOLDERS OF RAPTOR:

  NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the "Raptor Special Meeting") of Raptor Systems, Inc., a Delaware corporation ("Raptor"), will be held on February 5, 1998 at 10:00 a.m., local time, at the offices of Goodwin, Procter & Hoar LLP, Exchange Place, Boston, Massachusetts 02109, for the following purposes:

    1. To consider and vote upon a proposal to approve (i) the Agreement and Plan of Merger, dated as of December 1, 1997 (the "Merger Agreement"), by and among Raptor, AXENT Technologies, Inc., a Delaware corporation ("AXENT"), and Axquisition Two, Inc., a Delaware corporation and a wholly-owned subsidiary of AXENT (the "Merger Subsidiary"), and (ii) the merger of Merger Subsidiary with and into Raptor (the "Merger"), with Raptor being the surviving wholly-owned subsidiary of AXENT, each as described in the accompanying Prospectus/Joint Proxy Statement; and

    2. To transact such other business as may properly come before the Raptor Special Meeting or any adjournments or postponements thereof.

  The Merger will become effective upon the filing by the Surviving Corporation of a duly executed Certificate of Merger with the State of Delaware (the "Effective Time"). At that time, each outstanding share of common stock, $.01 par value per share (the "Raptor Common Stock"), of Raptor will be converted into the right to receive 0.80 of a share of AXENT common stock. Outstanding options to purchase Raptor Common Stock will be exchanged for options to purchase AXENT common stock.

  The matters to be considered at the Raptor Special Meeting are more fully described in the accompanying Prospectus/Joint Proxy Statement, and the Annexes thereto, which form a part of this Notice.

  Only holders of record of Raptor Common Stock at the close of business on December 31, 1997 are entitled to notice of and to vote at the Raptor Special Meeting and any adjournments or postponements thereof. Holders of Raptor Common Stock are entitled to one vote on each matter considered and voted on at the Raptor Special Meeting for each share of Raptor Common Stock held of record at the close of business on such date.

                                          By order of the Board of Directors
                                           of Raptor Systems, Inc.

                                          Shaun McConnon
                                          Secretary

  ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE RAPTOR SPECIAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE RAPTOR SPECIAL MEETING, TO ENSURE YOUR REPRESENTATION AT THE RAPTOR SPECIAL MEETING, PLEASE PROMPTLY COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. IF YOU ATTEND THE RAPTOR SPECIAL MEETING, YOU MAY WITHDRAW YOUR PROXY IF YOU WISH TO VOTE IN PERSON. NO POSTAGE NEED BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES. DO NOT SEND ANY STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

                SUBJECT TO COMPLETION, DATED DECEMBER 24, 1997

       AXENT TECHNOLOGIES, INC.                 RAPTOR SYSTEMS, INC.
  2400 RESEARCH BOULEVARD, SUITE 200              69 HICKORY DRIVE
          ROCKVILLE, MD 20850                     WALTHAM, MA 02154

                                --------------

                       PROSPECTUS/JOINT PROXY STATEMENT

                                --------------

  This Prospectus/Joint Proxy Statement is being furnished to the holders of common stock, par value $.02 per share (the "AXENT Common Stock"), of AXENT Technologies, Inc., a Delaware corporation ("AXENT"), in connection with the solicitation of proxies by the Board of Directors of AXENT (the "AXENT Board") for use at the Special Meeting of Stockholders of AXENT to be held at 2400 Research Boulevard, Suite 200, Rockville, Maryland on February 5, 1998, at 11:00 a.m., local time, and at any and all adjournments or postponements thereof (the "AXENT Special Meeting").

  This Prospectus/Joint Proxy Statement is also being furnished to holders of common stock, par value $.01 per share (the "Raptor Common Stock"), of Raptor Systems, Inc., a Delaware corporation ("Raptor"), in connection with the solicitation of proxies by the Raptor Board of Directors (the "Raptor Board") for use at the Special Meeting of Raptor Stockholders (the "Raptor Special Meeting") to be held on February 5, 1998 at the offices of Goodwin, Procter & Hoar LLP, Exchange Place, Boston, Massachusetts 02109, commencing at 10:00 a.m., local time, and at any adjournments or postponements thereof.

  This Prospectus/Joint Proxy Statement relates to the proposed merger (the "Merger") of Axquisition Two, Inc., a wholly-owned Delaware subsidiary of AXENT ("Merger Subsidiary"), into Raptor, pursuant to the Agreement and Plan of Merger, dated December 1, 1997 (the "Merger Agreement"), by and among AXENT, the Merger Subsidiary and Raptor. Upon consummation of the Merger, Raptor will become a wholly-owned subsidiary of AXENT. In the Merger, each outstanding share of Raptor Common Stock will be converted into and represent the right to receive 0.80 of a share of AXENT Common Stock, and cash in lieu of fractional shares of AXENT Common Stock. This Prospectus/Joint Proxy Statement also constitutes a prospectus of AXENT with respect to the issuance of up to an aggregate of 10,865,404 shares of AXENT Common Stock in addition to the exchange of Raptor's options outstanding at the Effective Time in order to effect the Merger (the "AXENT Share Proposal"). Approval of the AXENT Share Proposal by the AXENT stockholders will result in the approval of the 1998 Raptor Option Exchange Plan (the "Exchange Plan") relating to 2,348,407 options to be exchanged in the Merger and the reservation of 1,878,726 shares of AXENT Common Stock for issuance thereunder. As a condition of the Merger, the AXENT Board will be appointing three (3) current Raptor directors to the AXENT Board. These three directors will fill the vacancies created by the resignations of three current directors of the AXENT Board. Consummation of the Merger is subject to various conditions, including the affirmative vote of holders of a majority of the outstanding shares of Raptor Common Stock entitled to vote at the Raptor Special Meeting and the affirmative vote of a majority of the outstanding shares of AXENT Common Stock present, in person or by proxy, at the AXENT Special Meeting. Certain stockholders of AXENT and Raptor holding in the aggregate % and approximately 20% of the outstanding AXENT Common Stock and Raptor Common Stock, respectively, have entered into Voting and Support Agreements whereby such stockholders have agreed to vote to approve the Merger. See "Summary," "The Merger," "The Merger and the AXENT Share Proposal--Voting and Support Agreements," and Annex A to this Prospectus/Joint Proxy Statement.

  This Prospectus/Joint Proxy Statement also relates to the approval of AXENT's 1998 Employee Stock Purchase Plan (the "Stock Purchase Plan") and the reservation of 500,000 shares of AXENT Common Stock for issuance thereunder and AXENT's 1998 Incentive Stock Plan (the "Option Plan") and the reservation of 1,800,000 shares of AXENT Common Stock for issuance thereunder. The affirmative vote of a majority of the outstanding shares of AXENT Common Stock present, in person or by proxy, at the AXENT Special Meeting is required to approve the Stock Purchase Plan and the Option Plan.

  On December 22, 1997, the last reported sale price per share of the AXENT Common Stock on The Nasdaq National Market ("Nasdaq") was $15.75. On December 22, 1997, the last reported sale price per share of the Raptor Common Stock on Nasdaq was $12.22.

  THE BOARDS OF DIRECTORS OF RAPTOR, AXENT AND THE MERGER SUBSIDIARY, AND AXENT AS THE HOLDER OF ALL THE OUTSTANDING CAPITAL STOCK OF THE MERGER SUBSIDIARY, HAVE APPROVED THE MERGER AND THE MERGER AGREEMENT. THE RAPTOR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT HOLDERS OF RAPTOR COMMON STOCK VOTE FOR APPROVAL OF THE MERGER AND THE MERGER AGREEMENT. THE AXENT BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF AXENT COMMON STOCK VOTE FOR THE ISSUANCE OF AXENT COMMON STOCK PURSUANT TO THE AXENT SHARE PROPOSAL. See "The Merger and the AXENT Share Proposal--Interests of Certain Persons in the Merger."

  Proxies for the AXENT Special Meeting may be revoked, subject to the procedures described herein, at any time up to and including the date of the AXENT Special Meeting. See "The AXENT Special Meeting--Voting at the AXENT Special Meeting." Proxies for the Raptor Special Meeting may be revoked, subject to the procedures described herein, at any time up to and including the date of the Raptor Special Meeting. See "The Raptor Special Meeting-- Voting at the Raptor Special Meeting."

  All information contained in this Prospectus/Joint Proxy Statement with respect to AXENT has been provided by AXENT. All information contained in this Prospectus/Joint Proxy Statement with respect to Raptor has been provided by Raptor.

  Georgeson & Company Inc., the proxy solicitor for AXENT, will provide instructions on how to submit proxies in a timely manner, including for any AXENT stockholder. Any AXENT stockholder who wishes to change its vote relating to any proposal may do so by transmitting such request via facsimile to Georgeson & Company Inc. at (212) 440-9009.

  MacKenzie Partners, Inc. the proxy solicitor for Raptor will provide instructions on how to submit proxies in a timely manner, including for any Raptor Stockholder. Any Raptor Stockholder who wishes to change its vote relating to any proposal may do so by transmitting such request via facsimile to MacKenzie Partners, Inc. at (212) 929-0308.

                                --------------

  SEE "RISK FACTORS" BEGINNING ON PAGE 15 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH THE MERGER.

                                --------------

 THE  SECURITIES  TO  BE  ISSUED  PURSUANT  TO  THIS  PROSPECTUS/JOINT  PROXY
  STATEMENT  HAVE NOT  BEEN APPROVED  OR DISAPPROVED BY  THE SECURITIES  AND
   EXCHANGE  COMMISSION  OR ANY  STATE SECURITIES  COMMISSION NOR  HAS  THE
     SECURITIES  AND   EXCHANGE  COMMISSION   OR  ANY   STATE  SECURITIES
      COMMISSION   PASSED  UPON   THE  ACCURACY  OR   ADEQUACY  OF   THE
       INFORMATION CONTAINED IN THIS  PROSPECTUS/JOINT PROXY STATEMENT.
         ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

  This Prospectus/Joint Proxy Statement and the accompanying form of proxies are first being mailed to stockholders of Raptor and AXENT on or about January 5, 1998.

    THE DATE OF THIS PROSPECTUS/JOINT PROXY STATEMENT IS DECEMBER  , 1997.

                             AVAILABLE INFORMATION

  AXENT and Raptor are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by AXENT and Raptor with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the Commission: Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, AXENT and Raptor are required to file electronic versions of these documents with the Commission through the Commission's Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system. The Commission maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. AXENT and Raptor Common Stock is traded on Nasdaq. Reports and other information filed by AXENT and Raptor can also be inspected at the offices of the National Association of Securities Dealers, Inc. (the "NASD"), Reports Section, 1735 K Street, N.W., Washington, D.C. 20006. This Prospectus/Joint Proxy Statement does not contain all the information set forth in the Registration Statement on Form S-4 and exhibits relating thereto, including any amendments (the "Registration Statement"), of which this Prospectus/Joint Proxy Statement is a part, and which AXENT has filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). Reference is made to such Registration Statement for further information with respect to AXENT and the securities of AXENT offered hereby. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission or attached as an annex hereto.

  NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS/JOINT PROXY STATEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY AXENT, RAPTOR OR ANY OTHER PERSON. THIS PROSPECTUS/JOINT PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION OF AN OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS/JOINT PROXY STATEMENT NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF AXENT OR RAPTOR SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

  The AXENT logo, AXENT Technologies, OmniGuard/Enterprise Security Manager, OmniGuard/Enterprise Access Control, OmniGuard/Intruder Alert, OmniGuard/Defender, OmniGuard/UNIX Privilege Manager, OmniGuard/Enterprise Resource Manager and Power VPN are registered trademarks, in certain countries including the United States, or trademarks of AXENT. The Raptor logo, Eagle, EagleMobile, Raptor Axcess, THE WALL from Raptor, WebNot and EagleNetWatch are registered trademarks, in certain countries including the United States, or trademarks of Raptor.

                          FORWARD LOOKING STATEMENTS

  THIS PROSPECTUS/JOINT PROXY STATEMENT CONTAINS AND INCORPORATES BY REFERENCE CERTAIN FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 WITH RESPECT TO THE RESULTS OF OPERATIONS AND BUSINESSES OF AXENT AND RAPTOR. THE CAUTIONARY STATEMENTS SET FORTH UNDER THE CAPTION "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS/JOINT PROXY STATEMENT IDENTIFY IMPORTANT FACTORS WITH RESPECT TO SUCH FORWARD-LOOKING STATEMENTS, INCLUDING CERTAIN RISKS AND UNCERTAINTIES, THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED, PROJECTED, FORECAST, ESTIMATED OR BUDGETED IN SUCH FORWARD LOOKING STATEMENTS INCLUDING, AMONG OTHERS, THE FOLLOWING POSSIBILITIES: (i) TIMELY INTEGRATION OF ACQUIRED BUSINESSES; (ii) CHANGES IN THE MARKET FOR ENTERPRISE SECURITY, NETWORK SECURITY AND INFORMATION SECURITY PRODUCTS; (iii) ADVANCES IN TECHNOLOGY; (iv) GENERAL ECONOMIC CONDITIONS; (v) CONTINUED ABILITY TO DEVELOP AND INTRODUCE INNOVATIVE PRODUCTS; (vi) POTENTIAL DELAYS IN PRODUCT RELEASES; (vii) NEW PRODUCT ANNOUNCEMENTS FROM OTHER COMPANIES; (viii) PRICING PRACTICES OF COMPETITORS; (ix) THE ABILITY TO CONTROL COSTS AND ATTRACT AND RETAIN KEY EMPLOYEES; AND (x) COMPETITION. IN ADDITION, FACTORS THAT COULD CAUSE ACTUAL RESULTS OF AXENT (ASSUMING CONSUMMATION OF THE MERGER) TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY OR PROJECTED, FORECAST, ESTIMATED OR BUDGETED IN FORWARD LOOKING STATEMENTS RELATING TO THE RESULTS OF OPERATIONS AND BUSINESS OF AXENT FOLLOWING THE MERGER INCLUDE (A) ANY COST SAVINGS OR REVENUE ENHANCEMENTS THAT MAY BE REALIZED FROM THE MERGER, INCLUDING THE EXPECTED COST SAVINGS TO BE REALIZED BEGINNING PRIMARILY IN 1998 THROUGH COMBINING CERTAIN FUNCTIONS OF BOTH AXENT AND RAPTOR AND MAKING CHANGES TO THE OPERATING STRUCTURE OF BOTH COMPANIES TO ELIMINATE REDUNDANT FACILITIES, PRODUCTS, TECHNOLOGY AND STAFF AND BETTER SERVE THE COMBINED COMPANY'S CUSTOMERS (SEE "THE MERGER--RECOMMENDATION OF THE BOARD OF DIRECTORS OF RAPTOR; REASONS FOR THE MERGER," AND "--RECOMMENDATION OF THE BOARD OF DIRECTORS OF AXENT; REASONS FOR THE MERGER"), (B) POTENTIAL INCREASED COSTS ASSOCIATED WITH THE MERGER, SUCH AS COSTS OR DIFFICULTIES RELATED TO THE INTEGRATION OF THE BUSINESSES OF AXENT AND RAPTOR, AND (C) CHANGES IN THE COMPETITIVE ENVIRONMENT IN THE ENTERPRISE SECURITY, NETWORK SECURITY AND INFORMATION SECURITY BUSINESSES AND THE EFFECT OF SUCH CHANGES ON CUSTOMERS, PARTNERS IN COLLABORATIVE OR DISTRIBUTOR ARRANGEMENTS OR PROSPECTIVE PARTNERS. SEE "RISK FACTORS."

                    INCORPORATION OF DOCUMENTS BY REFERENCE

  The following documents previously filed by AXENT and Raptor with the Commission (AXENT Commission File No. 0-28100; Raptor Commission File No. 0-27538) under Section 13(d) or 15(d) of the Exchange Act are hereby incorporated by reference in this Prospectus/Joint Proxy Statement:

AXENT DOCUMENTS

  1. Proxy Statement on Schedule 14A filed April 25, 1997;

  2. Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

  3. Quarterly Report on Form 10-Q for the fiscal quarter ended March 31,
     1997;

  4. Quarterly Report on Form 10-Q for the fiscal quarter ended June 30,
     1997;

  5. Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1997;

  6. Current Report on Form 8-K dated January 22, 1997;

  7. Current Report on Form 8-K dated April 9, 1997;

  8. Current Report on Form 8-K dated December 5, 1997; and

  9. The description of AXENT Common Stock set forth in AXENT's Registration Statement on Form 8-A filed pursuant to Section 12 of the Exchange Act and any amendment or report filed for the purpose of updating such description.

RAPTOR DOCUMENTS

  1. Proxy Statement on Schedule 14A filed April 16, 1997;

  2. Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

  3. Quarterly Report on Form 10-Q for the fiscal quarter ended March 31,
     1997;

  4. Quarterly report on Form 10-Q for the fiscal quarter ended June 30, 1997;

  5. Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1997;

  6. Current Report on Form 8-K dated December 5, 1997; and

  7. The description of Raptor Common Stock set forth in Raptor's
     Registration Statement on Form 8-A filed pursuant to Section 12 of the Exchange Act and any amendment or report filed for the purpose of updating such description.

  In addition, all reports and other documents filed by AXENT or Raptor pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the AXENT Special Meeting or the Raptor Special Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus/Joint Proxy Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement, this Prospectus/Joint Proxy Statement, or any amendment or supplement hereto.

  THIS PROSPECTUS/JOINT PROXY STATEMENT INCORPORATES BY REFERENCE DOCUMENTS FILED BY AXENT OR RAPTOR WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS

ARE SPECIFICALLY INCORPORATED BY REFERENCE HEREIN) ARE AVAILABLE, WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST BY ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROSPECTUS/JOINT PROXY STATEMENT IS DELIVERED, FROM: (A) AXENT TECHNOLOGIES, INC. 2400 RESEARCH BOULEVARD, SUITE 200, ROCKVILLE, MARYLAND 20850, ATTENTION: INVESTOR RELATIONS (TEL. (301) 258-5043); AND (B) RAPTOR SYSTEMS, INC., 69 HICKORY DRIVE, WALTHAM, MASSACHUSETTS 02154,
ATTENTION: INVESTOR RELATIONS (TEL. (781) 487-7700). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY JANUARY 22, 1998.

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
SUMMARY..................................................................   1
  The Companies..........................................................   1
  The Meetings...........................................................   2
  Recommendations of the Boards of Directors.............................   3
  Opinions of Financial Advisors.........................................   3
  The Merger.............................................................   4
  Effective Time of the Merger...........................................   4
  Management of Raptor after the Merger..................................   4
  Conditions to the Merger...............................................   5
  Termination and Amendment..............................................   5
  Surrender of Certificates..............................................   6
  Appraisal Rights.......................................................   6
  Certain Federal Income Tax Consequences of the Merger..................   6
  Accounting Treatment...................................................   6
  Listing................................................................   6
  Restrictions on Resale of Securities Issued in the Merger..............   6
  Interests of Certain Persons in the Merger.............................   7
  Voting and Support Agreements..........................................   7
  Comparison of Stockholder Rights.......................................   7
  Risk Factors...........................................................   7
  Recent Developments....................................................   8
  Selected Historical Data...............................................   9
  AXENT Summary Financial Data...........................................   9
  Raptor Summary Financial Data..........................................  10
  Pro Forma Financial Data...............................................  11
  Unaudited Pro Forma Combined Selected Financial Data From Continuing
   Operations............................................................  11
COMPARATIVE HISTORICAL AND COMBINED PER SHARE DATA.......................  12
COMPARATIVE PER SHARE PRICES.............................................  14
RISK FACTORS.............................................................  15
  Risks Relating to the Merger...........................................  15
  Risks Relating to AXENT and Raptor.....................................  17
  Risks Relating to AXENT................................................  17
  Risks Relating to Raptor...............................................  25
THE AXENT SPECIAL MEETING................................................  31
  General................................................................  31
  Purpose of the AXENT Special Meeting...................................  31
  Board of Directors Recommendation......................................  31
  Date, Time and Place...................................................  31
  Record Date; Shares Outstanding........................................  31
  Voting at the AXENT Special Meeting....................................  31
  Solicitation of Proxies................................................  32
  Appraisal Rights.......................................................  32
THE RAPTOR SPECIAL MEETING...............................................  32
  General................................................................  32
  Purpose of the Raptor Special Meeting..................................  33
  Board of Directors Recommendation......................................  33
  Date, Time and Place...................................................  33
  Record Date; Shares Outstanding........................................  33
  Voting at the Raptor Special Meeting...................................  33

                                                                          PAGE
                                                                          ----
  Solicitation of Proxies...............................................   34
  Appraisal Rights......................................................   34
PROPOSAL I: THE MERGER AND THE AXENT SHARE PROPOSAL.....................   35
  Background of the Merger..............................................   35
  Recommendation of the Raptor and AXENT Boards.........................   37
  Reasons for the Merger................................................   38
  Opinion of AXENT's Financial Advisor..................................   41
  Opinion of Raptor's Financial Advisor.................................   47
  Interests of Certain Persons in the Merger............................   50
  Accounting Treatment..................................................   52
  Certain Federal Income Tax Consequences...............................   52
  Federal Securities Law Consequences...................................   54
  Nasdaq National Market Listing........................................   54
  Appraisal Rights......................................................   54
  Affiliate's Agreements................................................   54
  Voting and Support Agreements.........................................   55
  Exchange Plan.........................................................   55
THE MERGER AGREEMENT....................................................   56
  The Merger............................................................   56
  Conversion of Securities..............................................   56
  Stock Option Plans....................................................   57
  Representations and Warranties........................................   57
  Certain Covenants and Agreements......................................   58
  No Solicitation.......................................................   59
  Related Matters after the Merger......................................   59
  Conditions............................................................   59
  Termination...........................................................   60
  Amendment.............................................................   61
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS OF AXENT AND
 RAPTOR.................................................................   62
COMPARISON OF STOCKHOLDER RIGHTS........................................   67
  Capital Stock.........................................................   67
  Special Meetings of Stockholders......................................   67
  Annual Meetings of Stockholders.......................................   67
  Staggered Board of Directors..........................................   67
  Quorum................................................................   67
  Adjournments of Stockholder Meetings..................................   67
  Removal of Directors..................................................   68
  Nomination of Directors...............................................   68
  Amendments to Certificates of Incorporation...........................   68
  Amendments to By-laws.................................................   68
  Written Consent of Stockholders.......................................   68
  Special Meetings of Boards of Directors...............................   69
PROPOSAL II: APPROVAL OF AXENT'S 1998 EMPLOYEE STOCK PURCHASE PLAN......   70
  General...............................................................   70
  Eligibility to Receive Awards.........................................   70
  Administration, Amendment and Termination.............................   70
  Enrollment and Contributions..........................................   70
  Federal Income Tax Consequences.......................................   71
  Required Vote.........................................................   72

                                                                           PAGE
                                                                           ----
  Recommendation of the Board of Directors................................  72
PROPOSAL III: APPROVAL OF AXENT'S 1998 INCENTIVE STOCK PLAN...............  73
  General.................................................................  73
  Eligibility to Receive Awards...........................................  74
  Type of Awards..........................................................  74
  Awards Under the Option Plan............................................  75
  Amendment and Termination...............................................  75
  Federal Income Tax Consequences.........................................  75
  Required Vote...........................................................  76
  Recommendation of the Board ............................................  76
EXECUTIVE COMPENSATION....................................................  77
  Severance Arrangements..................................................  78
  Executive Bonus Plan....................................................  79
PRINCIPAL AND MANAGEMENT STOCKHOLDERS OF AXENT............................  80
OTHER MATTERS.............................................................  81
LEGAL MATTERS.............................................................  81
INDEPENDENT ACCOUNTANTS...................................................  81
EXPERTS...................................................................  81
LITIGATION................................................................  81
STOCKHOLDER PROPOSALS.....................................................  82
ANNEX A Agreement and Plan of Merger...................................... A-1
ANNEX B Opinion of Broadview Associates LLC............................... B-1
ANNEX C Opinion of NationsBanc Montgomery Securities, Inc................. C-1
ANNEX D 1998 Employee Stock Purchase Plan................................. D-1
ANNEX E 1998 Incentive Stock Plan......................................... E-1
ANNEX F 1998 Raptor Option Exchange Plan.................................. F-1

                                    SUMMARY

  The following is a summary of certain information contained elsewhere in this Prospectus/Joint Proxy Statement. Reference is made to, and this Summary is qualified in its entirety by, the more detailed information contained in this Prospectus/Joint Proxy Statement and the Annexes hereto. Unless otherwise defined herein, capitalized terms used in this Summary have the respective meanings ascribed to them elsewhere in this Prospectus/Joint Proxy Statement. Stockholders are urged to read this Prospectus/Joint Proxy Statement and the Annexes hereto in their entirety.

THE COMPANIES

  AXENT. AXENT develops, markets, licenses and supports computer security solutions for enterprise computing environments. AXENT's OmniGuard family is a suite of software products which provides a comprehensive solution to a wide range of computer security requirements for enterprise computing platforms. OmniGuard functions include security assessment, intrusion detection, file encryption, network encryption, access controls, strong authentication, single sign-on and security administration. These functions operate across PCs, local area networks ("LANs"), NT, UNIX, and NetWare servers, mid-range and mainframe environments and the Internet. AXENT addresses the growing requirement for comprehensive security solutions as organizations migrate from centralized, proprietary computing environments to distributed, networked computing platforms. AXENT believes that enterprise security is best addressed by providing integrated security functionality across the five domains of enterprise computing--PC/notebook, server, network, the Internet and the World-Wide Web. AXENT's OmniGuard products and related consulting services help organizations to simplify the enterprise security problem while ensuring the confidentiality and integrity of their corporate data more efficiently and effectively.

  AXENT's OmniGuard family of software products consists of Enterprise Security Manager ("ESM"), Intruder Alert ("ITA"), Enterprise Access Control ("EAC"), Defender, Power VPN, UNIX Resource Manager ("URM"), UNIX Privilege Manager ("UPM"), and Enterprise Resource Manager ("ERM"). Each of these products is available across a variety of enterprise computing platforms. These products may be used in combination to provide a comprehensive information security solution for the enterprise or individually to fulfill a specific security need. OmniGuard can also be combined with a broader systems management strategy by integrating with systems management platforms such as BMC's Patrol, Hewlett-Packard's OpenView and Tivoli's Tivoli Management Environment.

  As of December 1, 1997, more than 2,000 customers in a broad range of industries had deployed more than 500,000 copies of the OmniGuard software products.

  AXENT has maintained an active program of expansion through its acquisition of products and businesses and its exploration of collaborative relationships throughout its history. As part of its monitoring of possible candidates for acquisition or collaborative relationship, AXENT has followed Raptor and has recognized that Raptor's products, technologies and marketing and distribution channels are complementary to those of AXENT.

  On March 25, 1997, AXENT completed the acquisition of AssureNet Pathways, Inc. ("AssureNet"). AssureNet provided a broad range of network security solutions that protect enterprise-wide networks from unauthorized entry, tampering and theft of information and services. AssureNet products are marketed by AXENT as the OmniGuard/Defender and OmniGuard/Power VPN products.

  AXENT's principal executive offices are located at 2400 Research Boulevard, Suite 200, Rockville, Maryland 20850. Its telephone number is (301) 258-5043. As used in this Prospectus/Joint Proxy Statement, the term "AXENT" refers to AXENT Technologies, Inc. and its subsidiaries.

  Raptor. Raptor develops, markets, licenses and supports a family of integrated network security software products that provide comprehensive, enterprise-wide security for organizational networks, including networks that are connected to the Internet. Raptor's application-level Eagle firewall and EagleMobile virtual private network technology form the basis of a network security solution that enables an organization to protect its network from unauthorized access by internal and external users and to secure organizational communications over the Internet and internal networks, including "intranets." Raptor's integrated enterprise-wide network security solution consists of individual product modules that secure organizational networks, including networks connected to the Internet, LANs and Intranets, mobile PC users and remote sites. Raptor's network security solutions are designed to enable organizations to protect valuable data, extend the boundaries of organizational networks without compromising network integrity and capitalize on the emergence of the Internet as a medium of communications and commerce.

  Raptor's principal executive offices are located at 69 Hickory Drive, Waltham, Massachusetts 02154, and its telephone number is (781) 487-7700. As used in this Prospectus/Joint Proxy Statement, the term "Raptor" refers to Raptor Systems, Inc. and its subsidiaries.

  The Combined Company. By combining the businesses of AXENT and Raptor, AXENT will be positioned to address a broad range of security issues facing large enterprises while providing centralized management and administration of enterprise security solutions. The combined product offerings of Raptor and AXENT will enable customers to simplify the enterprise security problem while securing their corporate data more efficiently and effectively than before.

  AXENT believes that the combined products will enhance AXENT's position as a leading source for enterprise security solutions. The Merger combines AXENT's strength in multi-platform enterprise security management, intrusion detection, remote access security, single sign-on and user administration with Raptor's leading Virtual Private Network ("VPN"), Web and Intranet/Internet firewall security technologies.

  The Merger will combine AXENT's large direct sales force and indirect channel with Raptor's strong value added reseller ("VAR"), original equipment manufacturer ("OEM") and distributor channels. In addition, the Merger will add Raptor's experience and expertise in managing indirect channels to the combined businesses of Raptor and AXENT.

  Additionally, the Merger will add Raptor's experienced development team to the development teams in AXENT's business units responsible for security management, resource management and authentication. It is expected that Raptor's development team will continue to develop new information security solutions and will work with AXENT's development staff to integrate Raptor's products and technologies with those of AXENT.

THE MEETINGS

  Dates, Places and Special Meeting Times. The AXENT Special Meeting will be held on February 5, 1998 at 11:00 a.m., local time, at 2400 Research Boulevard, Suite 200, Rockville, Maryland 20850.

  The Raptor Special Meeting will be held on February 5, 1998 at 10:00 a.m., local time, at the offices of Goodwin, Procter & Hoar LLP, Exchange Place, Boston, Massachusetts 02109.

  The purpose of the AXENT Special Meeting is to consider and vote upon: (i) the AXENT Share Proposal; (ii) the Stock Purchase Plan; (iii) the Option Plan; and (iv) such other matters as may properly be brought before the AXENT Special Meeting or any postponements or adjournments thereof.

  The purpose of the Raptor Special Meeting is to consider and vote upon: (i) a proposal to approve the Merger Agreement (as defined herein), a copy of which is attached as Annex A to this Prospectus/Joint Proxy Statement and incorporated herein by reference and the Merger; (ii) a proposal to approve the Merger; and (iii) such other matters as may properly be brought before the Raptor Special Meeting or any postponements or adjournments thereof. As a result of the Merger, Raptor will become a wholly-owned subsidiary of AXENT.

  Stockholders Entitled to Vote. Holders of record of AXENT Common Stock at the close of business on December 31, 1997 (the "AXENT Record Date") are entitled to notice of and to vote at the AXENT Special Meeting and any adjournments or postponements thereof. On the AXENT Record Date, there were outstanding shares of AXENT Common Stock.

  Holders of record of Raptor Common Stock at the close of business on December 31, 1997 (the "Raptor Record Date") are entitled to notice of and to vote at the Raptor Special Meeting and any adjournments or postponements thereof. On
the Raptor Record Date, there were outstanding     shares of Raptor Common
Stock.

  Votes Required. The approval of the AXENT Share Proposal, the Stock Purchase Plan and the Option Plan will require the affirmative vote of a majority of the outstanding shares of AXENT Common Stock present, in person or by proxy, at the AXENT Special Meeting and voting on such matters. Abstentions will be treated as shares that are present and entitled to vote for the purposes of determining a quorum and as negative votes against the approval of the foregoing. "Broker non-votes" will not be considered as present and will not be counted for or against approval of the foregoing.

  The approval of the Merger Agreement and the Merger will require the affirmative vote of the holders of a majority of the outstanding shares of Raptor Common Stock. Abstentions and "broker non-votes" will have the effect of votes against the approval of the foregoing.

  Certain stockholders of AXENT and Raptor holding in the aggregate % and approximately 20% of the outstanding AXENT Common Stock and Raptor Common Stock, respectively, have entered into Voting and Support Agreements whereby such stockholders have agreed to vote to approve the Merger. See "The Merger and the AXENT Share Proposal--Voting and Support Agreements."

  As of the AXENT Record Date, AXENT's directors and executive officers and
their affiliates held approximately    , or  %, of the outstanding shares of
AXENT Common Stock entitled to vote at the AXENT Special Meeting. See "The AXENT Special Meeting." As of the Raptor Record Date, Raptor's directors and
executive officers and their affiliates held approximately    , or  %, of the
outstanding shares of Raptor Common Stock entitled to vote at the Raptor Special Meeting. See "The Raptor Special Meeting."

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

  The Boards of Directors of AXENT and Raptor believe that the terms of the Merger are fair to and in the best interests of their respective stockholders and have by the unanimous vote of all directors of each respective company approved the Merger Agreement and the related transactions. The AXENT Board unanimously recommends that its stockholders approve the AXENT Share Proposal, the Stock Purchase Plan and the Option Plan, and the Raptor Board unanimously recommends that its stockholders approve the Merger and the Merger Agreement. See "The Merger and the AXENT Share Proposal--Background of the Merger," "-- Recommendation of the Raptor and AXENT Boards," "--Reasons for the Merger," and "--Interests of Certain Persons in the Merger."

OPINIONS OF FINANCIAL ADVISORS

  AXENT. Broadview Associates LLC ("Broadview") delivered its written opinion to the AXENT Board to the effect that, as of November 30, 1997, and based upon and subject to certain matters stated in its opinion, the consideration to be paid by AXENT to the Raptor stockholders pursuant to the Merger is fair, from a financial point of view, to AXENT and its stockholders. The full text of the written opinion of Broadview, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached hereto as Annex B and is incorporated herein by reference. HOLDERS OF AXENT COMMON STOCK ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY. See "The Merger and the AXENT Share Proposal--Opinion of AXENT's Financial Advisor."

  Raptor. NationsBanc Montgomery Securities, Inc. ("Montgomery") delivered its written opinion, dated as of November 28, 1997, to the Raptor Board that, as of such date and based upon and subject to certain matters stated in its opinion, the Conversion Ratio (as defined below) is fair, from a financial point of view, to Raptor's stockholders. The full text of the written opinion of Montgomery, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached hereto as Annex C and is incorporated herein by reference. HOLDERS OF RAPTOR COMMON STOCK ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY. See "The Merger and the AXENT Share Proposal--Opinion of Raptor's Financial Advisor."

THE MERGER

  Effects of the Merger. Upon consummation of the Merger, pursuant to the Merger Agreement, (i) Merger Subsidiary will be merged with and into Raptor, with Raptor being the surviving wholly-owned subsidiary of AXENT (the "Surviving Corporation"), and (ii) each issued and outstanding share of Raptor Common Stock (other than shares of Raptor Common Stock owned beneficially by AXENT or the Merger Subsidiary) will be converted into the right to receive such number of shares of AXENT Common Stock as is equal to the Conversion Ratio. Raptor stockholders will receive cash in lieu of any fractional shares of AXENT Common Stock to which such Raptor stockholders would otherwise have been entitled. See "The Merger Agreement--The Merger."

  Conversion Ratio. Each share of Raptor Common Stock outstanding immediately prior to the Effective Time (as defined below) will be converted into 0.80 of a share of AXENT Common Stock (the "Conversion Ratio").

  Exchange of Options. Upon consummation of the Merger, each then outstanding option to purchase Raptor Common Stock (a "Raptor Option") will be exchanged for an option to purchase the number of shares of AXENT Common Stock (rounded down to the next lowest whole number) equal to the number of shares of Raptor Common Stock issuable upon exercise of such Raptor Option multiplied by the Conversion Ratio (an "AXENT Option"). The exercise price per share (rounded up to the next highest whole cent) of an AXENT Option will be equal to the exercise price of such Raptor Option divided by the Conversion Ratio. See "The Merger and the AXENT Share Proposal--Exchange Plan."

EFFECTIVE TIME OF THE MERGER

  The Merger will become effective upon the filing of a duly executed Certificate of Merger with the Secretary of State of the State of Delaware (the "Effective Time"). It is anticipated that the Merger will become effective as promptly as practicable after the requisite stockholder approval has been obtained and all regulatory approvals and other conditions to the Merger set forth in the Merger Agreement have been satisfied or waived. It is anticipated that, assuming all conditions are met, the Merger will occur on or about February 5, 1998. See "The Merger Agreement--Conditions."

MANAGEMENT OF RAPTOR AFTER THE MERGER

  After the Effective Time, it is expected that the current directors and officers of the Merger Subsidiary will continue as members of management of the Surviving Corporation, which will operate as a wholly-owned subsidiary of AXENT. As a result, none of Raptor's present directors or officers will automatically continue as a director or officer of the Surviving Corporation. It is anticipated that many of Raptor's present officers will become officers and employees of AXENT or the Surviving Corporation and three directors of the Raptor Board will become directors of the AXENT Board. See "The Merger--Interests of Certain Persons in the Merger."

CONDITIONS TO THE MERGER

  The respective obligations of AXENT and Raptor to consummate the Merger are subject to the satisfaction of a number of conditions, including, among others,
(i) approval by the stockholders of AXENT and Raptor; (ii) approval for quotation on Nasdaq of the AXENT Common Stock to be issued in the Merger; (iii) effectiveness of the Registration Statement of which this Prospectus/Joint Proxy Statement is a part; (iv) no temporary restraining order, preliminary or permanent injunction preventing the Merger shall have been issued; (v) receipt of all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any governmental entity; (vi) receipt by each party of various legal opinions, accountants' pooling and comfort letters and other certificates, consents and approvals from the other parties to the Merger Agreement and from third parties; (vii) accuracy in all material respects of the representations and warranties of each party and compliance in all material respects with all covenants and conditions by each party; and (viii) receipt of certain agreements from stockholders of Raptor and AXENT, including Voting and Support Agreements and Affiliate's Agreements; (ix) AXENT shall have fixed the number of directors on its board at seven and duly appointed or elected Robert Steinkrauss, Shaun McConnon and Robert Schechter to fill vacancies created by the resignations of three current AXENT directors; and (x) AXENT shall have received the resignations of each director of Raptor. See "The Merger and the AXENT Share Proposal--Accounting Treatment," "The Merger and the AXENT Share Proposal--Certain Federal Income Tax Consequences" and "The Merger Agreement--Conditions."

TERMINATION AND AMENDMENT

  The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Raptor or AXENT: (i) by mutual written consent of AXENT and Raptor; (ii) by AXENT in the event Raptor has an uncured breach or by Raptor in the event AXENT or the Merger Subsidiary has an uncured breach of any material representation, warranty or covenant contained in the Merger Agreement; (iii) by AXENT or Raptor, if, at the Raptor Special Meeting or AXENT Special Meeting (including any adjournments or postponements thereof), the requisite vote of the stockholders of Raptor or AXENT, respectively, in favor of the Merger Agreement and the Merger shall not have been obtained; (iv) by either AXENT or Raptor if the Merger shall not have been consummated by May 15, 1998; (v) by either AXENT or Raptor if a court of competent jurisdiction or other governmental entity shall have issued a final order, decree or ruling, or taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; (vi) by AXENT if Raptor's Board of Directors withdraws or modifies its recommendation of the Merger in a manner adverse to AXENT or recommends or publicly announces an Acquisition Proposal (as defined in the Merger Agreement) or a tender offer or exchange offer for twenty percent or more of the outstanding shares of Raptor Common Stock shall have been commenced and the Raptor Board of Directors has recommended that the Raptor stockholders tender their shares or has publicly announced its intention to take no position with respect to such tender offer; or (vii) by Raptor if Raptor's Board of Directors makes a "Fiduciary Determination" (as defined herein). See "The Merger Agreement--Termination."

  If (A) AXENT terminates the Merger Agreement for reasons described in clause
(vi), (B) Raptor terminates the Merger Agreement for reasons described in clause (vii) or (C) either AXENT or Raptor terminate the Merger Agreement for the reasons described in (iii) (as a result of Raptor's failure to obtain the requisite vote of the Raptor stockholders) and at the time an Acquisition Proposal involving Raptor shall have been announced or proposed and not withdrawn or abandoned and Raptor shall have subsequently consummated such Acquisition Proposal within 270 days of the termination of the Merger Agreement, Raptor is required to pay a fee to AXENT equal to $8,850,316.

  The Merger Agreement may be amended by the written agreement of AXENT, Raptor and the Merger Subsidiary at any time before or after the approval of AXENT's or Raptor's stockholders; provided, however, that any amendment effected subsequent to such approval shall be subject to the restrictions contained in the Delaware General Corporation Law. See "The Merger Agreement--Amendment."

SURRENDER OF CERTIFICATES

  If the Merger becomes effective, AXENT will mail a letter of transmittal with instructions to all holders of record of Raptor Common Stock at the Effective Time for use in surrendering their stock certificates in exchange for certificates representing shares of AXENT Common Stock and a cash payment in lieu of fractional shares, if any. CERTIFICATES SHOULD NOT BE SURRENDERED UNTIL THE LETTER OF TRANSMITTAL IS RECEIVED. See "The Merger Agreement--Conversion of Securities."

APPRAISAL RIGHTS

  Under Delaware law, the holders of AXENT Common Stock and Raptor Common Stock are not entitled to any appraisal rights in connection with the Merger. See "The Merger and the AXENT Share Proposal--Appraisal Rights."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

  The Merger is intended to qualify as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). If the Merger so qualifies, no gain or loss would be recognized by AXENT, Raptor or the Merger Subsidiary, and no gain or loss would be recognized by any stockholders of Raptor, except in respect of cash received for fractional shares. Neither AXENT nor Raptor has requested a ruling from the Internal Revenue Service (the "IRS") in connection with the Merger. Nevertheless, consummation of the Merger is conditioned upon there being delivered prior to the Effective Time to each of AXENT and Raptor an opinion of its respective counsel (the "Tax Opinions") to the effect that the Merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Code. For a further discussion of federal income tax consequences of the Merger, including the possible effects of a successful challenge by the IRS to the qualification of the Merger as such a reorganization, see "The Merger and the AXENT Share Proposal--Certain Federal Income Tax Consequences."

ACCOUNTING TREATMENT

  The Merger is intended to qualify as a pooling-of-interests for accounting and financial reporting purposes under generally accepted accounting principles ("GAAP"). In connection therewith, certain stockholders of AXENT and Raptor are required to enter into Affiliate's Agreements whereby such stockholders agree not to sell or otherwise dispose of any shares of AXENT Common Stock until AXENT has publicly released statements of combined financial results covering at least 30 days of operations after the Effective Time. See "The Merger and the AXENT Share Proposal--Affiliate's Agreements."

LISTING

  It is a condition to the Merger that the shares of AXENT Common Stock to be issued in the Merger be authorized for listing on Nasdaq, subject to official notice of issuance.

RESTRICTIONS ON RESALE OF SECURITIES ISSUED IN THE MERGER

  Subject to the Affiliate's Agreements described above, shares of AXENT Common Stock issued in the Merger will be freely transferable, except for shares issued to persons who may be deemed "affiliates" of Raptor, which will be subject to certain restrictions on resale under Rule 145 promulgated under the Securities

Act. AXENT has agreed to file and keep effective for 270 days from the date that AXENT has publicly released statements of combined financial results covering at least 30 days of operations, a shelf registration statement on Form S-3 covering the shares of AXENT Common Stock to be held by "affiliates" of Raptor immediately following the Effective Time which will permit such "affiliates" to sell their shares without regard to the requirements of Rule 145 in open-market or similar transactions. See "The Merger and the AXENT Share Proposal--Federal Securities Law Consequences."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  In considering the recommendation of the Raptor Board with respect to the Merger Agreement and the transactions contemplated thereby, Raptor stockholders should be aware that certain members of Raptor's management and the Raptor Board have certain interests in the Merger that are in addition to, or different from, the interests of stockholders of Raptor generally. These interests arise from, among other things, certain severance, consulting, bonus, employee benefit plans, options, indemnification and insurance arrangements and other matters which AXENT will assume or has agreed to provide after the Merger. In addition, it is a condition to the Merger that subject to the consummation of the Merger, the AXENT Board shall appoint Robert Steinkrauss (Chairman of the Raptor Board), Shaun McConnon (President, Chief Executive Officer and a director of Raptor) and Robert Schechter to the AXENT Board. See "The Merger and the AXENT Share Proposal--Interests of Certain Persons in the Merger."

VOTING AND SUPPORT AGREEMENTS

  Certain stockholders of AXENT and Raptor, who as of December 31, 1997, the record date, held in the aggregate approximately % and 20% of the outstanding AXENT Common Stock and Raptor Common Stock, respectively, have entered into Voting and Support Agreements providing, among other things, to vote such shares in favor of the Merger and the Merger Agreement. See "The Merger and the AXENT Share Proposal--Voting and Support Agreements."

COMPARISON OF STOCKHOLDER RIGHTS

  See "Comparison of Stockholders Rights" for a summary of the material differences between the rights of holders of AXENT Common Stock and Raptor Common Stock.

RISK FACTORS

  In considering the proposed Merger, stockholders should consider, among other risks, the risks set forth under the caption "Risk Factors," including, but not limited to:

  .  Challenges of integration of the AXENT and Raptor businesses.

  . Potential dilution to stockholders if the Merger fails to produce the anticipated benefits or if the Merger has other adverse effects not currently anticipated.

  . The Conversion Ratio was fixed at the time of execution of the Merger Agreement by the parties and is not subject to adjustment. Any increase or decrease in the market price of the shares of AXENT Common Stock will correspondingly increase or decrease the value of the Merger consideration to be received by the holders of Raptor Common Stock pursuant to the Merger. In particular, the stock prices for many companies in the technology and emerging growth sector have experienced wide fluctuations which have often been unrelated to the operating performance of such companies.

  . Potential adverse effects on certain customers' purchasing decisions as a result of the Merger.

  . Incurrence of unanticipated expenses, delays and inefficiencies relating to integration of the businesses and sales channels.

  . Potential loss of key employees, consultants, distributors or resellers of Raptor.

  . Increased competition from companies against whom AXENT and Raptor have not previously competed and potential adverse affects on collaborative, marketing and reselling arrangements.

RECENT DEVELOPMENTS

  On December 4, 1997, a lawsuit was filed purportedly on a class action basis on behalf of the stockholders of Raptor against Raptor, the members of the Raptor Board and AXENT. The complaint alleges that Raptor and the Raptor Board breached their fiduciary duties in connection with the approval of the Merger. The complaint seeks to enjoin the consummation of the Merger under the terms presently proposed and also seeks unspecified damages. Raptor and AXENT believe that the allegations in the complaint are without merit and will defend the action vigorously. See "Litigation."

                            SELECTED HISTORICAL DATA

  The following selected historical financial data of AXENT and Raptor is unaudited, excludes discontinued operations and has been derived from their respective historical consolidated financial statements and should be read in conjunction with such consolidated financial statements and the notes thereto that are incorporated herein by reference.

  The selected historical financial information for the nine months ended September 30, 1996 and 1997 for AXENT and Raptor has been derived from unaudited consolidated financial statements, but in the respective companies' opinions reflects all adjustments necessary for the fair presentation of their financial conditions as of that date and the results of operations for those unaudited interim periods. The results of operations for those interim periods are not necessarily indicative of the results to be expected for the entire year.

                          AXENT SUMMARY FINANCIAL DATA

                           FROM CONTINUING OPERATIONS

                                                                       NINE MONTHS ENDED
                                 YEAR ENDED DECEMBER 31,                 SEPTEMBER 30,
                          ------------------------------------------ ----------------------
                           1992     1993   1994(1)   1995     1996    1996       1997(2)
                          -------  ------  -------  -------  ------- -------  -------------
                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT
 OF OPERATIONS DATA:
Net revenues............   $4,158  $6,075  $ 8,594  $14,728  $22,097 $14,359    $ 27,155
Gross profit............    3,456   5,136    7,356   12,981   20,185  13,040      24,222
Income (loss) from
 continuing operations
 before royalty,
 interest, and taxes....     (359)   (337)  (5,313)  (4,712)      58    (914)    (24,966)
Income (loss) from
 continuing operations..     (359)    569   (3,273)  (2,695)   3,285   1,727     (23,911)
Net income (loss) per
 common share from
 continuing operations..  $ (0.04) $ 0.06  $ (0.36) $ (0.30) $  0.31 $  0.17    $  (2.02)
Weighted average number
 of common shares
 outstanding............    8,332   9,021    9,065    9,118   10,662  10,302      11,810
Cash dividends per
 share..................      --      --       --       --       --      --          --
                                       DECEMBER 31,
                          ------------------------------------------          SEPTEMBER 30,
                           1992     1993    1994     1995     1996                1997
                          -------  ------  -------  -------  -------          -------------
CONSOLIDATED BALANCE
 SHEET DATA:
Cash and cash
 equivalents............  $ 3,198  $4,577  $ 6,612  $ 6,083  $17,261             $14,702
Short-term investments..      --      --       --       --    18,629              18,181
Working capital.........   (1,925)    691    2,366    1,948   31,731              31,571
Total assets............    5,534   7,141   10,009   12,646   44,001              47,500
Stockholders' equity....   (1,065)  1,358    1,944    2,976   34,448              35,510

--------
(1) Data related to 1994 Statement of Operations includes nonrecurring charges of $4,280 as a result of a write-off of in-process research and development associated with the acquisition of Datamedia Corporation. Net income from continuing operations was $1,007 and fully diluted net income per common share from continuing operations was $ 0.11 excluding the nonrecurring charges.
(2) Data related to 1997 Statement of Operations includes nonrecurring charges of $27,632 as a result of a write-off of in-process research and development associated with the acquisition of AssureNet Pathways, Inc. Net income from continuing operations was $3,721 and fully diluted net income per common share from continuing operations was $0.28 excluding the nonrecurring charges.

                         RAPTOR SUMMARY FINANCIAL DATA

                                                                       NINE MONTHS ENDED
                                 YEAR ENDED DECEMBER 31,                 SEPTEMBER 30,
                          -----------------------------------------  ----------------------
                           1992    1993    1994     1995     1996     1996       1997(1)
                          ------  ------  -------  -------  -------  -------  -------------
                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT
 OF OPERATIONS DATA:
Net revenues............  $  115  $  477  $   248  $ 3,902  $14,527  $ 9,116     $19,621
Gross profit............      88     424      238    3,594   13,681    8,532      18,055
Income (loss) before
 interest and taxes.....    (233)   (213)  (1,961)  (2,762)    (613)  (1,300)     (3,477)
Net income (loss).......    (237)   (216)  (1,963)  (2,686)   1,801      426        (874)
Net income (loss) per
 common share...........  $(0.04) $(0.04) $ (0.31) $ (0.38) $  0.13  $  0.03     $ (0.07)
Weighted average number
 of common shares
 outstanding............   5,458   5,926    6,253    7,048   13,641   13,403      13,330
Cash dividends per
 share..................     --      --       --       --       --       --          --
                                      DECEMBER 31,
                          -----------------------------------------           SEPTEMBER 30,
                           1992    1993    1994     1995     1996                 1997
                          ------  ------  -------  -------  -------           -------------
CONSOLIDATED BALANCE
 SHEET DATA:
Cash and cash equiva-
 lents..................  $    3  $   53  $   949  $ 1,890  $37,567              $27,711
Short-term investments..     --      --       --       --    15,397               23,601
Working capital.........    (178)   (305)    (159)     921   53,690               53,220
Total assets............      13     272    1,113    4,285   63,184               64,902
Stockholders' equity....    (168)   (299)  (1,907)  (4,476)  59,128               59,159

--------
(1) Data related to 1997 Statement of Operations includes nonrecurring charges of $6,522 ($4,239 net of tax) as a result of purchased technology associated with the acquisition of a perpetual license, including the underlying products, to Axcess technology from Open Market, Inc. Net income was $3,365 and fully diluted net income per common share was $0.22 excluding the nonrecurring charges.

                            PRO FORMA FINANCIAL DATA

  The selected pro forma combined financial information of AXENT and Raptor is derived from the unaudited pro forma condensed combined financial statements and should be read in conjunction with such pro forma statements and notes thereto included elsewhere in this Prospectus/Joint Proxy Statement. The unaudited pro forma combined selected financial data for AXENT and Raptor give effect to the Merger as though it occurred on January 1, 1994 for statement of operations and other data purposes and September 30, 1997 for balance sheet data purposes, using the pooling-of-interests method of accounting. The pro forma financial information does not purport to represent what AXENT's financial position or results of operations would have actually been had the Merger occurred at the beginning of the earliest period presented or to project AXENT's financial position or results of operations for any future date or period. In addition, it does not incorporate any benefits from anticipated cost savings or synergies of operations of the combined companies. Estimated direct costs of the Merger and other costs of consolidation have not been determined and are not included in pro forma combined net income (loss) per share for the periods presented.

              UNAUDITED PRO FORMA COMBINED SELECTED FINANCIAL DATA
                           FROM CONTINUING OPERATIONS

                                                           NINE MONTHS ENDED
                             YEAR ENDED DECEMBER 31,         SEPTEMBER 30,
                            ---------------------------  -----------------------
                            1994(1)    1995      1996      1996       1997(2)
                            -------  --------  --------  --------  -------------
                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
PRO FORMA COMBINED
 STATEMENT OF OPERATIONS
 DATA:
Net revenues..............  $ 8,842  $ 18,630  $ 36,624  $ 23,475    $ 46,776
Gross profit..............    7,594    16,575    33,866    21,572      42,277
Income (loss) from
 continuing operations
 before royalty, interest,
 and taxes................   (7,274)   (7,474)     (555)   (2,214)    (28,443)
Income (loss) from
 continuing operations....   (5,236)   (5,381)    5,086     2,153     (24,785)
Net income (loss) per
 common share from
 continuing operations....  $ (0.37) $  (0.36) $   0.24  $   0.10    $  (1.10)
Weighted average number of
 common shares
 outstanding(3)...........   14,067    14,756    21,575    21,024      22,474
Cash dividends per share..      --        --        --        --          --
                                  DECEMBER 31,
                            ---------------------------            SEPTEMBER 30,
                             1994      1995      1996                  1997
                            -------  --------  --------            -------------
PRO FORMA COMBINED BALANCE
 SHEET DATA:
Cash and cash
 equivalents..............  $ 7,561  $  7,973  $ 54,828              $ 42,413
Short-term investments....      --        --     34,026                41,782
Working capital...........    2,207     2,869    85,421                84,791
Total assets..............   11,122    16,931   107,185               112,402
Stockholders' equity......       37    (1,500)   93,576                94,669

--------
(1) Data related to 1994 Statement of Operations includes nonrecurring charges of $4,280 as a result of a write-off of in-process research and development associated with the acquisition of Datamedia Corporation. Net loss from continuing operations was $956 and fully diluted net loss per common share from continuing operations was $0.07 excluding the nonrecurring charges.
(2) Data related to 1997 Statement of Operations includes nonrecurring charges of $27,632 and $6,522 ($4,239 net of tax) as a result of a write-off of in-process research and development associated with the acquisition of AssureNet Pathways, Inc. and the acquisition of a perpetual license, including the underlying products, to Axcess technology from Open Market, Inc., respectively. Net income from continuing operations was $7,086 and fully diluted net income per common share from continuing operations was $0.28 excluding the nonrecurring charges.
(3) Each share and equivalent of Raptor Common Stock was converted using a conversion ratio of 0.80 of a share of AXENT Common Stock.

               COMPARATIVE HISTORICAL AND COMBINED PER SHARE DATA

  The following tables set forth certain share data for AXENT and Raptor on both a historical and pro forma combined basis after giving effect to the Merger as a pooling-of-interests as though it occurred on January 1, 1994. The equivalent pro forma loss per share and stockholders' equity (deficit) is based upon a Conversion Ratio of 0.80 provided by the Merger Agreement as discussed in the footnotes below. The comparative historical and combined per share data are not necessarily indicative of the results that actually would have occurred if the Merger had been completed on January 1, 1994 or which may be expected in the future. The combined financial information should be read in conjunction with the historical consolidated financial statements of AXENT and Raptor incorporated by reference herein and in conjunction with the Unaudited Pro Forma Combined Condensed Financial Statements of AXENT and Raptor included elsewhere herein. Neither AXENT nor Raptor has ever paid cash dividends. It is anticipated that AXENT will retain all earnings, when attained, for use in the expansion of its business and therefore it does not anticipate paying any cash dividends in the foreseeable future. Estimated direct costs of the Merger and other costs of consolidation have not been determined and are not included in pro forma combined net income (loss) per share for the periods presented.

                               AXENT--HISTORICAL

                                           AT AND FOR THE YEAR    FOR THE NINE
                                            ENDED DECEMBER 31,    MONTHS ENDED
                                           ---------------------- SEPTEMBER 30,
                                           1994(1)   1995   1996     1997(2)
                                           -------  ------  ----- -------------
   PER SHARE DATA:
   Book value............................  $ 0.21   $ 0.33  $3.23    $ 3.01
   Cash dividends declared...............     --       --     --        --
   Historical earnings (loss) per share
    from continuing operations...........   (0.36)   (0.30)  0.31     (2.02)

                               RAPTOR--HISTORICAL

                                           AT AND FOR THE YEAR    FOR THE NINE
                                            ENDED DECEMBER 31,    MONTHS ENDED
                                           ---------------------- SEPTEMBER 30,
                                            1994     1995   1996     1997(3)
                                           -------  ------  ----- -------------
   PER SHARE DATA:
   Book value............................  $(0.31)  $(0.64) $4.33    $ 4.44
   Cash dividends declared...............     --       --     --        --
   Historical earnings (loss) per share..   (0.31)   (0.38)  0.13     (0.07)

       RAPTOR--HISTORICAL EQUIVALENT (USING THE CONVERSION RATIO OF 0.80)

                                           AT AND FOR THE YEAR    FOR THE NINE
                                            ENDED DECEMBER 31,    MONTHS ENDED
                                           ---------------------- SEPTEMBER 30,
                                            1994     1995   1996     1997(3)
                                           -------  ------  ----- -------------
   PER SHARE DATA:
   Book value............................  $(0.39)  $(0.80) $5.41    $ 5.55
   Cash dividends declared...............     --       --     --        --
   Historical equivalent earnings (loss)
    per share............................   (0.39)   (0.48)  0.16     (0.09)

            PRO FORMA COMBINED (USING THE CONVERSION RATIO OF 0.80)

                                                                 FOR THE NINE
                                         AT AND FOR THE YEAR     MONTHS ENDED
                                          ENDED DECEMBER 31,     SEPTEMBER 30,
                                        ------------------------ -------------
                                        1994(4)   1995     1996     1997(5)
                                        -------  -------  ------ -------------
   PER SHARE DATA:
   Book Value.......................... $ 0.00   $ (0.10) $ 4.34    $ 4.21
   Cash Dividends Declared.............    --        --      --        --
   Pro forma earnings (loss) per share
    from continuing operations.........  (0.37)    (0.36)   0.24     (1.10)

--------
(1) Data related to 1994 Statement of Operations includes nonrecurring charges of $4,280 as a result of a write-off of in-process research and development associated with the acquisition of Datamedia Corporation. Net income from continuing operations was $1,007 and fully diluted net income per common share from continuing operations was $ 0.11 excluding the nonrecurring charges.
(2) Data related to 1997 Statement of Operations includes nonrecurring charges of $27,632 as a result of a write-off of in-process research and development associated with the acquisition of AssureNet Pathways, Inc. Net income from continuing operations was $3,721 and fully diluted net income per common share from continuing operations was $0.28 excluding the nonrecurring charges.
(3) Data related to 1997 Statement of Operations includes nonrecurring charges of $6,522 ($4,239 net of tax) as a result of purchased technology associated with the acquisition of a perpetual license, including the underlying products, to Axcess technology from Open Market, Inc. Net income was $3,365 and fully diluted net income per common share was $ 0.22 excluding the nonrecurring charges.
(4) Data related to 1994 Statement of Operations includes nonrecurring charges of $4,280 as a result of a write-off of in-process research and development associated with the acquisition of Datamedia Corporation. Net loss from continuing operations was $956 and fully diluted net loss per common share from continuing operations was $0.07 excluding the nonrecurring charges.
(5) Data related to 1997 Statement of Operations includes nonrecurring charges of $27,632 and $6,522 ($4,239 net of tax) as a result of a write-off of in-process research and development associated with the acquisition of AssureNet Pathways, Inc. and the acquisition of a perpetual license, including the underlying products, to Axcess technology from Open Market, Inc., respectively. Net income from continuing operations was $7,086 and fully diluted net income per common share from continuing operations was $0.28 excluding the nonrecurring charges.

                          COMPARATIVE PER SHARE PRICES

AXENT

  Since April 24, 1996, the AXENT Common Stock has been traded on Nasdaq under the symbol "AXNT." The following table sets forth the high and low closing prices of the AXENT Common Stock as reported on Nasdaq for each of the quarters for the periods listed.

                                                                  HIGH    LOW
                                                                 ------ -------
   FISCAL YEAR ENDED DECEMBER 31, 1996
     April 24, 1996 through June 30, 1996....................... $   24 $13 1/2
     Third Quarter.............................................. 23 1/4   9 3/8
     Fourth Quarter............................................. 23 3/4  12 5/8
   FISCAL YEAR ENDED DECEMBER 31, 1997
     First Quarter.............................................. 17 1/4  11 1/2
     Second Quarter............................................. 17 1/4  11 1/8
     Third Quarter.............................................. 21 3/4  14 5/8
     Fourth Quarter through December 22, 1997...................     25  15 1/8

RAPTOR

  Since February 6, 1996, the Raptor Common Stock has traded on Nasdaq under the symbol "RAPT." The following table sets forth the high and low closing sale prices of the Raptor Common Stock as reported by Nasdaq for each of the quarters in the periods indicated.

                                                                HIGH     LOW
                                                               ------- --------
   FISCAL YEAR ENDED DECEMBER 31, 1996
     February 6, 1996 through March 31, 1996.................. $39 1/4 $22 3/4
     Second Quarter...........................................  28 1/2  19 1/4
     Third Quarter............................................  27 1/2  12 3/4
     Fourth Quarter...........................................  25 3/4  16 3/4
   FISCAL YEAR ENDED DECEMBER 31, 1997
     First Quarter............................................      23  12 5/8
     Second Quarter...........................................  14 7/8   9 3/4
     Third Quarter............................................  17 3/8  10 5/8
     Fourth Quarter through December 22, 1997................. 17 9/16  12 1/16

  On November 28, 1997, the last trading day prior to the public announcement that AXENT and Raptor had executed the Merger Agreement, the last reported sale price per share of AXENT Common Stock and Raptor Common Stock on Nasdaq were $20.75 and $15.75, respectively, or a pro forma equivalent per share of Raptor Common Stock (based on a Conversion Ratio of 0.80) of $16.60. RAPTOR AND AXENT STOCKHOLDERS SHOULD OBTAIN CURRENT MARKET QUOTATIONS FOR THE AXENT COMMON STOCK AND RAPTOR COMMON STOCK.

                                 RISK FACTORS

  This Prospectus/Joint Proxy Statement contains certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words "believes," "anticipates," "plans," "expects" and similar expressions are intended to identify forward-looking statements. Actual results could differ materially from those indicated by such forward-looking statements as a result of certain risk factors set forth below and elsewhere in this Prospectus/Joint Proxy Statement.

  IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS/JOINT PROXY STATEMENT, AXENT AND RAPTOR STOCKHOLDERS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS RELATING TO THE MERGER.

RISKS RELATING TO THE MERGER

  CHALLENGES OF INTEGRATION. The respective management teams of AXENT and Raptor have entered into the Merger Agreement with the expectation that the Merger will result in beneficial synergies. See "The Merger and the AXENT Share Proposal--Reasons for the Merger." Achieving the anticipated benefits of the Merger will depend in part upon whether the integration of the two companies' businesses is accomplished in an efficient and effective manner, and there can be no assurance that this will occur. The successful combination of companies in a rapidly changing high technology industry may be more difficult to accomplish than in other industries. The combination of the two companies will require, among other things, integration of the companies' respective product offerings and coordination of their sales and marketing and research and development efforts. There can be no assurance that such integration will be accomplished smoothly or successfully. The difficulties of such integration may be increased by the necessity of coordinating geographically separated organizations and addressing possible differences in corporate cultures and management philosophies. The integration of certain operations following the Merger will require the dedication of management resources which may temporarily distract attention from the day-to-day business of the combined companies. The business of the combined companies may also be disrupted by employee uncertainty and lack of focus during such integration. The inability of management to successfully integrate the operations of the two companies could have a material adverse effect on the business, results of operations and financial condition of AXENT.

  POSSIBLE DILUTION. Although the companies believe that beneficial synergies will result from the Merger, there can be no assurance that the combining of the two companies' businesses, even if achieved in an efficient and effective manner, will result in increased earnings per AXENT share (taking into consideration the greater number of AXENT shares outstanding as a result of the Merger) or a financial condition superior to that which would have been achieved by AXENT on a stand alone basis. While neither AXENT nor Raptor anticipates that the Merger will be dilutive to the stockholders of the respective companies, there can be no assurance that, if the Merger fails to produce the anticipated benefits, it will not have the dilutive effect of causing the per share earnings of the combined company to be lower than they would have been for either company if operated independently. Furthermore, if the anticipated benefits are not achieved, or if the Merger has other adverse effects that are not currently anticipated, the Merger could result in a reduction in per share earnings of the combined company (as compared to the per share earnings that either or both of the companies would have achieved if the Merger had not occurred). Even if the effects of the Merger prove to be as anticipated, there can be no assurance that future earnings will not be adversely affected by any number of economic, market or other factors that are not related to the Merger.

  POSSIBLE ADVERSE EFFECT ON CUSTOMER PURCHASING DECISIONS. There can be no assurance that present and potential customers of AXENT and Raptor will continue their current buying patterns without regard to the announced Merger. In particular, AXENT and Raptor believe that certain customers' purchasing decisions may be affected as they evaluate the future product strategy and competitive positioning of AXENT, Raptor and the combined company. Any adverse decisions made as a result of such evaluations could have a material adverse effect upon the future results of operations of AXENT and/or Raptor and/or the combined company both in the near and the long term.

  INCURRENCE OF UNANTICIPATED EXPENSES, DELAYS AND INEFFICIENCIES. AXENT expects to incur a one-time charge in connection with the Merger, including estimated direct costs of consolidation (such as professional fees, filing fees, printing, distribution and solicitation costs, expenses incurred in eliminating duplicative products and severance, consulting and bonus costs) and other costs in the first quarter of 1998, the quarter in which the Merger is expected to be consummated. The one-time charge could aggregate up to approximately l0% of the aggregate consideration paid in the Merger. In addition, unanticipated expenses, delays and inefficiencies may be incurred relating to the integration of the businesses of Raptor and AXENT, including the integration of marketing, distribution and administrative functions, product development and support functions and indirect sales channels. Although AXENT expects that the elimination of duplicative expenses as well as other efficiencies related to the integration of the business of Raptor may offset additional expenses over time, there can be no assurance that such net benefit will be achieved in the near term, or at all. See "Unaudited Pro Forma Condensed Combined Financial Data Statements of AXENT and Raptor."

  LOSS OF KEY EMPLOYEES, CONSULTANTS, DISTRIBUTORS OR RESELLERS OF RAPTOR. As part of its strategy, Raptor has established a number of strategic relationships with consultants, systems integrators, resellers and distributors. These companies provide software development, reselling and training services that are important to existing and future business. These relationships are typically nonexclusive and, in some cases, may be discontinued at any time. The successful continuation of Raptor's business by AXENT and the successful integration of the companies' operations depends upon the continued contribution of key employees of Raptor, the continuation of Raptor's rights under various agreements and the continued loyalty of key distributors and resellers of Raptor's products. The loss of key personnel, distributors or resellers of Raptor could adversely affect the financial condition and results of operation of Raptor before completion of the Merger and of the combined companies after completion of the Merger. The termination by third parties of contractual rights of Raptor existing at the time of execution of the Merger Agreement could adversely affect the financial condition and results of operations of the combined companies after completion of the Merger. Competition for qualified personnel, distributors and resellers is intense, and there can be no assurance that AXENT will be successful in retaining Raptor's key employees, consultants, distributors and resellers. In addition, during the pre-merger and integration phases, aggressive competitors may undertake initiatives to attract customers and to recruit key employees, consultants, distributors and resellers of Raptor.

  SHARE PRICE FLUCTUATION THROUGH THE EFFECTIVE TIME. The relative market prices of shares of Raptor Common Stock and shares of AXENT Common Stock at the Effective Time may vary significantly from the prices as of the date of execution of the Merger Agreement, the date hereof or the date on which the respective Raptor and AXENT Special Meetings occur, due to changes in the business, operations and prospects of Raptor or AXENT, market assessments of the Merger, the synergies expected to be achieved in the Merger, the likelihood that the Merger will be consummated and the timing thereof, general market and economic conditions, and other factors such as market perception of shares of network security software products generally.

  The Conversion Ratio was fixed at 0.80 at the time of execution of the Merger Agreement by the parties and is not subject to adjustment. Any increase or decrease of the market price of the shares of AXENT Common Stock will correspondingly increase or decrease the value of the merger consideration to be received by the holders of Raptor Common Stock pursuant to the Merger. In considering whether to approve the Merger and the Merger Agreement, the holders of Raptor Common Stock and the holders of AXENT Common Stock should consider the risks associated with a potential change in the price of AXENT Common Stock between the date of this Prospectus/Joint Proxy Statement and the Effective Time. The closing price of AXENT's Common Stock was $20.75 on November 28, 1997 (the last trading day prior to the date that the Merger was publicly announced) and was $15.75 on December 22, 1997.

  INCREASED COMPETITION; POSSIBLE ADVERSE EFFECTS ON CORPORATE
RELATIONSHIPS. As a result of the Merger and increasing consolidation in the information security industry, AXENT will become subject to increased competition, including competition against companies with which AXENT and Raptor, individually, have not previously competed. The Merger also may have possible adverse effects on existing collaborative, marketing and reselling agreements to which AXENT and Raptor are parties, as well as expected or anticipated collaborative, marketing or distribution arrangements or relationships.

  FEDERAL INCOME TAX CONSEQUENCES AND CONTINUITY OF INTEREST. One of the requirements for the Merger to be treated as a "reorganization" that is tax-free under the Code is that the "continuity of interest" requirement be met. Under this requirement, holders of Raptor Common Stock must intend, at the time of the Merger, to retain a portion of their AXENT Common Stock, such that Raptor stockholders, as a group, have a significant equity interest in AXENT after the Merger. If former Raptor stockholders should collectively sell in excess of 50% of the AXENT Common Stock to be delivered at the Effective Time within a relatively short period after the Effective Time, for example one to two years, the IRS may contend that this requirement is not met. In such event, the Merger may be determined to be a taxable transaction and former Raptor stockholders would recognize taxable income as of the date of the Merger based on the difference between the tax basis in their shares of Raptor Common Stock and the fair market value of AXENT Common Stock received by them on that date (even if such fair market value declines after the Merger). Consummation of the Merger is conditioned upon there being delivered prior to the Effective Time to each of AXENT and Raptor an opinion of its respective counsel to the effect that the Merger will constitute a reorganization under
Section 368(a) of the Code. See "The Merger--Certain Federal Income Tax Consequences."

  ADDITIONAL SHARES TO BE ISSUED BY AXENT, SHARES ELIGIBLE FOR FUTURE
SALE. Based on the 15,930,162 shares of Raptor Common Stock outstanding as of the Raptor Record Date and assuming all outstanding options are exercised, AXENT would issue 12,744,130 shares of AXENT Common Stock in the Merger. On
the Raptor Record Date there were     shares outstanding and outstanding
options to acquire     shares of Raptor Common Stock. In general, the shares
issued for outstanding shares of Raptor Common Stock will be freely tradable upon the issuance of certain financial information regarding the combined companies following the Merger. At the time of the Merger, substantially all shares of outstanding AXENT Common Stock will be eligible for sale in the public market subject in certain cases to volume and other limitations. An additional 2,762,897 shares subject to outstanding options and shares reserved for issuance under AXENT's stock option plans have been registered for sale with the Commission. The sale of any of the foregoing shares may cause substantial fluctuations in the price of AXENT Common Stock over short periods of time. Moreover, sales of substantial amounts of AXENT Common Stock (including shares issued upon the exercise of outstanding options) in the public market could materially adversely affect the market price of the AXENT Common Stock, thereby making it more difficult for AXENT to sell equity securities or equity-related securities in the future at a time and price that AXENT deems advantageous.

RISKS RELATING TO AXENT AND RAPTOR

  In addition to the foregoing risks, the risks set forth below relating to AXENT and to Raptor will be applicable to the Merger Subsidiary.

RISKS RELATING TO AXENT

  HISTORICAL LOSSES FROM CONTINUING OPERATIONS. AXENT incurred losses from continuing operations for the years 1992, 1994 and 1995 of $359,000, $3,273,000 and $2,695,000, respectively. AXENT had income from continuing operations for the years 1993 and 1996 and the nine months ended September 30, 1997 of $569,000, $3,285,000 and $3,721,000 (excluding a one-time charge of approximately $27,632,000 relating to its acquisition of AssureNet), respectively. A substantial portion of AXENT's funding in 1994 through 1996 was derived from its discontinued operations, which contributed income of $3,782,000, $5,050,000, and $2,395,000, respectively. While developing and enhancing the OmniGuard family of software products, AXENT pursued a divestment strategy with regard to its utility, storage and Helpdesk software products, which constitute the discontinued operations. AXENT began marketing the first of its OmniGuard products in November 1994. Due to AXENT's limited operating history with respect to the OmniGuard products, no assurance can be given regarding its future performance. In particular, no assurance can be given that AXENT's information security business will be capable of sustaining profitability on a quarterly or annual basis or that the growth that AXENT has experienced will be sustainable. Although AXENT has experienced significant growth in recent periods, such growth may not be sustainable and should not be considered indicative of future growth of its business, revenues or profits.

  DEPENDENCE ON OMNIGUARD FAMILY OF PRODUCTS; NEW PRODUCT INTRODUCTIONS. The first OmniGuard product, Enterprise Security Manager, was released commercially in November 1994; Intruder Alert was released commercially in April 1995; Enterprise Access Control for UNIX was released commercially in April 1995; Enterprise Access Control for PCs was released commercially in May 1995; Enterprise Access Control for Windows 95 and UNIX Privilege Manager were released commercially in October 1996; and Enterprise Resource Manager was released commercially in December 1996. In addition, the Defender authentication products have only been distributed by AXENT since its acquisition of AssureNet in January 1997. Accordingly, AXENT has a relatively short operating history with these products. AXENT's future success will in large part depend on revenues from these products. AXENT is currently devoting significant resources to the development of versions of its products that operate on other hardware platforms and operating systems, the development of enhancements to its products and the development of additional products that will be offered as part of the OmniGuard family of software products. There can be no assurance that AXENT will successfully complete the development of these products in a timely fashion, that AXENT will be able to develop versions of its OmniGuard products that operate on the range of hardware platforms and operating systems currently anticipated or that AXENT's current or future products will satisfy the needs of the computer information security market or achieve market acceptance or, if market acceptance is achieved, that AXENT will be able to maintain such acceptance for a significant period of time and maintain continued compatibility with new releases of operating systems and with new operating systems that may be developed. In addition, with respect to Enterprise Resource Manager, there can be no assurance that installation and consulting services required by prospective customers will be available or that the externally supplied directory service utilized by ERM will be widely used and accepted. Any inability of AXENT to develop on a timely basis products that address changing customer requirements may require AXENT to substantially increase development expenditures or may result in a loss of market share to a competitor. There can also be no assurance that security-related products or technologies developed by others will not adversely affect AXENT's competitive position or render its products or technologies noncompetitive or obsolete.

  POTENTIAL SIGNIFICANT FLUCTUATIONS IN QUARTERLY OPERATING RESULTS AND LENGTHY SALES CYCLE. AXENT has experienced significant quarterly fluctuations in its operating results and anticipates such fluctuations in the future. Generally, revenues, operating income and net income for AXENT's fourth quarter are higher than those for the first quarter of the following year. In addition, revenues tend to be lower in the summer months, particularly in Europe, when businesses often defer purchase decisions. AXENT has historically recognized a substantial portion of its license revenues in the last month of each quarter. In its direct sales of software licenses, AXENT generally ships its software products on a trial basis and recognizes revenue upon receipt of a binding obligation by the customer and, as a result, has little or no backlog. Quarterly revenues and operating results therefore depend on the volume and timing of orders received during the quarter, which are difficult to forecast. In addition, consulting service revenues tend to fluctuate as projects, which may continue over several quarters, are undertaken or completed. Operating results may also fluctuate on a quarterly basis due to factors such as the demand for AXENT's products, the introduction of new products and product enhancements by AXENT or its competitors, market acceptance of new products introduced by AXENT or its competitors and the size, timing, cancellation or delay of customer orders, including cancellation or delay of such orders in anticipation of new product introduction or enhancement. AXENT's quarterly operating results are also affected by the budgeting cycles of customers, changes in the proportion of revenues attributable to licenses and service fees, changes in the mix of products sold, changes in the percentage of products sold through AXENT's direct sales force and its indirect distribution channels, changes in product pricing, changes in the development of AXENT's direct and indirect distribution channels, competitive conditions in the industry and changes in general economic conditions.

  The value of individual transactions as a percentage of quarterly revenues can be substantial, and particular transactions may generate a substantial portion of the operating profits for the quarter in which they are signed. The sales of AXENT's security products generally involve significant testing by and education of prospective customers as well as a commitment of resources by both parties. For these and other reasons, the sales cycle associated with the sales of AXENT's OmniGuard products is typically between nine and 12 months and subject to a number of significant risks over which AXENT has little or no control. Because AXENT's staffing and other operating expenses are based on anticipated revenue levels, a substantial portion of which is not typically generated until the end of each quarter, and a high percentage of AXENT's expenses are fixed, delays in the receipt of orders can cause significant variations in operating results from quarter to quarter. In addition, AXENT may expend significant resources pursuing potential sales that will not be consummated. AXENT also may choose to reduce prices or to increase spending in response to competition or to pursue new market opportunities, which may adversely affect AXENT's operating results. Accordingly, AXENT believes that period-to-period comparisons of its results of operations may not be meaningful and should not be relied upon as an indication of future performance. Furthermore, there can be no assurance that AXENT will be able to grow and sustain profitability on a quarterly basis.

  Due to all the foregoing factors, it is likely that in some future quarters AXENT's operating results will be below the expectations of public market analysts and investors. Regardless of the general outlook for AXENT's business, the announcement of quarterly operating results below analyst and investor expectations could have a material adverse effect on the price of AXENT's Common Stock.

  RISKS ASSOCIATED WITH INFORMATION SECURITY MARKET. The market for AXENT's OmniGuard software products is in an early stage of development. Declines in demand for AXENT's products, whether as a result of competition, technological change, the public's perception of the need for security products, developments in the hardware and software environments in which these products operate, general economic conditions or other factors, could have a material adverse effect on AXENT's financial condition or results of operations. In addition, an actual or perceived breach of network or computer security at one of AXENT's customers, regardless of whether such breach is attributable to AXENT's products, could adversely affect the market's perception of AXENT and AXENT's financial condition or results of operations.

  PRODUCT DEVELOPMENT RISKS IN A RAPIDLY CHANGING INDUSTRY. The information security industry is characterized by rapid changes, including frequent new product introductions, continuing advances in technology and changes in customer requirements and preferences. The introduction of new technologies could render AXENT's existing products obsolete or unmarketable or require AXENT to invest resources in products that may not become profitable. The development cycle for AXENT's new products may be significantly longer than AXENT's historical product development cycle, resulting in higher development costs or a loss in market share. There can be no assurance that (i) AXENT will be able to counter challenges to its current products; (ii) AXENT's future product offerings will keep pace with the technological changes implemented by competitors or persons seeking to breach information security; (iii) AXENT's products will satisfy evolving preferences of customers and prospects; or (iv) AXENT will be successful in developing and marketing products for any future technology. Failure to develop and introduce new products and product enhancements in a timely fashion could have a material adverse effect on AXENT's financial condition and results of operations. Because of the complexity of AXENT's software products which operate on or utilize multiple platforms and communications protocols, AXENT has from time to time experienced delays in introducing new products and product enhancements primarily due to development difficulties or shortages of development personnel. There can be no assurance that AXENT will not experience longer delays or other difficulties that could delay or prevent the successful development, introduction or marketing of new products or product enhancements.

  INTENSE AND CONSTANTLY EVOLVING COMPETITION. Competition in the information security market is intense and constantly evolving, and AXENT expects such competition to increase in the future. AXENT believes that significant competitive factors affecting this market are depth of product functionality, breadth of platform support, product quality and performance, conformance to industry standards, product price and customer support. In addition, the ability to rapidly develop and implement new products and features for the market is critical. There can be no assurance that AXENT can maintain or enhance its competitive position against current and future competitors. Significant factors such as the emergence of new products, fundamental changes in computing technology and aggressive pricing and marketing strategies may also affect AXENT's competitive position. Many of these factors are out of AXENT's control.

  AXENT's competitors fall into four main categories: large, multi-product vendors, single purpose product providers, platform vendors and publicly available software.

  Large, multi-product vendors. AXENT's principal competitors include IBM, Computer Associates International, Inc. ("Computer Associates"), Security Dynamics Technologies, Inc. ("Security Dynamics"), Secure Computing Corporation, Platinum Technology, Inc., Digital Equipment Corporation ("Digital") and Compagnie des Machines Bull SA ("Groupe Bull"). Each of these organizations has strategic software products that cover various aspects of information security and compete directly with one or more components of AXENT's product line.

  Single purpose product providers. AXENT's principal single purpose product competitors include Uti Maco GmbH, Memco Software Ltd, (Memco's products are also marketed by Platinum Technology, Inc. and IBM's Tivoli business unit), Fischer International Systems, Inc., Intrusion Detection, Inc., the Wheel Group, Internet Security Systems, Inc., CheckPoint Software Technology, Ltd. and Trusted Information Systems Inc. These vendors each sell products that offer particular information security functions for specific computing platforms. These products compete with one or more of AXENT's products in specific functional areas or on specific platforms. There can be no assurance that these competitors will not expand their product offerings to other functional areas or platforms and compete with more of AXENT's products.

  Platform vendors. AXENT competes with platform vendors such as Cisco Systems, Inc., Digital, Hewlett-Packard, IBM, Sun Microsystems, Inc. ("Sun") and Microsoft Corp. ("Microsoft"). Each of these vendors offers operating system software that often includes native security functionality. To the extent that the security features which become incorporated in operating systems overlap all or a portion of the functionality offered by AXENT's products, AXENT's products may no longer be required by customers to meet their information security requirements. All of these vendors have indicated plans to expand the information security within their operating systems.

  Publicly available software. A substantial portion of AXENT's current business comes from customers buying UNIX versions of its products. Certain UNIX products that compete with one or more aspects of AXENT's products are available in the public domain for little or no cost or from open systems standards organizations such as the Open Software Foundation's ("OSF") Distributed Computing Environment ("DCE"). OSF DCE technologies can be licensed for a fee and have been incorporated into operating systems and into third party security products.

  Many of AXENT's current and potential competitors have longer operating histories, significantly greater financial, technical and marketing resources, greater name recognition and a larger installed customer base than AXENT. In addition, one or more of these competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements, and to devote greater resources to the development, promotion and sale of their products than AXENT. There can be no assurance that AXENT's current or potential competitors will not develop products comparable or superior to those developed by AXENT or adapt more quickly than AXENT to new technologies, evolving industry trends or changing customer requirements. Increased competition could result in price reductions, reduced margins or loss of market share, any of which could materially adversely affect AXENT's financial condition or results of operations. There can be no assurance that AXENT will be able to compete successfully against current and future competitors, or that competitive pressures faced by AXENT will not have a material adverse effect on its financial condition and results of operations. If AXENT is unable to compete successfully against current and future competitors, AXENT's financial condition and results of operations will be materially adversely affected.

  MANAGEMENT OF CHANGE. AXENT has experienced changes in its operations that have placed significant demands on AXENT's administrative, operational, technical and financial resources. To compete effectively, both in its domestic and international operations, and to manage future growth, if any, AXENT must continue to strengthen its operational, financial and management information reporting systems, controls and procedures on a timely basis and expand, train and manage its work force. There can be no assurance that AXENT will be able to take such actions successfully. The failure of AXENT's management team to effectively manage change could have a material adverse impact on AXENT's financial condition and results of operations.

  RISKS ASSOCIATED WITH POSSIBLE ACQUISITIONS. In the normal course of its business, AXENT evaluates potential acquisitions of businesses, products and technologies, such as Raptor, that could complement or expand AXENT's business. In the event AXENT identifies an appropriate acquisition candidate, there is no assurance that AXENT would be able to successfully negotiate the terms of any such acquisition, finance such acquisition and integrate such acquired business, products or technologies into AXENT's existing business and operations. Furthermore, the negotiation of potential acquisitions as well as the integration of an acquired business could cause diversions of management time and resources. There can be no assurance that a given acquisition, whether or not consummated, would not materially adversely affect AXENT's financial condition and results of operations. If AXENT proceeds with one or more additional significant acquisitions in which the consideration consists of cash, a substantial portion of AXENT's available cash could be used to consummate the acquisitions. If AXENT consummates one or more additional significant acquisitions in which the consideration consists of stock, stockholders of AXENT, including the former Raptor stockholders, could suffer a significant dilution of their interests in AXENT. If AXENT consummates one or more significant acquisitions accounted for as a purchase, substantial one-time charges for write-offs associated with the acquisition may be incurred, which could impair AXENT's financial position.

  RISK OF LIABILITY DUE TO ERRORS OR FAILURES OF PRODUCT SECURITY
FEATURES. Products as complex as those offered by AXENT may contain undetected errors, failures or bugs when first introduced or when new versions are released. AXENT has in the past discovered software errors, failures and bugs in certain of its product offerings after their introduction and has experienced delays or lost revenues during the period required to correct these errors. In particular, the computer environment is characterized by a wide variety of standard and non-standard configurations that make pre-release testing for programming or compatibility errors very difficult and time-consuming. Furthermore, there can be no assurance that, despite testing by AXENT and by others, errors, failures or bugs will not be found in new products or releases after commencement of commercial shipments by AXENT. Errors, failures or bugs in AXENT's products could result in adverse publicity, in product returns, in loss of or delay in market acceptance of AXENT's products or in claims by the customer or others against AXENT although AXENT has not experienced any material losses or claims by customers with respect to errors, failures or bugs in its products. Alleviating such problems could require significant expenditures of capital and resources by AXENT and could cause interruptions, delays or cessation of service to AXENT's customers. AXENT attempts to limit its liability to customers, including liability arising from a failure of the security features contained in AXENT's products, through contractual limitations of warranties and remedies. AXENT's consulting agreements with its customers generally contain provisions designed to limit AXENT's exposure to claims related to negligence or errors or omissions by AXENT's employees and agents. However, some courts have held similar contractual limitations of liability, or the "shrinkwrap licenses" in which they sometimes are embodied, to be unenforceable. Accordingly, there can be no assurance that such limitations will be enforced. AXENT also has insurance providing coverage up to $2,000,000 annually and per occurrence with respect to claims arising from product failure and related loss or damage to data. Notwithstanding that insurance coverage, the consequences of errors, failures or bugs in AXENT's products could have a material adverse effect on AXENT's financial condition and results of operations.

  SALES AND DISTRIBUTION RISKS. As of November 30, 1997, AXENT had 91 employees in its sales organization and six employees in its marketing organization, many of whom have been employed by AXENT for less than two years. In order to support sales growth, if any, AXENT will need to maintain the size of its sales and marketing staff, increase the staff's productivity and expand its indirect distribution channels. There can be no assurance that AXENT will be able to leverage successfully its sales force or that AXENT's sales and marketing organization will successfully compete against the more extensive and well funded sales and marketing organizations of many of AXENT's current and future competitors. AXENT is continuing to develop its indirect distribution channels in North America and Europe. There can be no assurance that AXENT will be able to attract and retain third parties that will be able to market AXENT's products effectively and will be qualified to provide timely and cost-effective customer support and service. AXENT's arrangements with its distributors and resellers generally do not contain minimum purchase requirements, and such distributors and resellers may carry competing product offerings. There can be no assurance that any distributor or reseller will continue to represent AXENT's products.

  The inability to recruit, or the loss of, important sales personnel, distributors or resellers could materially adversely affect AXENT's financial condition and results of operations.

  DEPENDENCE ON KEY PERSONNEL. AXENT's success depends to a significant degree upon the continuing contributions of its key management, sales, marketing, professional services, customer support and product development personnel. The loss of the services of any key employee could adversely affect AXENT's financial condition and results of operations. AXENT believes that its future success will depend in large part upon its ability to attract and retain highly-skilled managerial, sales, marketing, professional services, customer support and product development personnel. AXENT's operations require consulting services personnel and sales consultants who are highly technically trained in the field of information security, and the competition for such individuals is intense. AXENT has at times experienced, and continues to experience, difficulty in recruiting qualified personnel. Competition for qualified personnel in the software industry is intense, and there can be no assurance that AXENT will be successful in retaining its key employees or that it can attract or retain additional skilled personnel as required.

  DEPENDENCE ON EXTERNAL DEVELOPMENT RESOURCES AND SUPPLIERS. AXENT relies and will continue to rely on external resources for the development and production of certain of its products and components thereof. AXENT's success will depend in part on its continued ability to obtain and expand as needed product development agreements with independent software developers and production arrangements with suppliers. There can be no assurance that AXENT will be able to obtain or expand product development agreements or production arrangements, as needed, on favorable terms or at all or that independent developers will complete products for AXENT on a timely basis, within acceptable guidelines or at all.


  RISKS ASSOCIATED WITH INTERNATIONAL SALES. Sales outside North America accounted for approximately 24% and 20% of AXENT's net revenues from its information security products in the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively. Management expects that international sales will continue to generate a significant portion of AXENT's total revenue. AXENT's international business may be subject to a variety of risks, including costs and risks relating to the establishment and expansion of indirect distribution channels in certain countries or regions, delays in expanding its international distribution channels, difficulties in collecting international accounts receivable from distributors or resellers, and increased costs associated with maintaining international marketing efforts. AXENT's international sales are denominated in the local currency of the country in which the sale was made, and AXENT is subject to the risks associated with fluctuations in currency exchange rates. As AXENT does not currently hedge foreign currency risk, a decrease in the value of any of these foreign currencies relative to the U.S. dollar will affect the profitability in U.S. dollars of AXENT's products sold in these markets. In addition, AXENT is subject to the usual risks of doing business abroad, including increases in duty rates, the introduction of non-tariff barriers and difficulties in enforcement of intellectual property rights. There can be no assurance that these factors will not have a material adverse effect on AXENT's financial condition or results of operations.

  EFFECT OF GOVERNMENT REGULATION OF TECHNOLOGY EXPORTS. AXENT's international sales and operations may be subject to risks such as the imposition of governmental controls, new or changed export license requirements, restrictions on the export of critical technology, trade restrictions and changes in tariffs. While AXENT believes its products are designed to meet the regulatory standards of foreign markets, any inability to obtain foreign regulatory approvals on a timely basis could have a material adverse effect on AXENT's financial condition or results of operations. Certain of AXENT's products are subject to export controls under U.S. law, and AXENT believes it has obtained all necessary export approvals when required. There can be no assurance, however, that the list of products and countries for which export approval is required, and the regulatory policies with respect thereto, will not be revised from time to time. The inability of AXENT to obtain required approvals under these regulations could materially adversely affect the ability of AXENT to make international sales. For example, because of U.S. governmental controls on the exportation of encryption technology, AXENT has been unable to export some of its products with the most robust information security encryption technology and will be required to provide for recovery of encryption keys for access by governmental authorities in order to export products containing certain Digital Encryption Standard (DES) encryption algorithms. As a result, foreign competitors facing less stringent controls on their products may be able to compete more effectively than AXENT in the global information security market. There can be no assurance that these factors will not have a material adverse effect on AXENT's financial condition or results of operations.

  LIMITED PROTECTION OF INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS. AXENT regards its software as proprietary, and its success and ability to compete is dependent in part upon its proprietary technology and rights. AXENT relies on copyright and trade secret laws, trademarks, confidentiality procedures and contractual provisions to protect its proprietary software, documentation and other proprietary information. Although AXENT holds two patents and has two pending patent applications which cover certain aspects of its technology, such patents and patent applications are unrelated to its information security products. AXENT does not rely upon patent protection and there can be no assurance that AXENT will seek patents on aspects of its technology relating to its information security products, that any such patents will issue or that any such patents will be sufficiently broad to protect AXENT's technology relating to its information security products. Although the effectiveness of AXENT's products is not dependent upon the secrecy of its proprietary technology or licensed technology, the public disclosure of its technology could result in a perception of breached security and reduced effectiveness of AXENT's products, which could have an adverse effect on AXENT's financial condition or results of operations. There also can be no assurance that the confidentiality agreements and other methods on which AXENT relies to protect its trade secrets and proprietary information and rights will be adequate. Litigation to defend and enforce AXENT's intellectual property rights could result in substantial costs and diversion of resources and could have a material adverse effect on AXENT's financial condition and results of operations regardless of the final outcome of such litigation. Despite AXENT's efforts to safeguard and maintain its proprietary rights, there can be no assurance that AXENT will be successful in doing so or that the steps taken by AXENT in this regard will be adequate to deter misappropriation or independent third-party development of its technology or to prevent an unauthorized third party from copying or otherwise obtaining and using AXENT's products, technology or other information that AXENT regards as proprietary. There can also be no assurance that AXENT's trade secrets or non-disclosure agreements will provide meaningful protection of AXENT's proprietary information. Furthermore, there can be no assurance that others will not independently develop similar technologies or duplicate any technology developed by AXENT or that AXENT's technology will not infringe upon patents or other rights owned by others. AXENT's inability to protect its proprietary rights would have a material adverse effect on AXENT's financial condition and results of operations.

  As the number of information security products in the industry increases and the functionality of these products further overlaps, software developers and publishers may increasingly become subject to claims of infringement or misappropriation of the intellectual property or proprietary rights of others. There can be no assurance that third parties will not assert infringement or misappropriation claims against AXENT in the future with respect to current or future products. Further, AXENT may be subject to additional risk as it enters into transactions in countries where intellectual property laws are not well developed or are poorly enforced. Legal protections of AXENT's rights may be ineffective in such countries, and technology developed in such countries may not be protectable in jurisdictions where protection is ordinarily available. Any claims or litigation, with or without merit, could be costly and could result in a diversion of management's attention, which could have a material adverse effect on AXENT's financial condition and results of operations. Adverse determinations in such claims or litigation could also have a material adverse effect on AXENT's financial condition and results of operations.

  POSSIBLE ADVERSE EFFECTS OF SPIN-OFF; DEPENDENCE ON ROYALTIES. Effective December 31, 1995, AXENT transferred certain operations, assets, liabilities and foreign subsidiaries related to AXENT's OpenVMS utility software business to Raxco Software, Inc. ("Raxco") and distributed shares of Raxco's convertible preferred stock to AXENT's stockholders (the "Spin-Off"). In connection with the Spin-Off, AXENT granted Raxco exclusive distribution rights to its OpenVMS utility software products in exchange for the payment of royalties, pursuant to an exclusive distributor license agreement (the "Exclusive Distributor License Agreement"). These royalties will continue to provide significant revenue to AXENT for the foreseeable future. The market for OpenVMS utility software products is likely to continue to decline over the next several years due in part to customers migrating from the OpenVMS operating system to other operating systems including UNIX and Windows NT.

  The Exclusive Distributor License Agreement provides for the payment of royalties equal to the greater of 30% of the gross revenues from the OpenVMS utility software products or $2.0 million in 1996, $1.5 million in 1997 and $1.0 million in 1998. If the Spin-Off had occurred as of January 1, 1994, the royalty that AXENT would have received from Raxco for 1994 and 1995 would have been $5,217,000 and $4,294,000, respectively. However, such historical royalties are not indicative of future results, and there can be no assurance that AXENT will receive even the minimum royalty. AXENT received royalties of $3,321,000 and $2,267,000 for the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively, from Raxco under the Exclusive Distributor License Agreement, which AXENT accounted for as non-operating income from continuing operations. The failure of Raxco to effectively market such software products or its inability to pay such royalties could have a material adverse effect on AXENT's financial condition and results of operations.

  Although the Exclusive Distributor License Agreement provides AXENT with remedies for Raxco's failure to perform its obligations under the agreement or to pay the required royalties, there can be no assurance that Raxco will perform its obligations or pay the required royalties on a timely basis, if at all. Such remedies include AXENT's right to terminate the agreement upon a breach by Raxco and upon such termination of the agreement, unless otherwise agreed by the parties, Raxco will assign any agreements related to the utility software products to AXENT, and AXENT would have the opportunity to hire Raxco employees who are considered key to the marketing and technical support of such products. In the event that the agreement expires by its terms, Raxco will assign any agreements related to the utility software products to AXENT. In either event, no assets or liabilities of Raxco will be transferred back to AXENT when the Exclusive Distributor License Agreement terminates. In addition, Raxco is subject to a non-competition agreement with AXENT for a period ending on the earlier to occur of (i) December 31, 2001, or (ii) the date one year following the termination of the Exclusive Distributor License Agreement, after which time there can be no assurance that Raxco or its successor will not become a competitor of AXENT.

  Although the results of the business transferred to Raxco have historically been profitable, there can be no assurance that such results will continue or that Raxco will be able to continue operating as a stand-alone business. Failure of Raxco to remain viable or to satisfy its obligations could have a material adverse effect on AXENT's financial condition and results of operations.

  POSSIBLE VOLATILITY OF SHARE PRICE. The market price of AXENT Common Stock, which is traded on Nasdaq, may be subject to significant fluctuations in response to operating results, announcements of technological innovations or new products by AXENT or its competitors, patent or proprietary rights developments and market conditions for computer industry stocks in general. In addition, the stock market in recent years has experienced extreme price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of individual companies. These market fluctuations, as well as general economic conditions, may adversely affect the market price of AXENT Common Stock. The trading prices of many high technology companies' stocks are at or near their historical highs and reflect price/earnings ratios substantially above historical norms. There can be no assurance that the trading price of AXENT Common Stock will remain at or near its current level. Additionally, it is likely that in some future quarters AXENT's operating results will be below the expectations of public market analysts and investors.

  DIVIDENDS. No dividends have been paid on AXENT Common Stock to date and AXENT does not anticipate paying dividends in the foreseeable future.

  ANTITAKEOVER PROVISIONS. AXENT's Certificate of Incorporation (the "AXENT Certificate") requires that any action required or permitted to be taken by stockholders of AXENT must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing, unless unanimous. Special meetings of stockholders may be called only by the Chairman of the Board, the Chief Executive Officer or, if none, the President of AXENT or by the Board of Directors. The AXENT Certificate provides for a classified Board of Directors, and members of the Board of Directors may be removed only for cause upon the affirmative vote of holders of at least two-thirds of the shares of capital stock of AXENT entitled to vote. These provisions, and other provisions of the AXENT Certificate, may have the effect of deterring hostile takeovers or delaying or preventing changes in control or management of AXENT, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices. In addition, these provisions may limit the ability of stockholders to approve transactions that they may deem to be in their best interests.

RISKS RELATING TO RAPTOR

  LIMITED OPERATING HISTORY; UNPREDICTABILITY OF OPERATING RESULTS. Raptor was incorporated in December 1991 but did not begin to generate meaningful revenue until the first quarter of 1995. Raptor did not generate an operating profit until the third quarter of 1996. Although Raptor has experienced significant revenue growth in recent periods, in view of Raptor's short operating history and the rapidly changing nature of the network security market, such growth may not be sustainable and should not be considered indicative of future operating results. Raptor's results of operations may become increasingly unpredictable from quarter to quarter as a result of numerous factors, including market acceptance of Raptor's current or future products, fluctuations in the development and growth of the network security industry in general, the mix of distribution channels through which Raptor's products are sold, the timing of orders and shipments of products, Raptor's ability to introduce new products, or the introduction or the announcement of competitive products. In addition, a substantial portion of Raptor's revenue occurs during the last few weeks of each quarter; therefore, any delays in orders or shipments are more likely to result in revenue not being recognized until the following quarter. Raptor's current expense levels are based in part on its expectations of future revenue and, as a result, net income for a given period could be disproportionately affected by any reduction in revenue. There can be no assurance that Raptor will be able to achieve significant revenue from sales of products in the future or that the level of revenue in the future will not decrease from past levels.

  MANAGEMENT OF GROWTH. Raptor recently has experienced significant growth in both revenue and in employees. This growth has resulted in an increase in the responsibilities of Raptor's management and has placed added pressures on Raptor's operating and financial systems. In 1995, Raptor hired 50 new employees, including certain key members of management, to help it manage this growth. In 1996, Raptor hired 42 additional employees including a new Chief Financial Officer. During the nine months ended September 30, 1997, Raptor increased its employee roster by an additional 18 individuals. Raptor's ability to assimilate new personnel will be critical to its performance, and there can be no assurance that the management and systems currently in place will be adequate if its operations continue to expand or that Raptor will be able to implement additional systems successfully and in a timely manner as required.

  RISKS ASSOCIATED WITH THE EMERGING NETWORK SECURITY MARKET. The market for Raptor's products is in an early stage of development. The rapid development of enterprise-wide and inter-network computing has increased the ability of users to access proprietary information and resources and has, in recent years, increased demand for network security products. Because the market for network security products is only beginning to develop, it is difficult to assess the size of this market and the product features and prices, the optimal distribution strategy and the competitive environment that will develop in this market.

  DEPENDENCE ON FIREWALL PRODUCTS; UNCERTAINTY OF PRODUCT ACCEPTANCE. Raptor derives substantially all of its revenue from its Eagle family of network security products, all of which are dependent upon Raptor's Eagle application-level firewall. As a result, any factor adversely affecting sales of this product could have a material adverse effect on Raptor. While management of Raptor believes that sales from its firewall product will continue to represent the primary source of its revenues, it believes that to be successful in the future Raptor will need to expand its product offerings to include an integrated suite of other types of products. Current examples of such products include Raptor's EagleMobile virtual private networking technology, its EagleNetwatch visualization product, and its Raptor Axcess products, an integrated set of technologies that provides secure, centralized access control to distributed Web-based information. Raptor is actively engaged in researching and developing additional products to enable it to have revenue sources that are not subject to the limitations of the firewall market. There can be no assurance, however, that Raptor will be able to develop such products or that any such products will achieve market acceptance in the network security market. The failure of Raptor's products to achieve such market acceptance, or maintain such acceptance, if achieved, as a result of competition, technological change or other factors, could have a material adverse effect on Raptor's business, financial condition and results of operations.

  COMPETITION. The market for network security products and services is new, intensely competitive, rapidly evolving and subject to rapid technological change. Raptor expects competition to intensify in the future. Raptor believes that the principal competitive factors affecting the market for network security products include security effectiveness, scope of product offerings, technical features, ease of use, reliability, customer service and support, distribution channels and price. Although Raptor believes that its products currently compete favorably with respect to such factors, particularly in the high-end of the network security market, there can be no assurance that Raptor will maintain its competitive position against current and potential competitors, especially those with significantly greater financial, marketing, service, support, technical and other competitive resources.

  Raptor's principal current competitors include Ascend Communications Corporation, Bay Networks, Inc., CheckPoint Software Technology, Ltd., Cisco Systems, Inc., Cyberguard, Digital Equipment Corporation, International Business Machines Corporation, Milkyway Networks Corporation, Network Systems Corporation, Secure Computing Corporation, Sun Microsystems, Inc., 3Com Corporation, Trusted Information Systems Inc. and V-One, Inc. Raptor was the first company to introduce a firewall product that supports Microsoft's Windows NT operating system. Raptor's Eagle NT firewall product became commercially available in the first quarter of 1996. Cisco Systems and CheckPoint Software Technology both introduced Windows NT-based firewalls in 1996, and Microsoft recently introduced a proxy server product which features firewall-class security. According to a recent report, Raptor was the leading provider of Windows NT-based firewalls in 1996, and 73% of Raptor's total product shipments and 62% of its license revenue for the nine months ended September 30, 1997, were comprised of NT server products. However, there can be no assurance that Raptor will be able to maintain its position within the NT-based firewall market in the future. Although Raptor has a large share of the market for NT-based firewall products, its share of the total firewall market is smaller than that of Cisco Systems and CheckPoint Software Technology, each of which derives a significant portion of their firewall sales from non-Windows NT firewall products. There can be no assurance that Raptor will not in the future face increased competition from such companies in the NT firewall market and therefore suffer loss of market share to such companies. Moreover, due to the rapid expansion of the network security market, Raptor may face competition from new entrants in the network security industry, possibly including Raptor's resellers. In addition, a number of network hardware manufacturers, such as Cisco Systems, are now offering products with embedded firewalls. There can be no assurance that Raptor's current and potential competitors will not develop network security products that may be more effective than Raptor's current or future products or that Raptor's technologies and products would not be rendered obsolete by such developments. Many of Raptor's current and potential competitors have longer operating histories, greater name recognition, larger installed customer bases and significantly greater financial, technical and marketing resources than Raptor. As a result, they may be able to adapt more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the promotion and sale of their products than Raptor. An increase in competition could result in price reductions and loss of market share. Such competition and any resulting reduction in gross margins could have a material adverse effect on Raptor's business, financial condition and results of operations.

  In addition, several current and potential competitors of Raptor have established or may in the future establish cooperative relationships among themselves or with third parties to increase the ability of their products to address the security needs of Raptor's prospective customers. Accordingly, it is possible that new competitors or alliances may emerge and rapidly acquire significant market share. If this were to occur, the financial condition or results of operations of Raptor could be materially adversely affected.

  RISK OF NEW PRODUCT INTRODUCTIONS; RISK OF ERRORS OR FAILURES. As the network security industry continues to evolve, Raptor plans to develop and introduce new products to address the changing needs of the evolving network security market. There can be no assurance that Raptor will be able to develop new products or that such products will achieve market acceptance or, if market acceptance is achieved, that Raptor will be able to maintain such acceptance for a significant period of time. Any inability of Raptor to develop products on a timely basis that address changing customer requirements may require Raptor to substantially increase development expenditures or may result in a loss of market share to a competitor. For example, in May 1997, Raptor acquired exclusive worldwide rights to Open Market Inc.'s Axcess technology with the intention of using such technology to develop new secure intranet and authentication products. Raptor is currently engaged in research and development in connection with use of the Axcess technology and incorporating such technology in application-ready products. To date, however, Raptor has yet to introduce any such out-of-the-box applications incorporating the Axcess technology. There can be no assurance that Raptor will successfully complete the development of any such products in a timely fashion or that such products will satisfy the needs of the computer information security market or achieve market acceptance or, if market acceptance is achieved, that Raptor will be able to maintain such acceptance for a significant period of time and maintain continued compatibility with new releases of operating systems and with new operating systems that may be developed.

  Products as complex as those offered by Raptor may contain undetected errors when first introduced or when new versions are released. Raptor has in the past discovered software errors in certain of its product offerings after their introduction and has experienced delays and lost revenue during the period required to correct these errors. In particular, the personal computer hardware environment is characterized by a wide variety of non-standard configurations that makes pre-release testing for programming or compatibility errors very difficult and time-consuming. There can be no assurance that, despite testing by Raptor, errors will not occur in new products or releases after commencement of commercial shipments, resulting in adverse publicity, in loss of or delay in market acceptance, or in claims by the customer against Raptor, which could have a material adverse effect on Raptor's business, financial condition and results of operations.

  CHANGES IN TECHNOLOGY AND INDUSTRY STANDARDS. The network security industry is characterized by rapid changes, including evolving industry standards, frequent new product introductions, continuing advances in technology and changes in customer requirements and preferences. The introduction of new technologies could render Raptor's existing products obsolete or unmarketable. The development cycle for Raptor's new products may be significantly longer than Raptor's historical product development cycle, resulting in higher development costs or a loss in market share. Advances in techniques by individuals and entities seeking to gain unauthorized access to networks could expose Raptor's existing products to new and unexpected attacks and require accelerated development of new products. There can be no assurance that Raptor will be able to counter challenges to its current products, that Raptor's future product offerings will keep pace with technological changes implemented by competitors or persons seeking to reach network security, that its products will satisfy evolving consumer preferences or that Raptor will be successful in developing and marketing products for any future technology. Failure to develop and introduce new products and product enhancements in a timely fashion could have a material adverse effect on Raptor's business, financial condition and results of operations.

  DEPENDENCE ON RESELLERS. Raptor relies significantly on strategic, regional and international VARs and master distributors to distribute its products. The success of Raptor is therefore dependent in large part upon the performance of its resellers, whose efforts are outside Raptor's control. Raptor currently has agreements with over 300 resellers who accounted for 81% and 91% of sales for fiscal 1996 and the nine months ended September 30, 1997, respectively. Furthermore, Raptor has become particularly dependent upon a small number of strategic VARs and master distributors for an increasingly significant amount of its revenue, including MicroAge Computer Centers, Inc., Access Graphics Inc., Tech Data Product Management, Inc., Ingram Micro Inc. and Hewlett-Packard Company. Such strategic VARs and master distributors collectively accounted for 13% of Raptor's sales for the quarter ended September 30, 1997. The loss of any of Raptor's major resellers, either to competitive products offered by other companies or to products developed internally by the resellers, could have a material adverse effect on Raptor. Moreover, Raptor's future success will depend in part on its ability to attract new resellers. Raptor's agreements with certain of these resellers allow them to terminate such contracts in the event of a change of control of Raptor or otherwise upon advance notice. Any such termination of a contract with a significant reseller could have an adverse effect on Raptor's financial condition and results of operations. Furthermore, as Raptor seeks to expand its product focus to firewalls for high-end UNIX-based systems and sophisticated intranet security technologies, it is likely to pursue more sophisticated network security customers. Similarly, as Raptor develops products that require increased implementation consulting services, such as products utilizing the Axcess technology acquired from Open Market, Inc., it is likely to rely more heavily on direct sales efforts to attract customers for such products. There can be no assurance that Raptor will be successful in attracting and retaining necessary sales and consulting personnel, or that once hired, such personnel will successfully implement Raptor's strategy.

  DEPENDENCE ON EXTERNAL DEVELOPMENT RESOURCES AND SUPPLIERS. Raptor has relied and will continue to rely on external development resources for the development of certain of its products and components thereof. Raptor's success will depend in part on its continued ability to obtain and renew product development agreements with independent software developers. There can be no assurance that Raptor will be able to obtain or renew product development agreements on favorable terms or at all. Due primarily to the increased demand for software programs, the payment of advance and guaranteed royalties to independent developers has increased and may continue to increase. As independent developers are in high demand, there can be no assurance that independent developers, including those who have developed products for Raptor in the past, will be available to develop products for Raptor in the future. Many independent developers have limited financial resources, which could expose Raptor to the risk that such developers may go out of business prior to completing a project. In addition, due to the fact that Raptor has less control over the scheduling and quality of the work of independent developers than it does over its own employees, there can be no assurance that such developers will complete products for Raptor on a timely basis, within acceptable guidelines or at all.

  INTERNATIONAL SALES RISKS. Sales outside the United States accounted for approximately 17% and 21% of Raptor's net revenues from its information security products in the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively. Of such international sales, sales in Asia accounted for approximately 7% and 10% of Raptor's net revenues in the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively. Management expects that international sales will continue to generate a significant portion of Raptor's total revenue. To date, all sales outside the United States have been transacted in United States dollars and as a result have not been subject to risks associated with currency fluctuations. As Raptor pursues international sales, currency fluctuations could make Raptor's products less competitive in foreign markets and contribute to fluctuation in Raptor's operating results. Other risks affecting international sales include political instability, difficulties in staffing and managing international operations, potential insolvency of international resellers, longer receivable collection periods and difficulty in collecting accounts receivable. In addition, the laws of certain countries do not protect Raptor's products and intellectual property rights to the same extent as the laws of the United States. There can be no assurance that these factors will not have a material adverse effect of Raptor's business, financial condition and results of operations.

  EFFECT OF GOVERNMENTAL REGULATION OF TECHNOLOGY EXPORTS. Raptor's international sales and operations may be subject to risks such as the imposition of governmental controls, new or changed export and import license requirements, restrictions on the export of critical technology, trade restrictions and changes in tariffs. While Raptor believes its products are designed to meet the regulatory standards of foreign markets, any inability to obtain foreign regulatory approvals on a timely basis could have a material adverse effect on Raptor's financial condition or results of operations. Certain of Raptor's products are subject to export controls under U.S. law, and Raptor believes it has obtained all necessary export approvals when required. There can be no assurance, however, that the list of products and countries for which export approval is required, and the regulatory policies with respect thereto, will not be revised from time to time. The inability of Raptor to obtain required approvals under these regulations could materially adversely affect the ability of Raptor to make international sales. In particular, because of governmental controls on the exportation of encryption technology, Raptor is unable to export its most robust network security products. As a result, foreign competitors that face less stringent controls on their products may be able to compete more effectively than Raptor in the global network security market. There can be no assurance that these factors will not have a material adverse effect on Raptor's business, financial condition and results of operations. In addition, certain countries into which Raptor imports its products have import and other restrictions on security software products. Any failure to comply with such regulations could have an adverse effect on Raptor's business, financial condition and results of operations.

  LIMITED PROTECTION OF INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS. Raptor's success is dependent in part upon its proprietary software and security technology. Raptor relies on copyright and trade secret laws, employee and third-party non-disclosure agreements and other methods to protect its proprietary rights. Raptor currently has four patent applications pending in the United States relating to certain aspects of its technology. There can be no assurance that any pending or future patent applications will be granted or that any future patents will not be challenged, invalidated or circumvented or that the rights granted thereunder will provide competitive advantages to Raptor. Raptor believes that, due to the rapid pace of technological innovation for network security products, Raptor's ability to establish and maintain a position of technology leadership in the industry is dependent more upon the skills of its development personnel than upon the legal protections afforded its existing technology. There can be no assurance, however, that Raptor's trade secrets or non-disclosure agreements will provide meaningful protection of Raptor's proprietary information. Furthermore, there can be no assurance that others will not independently develop similar technologies or duplicate any technology developed by Raptor. Raptor's inability to protect its proprietary rights would have a material adverse effect on Raptor's business, financial condition and results of operations. Further, Raptor may be subject to additional risk as it enters into transactions in countries where intellectual property laws are not well developed or are poorly enforced. Legal protections of Raptor's rights may be ineffective in such countries.

  As the number of network security products in the industry increases and the functionality of these products further overlaps, software developers and publishers may increasingly become subject to infringement claims. There can be no assurance that third parties will not assert infringement claims against Raptor in the future with respect to current or future products. Although Raptor is not currently the subject of any intellectual property litigation, there has been substantial litigation regarding patent, copyright, trademark and other intellectual property rights involving computer software companies. Any claims or litigation, with or without merit, could be costly and could result in a diversion of management's attention, which could have a material adverse effect on Raptor's business, financial condition and results of operations. Adverse determinations in such claims or litigation could also have a material adverse effect on Raptor's business, financial condition and results of operations.

  DEPENDENCE ON LICENSED TECHNOLOGY. Raptor relies on outside licensors for certain technology that is incorporated into and is necessary for the operation of Raptor's products. Raptor's success will depend in part on its continued ability to license technologies that are or may be important to the functionality of its products. An inability to continue to procure or use such technology could have a material adverse effect on Raptor's business, financial condition and results of operations.

CONFLICTS OF INTEREST OF CERTAIN OFFICERS, DIRECTORS AND STOCKHOLDERS OF
RAPTOR

  In considering the recommendation of the Raptor Board with respect to the Merger, the Merger Agreement and the transactions contemplated thereby, the holders of Raptor Common Stock should be aware that certain members of the Raptor Board and the management of Raptor have certain interests in, and will receive benefits from, the Merger that are different from, or in addition to, the interests of, and benefits to, the holders of Raptor Common Stock generally. See "The Merger--Interests of Certain Persons in the Merger." The Raptor Board of Directors was aware of the these conflicts of interest and benefits, and considered them, among other matters, in deciding whether to approve the Merger, the Merger Agreement and the transactions contemplated thereby.

  In connection with the Merger:

    1. Raptor entered into severance, consulting and/or bonus agreements with certain employees and executive officers, two of whom are also members of its Board of Directors. Raptor has entered into Severance Agreements, that become effective upon the date that the Merger is consummated, with certain executive officers (and other director-level and above employees) that provide, among other things, that if such person's employment is terminated other than for Cause (as defined in the Severance Agreements), or the employee resigns for Good Reason (as defined in the Severance Agreements), during a range of time periods (depending upon the person's level of employment), such employee has a right to receive a lump-sum severance payment, and continued health and dental benefits for the same period. Such lump sum severance payments aggregate approximately $1,000,000 to certain executive officers of Raptor assuming no change in current base salary levels, in the following amounts: six (6) months for director-level employees, nine (9) months for vice-presidents, one (1) year for the chief executive officer, chief financial officer and senior vice-presidents, or two (2) years for the Chairman of the Raptor Board, of base salary as then in effect.

    2. Raptor also has entered into Consulting Agreements, that become effective upon the date that the Merger is consummated, with Mr. Shaun McConnon, Chief Executive Officer of Raptor and a member of the Raptor Board and Mr. John Ingalls, Chief Financial Officer of Raptor, pursuant to which Raptor, or any successor entity, will pay consulting payments (aggregating $740,000) in consideration of certain consulting services that such individuals will provide to Raptor, AXENT and/or the Surviving Corporation in connection with the Merger and the integration of the respective businesses of Raptor and AXENT.

    3. Raptor entered into Bonus Agreements, which become effective upon the date that the Merger is consummated, that provide certain executive officers and employees of Raptor with bonus payments (aggregating approximately $1,300,000) at certain dates after the consummation of the Merger. Pursuant to the terms of the Bonus Agreements, each employee is entitled to receive his or her entire bonus payment unless he or she voluntarily resigns without Good Reason (as defined in the Bonus Agreements), in which case he or she would forfeit any bonus not yet earned.

  In addition, as of December 19, 1997, options to purchase a total of 649,287 shares of Raptor Common Stock held by certain executive officers of Raptor and non-employee members of the Raptor Board were outstanding and not vested and will become fully vested and immediately exercisable in connection with the Merger. In the event that the executive officers and/or non-employee members of the Raptor Board exercise such options, then, assuming a $13.20 per share price of Raptor Common Stock (the closing price of AXENT Common Stock on December 19, 1997 multiplied by the Conversion Ratio), the aggregate value (net of exercise price) to the holders of such options would be approximately $7,069,781. Additional options to purchase shares of Raptor Common Stock have been issued to certain executive officers of Raptor which will be canceled upon consummation of the Merger. As of December 19, 1997, the four non-employee members of the Raptor Board owned an aggregate of 24,000 shares of restricted Raptor Common Stock (the "Raptor Restricted Stock"). According to the terms of such Raptor Restricted Stock, the restrictions on all of such Raptor Restricted Stock will lapse in connection with the Merger. Assuming a $13.20 per share price of Raptor Common Stock (the closing price of AXENT Common Stock on December 19, 1997 multiplied by the Conversion Ratio), the aggregate value to the holders of such Raptor Restricted Stock (net of the purchase price) would be approximately $304,800. See "The Merger--Interests of Certain Persons in the Merger."

PAYMENTS IF THE MERGER AGREEMENT IS TERMINATED

  No assurance can be given that the Merger will be consummated. The Merger Agreement provides for the payment by Raptor of a termination fee of $8,850,315 if the Merger Agreement is terminated under certain circumstances. Such payment obligations may adversely affect the ability of Raptor to engage in another transaction in the event that the Merger is not consummated and may have an adverse impact on the financial condition of Raptor. See "The Merger Agreement--Termination."

NO APPRAISAL RIGHTS IN CONNECTION WITH MERGER

  The holders of Raptor Common Stock do not have appraisal rights in connection with the Merger under Delaware law. See "The Raptor Special Meeting--Appraisal Rights."

                           THE AXENT SPECIAL MEETING

GENERAL

  This Prospectus/Joint Proxy Statement is being furnished to holders of AXENT Common Stock as of the AXENT Record Date in connection with the solicitation of proxies by the AXENT Board for use at the AXENT Special Meeting and any adjournments or postponements thereof. Each copy of this Prospectus/Joint Proxy Statement mailed to holders of record of AXENT Common Stock is accompanied by a form of proxy for use at the AXENT Special Meeting.

  This Prospectus/Joint Proxy Statement and the accompanying forms of proxies are first being mailed to stockholders of AXENT on or about January 5, 1998.

  AXENT STOCKHOLDERS ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY TO AXENT IN THE ENCLOSED, POSTAGE-PAID ENVELOPE.

PURPOSE OF THE AXENT SPECIAL MEETING

  At the AXENT Special Meeting, the holders of AXENT Common Stock eligible to vote will consider and vote upon: (i) the AXENT Share Proposal; (ii) the Stock Purchase Plan; (iii) the Option Plan; and (iv) such other matters as may properly come before the AXENT Special Meeting or any adjournments or postponements thereof.

BOARD OF DIRECTORS RECOMMENDATION

  The AXENT Board has unanimously approved the Merger Agreement and the Merger, the AXENT Share Proposal, the Stock Purchase Plan and the Option Plan and recommends a vote FOR approval and adoption of the AXENT Share Proposal, the Stock Purchase Plan and the Option Plan.

DATE, TIME AND PLACE

  The AXENT Special Meeting is scheduled to be held on February 5, 1998 at
11.00 a.m., local time, at 2400 Research Boulevard, Suite 200, Rockville, Maryland.

RECORD DATE; SHARES OUTSTANDING

  The AXENT Board has fixed the close of business on December 31, 1997 as the AXENT Record Date for the determination of AXENT stockholders entitled to notice of and to vote at the AXENT Special Meeting and at any adjournments or postponements thereof.

  On the AXENT Record Date, there were outstanding     shares of AXENT Common
Stock held by approximately     stockholders of record.

VOTING AT THE AXENT SPECIAL MEETING

  The presence, either in person or by proxy, of the holders of a majority of the outstanding shares of the AXENT Common Stock issued and outstanding and entitled to vote at the AXENT Special Meeting is necessary to constitute a quorum at the AXENT Special Meeting. The affirmative vote of the holders of a majority of the outstanding shares of AXENT Common Stock, present in person or by proxy at the Special Meeting considering such matter, is required to approve (i) the AXENT Share Proposal; (ii) the Stock Purchase Plan; and (iii) the Option Plan. Abstentions will be treated as shares that are present and entitled to vote for the purposes of determining a quorum and as negative votes against the approval of the foregoing. "Broker non-votes" will not be considered as present and will not be counted for or against approval of the foregoing.

  As of the AXENT Record Date, AXENT's directors, executive officers and their
affiliates held approximately     or  %, of the outstanding shares of AXENT
Common Stock entitled to vote at the AXENT Special Meeting. Certain stockholders of AXENT, who as of the AXENT Record Date, held in the aggregate approximately % of the outstanding AXENT Common Stock, have entered into Voting and Support Agreements providing, among other things, to vote such shares in favor of the Merger and the Merger Agreement. See "The Merger and the AXENT Share Proposal--Voting and Support Agreements."

  When a proxy is returned properly signed and dated, the shares represented thereby will be voted in accordance with the instructions on the proxy. If a stockholder does not return a signed proxy, the shares will not be voted. Stockholders are urged to mark the boxes on the proxy to indicate how their shares are to be voted. IF A STOCKHOLDER RETURNS A SIGNED PROXY, BUT DOES NOT INDICATE HOW SUCH HOLDER'S SHARES ARE TO BE VOTED, THE SHARES REPRESENTED BY THE PROXY WILL BE VOTED FOR THE APPROVAL AND ADOPTION OF THE AXENT SHARE PROPOSAL, THE STOCK PURCHASE PLAN AND THE OPTION PLAN.

  Attendance at the AXENT Special Meeting will not in and of itself constitute revocation of a proxy. The proxy may be revoked in writing by the person giving it at any time before it is exercised, by giving such notice to the Secretary of AXENT or by submitting a proxy bearing a later date, or by such person appearing at the Special Meeting and voting in person. All proxies validly submitted and not revoked will be voted in the manner specified.

  The AXENT Board is not currently aware of any matters to come before the AXENT Special Meeting other than as described herein. If, however, other matters are properly brought before the AXENT Special Meeting, including among other things consideration of a motion to adjourn the AXENT Special Meeting to another time and/or place (including without limitation for the purpose of soliciting additional proxies), the persons appointed as the named proxies will have discretion to vote or act thereon according to their best judgment.

SOLICITATION OF PROXIES

  AXENT will bear the costs of soliciting proxies from the AXENT stockholders. In addition to solicitation by mail, directors, officers and employees of AXENT, who will not be compensated for such services, may solicit proxies from AXENT stockholders personally or by telephone, telecopy or telegram or other forms of communication. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of AXENT Common Stock held of record by such persons, and such persons will be reimbursed for their reasonable expenses incurred in that effort by AXENT. Georgeson & Company Inc. has been engaged by AXENT to act as proxy solicitors and to mail proxies to the holders of AXENT Common Stock on the AXENT Record Date and will receive a fee in connection therewith of approximately $7,500.

APPRAISAL RIGHTS

  Holders of AXENT Common Stock will be not be entitled to appraisal rights in connection with the approval and adoption of the AXENT Share Proposal.

                          THE RAPTOR SPECIAL MEETING

GENERAL

  This Prospectus/Joint Proxy Statement is being furnished to holders of Raptor Common Stock as of the Raptor Record Date in connection with the solicitation of proxies by the Raptor Board for use at the Raptor Special Meeting and any adjournments or postponements thereof. Each copy of this Prospectus/Joint Proxy Statement mailed to holders of record of Raptor Common Stock is accompanied by a form of proxy for use at the Raptor Special Meeting.

  This Prospectus/Joint Proxy Statement and the accompanying forms of proxies are first being mailed to stockholders of Raptor on or about January 5, 1998.

  RAPTOR STOCKHOLDERS ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY TO RAPTOR IN THE ENCLOSED, POSTAGE-PAID ENVELOPE OR BY FACSIMILE.

  RAPTOR STOCKHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THEIR
PROXIES.

PURPOSE OF THE RAPTOR SPECIAL MEETING

  At the Raptor Special Meeting, the holders of Raptor Common Stock eligible to vote will consider and vote upon: (i) the approval of the Merger Agreement and the Merger; and (ii) such other matters as may properly come before the Raptor Special Meeting or any adjournments or postponements thereof.

BOARD OF DIRECTORS RECOMMENDATION

  For the reasons described in this Prospectus/Joint Proxy Statement, the Raptor Board has unanimously approved the Merger Agreement and the Merger. The Raptor Board believes that the Merger is fair to, and in the best interests of, Raptor and the Raptor stockholders and unanimously recommends that the Raptor stockholders vote FOR approval of the Merger Agreement, the Merger and the transactions contemplated thereby. In making its recommendation, the Raptor Board considered, among other things, the opinion of Montgomery that the consideration to be paid is fair to the Raptor stockholders from a financial point of view. See "The Merger and the AXENT Share Proposal-- Background of the Merger," "--Reasons for the Merger" and "--Opinions of Raptor's Financial Advisor."

DATE, TIME AND PLACE

  The Raptor Special Meeting is scheduled to be held on February 5, 1998 at 10:00 a.m., local time, at the offices of Goodwin, Procter & Hoar LLP, Exchange Place, Boston, Massachusetts.

RECORD DATE; SHARES OUTSTANDING

  The Raptor Board has fixed the close of business on December 31, 1997 as the Raptor Record Date for the determination of Raptor stockholders entitled to notice of and to vote at the Raptor Special Meeting and at any adjournments or postponements thereof.

  On the Raptor Record Date, there were outstanding     shares of Raptor
Common Stock held by approximately     stockholders of record.

VOTING AT THE RAPTOR SPECIAL MEETING

  The presence, either in person or by proxy, of the holders of a majority of the outstanding shares of the Raptor Common Stock issued and outstanding and entitled to vote at the Raptor Special Meeting is necessary to constitute a quorum at the Raptor Special Meeting. The affirmative vote of the holders of a majority of the outstanding shares of Raptor Common Stock is required to approve the Merger Agreement and the Merger. Abstentions and "broker-non votes" will have the effect of votes against approval of the foregoing, but will be counted as shares present in connection with determining whether a quorum exists at the Raptor Special Meeting.

  As of the Raptor Record Date, Raptor's directors, executive officers and
their affiliates held approximately     or  % of the outstanding shares of
Raptor Common Stock entitled to vote at the Raptor Special Meeting. Certain stockholders of Raptor, who as of the Raptor Record Date held in the aggregate approximately % of the outstanding Raptor Common Stock, have entered into Voting and Support Agreements providing, among other things, to vote such shares in favor of the Merger and the Merger Agreement. See "The Merger-- Voting and Support Agreements."

  When a proxy is returned properly signed and dated, the shares represented thereby will be voted in accordance with the instructions on the proxy. If a stockholder does not return a signed proxy, the shares will not be voted. Stockholders are urged to mark the boxes on the proxy to indicate how their shares are to be voted. IF A STOCKHOLDER RETURNS A SIGNED PROXY, BUT DOES NOT INDICATE HOW SUCH HOLDER'S SHARES ARE TO BE VOTED, THE SHARES REPRESENTED BY THE PROXY WILL BE VOTED FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER.

  Attendance at the Raptor Special Meeting will not in and of itself constitute revocation of a proxy. The proxy may be revoked in writing by the person giving it at any time before it is exercised by giving such notice to the Secretary of Raptor or by submitting a proxy bearing a later date, or by such person appearing at the Special Meeting and voting in person. All proxies validly submitted and not revoked will be voted in the manner specified.

  The Raptor Board is not currently aware of any matters to come before the Raptor Special Meeting other than as described herein. If, however, other matters are properly brought before the Raptor Special Meeting, including among other things consideration of a motion to adjourn the Raptor Special Meeting to another time and/or place (including without limitation for the purpose of soliciting additional proxies), the persons appointed as the named proxies will have discretion to vote or act thereon according to their best judgment.

SOLICITATION OF PROXIES

  Raptor will bear the costs of soliciting proxies from the Raptor stockholders. In addition to solicitation by mail, directors, officers and employees of Raptor, who will not be compensated for such services, may solicit proxies from Raptor stockholders personally or by telephone, telecopy or telegram or other forms of communication. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of Raptor Common Stock held of record by such persons, and such persons will be reimbursed for their reasonable expenses incurred in that effort by Raptor. MacKenzie Partners, Inc. has been engaged by Raptor to act as proxy solicitors and to mail proxies to the holders of Raptor Common Stock on the Raptor Record Date and will receive a fee in connection therewith of approximately $6,000.

APPRAISAL RIGHTS

  Holders of Raptor Common Stock will be not be entitled to appraisal rights in connection with the approval and adoption of the Merger Agreement and the Merger.

              PROPOSAL I: THE MERGER AND THE AXENT SHARE PROPOSAL

BACKGROUND OF THE MERGER

  AXENT has maintained an active program of expansion through its acquisition of products and businesses and its exploration of collaborative relationships throughout its history. As part of its monitoring of possible candidates for acquisition or collaborative relationship, AXENT has followed Raptor and has recognized that Raptor's products, technologies and marketing and distribution channels are complementary to those of AXENT.

  During May and June of 1996, Richard Lefebvre, AXENT's Chairman of the Board and then Chief Executive Officer and Robert Steinkrauss, Raptor's Chairman of the Board and then Chief Executive Officer, and other representatives of AXENT and Raptor met or exchanged information on several occasions relating to a collaborative relationship between the two companies, including reselling and distribution arrangements.

  By letter dated June 28, 1996 to Mr. Lefebvre, Mr. Steinkrauss outlined a potential combination of the two companies. Messrs. Lefebvre and Steinkrauss continued discussions regarding a possible combination of the two companies throughout July and into August. On August 6, 1996, Mr. Lefebvre received a letter from Mr. Steinkrauss outlining Raptor's proposed acquisition of AXENT ("Raptor Initial Proposal"). Meetings and conversations between representatives of AXENT and Raptor continued.

  On September 18, 1996, the Raptor Board reviewed a number of acquisition and investment opportunities, including AXENT, at which point Mr. Steinkrauss reported that AXENT had declined to pursue a business combination with Raptor. Throughout the month of October, 1996, Messrs. Lefebvre and Steinkrauss as well as John Becker, then Chief Operating Officer of AXENT, and other representatives of AXENT and Raptor continued to meet and exchange information relating to each company's strategic vision and purpose, and desire to enter into a collaborative relationship. By letter dated October 21, 1996, Mr. Steinkrauss again expressed Raptor's interest in pursuing a business combination ("Raptor Second Proposal"). At a regularly scheduled meeting of the AXENT Board on October 22, 1996, the AXENT Board determined that AXENT management should not pursue the Raptor Second Proposal. Discussions concerning a potential business combination between the two companies halted by the end of October 1996. At the November 21, 1996 regularly scheduled Raptor Board meeting, Mr. Steinkrauss reviewed Raptor's acquisition and investment opportunities, which included AXENT. Mr. Steinkrauss informed the Raptor Board that AXENT had declined the Raptor Second Proposal.

  The companies discontinued business discussions until June 23, 1997, when Shaun McConnon, Raptor's President and current Chief Executive Officer, and other members of Raptor's management met Mr. Becker and other members of AXENT's management to discuss a potential licensing agreement. By letter dated July 21, 1997, Erich Baumgartner, Jr., Vice President of Raptor, transmitted a formal proposal for a strategic alliance between the two companies in the form of a distribution arrangement. The companies discussed the terms under which AXENT would distribute Raptor's products.

  On July 29, 1997, AXENT engaged Broadview to assist AXENT in pursuing a corporate development program.

  On September 3, 1997, Messrs. Becker and McConnon discussed each company's strategy and the benefits of a business combination between the two entities. At that time, Raptor and AXENT entered into a Bi-Lateral Non-Disclosure Agreement relating to disclosure and other covenants. Throughout the first half of September, representatives of Raptor and AXENT continued to discuss the possibility of a business combination and exchange information related thereto. Mr. Becker transmitted for discussion an outline of a preliminary structure of an acquisition of Raptor by AXENT to Mr. McConnon on September 15, 1997.

  During September 1997, representatives of AXENT and Raptor continued to discuss a potential acquisition of Raptor by AXENT. At a September 19, 1997 regularly scheduled Raptor Board meeting, the Raptor Board discussed and reviewed the AXENT proposal and certain other opportunities for a business combination involving Raptor, but did not take any action in that regard.

  On October 22, 1997, at a regularly scheduled AXENT Board meeting, the AXENT Board discussed strategic alternatives and possible acquisition candidates including Raptor. The AXENT Board determined a transaction with Raptor was not likely and directed management to pursue other identified acquisition targets.

  On October 29, 1997, representatives of AXENT and Raptor again met and further discussed a potential transaction and conducted preliminary due diligence investigations relating to engineering and product synergies and financial matters. Montgomery was involved in the discussions with Raptor and AXENT in October 1997 and was engaged to act as financial advisor to Raptor on November 13, 1997. On November 14, 1997, management of Raptor met with Raptor's accountants and attorneys to develop a strategy for the negotiations.

  On November 18, 1997 representatives of AXENT and Raptor held a joint meeting with their respective financial and legal advisors to discuss the structure of a business combination between the companies, and identify the issues which would have to be resolved in order for a transaction to occur.

  On November 19, 1997, Mr. Becker submitted to Raptor a new discussion outline of a transaction pursuant to which AXENT again proposed a merger of AXENT and Raptor at a Conversion Ratio significantly below the ratio finally presented in the Merger Agreement. Additionally, AXENT directed its legal counsel to commence preparation of definitive documentation for the proposed transaction. Although the parties had differences on a number of material terms, including the Conversion Ratio, the precise terms of termination rights and termination fees, the provision of severance benefits, the conduct of each party's operations between signing and closing of the Merger, and various corporate governance issues, management of AXENT and Raptor believed that negotiations had proceeded to a point where the remaining issues should be addressed in the context of negotiations over definitive documentation.

  On November 20, 1997, the Raptor Board, together with its management and financial and legal advisors, held a telephonic meeting to review, among other things, the Conversion Ratio and other terms proposed by AXENT, the status of negotiations on the structure of a business combination, and a proposed timetable for negotiating and completing the proposed transaction.

  On November 21, 1997, the AXENT Board, together with its management and financial and legal advisors, held a telephonic meeting to review, among other things, principal terms of the proposed transaction, the status of negotiations and a proposed timetable for negotiating and completing the proposed transaction. The AXENT Board authorized Mr. Becker to continue his negotiations with Mr. McConnon on certain terms. Also on November 21, 1997, representatives of AXENT's management continued due diligence of Raptor.

  After the circulation of initial drafts of various definitive documentation and the exchange of comments on certain of those drafts, representatives of Raptor's and AXENT's management and their financial and legal advisors participated in a telephonic meeting in the morning of November 24, 1997, to continue negotiations of the outstanding issues.

  Also on November 24, 1997, Raptor's Board held a meeting in Boston, Massachusetts to discuss the status of the Merger Agreement and outstanding issues related to the same. During the meeting, Raptor's management and its accountants and financial and legal advisors reviewed the terms of the proposed transaction. Messrs. Becker and Lefebvre, together with two other representatives of AXENT's senior management, attended the meeting and gave a presentation regarding AXENT and their plans for the proposed combined entity and answered questions from the Raptor Board. Montgomery also reviewed with the Raptor Board the financial aspects of the proposed transaction, including the Conversion Ratio, and the valuation methodologies being utilized by Montgomery in connection with its financial analysis of the proposed transaction. At this Raptor Board meeting, Raptor's legal advisors and accountants reviewed certain issues regarding the proposed transaction. Among other matters, Raptor's management and Board determined that (i) in recognition of Raptor employee contributions and the need to retain key employees through the pendency of the transaction, satisfactory severance arrangements should be instituted, and (ii) the amount of the termination fee should be reduced and the events upon which the termination fee would be triggered should be minimized.

  Following the Raptor Board meeting on November 24, 1997, telephonic negotiations between AXENT and Raptor and their respective financial and legal advisors continued. Representatives of AXENT's management continued their due diligence investigation of Raptor on November 25, 1997.

  On November 28, 1997, after the close of the stock market, the Raptor Board, together with Raptor's management and its financial and legal advisors, held a telephonic meeting to discuss the progress of negotiations of the Merger. At this meeting, Raptor's management and its financial and legal advisors updated the Raptor Board on the status of negotiations. Mr. McConnon briefed the Raptor Board on the Conversion Ratio that he had negotiated with Mr. Becker, as well as other key issues under discussion and the relative positions of the parties with respect to such issues. The key issues included (i) whether Raptor employees would be provided satisfactory severance arrangements and
(ii) the amount of the termination fee and the events upon which the termination fee would be triggered. During this meeting, Montgomery updated the Raptor Board with respect to Montgomery's financial analysis of the proposed transaction and delivered its fairness opinion that, as of such date and based upon and subject to certain matters stated in such opinion, the consideration paid in the Merger was fair, from a financial point of view, to the stockholders of Raptor. Also on November 28, substantially complete drafts of the definitive documents relating to the Merger were distributed to the Raptor Board. After deliberation of these issues by the Raptor Board, the directors discussed with Mr. McConnon acceptable parameters within which such issues were authorized to be resolved and authorized management to complete negotiations of the Merger Agreement. The Raptor Board found that the Merger Agreement and the transactions related thereto were fair and in the best interests of the stockholders of Raptor, and unanimously approved the Merger Agreement and the transactions related thereto.

  On November 29, 1997, legal counsel and the accountants for AXENT and Raptor participated with management of the two companies in continued negotiations on the Merger Agreement and financial aspects of the final proposed terms of the transaction.

  On November 30, 1997, the AXENT Board held a special meeting to consider the proposed Merger Agreement. At the AXENT Special Meeting, Mr. Becker, together with members of AXENT's management and AXENT's financial and legal advisors reviewed with the AXENT Board the results of their due diligence investigations and the terms of the proposed Merger Agreement. In addition, Broadview delivered to the AXENT Board its oral opinion (which opinion was subsequently confirmed by delivery of a written opinion dated November 30,
1997) that, as of such date and based upon and subject to certain matters stated in such opinion, the consideration paid in the Merger was fair, from a financial point of view, to the stockholders of AXENT. See "--Opinion of AXENT's Financial Advisor." Substantially complete drafts of the definitive documents relating to the Merger had been distributed to the AXENT Board in preparation for the November 30, 1997 meeting. After discussions, the AXENT Board found that the Merger Agreement and the transactions related thereto were fair and in the best interests of the stockholders of AXENT and unanimously approved the Merger Agreement and authorized AXENT to enter into the Merger Agreement.

  On November 30, 1997, Raptor's management and its legal advisors participated in a telephonic meeting to inform the Raptor Board that the AXENT Board had approved the proposed transaction, the final terms of which were within the parameters authorized by the Raptor Board on November 28, 1997.

  Preparation of final versions of the Merger Agreement and related documents continued through the evening of November 30. On December 1, 1997, the Merger Agreement and related documents were executed and delivered, and AXENT and Raptor issued a joint public announcement of the Merger and the transactions related thereto.

RECOMMENDATION OF THE RAPTOR AND AXENT BOARDS

  THE RAPTOR AND AXENT BOARDS UNANIMOUSLY RECOMMEND THAT THE STOCKHOLDERS OF RAPTOR AND AXENT, RESPECTIVELY, VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AND MERGER AGREEMENT FOR THE REASONS SET FORTH BELOW.

REASONS FOR THE MERGER

 AXENT

  The AXENT Board unanimously approved the Merger Agreement and the Merger at a meeting of the AXENT Board on November 30, 1997. THE AXENT BOARD BELIEVES THAT THE TERMS OF THE MERGER ARE IN THE BEST INTERESTS OF AXENT AND ITS STOCKHOLDERS AND RECOMMENDS THAT THE STOCKHOLDERS OF AXENT VOTE "FOR" APPROVAL OF THE MERGER.

  In unanimously approving the Merger Agreement and in recommending that AXENT's stockholders approve the Merger, the AXENT Board consulted with AXENT's management, as well as its financial and legal advisors, and considered a number of factors. The material factors considered by the AXENT Board in reaching the foregoing conclusions are described below.

   (i) The competitive advantage of offering a more comprehensive product line including both AXENT's OmniGuard products and Raptor's firewall and other network security products.

   (ii) AXENT's ability to sell many of its products through Raptor's traditional VAR, OEM and distributor channels, using Raptor's experienced indirect channel managers, as well as AXENT's indirect channel and large direct sales force.

   (iii) AXENT's ability to sell many of Raptor's products through AXENT's direct sales force and indirect channel.

   (iv) AXENT's desire to add an experienced development team that would continue to develop new information security solutions and would work with AXENT's development staff to integrate Raptor's products with AXENT's existing products.

   (v) The benefits of becoming a larger consolidated organization with access to significantly greater financial, development, distribution channel and other resources to address the information security needs of end users.

   (vi) Information concerning the historical financial performance, business operations, financial condition and prospects of Raptor including Raptor's periodic reports filed with the Commission.

   (vii) The financial condition, results of operations and business of Raptor, on both a historical and prospective basis, as well as current industry, economic and market conditions.

   (viii) The AXENT Board considered the significant consolidation and realignment occurring in the industry and its view that AXENT must acquire additional products and technology in order to maintain its position as a leading source for enterprise security with a broad set of information security products.

   (ix) The financial terms of the Merger, including the proposed structure as a tax-free reorganization, and the Conversion Ratio.

   (x) The financial presentation and oral opinion of Broadview rendered to the AXENT Board at its November 30, 1997 meeting (which opinion was subsequently confirmed by delivery of a written opinion dated November 30, 1997) to the effect that as of the date of such opinion and based upon and subject to certain matters stated therein, the Conversion Ratio was fair, from a financial point of view, to the holders of AXENT Common Stock. See Annex B.

   (xi) The expectation that the Merger would be accounted for under the pooling-of-interests method of accounting.

  The AXENT Board also considered the following potentially negative factors in its deliberations concerning the Merger:

  (i) The various conditions to Raptor's obligations to consummate the Merger.

  (ii) AXENT's failure to obtain Voting and Support Agreements from holders of a majority of outstanding Raptor Common Stock.

  (iii) The fact that under the terms of the Merger Agreement, Raptor's Board could consider and approve an alternative transaction and, in certain circumstances, AXENT would only be entitled to a termination fee of $8,850,316.

  (iv) The risks associated with having the deal value being expressed as a set number of shares of AXENT Common Stock, regardless of the value thereof at the Effective Time of the proposed Merger.

  (v) The risk that the trading price of AXENT Common Stock might be adversely affected by the announcement of the Merger.

  (vi) The charges expected to be incurred in connection with the Merger, including costs of integrating the business, transaction expenses arising from the Merger and severance, bonus and consulting payments to Raptor executives.

  (vii) The risk that the Merger would not be consummated following the public announcement thereof.

  (viii) The risks of the combined entity suffering employee attrition from former Raptor personnel and of failing to retain key personnel due to uncertainties associated with the pending Merger.

  (ix) The potential effect of the Merger on collaborative arrangements between AXENT and certain competitors of Raptor, as well as the potential for delay or disruption of collaborative arrangements between AXENT and other companies.

  (x) The potential disruption of the business of either company that might result from employee uncertainty and lack of focus following announcement of the Merger and during the integration of the operations of AXENT and Raptor.

  (xi) The difficulty of managing separate operations in distant geographic locations.

  (xii) The risk that, despite the intentions and the efforts of the parties to support their respective products, the announcement of the Merger could result in decisions by customers to defer purchases of products of AXENT or Raptor.

  (xiii) The other risks described under "Risk Factors."

  In the opinion of the AXENT Board, the above factors represent the material potential adverse consequences that could occur as a result of the Merger. In considering the Merger and the transactions related thereto, the AXENT Board considered the impact of these factors on AXENT's existing stockholders. In the opinion of the AXENT Board, however, these potentially negative factors were outweighed by the potential positive factors considered by the AXENT Board which are described above. Accordingly, the AXENT Board voted to approve the Merger Agreement and the transactions related thereto.

  In view of the wide variety of factors considered in connection with its evaluation of the Merger, the AXENT Board did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determination.

 Raptor

  The Raptor Board unanimously approved the Merger Agreement and the Merger at a meeting of the Raptor Board on November 28, 1997. THE RAPTOR BOARD BELIEVES THAT THE TERMS OF THE MERGER ARE IN THE BEST INTERESTS OF RAPTOR AND ITS STOCKHOLDERS AND RECOMMENDS THAT THE STOCKHOLDERS OF RAPTOR VOTE "FOR" APPROVAL OF THE MERGER.

  In unanimously approving the Merger Agreement and in recommending that Raptor's stockholders approve the Merger, the Raptor Board consulted with Raptor's management, as well as its financial and legal advisors, and considered a number of factors. The material factors considered by the Raptor Board in reaching the foregoing conclusions are described below.

   (i) The competitive advantage of offering a more comprehensive product line including both AXENT's OmniGuard products and Raptor's firewall products and other network security software products.

   (ii) Raptor's ability to sell its products to AXENT's end-user customer base using AXENT's larger, experienced sales force in addition to continuing to sell through Raptor's traditional VAR and OEM customer base.

   (iii) Based upon the Conversion Ratio and the closing price of AXENT Common Stock on November 28, 1997 (the last trading day prior to the public announcement of the Merger), the holders of Raptor Common Stock would receive a premium over the closing price of Raptor Common Stock on November 28, 1997.

   (iv) The need for rapid expansion of Raptor's product line, employee and management base and infrastructure in order to continue to develop new electronic security solutions increasingly demanded by corporate and network users to enable secure electronic commerce over the rapidly evolving Internet and intranets.

   (v) The benefits of becoming a wholly-owned subsidiary of AXENT, including giving Raptor access to the significantly greater financial, development, personnel and other resources of a larger consolidated organization that should enable it to more effectively address the information security needs of and compete in the rapidly expanding and evolving Internet and intranet markets.

   (vi) Information concerning the historical financial performance, business operations, financial condition and prospects of AXENT. Raptor's Board reviewed information regarding AXENT, which included AXENT's periodic reports filed with the Commission. In addition, Raptor's Board interviewed AXENT's management regarding AXENT's revenues, products, business strategy and prospects and the market for the proposed combined entity's products.

   (vii) The financial condition, results of operations and business of Raptor, on both a historical and prospective basis, as well as current industry, economic and market conditions. In particular, the Raptor Board considered the significant consolidation and realignment occurring in the industry and its view that Raptor must grow rapidly or merge with another company in order to compete successfully in the information security market.

   (viii) The financial terms of the Merger, including the proposed structure as a tax-free reorganization, and the Conversion Ratio.

   (ix) The financial presentation rendered to the Raptor Board on November 24, 1997 and the opinion of Montgomery rendered to the Raptor Board at its November 28, 1997 meeting to the effect that as of the date of such opinion and based upon and subject to certain matters stated therein, the Conversion Ratio was fair, from a financial point of view, to the holders of Raptor Common Stock. See Annex C.

   (x) The provisions contained in the Merger Agreement that permit the Raptor Board to continue to receive unsolicited inquiries and proposals regarding other potential transactions, to give information to third parties that make, or express a bona fide intention to make, such a proposal and to terminate the Merger Agreement upon payment to AXENT of an $8,850,316 termination fee if the Raptor Board determines in good faith, after receiving advice of Raptor's legal counsel, that such action is necessary in order for the Raptor Board to comply with its fiduciary duties. See "The Merger Agreement--Termination." The Raptor Board believed that the termination fee was within the range of fees payable in comparable transactions and that the fee would not, in and of itself, preclude alternative proposals.

   (xi) The possibility that the transaction will be accretive assuming the realization of likely operating and financial synergies which may result from the Merger.

   (xii) The expectation that the Merger would be accounted for under the pooling-of-interests method of accounting.

  The Raptor Board also considered the following potentially negative factors in its deliberations concerning the Merger:

   (i) The various conditions to AXENT's obligations to consummate the Merger.

   (ii) The fact that the Conversion Ratio is fixed and not subject to adjustment, and, thus, a decrease in the trading price of AXENT Common Stock prior to the Effective Time will reduce the consideration to be paid to the holders of the Raptor Common Stock in the Merger; and the fact that Raptor does not have the right to terminate, or "walk away" from the Merger, in connection with a decrease in the trading price of the AXENT Common Stock prior to the Effective Time.

   (iii) The risks associated with having the deal value being expressed as a set number of shares of AXENT Common Stock, regardless of the value thereof at the Effective Time of the proposed Merger.

   (iv) The risk that the trading price of AXENT Common Stock might be adversely affected by the announcement of the Merger.

   (v) The charges expected to be incurred in connection with the Merger, including costs of integrating the business and transaction expenses arising from the Merger.

   (vi) The risk that the Merger would not be consummated following the public announcement thereof.

   (vii) The risks of Raptor suffering employee attrition and of failing to attract key personnel due to uncertainties associated with the pending Merger.

   (viii) The potential disruption of Raptor's business that might result from employee uncertainty and lack of focus following announcement of the Merger and during the integration of the operations of AXENT and Raptor.

   (ix) The risk that, despite the intentions and the efforts of the parties to support their respective products, the announcement of the Merger could result in decisions by customers to defer purchases of products of AXENT or Raptor.

   (x)    The other risks described under "Risk Factors."

  The Raptor Board was aware of the potential benefits to the members of Raptor's management and the Raptor Board discussed below in "--Interests of Certain Persons in the Merger," including the provisions of the Merger Agreement affording indemnification and directors' insurance to the directors of Raptor for actions and omissions of such persons occurring prior to the Effective Time. Although these provisions were considered by the Raptor Board, these factors did not affect the Raptor Board's evaluation or recommendation of the transaction because such provisions are customary in an agreement relating to business combinations. Other potential benefits were determined to be of a nature that would not affect the ability of the members of the Raptor Board to discharge their duties.

  In evaluating the Merger, the Raptor Board also assigned importance to the fact that three of its current directors would become directors of AXENT.

  In the opinion of the Raptor Board, the above factors represent the material potential adverse consequences that could occur as a result of the Merger. In considering the Merger and the transactions related thereto, the Raptor Board considered the impact of these factors on Raptor's existing stockholders. In the opinion of the Raptor Board, however, these potentially negative factors were outweighed by the potential positive factors considered by the Raptor Board which are described above. Accordingly, the Raptor Board voted to approve the Merger Agreement and the transactions related thereto.

  In view of the wide variety of factors considered in connection with its evaluation of the Merger, the Raptor Board did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determination.

OPINION OF AXENT'S FINANCIAL ADVISOR

  AXENT engaged Broadview to act as its financial advisor and requested that Broadview render an opinion regarding the fairness, from a financial point of view, to AXENT's stockholders, of the consideration to be paid by AXENT's stockholders in the Merger. At the meeting of the AXENT Board on Sunday, November 30, 1997, Broadview rendered its written opinion (the "Broadview Opinion") that, as of November 30, 1997, based upon and subject to the various factors and assumptions set forth in the Broadview Opinion, the Conversion Ratio was fair, from a financial point of view, to the AXENT stockholders. The Conversion Ratio was determined pursuant to negotiations between AXENT and Raptor and not pursuant to recommendations of Broadview.

  The full text of the Broadview Opinion, which sets forth assumptions made, matters considered, and limitations on the review undertaken, is attached as Annex B to this Prospectus/Joint Proxy Statement. AXENT stockholders are urged to read the Broadview Opinion carefully in its entirety. The Broadview Opinion addresses only the fairness of the Conversion Ratio from a financial point of view and does not constitute a recommendation to any stockholder of AXENT as to how such stockholder should vote at the Meeting. Broadview has advised the AXENT Board expressly in the Broadview Opinion that Broadview does not believe that any person (including a stockholder of AXENT) other than the AXENT Board has the legal right to rely upon its opinion to support any claims against Broadview arising under applicable state law and that, should any such claims be brought against Broadview by any such person, this assertion will be raised as a defense. Should a claim arise, the availability of such a defense would be resolved by a court of competent jurisdiction. Resolution of the question of the availability of such a defense, however, will have no effect on the rights and responsibilities of the AXENT Board under applicable state law. Nor would the availability of such a state-law defense to Broadview have any effect on the rights and responsibilities of either Broadview or the AXENT Board under the federal securities laws. In addition, Broadview will receive a fee from AXENT contingent upon successful conclusion of the Merger. The summary of the Broadview Opinion set forth in this Prospectus/Joint Proxy Statement is qualified in its entirety by reference to the full text of such opinion.

  In rendering its opinion, Broadview, among other actions: (i) reviewed the terms of the Merger Agreement and the associated exhibits thereto in the form of the draft dated November 26, 1997 (the "Agreement"), which AXENT management represented and Broadview subsequently confirmed, contained no material differences from the definitive Merger Agreement for purposes of the Broadview Opinion; (ii) reviewed Raptor's annual report and Form 10-K for the fiscal year ended December 31, 1996 which included results for the fiscal years ended December 31, 1995 and 1996, including the audited financial statements included therein, and Raptor's Form 10-Q for the nine months ended September 30, 1997, including the unaudited financial statements included therein; (iii) reviewed certain internal financial and operating information, including certain projections, relating to Raptor prepared by Raptor management; (iv) participated in discussions with Raptor management concerning the operations, business strategy, financial performance and prospects for Raptor; (v) reviewed the recent reported closing prices and trading activity for Raptor Common Stock; (vi) compared certain aspects of the financial performance of Raptor with public companies deemed comparable; (vii) analyzed available information, both public and private, concerning other mergers and acquisitions Broadview believed to be comparable in whole or in part to the Merger; (viii) reviewed AXENT's annual report and Form 10-K for the fiscal year ended December 31, 1996 which included results for the fiscal years ended December 31, 1995 and 1996, including the audited financial statements included therein, and AXENT's Form 10-Q for the nine months ended September 30, 1997, including the unaudited financial statements included therein; (ix) participated in discussions with AXENT management concerning the operations, business strategy, financial performance and prospects for AXENT; (x) reviewed the recent reported closing prices and trading activity for AXENT Common Stock; (xi) discussed with AXENT management its view of the strategic rationale for the Merger; (xii) compared certain aspects of the financial performance of AXENT with public companies deemed comparable; (xiii) considered the total number of shares of AXENT Common Stock outstanding and the average weekly trading volume of AXENT Common Stock; (xiv) reviewed recent equity analyst reports covering AXENT and Raptor; (xv) analyzed the anticipated effect of the Merger on the future financial performance of the consolidated entity; (xvi) assisted in negotiations and discussions related to the Merger among AXENT, Raptor and their financial and legal advisors; and
(xvii) conducted other financial studies, analyses and investigations as deemed appropriate for purposes of the Broadview Opinion.

  In rendering the Broadview Opinion, Broadview relied, without independent verification, on the accuracy and completeness of all the financial and other information (including without limitation the representations and warranties contained in the Agreement) that was publicly available or furnished by AXENT, Raptor or Raptor's financial advisor. Broadview assumed that those projections prepared and provided by Raptor were reasonably prepared and reflected the best available estimates and good faith judgments of the management of Raptor as to the future performance of Raptor. Broadview did not make or obtain an independent appraisal or valuation of any of Raptor's assets. With regard to any analyses relating to valuations of comparable public companies, the share prices used were for the close of trading on November 28, 1997, the last trading day before the AXENT Board met to give final consideration to the proposed Merger.

  The following is a summary explanation of the various sources of information and valuation methodologies employed by Broadview in conjunction with rendering the Broadview Opinion regarding the proposed Merger.

  Public Company Comparables Analysis. Total Market Capitalization/Revenue ("TMC/R") and Price/Earnings ("P/E") multiples indicate the value public markets place on companies in a particular market segment. Several companies are comparable to Raptor based on revenue size, products offered, business model, management structure and market position. Broadview reviewed eleven public company comparables in the security software market from a financial point of view including each company's: Trailing Twelve Month ("TTM") Revenue; Last Quarter Annualized ("LQA") Revenue; TTM Revenue Growth; TTM EBIT; TTM Pretax Income; TTM Net Income; TTM EBIT Margin; TTM Pretax Margin; TTM Net Margin; 5-year EPS Compound Annual Growth Rate ("CAGR"); Equity Market Capitalization; TTM P/E ratio; Price/Forward 1997 Calendar EPS ratio ("Forward P/E 1997"); Price/Forward 1998 Calendar EPS ratio ("Forward P/E 1998"); TMC/R ratio; and TMC/LQA Revenue ratio. The public company comparables were selected from the Broadview Barometer, a proprietary database of publicly-traded Information Technology ("IT") companies maintained by Broadview Associates and broken down by industry segment. In alphabetical order, the public company comparables were: AXENT Technologies, Inc., Check Point Software Technologies Ltd., CyberGuard Corporation, Cylink Corp., Dr. Solomon's Group PLC, McAfee Associates, Inc., Memco Software Ltd., Secure Computing Corp., Security Dynamics, Inc., Trusted Information Systems, Inc., and V-ONE Corp. These comparables have a TTM P/E ratio range of 29.7 to 65.9 with a median of 52.8; Forward P/E 1997 ratio range of 26.8 to 59.6 with a median of 45.1; Forward P/E 1998 ratio range of 15.8 to 36.4 with a median of 31.1; TMC/R ratio range of 2.5 to 25.0 with a median of 6.4; and TMC/LQA Revenue ratio range of 2.2 to
18.1 with a median of 5.7.

  The per share valuation implied by the median TTM P/E multiple is $16.78. The per share valuation implied by the median Forward P/E 1997 multiple is $14.90. The per share valuation implied by the median Forward P/E 1998 multiple is $14.94. The per share valuation implied by the median TMC/R multiple is $13.94. The per share valuation implied by the median TMC/LQA Revenue multiple is $14.47.

  Evaluation of AXENT Equity. Broadview compared the ranges and medians of the same public company comparables as were comparable to Raptor, except for the removal of AXENT and addition of Raptor as a comparable, with the multiples implied by AXENT's November 28, 1997 share price of $20.75, and its current and projected performance.

  Transaction Comparables Analysis. Valuation statistics from transaction comparables indicate the Price/Revenue ("P/R") multiples acquirers have paid for comparable companies in a particular market segment. Broadview reviewed nine comparable merger and acquisition ("M&A") transactions from 1996 through the present with consideration over $15 million which involve sellers sharing many characteristics with Raptor including products offered and business model. Transactions were selected from Broadview's proprietary database of published and confidential M&A transactions in the IT industry. These transactions represent nine private sellers in the security segment of the software market. In order of descending P/R multiple, the transactions used are the acquisition of: (i) Border Network Technologies, Inc. by Secure Computing Corp.; (ii) Enigma Logic, Inc. by Secure Computing Corp.; (iii) RSA Data Security, Inc. by Security Dynamics Technologies, Inc.; (iv) Algorithmic Research by Cylink Corp.; (v) Datawatch Corp. (two products and anti-virus technology) by Dr. Solomon's Group PLC; and (vi) Jade KK by McAfee Associates, Inc. Additionally Broadview considered three transactions with respect to which Broadview has information that is not publicly available. The P/R multiples of the nine transactions range from 2.07 to 34.22 with a median of 11.52.

  The per share valuation implied by the median P/R multiple of all nine transaction comparables is $22.52.

  Transaction Premiums Paid Analysis. Premiums paid in comparable public seller transactions indicate the amount of consideration acquirers are willing to pay above the seller's equity market capitalization. In this analysis, the value of consideration paid in transactions involving stock is computed using the buyer's stock price immediately prior to announcement, while the seller's equity market capitalization is measured one day prior and thirty days prior to announcement. Broadview reviewed two sets of transactions for calculating premiums paid. The first set includes 35 comparable M&A transactions involving software vendors from January 1, 1995 to the present with total consideration greater than $50 million and less than $500 million. The second set includes nine comparable M&A transactions involving Information Technology "Mergers of Equals" transactions since January 1, 1995. Transactions were selected from Broadview's proprietary database of published and confidential M&A transactions in the IT industry. In order of descending premium paid 30 days prior to announce date, the software transactions used were the acquisition of: (i) High Level Design Systems Inc. by Cadence Design Systems Inc.; (ii) GMIS Inc. by HBO & Company; (iii) CyCare Systems, Inc. by HBO & Company; (iv) Softdesk Inc. by Autodesk Inc.; (v) National Health Enhancement Systems, Inc. by HBO & Company (pending); (vi) Triad Systems Corp. by Cooperative Computing, Inc.; (vii) Interactive Group by Dataworks Corp.; (viii) TGV Software, Inc. by Cisco Systems, Inc.; (ix) Open Environment Corp. by Borland International, Inc.; (x) Alias Research, Inc. by Silicon Graphics, Inc.; (xi) Hogan Systems, Inc. by The Continuum Company, Inc.; (xii) Aurum Software, Inc. by Baan International BV; (xiii) Datalogix International, Inc. by Oracle Corp.; (xiv) Integrated Silicon Systems, Inc. by ArcSys, Inc.; (xv) OpenVision Technologies, Inc. by VERITAS Software Corp.; (xvi) Trinzic Corp. by Platinum Technology, Inc.; (xvii) Delrina Corp. by Symantec Corp.; (xviii) SQA Inc. by Rational Software Corp.; (xix) Amisys Managed Care Systems, Inc. by HBO & Company; (xx) Frame Technology Corp. by Adobe Systems, Inc.; (xxi) Saber Software Corp. by McAfee Associates, Inc.; (xxii) Clinicom, Inc. by HBO & Company; (xxiii) Viewlogic Systems, Inc. by Synopsys, Inc. (pending); (xxiv) Epic Design Technology Inc. by Synopsys Inc.; (xxv) C.I.S. Technologies, Inc. by National Data Corp.; (xxvi) Wavefront Technologies, Inc. by Silicon Graphics, Inc.; (xxvii) Microtec Research, Inc. by Mentor Graphics Corp.; (xxviii) HPR, Inc. by HBO & Company (pending); (xxix) PHAMIS Inc. by IDX Systems Corp.; (xxx) Cooper & Chyan Technology, Inc. by Cadence Design Systems Inc.; (xxxi) Infinity Financial Technology, Inc. by Sungard Data Systems, Inc. (pending); (xxxii) Unison Software, Inc. by IBM Corp. (Tivoli Systems) (pending); (xxxiii) Enterprise Systems, Inc. by HBO & Company; (xxxiv) Meta-Software, Inc. by Avant! Corp.; and (xxxv) Fractal Design Corp. by MetaTools Inc.

  In order of descending premium paid 30 days prior to announce date, the Information Technology "Mergers of Equals" transactions used were the acquisition of: (i) First Financial Management Corp. by First Data Corp.; (ii) Pure Atria Corp. by Rational Software Corp.; (iii) Boston Technology, Inc. by Comverse Technology, Inc.; (iv) Atria Software, Inc. by Pure Software, Inc.;
(v) Colonial Data Technologies Corp. by US Order, Inc.; (vi) US Robotics Corp. by 3COM Corp.; (vii) CompuRAD, Inc. by Lumisys, Inc.; (viii) Fractal Design Corp. by MetaTools, Inc.; and (ix) Individual, Inc. by Desktop Data, Inc.

  Based upon Broadview's analysis of premiums paid in comparable software transactions, Broadview found that premiums/(discounts) paid to sellers' equity market capitalizations (using the buyer's share price on the day prior to the announcement date of the transaction to calculate consideration in stock transactions) 30 days prior to announce date ranged from (2.3%) to 138.5% with a median of 44.3%. The premiums/(discounts) paid to each seller's equity market capitalization one day prior to announce date ranged from (8.8%) to 68.2% with a median of 25.5%.

  Based upon Broadview's analysis of premiums paid in comparable "Mergers of Equals" transactions, Broadview found that premiums/(discounts) paid to sellers' equity market capitalizations 30 days prior to announce date ranged from (9.1%) to 21.5% with a median of 7.7%. The premiums/(discounts) paid to each seller's equity market capitalization one day prior to announce date ranged from (0.3%) to 38.3% with a median of 11.9%.

  In the comparable software transactions, the per share valuation implied by the median premium paid 30 days prior to announce date is $19.85. The per share valuation implied by the median premium paid one day prior to announce date is $19.77.

  In the "Mergers of Equals" transactions, the per share valuation implied by the median premium paid 30 days prior to announce date is $14.81. The per share valuation implied by the median premium paid one day prior to announce date is $17.62.

  Stock Performance Analysis. For comparative purposes, Broadview examined the weekly historical volume and trading prices for both Raptor and AXENT Common Stock. Broadview examined the following: (i) AXENT and Raptor actual share prices and trading volumes from November 22, 1996 to November 28, 1997; (ii) AXENT, Raptor and the set of Public Company Comparables Indexed share prices from November 22, 1996 to November 28, 1997; and (iii) the relative ratio of Raptor to AXENT actual share prices from November 22, 1996 to November 28, 1997.

  Conversion Ratio Analysis. An analysis of a range of Conversion Ratios calculates the implied purchase price of Raptor Common Stock. A Conversion Ratio range of 0.7500 to 0.9000 implies a premium/(discount) over Raptor's actual price one day before announcement of the transaction that ranges from (1.2%) to 18.6%. A Conversion Ratio range of 0.7500 to 0.9000 implies a premium over Raptor's 20 trading day average price ranges from 11.6% to 33.9%. A Conversion Ratio of 0.8000 implies a premium over Raptor's actual price one day before announcement of the transaction of 5.4%. A Conversion Ratio range of 0.8000 implies a premium over Raptor's 20 trading day average price of 19.0%.

  Relative Contribution Analysis. A relative contribution analysis measures each of the merging companies' contributions to items such as revenue and operating income on a percentage basis. Broadview examined the actual relative contributions during the TTM ended September 30, 1997, Projected Calendar 1997 and Projected Calendar 1998, based upon consensus analyst estimates for each of the two companies for the following income statement items: Revenue, Operating Income, Pretax Income, Pretax Income excluding Royalties, Net Income, and Net Income excluding Royalties (all of which exclude discontinued operations and non-recurring charges).

  Raptor's relative contribution for Revenue for the TTM ended September 30, 1997, Projected Calendar 1997 and Projected Calendar 1998 is 41.8%, 40.7% and 40.3%, respectively. Raptor's relative contribution for Operating Income for the TTM ended September 30, 1997, Projected Calendar 1997 and Projected Calendar 1998 is 50.6%, 42.8% and 41.5%, respectively. Raptor's relative contribution for Pretax Income for the TTM ended September 30, 1997, Projected Calendar 1997 and Projected Calendar 1998 is 43.6%, 41.1% and 42.8%, respectively. Raptor's relative contribution for Pretax Income ex-Royalties for the TTM ended September 30, 1997, Projected Calendar 1997 and Projected Calendar 1998 is 55.3%, 48.6% and 45.2%, respectively. Raptor's relative contribution for Net Income for the TTM ended September 30, 1997, Projected Calendar 1997 and Projected Calendar 1998 is 47.3%, 42.9% and 44.2%, respectively. Raptor's relative contribution for Net Income ex-Royalties for the TTM ended September 30, 1997, Projected Calendar 1997 and Projected Calendar 1998 is 59.0%, 50.4% and 46.5%, respectively.

  Relative Ownership Analysis. A relative ownership analysis measures each of the merging companies' relative equity ownership and relative entity values (net of cash) at various Conversion Ratios. Broadview examined the relative equity ownership and relative entity value at Conversion Ratios ranging from
0.6710 through 0.8894. At a Conversion Ratio of 0.6710, the implied equity ownership is 57.0% for AXENT and 43.0% for Raptor, while the implied entity value is 60.7% for AXENT and 39.3% for Raptor. At a Conversion Ratio of 0.8000, the implied equity ownership is 52.6% for AXENT and 47.4% for Raptor, while the implied entity value is 55.2% for AXENT and 44.8% for Raptor. At a Conversion Ratio of 0.8894, the implied equity ownership is 50.0% for AXENT and 50.0% for Raptor while the implied entity value is 52.0% for AXENT and 48.0% for Raptor.

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

  Pro Forma Pooling Model Analysis. A pro forma merger analysis calculates the EPS accretion/(dilution) of the pro forma combined entity taking into consideration various financial affects which will result from a consummation of the Merger. This analysis relies upon certain financial and operating assumptions provided by equity research analysts and on publicly available data about Raptor and AXENT. Based on consensus analysts' forecasts for each of the two companies and Broadview's assumption of approximately $3.1 million of pretax contribution derived from cost savings, the pro forma pooling analysis indicates EPS accretion/(dilution) without acquisition expenses for the fiscal year ending December 31, 1997 and 1998 of (8.5%) and 2.3%, respectively.

  Present Value of Projected Share Price Analysis. Broadview calculated the present value of the potential future price of shares of AXENT Common Stock on a standalone basis using consensus analyst estimates for the fiscal year ending December 31, 1998 discounted to today at discount rates from 15% to 30%. The potential future share price based on December 31, 1998 financial results is calculated based upon an estimated calendar 1998 EPS (as estimated using analyst consensus estimates) and assumes TTM price-earnings multiples of between 40.0x and 60.0x, in line with comparable public company multiples. Based on this analysis, Broadview calculated present values of potential future share prices ranging from $19.96 to $34.58. In addition, Broadview performed an analysis of the pro forma present value per AXENT share assuming the consummation of the Merger. This analysis applied the same range of multiples of earnings per share to estimated 1998 EPS for the combined entity (based on consensus analyst estimates) and discounted the future share prices to today using the same range of discount rates as for the standalone analysis. Based on this analysis, Broadview estimated present values of future share prices ranging from $20.42 to $35.37.

  Consideration of the Discounted Cash Flow Valuation Methodology. While discounted cash flow is a commonly used valuation methodology, Broadview did not employ such an analysis for the purposes of this opinion. Discounted cash flow analysis is most appropriate for companies which exhibit relatively steady or somewhat predictable streams of future cash flow. For a rapidly growing company such as Raptor, a preponderance of the value in a valuation based on discounted cash flow will be in the terminal value of the entity, which is extremely sensitive to assumptions about the sustainable long-term growth rate of the company. Given the uncertainty in estimating a sustainable long-term growth rate for AXENT, Broadview considered a discounted cash flow analysis inappropriate for valuing Raptor.

  The AXENT Board selected Broadview as its financial advisor on the basis of Broadview's reputation and experience in the Information Technology sector and the computer software industry in particular, as well as Broadview's historical relationship with AXENT. Pursuant to the terms of an engagement letter between AXENT and Broadview, Broadview was due a fee upon delivery of the Broadview opinion and additional fees payable upon completion of the Merger, based upon the consideration to be paid by AXENT pursuant to the Merger. Broadview will be reimbursed by AXENT for certain of its expenses incurred in connection with its engagement. The terms of the fee arrangement with Broadview, which AXENT and Broadview believe are customary in transactions of this nature, were negotiated at arms' length between AXENT and Broadview, and the AXENT Board was aware of the nature of the fee arrangement, including the fact that a significant portion of the fee payable to Broadview is contingent upon completion of the Merger.

  The above summary of the presentations by Broadview to the AXENT Board does not purport to be a complete description of such presentations or of all the advice rendered by Broadview. Broadview believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses, without considering all analyses, could create an incomplete view of the process underlying the analyses set forth in Broadview's presentations to the AXENT Board and in the Broadview Opinion. In rendering the Broadview Opinion, Broadview assumed that neither AXENT nor Raptor was involved in any material transaction, including financings, recapitalizations, mergers, acquisitions and dispositions, other than the Merger and those activities undertaken in the ordinary course of conducting their respective businesses. The Broadview Opinion is necessarily based upon market, economic, financial and other conditions as they existed and could be evaluated as of the date of the Broadview Opinion. The Broadview Opinion expresses no opinion as to the price at which AXENT Common Stock will trade subsequent to the Effective Time. In performing its analyses,

Broadview made numerous assumptions with respect to software industry performance and general economic conditions, many of which are beyond the control of Raptor or AXENT. The analyses performed by Broadview are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses.

OPINION OF RAPTOR'S FINANCIAL ADVISOR

  Raptor engaged Montgomery to act as its exclusive financial advisor in connection with the evaluation of an offer by AXENT to acquire Raptor on the terms and conditions set forth in the Merger Agreement. Montgomery is a nationally recognized firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with merger transactions and other types of acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Raptor selected Montgomery as its financial advisor on the basis of its experience and expertise in transactions similar to the Merger and its reputation as an investment banker in transactions involving technology companies.

  At the November 28, 1997 meeting of the Raptor Board, Montgomery delivered its opinion that the consideration to be paid by AXENT to the stockholders of Raptor in the Merger is fair to such stockholders from a financial point of view, as of the date of such opinion. The amount of such consideration was determined pursuant to negotiations between Raptor and AXENT with advice from Montgomery and Broadview, respectively. No limitations were imposed by Raptor on Montgomery with respect to the investigations made or procedures followed in rendering its opinion. The full text of Montgomery's written opinion to the Raptor Board, which sets forth the assumptions made, matters considered and limitations of review by Montgomery, is attached hereto as Annex C, and is incorporated herein by reference and should be read carefully in its entirety. The following summary of Montgomery's opinion is qualified in its entirety by reference to the full text of the opinion, attached as Annex C.

  Montgomery has informed Raptor that in arriving at its opinion it: (i) reviewed certain publicly available financial and other data with respect to Raptor and AXENT, and certain other relevant financial and operating data relating to Raptor and AXENT made available to Montgomery from published sources and from internal records of Raptor and AXENT; (ii) reviewed the financial terms and conditions of the Merger Agreement; (iii) reviewed certain publicly available information concerning the trading of, and the trading market for, Raptor Common Stock and AXENT Common Stock; (iv) compared Raptor and AXENT from a financial point of view with certain other companies in the software industry that Montgomery deemed to be relevant; (v) considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the software industry that Montgomery deemed to be comparable in whole or in part, to the Merger; (vi) reviewed the premiums paid in selected recent merger of equals combinations which Montgomery deemed to be comparable in whole or in part, to the Merger; (vii) reviewed the financial contribution each company is making to the combined company and compared that contribution to the percentage ownership each company's stockholders will hold in the combined company after the Merger closes; (viii) reviewed and discussed with representatives of the managements of Raptor and AXENT certain information of a business and financial nature regarding Raptor and AXENT furnished to Montgomery by Raptor and AXENT, including financial forecasts and related assumptions of Raptor and AXENT; and (ix) performed such other analyses and examinations as Montgomery deemed appropriate.

  In connection with its review, Montgomery did not independently verify the foregoing information and relied on its being accurate and complete in all material respects. With respect to the financial forecasts for Raptor and AXENT provided to Montgomery by their respective managements, Montgomery assumed for purposes of its opinion that the forecasts were reasonably prepared on bases reflecting the best available estimates and judgments of their respective managements at the time of preparation as to the future financial performance of Raptor and AXENT and that they provided a reasonable basis upon which Montgomery could form its opinion. Montgomery also assumed that there had been no material changes in the assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements made available to it. In addition, Montgomery did not assume responsibility for making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of Raptor and AXENT, nor was it furnished with any such appraisals. Raptor informed Montgomery, and Montgomery assumed, that the Merger will be recorded as a pooling-of-interests under generally accepted accounting principles and that it will be a tax-free reorganization. Montgomery also assumed the Merger will be consummated in accordance with the terms described in the Merger Agreement, without any further amendments thereto, and without waiver by Raptor of any of the conditions to its obligations thereunder.

  Set forth below is a brief summary of selected analyses presented by Montgomery to the Raptor Board on November 24, 1997 in connection with its presentation on such date and its opinion of November 28, 1997.

  Premium Paid Analysis. Montgomery examined the consideration paid in a number of acquisitions of publicly-traded technology companies. The transactions reviewed for this analysis included mergers of equals transactions completed or announced since January 1990 in which the parties intended the transaction to be treated as a pooling-of-interests under generally accepted accounting principles. The transactions involving technology companies reviewed by Montgomery in this analysis were the acquisitions of (i) Individual, Inc. by Desktop Data, Inc.; (ii) Boston Technology, Inc. by Comverse Technology, Inc.; (iii) US Robotics Corp. by 3Com Corporation; (iv) Atria Software, Inc. by Pure Software, Inc.; (v) Integrated Silicon Systems, Inc. by Avant! Corp.; (vi) NYNEX Corporation by Bell Atlantic Corporation; (vii) First Financial Management Corp. by First Data Corp.; and
(viii) SynOptics Communications, Inc. by Wellfleet Communications, Inc. Montgomery compared, among other matters, the range of percentage premiums represented by the consideration paid in such mergers over the market price for the target company's stock at 30 days, one week and on the last trading day, prior to announcement of the transaction. This analysis yielded a mean average of premiums (excluding the high and low premiums) of approximately 9% over the trading price for the 30-day time period, 14% for the one week time period, and 6% for the last trading day prior to announcement. Montgomery then applied such premiums to the closing prices of Raptor's Common Stock on October 17, 1997 (thirty days prior to the announcement of the transaction), November 21, 1997 (one week prior to the announcement) and November 28, 1997 (the last trading day prior to the announcement of the transaction), resulting in a range of values from $15 to $17 per share of Raptor Common Stock.

  Comparable Merger and Acquisition Transaction Analysis. Montgomery reviewed the consideration paid in several acquisition transactions involving network security software and other software companies. Montgomery analyzed the consideration paid in such transactions as a multiple of the target company's revenues for the last 12 months reported prior to announcement of the transaction ("LTM revenues"). The transactions reviewed by Montgomery for purposes of this analysis included the acquisitions of (i) Lotus Development Corp. by IBM Corp.; (ii) Cheyenne Software by Computer Associates, Inc.; (iii) Powersoft Corp. by Sybase Inc.; (iv) Tivoli Systems Inc by IBM Corp.; (v) Frame Technology Corp. by Adobe Systems, Inc.; (vi) OpenVision Technologies, Inc. by VERITAS Software Corp.; (vii) Aurum Software, Inc. by Baan International BV; (viii) Border Network Technologies, Inc. by Secure Computing Corporation; (ix) RSA Data Security Inc. by Security Dynamics Technologies, Inc.; (x) Meta Software, Inc. by Avant! Corp.; (xi) Fractal Design Corp. by MetaTools, Inc.; (xii) Wavefront Technologies, Inc. by Silicon Graphics, Inc.;
(xiii) Firefox Communications, Inc. by FTP Software, Inc.; (xiv) Enigma Logic, Inc. by Secure Computing Corp.; and (xv) AssureNet Pathways Inc. by AXENT Technologies, Inc. Such analysis yielded a mean average enterprise valuation of 7x LTM revenues. Montgomery then applied a similar analysis to Raptor and determined that the consideration to be paid in the Merger represented an enterprise value of Raptor equal to 8x its LTM revenues.

  Comparable Public Company Analysis. Using public and other available information, Montgomery determined a range of implied equity values for Raptor based on the multiples of estimated 1998 earnings (normalized for a calendar year end) at which the common stock of the following selected network security software companies traded on November 28, 1997: AXENT Technologies, Inc., Check Point Software Ltd.,

Memco Software Ltd., Secure Computing Corporation, Security Dynamics Technologies, Inc., and Trusted Information Systems, Inc., (the "Comparable Companies"). Montgomery deemed the relevant range of valuations to be between 28x and 35x estimated 1998 earnings based on the November 28, 1997 stock prices of the Comparable Companies. Montgomery applied the foregoing multiples to the applicable estimates for Raptor. This analysis indicated a range of implied values for Raptor of between $202 million and $257 million, or between $13 and $17 per share of Raptor Common Stock (after adjustment for debt and cash and cash equivalents).

  Contribution Analysis. Montgomery performed a contribution analysis for Raptor. This analysis reviewed the projected contribution of Raptor and AXENT to the total revenues and operating income of the combined company based on 1997 and 1998 forecasts. According to this analysis, Raptor will contribute, on average, 41% of the revenues and operating income in the combined company, which would imply a value of $14 per share of Raptor Common Stock and a Conversion Ratio of 0.69 per share of AXENT Common Stock.

  Discounted Cash Flow Analysis. Montgomery performed a discounted cash flow analysis of Raptor. The analysis aggregated the present value of projected free cash flow (defined as earnings before interest and taxes, less taxes) through 2001, and the present value of a terminal value for the year 2001 based on a revenue multiple of 6.9x, applying discount rates of 30%, 32.5% and 35%. After subtracting the current cash of Raptor, such analysis yielded values per share of Raptor Common Stock ranging from $16.52 to $14.64.

  While the foregoing summary describes the analyses and examinations that Montgomery deemed material to its opinion, it is not a comprehensive description of all analyses and examinations actually performed. The preparation of a fairness opinion necessarily is not susceptible to partial analysis or summary description. Montgomery believes that such analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses and of the factors considered, without considering all such analyses and factors, would create an incomplete view of the analyses set forth in its presentation to the Raptor Board. In addition, Montgomery may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis should not be taken to be Montgomery's view of the actual value of Raptor, AXENT or the combined company.

  In performing its analyses, Montgomery made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Raptor or AXENT. The analyses performed by Montgomery are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Montgomery's analysis of the fairness of the Merger to the stockholders of Raptor from a financial point of view and were provided to the Raptor Board in connection with the delivery of Montgomery's opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. Montgomery used in its analyses various projections of results of operations prepared by the managements of Raptor and AXENT and by research analysts of third party brokerage firms. The projections are based on numerous variables and assumptions that are inherently unpredictable and must be considered not certain of occurrence as projected. Accordingly, actual results could vary significantly from those set forth in such projections.

  As described above, Montgomery's opinion and presentation to the Raptor Board were among the many factors taken into consideration by the Raptor Board in making its determination to approve, and to recommend that its stockholders approve, the Merger.

  In connection with the Merger, Raptor has agreed to pay Montgomery a fee of $875,000, $150,000 of which became due upon Montgomery's delivery of its fairness opinion and the remainder of which will become due upon consummation of the Merger. Raptor has also agreed to reimburse Montgomery for its reasonable out-of-pocket expenses. Pursuant to a separate Indemnification and Contribution Agreement, Raptor has agreed to indemnify Montgomery, its affiliates, and their respective partners, directors, officers, agents, consultants, employees and controlling persons against certain liabilities, including liabilities under the federal securities laws.

  In the ordinary course of its business, Montgomery actively trades securities of Raptor and AXENT for its own account and for the accounts of customers and, accordingly, may at time hold a long or short position in such securities. Certain partners of Montgomery may also own shares of common stock of Raptor and AXENT.

  The full text of Montgomery's opinion, dated November 28, 1997, which sets forth the assumptions made, general procedures followed, matters considered and limitations on the scope of review undertaken by Montgomery in rendering its opinion, is attached as Annex C to this Prospectus/Joint Proxy Statement and is incorporated herein by reference. Montgomery's opinion is addressed to the Board of Directors of Raptor and is directed only to the fairness from a financial point of view, as of November 28, 1997, of the consideration to be issued to the stockholders of Raptor in the Merger and does not constitute a recommendation to any Raptor stockholder as to how such stockholder should vote with respect to the merger.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  In considering the recommendation of the Raptor Board with respect to the Merger, the Merger Agreement and the transactions contemplated thereby, the holders of Raptor Common Stock should be aware that certain members of the Raptor Board and the management of Raptor have certain interests in, and will receive benefits from, the Merger that are different from, or in addition to, the interests of, and benefits to, the holders of Raptor Common Stock generally. The Raptor Board was aware of these conflicts of interest and benefits, and considered them, among other matters, in deciding whether to approve the Merger, the Merger Agreement and the transactions contemplated thereby.

  Pursuant to the terms of the Merger Agreement, AXENT has agreed to take all action necessary to cause Robert Steinkrauss (Chairman of the Raptor Board), Shaun McConnon (President, Chief Executive Officer and a director of Raptor) and Robert Schechter (a director of Raptor), to become members of the AXENT Board of Directors, subject to the consummation of the Merger.

  Pursuant to the Merger Agreement, following consummation of the Merger, AXENT will, or will cause Raptor to, honor in accordance with their terms, all employment, severance and similar agreements to which Raptor is a party and all provisions for vested benefits or other vested amounts earned or accrued.

  Director-Level and Above Severance Agreements. In connection with the Merger, Raptor has entered into Severance Agreements, which become effective upon the date the Merger is consummated, with (i) Mr. Steinkrauss, (ii) Mr. McConnon, (iii) Mr. John Ingalls, Chief Financial Officer of Raptor, (iv) Mr. Jim Charlton, a Senior Vice-President of Raptor, (v) Mr. Alan Kirby, a Senior Vice-President of Raptor, (vi) Mr. Lance Urbas, a Senior Vice-President of Raptor, and (vii) certain other director-level and above employees. The Severance Agreements provide, among other things, that if such employee's employment is terminated other than for Cause (as defined in the Severance Agreements), or the employee resigns for Good Reason (as defined in the Severance Agreements) (each a "Triggering Event"), during a range of periods that begin on the Effective Time and end as late as two years from the Effective Time, such employee has a right to receive a lump-sum severance payment (aggregating approximately $1,000,000 for the persons listed above assuming no change in current base salary levels, in the following amounts: six (6) months for director-level employees, nine (9) months for vice-presidents, one (1) year for the chief executive officer, chief financial officer and senior vice-presidents, and two (2) years for the chairman of the Raptor Board, of base salary as then in effect) and continued health and dental benefits for the same period. Notwithstanding the foregoing, (a) in the event that the Merger is not consummated prior to February 28, 1997 and a Triggering Event occurs prior to May 9, 1998, the Severance Agreements provide such employees (other than Messrs. Steinkrauss, McConnon and Ingalls), with the option to elect to have their employment continue on a part-time basis until May 9, 1998, at which time they would cease to be employed by Raptor and would be entitled to receive the excess of their severance payment over the amount of salary they received from the Triggering Event to May 9, 1998, and (b) Mr. Ingalls, in the event a Triggering Event occurs prior to September 30, 1998, has the option to elect to have his employment continue on a part-time basis until September 30, 1998, at which time he would cease to be employed by Raptor and would be entitled to receive the excess of his severance payment over the amount of salary he received from the Triggering Event to September 30, 1998. Assuming that the Merger is consummated and that each person's base salary (as of December 1, 1997) is unchanged as of the date the Merger is consummated, upon the happening of a Triggering Event, the severance payments would be approximately: (1) $220,000 to Mr. Steinkrauss; (2) $220,000 to Mr. McConnon; (3) $150,000 to Mr. Ingalls; (4) $210,000 to Mr. Charlton; (5) $150,000 to Mr. Kirby; and (6) $135,000 to Mr. Urbas.

  Consulting Agreements. In connection with the Merger, Raptor has entered into Consulting Agreements, which become effective upon the Effective Time, with (i) Mr. McConnon pursuant to which he will receive an aggregate of $550,000 in consideration of certain consulting services that Mr. McConnon will provide to Raptor, AXENT and/or the Surviving Corporation through September 30, 1998, in connection with the Merger and the integration of the respective businesses of Raptor and AXENT; and (ii) Mr. Ingalls pursuant to which he will receive an aggregate of $190,000 in consideration of certain consulting services that Mr. Ingalls will provide to Raptor, AXENT and/or the Surviving Corporation through the later of March 31, 1998 or the date on which the date on which the Merger is consummated, in connection with the Merger and the initial integration of the respective businesses of Raptor and AXENT. The respective Consulting Agreements with Messrs. McConnon and Ingalls provide that in the event that any portion of the consulting payments outlined above, when considered together with all other amounts to be received by such person from Raptor or any successor entity, would constitute an "excess parachute payment" within the meaning of Section 280G of the Code, then Raptor will make an additional payment (the "Gross-Up") to such individual to offset the effect of any excise taxes (and penalties) and any income taxes on the Gross-Up.

  Bonus Agreements. In connection with the Merger, Raptor has entered into Bonus Agreements with Messrs. Charlton, Kirby, Urbas, and certain other employees of Raptor. Such Bonus Agreements, which become effective upon the date that the Merger is consummated, provide 29 employees (including Messrs. Charlton, Kirby and Urbas) of Raptor with bonus payments (aggregating approximately $1,300,000) based upon combinations of the employee's (i) contribution to the successful consummation of the Merger, (ii) contribution to the initial integration of the respective businesses of Raptor and AXENT, and/or (iii) contribution to the long-term integration of the respective businesses of Raptor and AXENT. Pursuant to the terms of the Bonus Agreements, each employee is entitled to receive his or her entire bonus payment unless he or she voluntarily resigns without Good Reason (as defined in the Bonus Agreements), in which case he or she would forfeit any bonus not yet earned. Assuming that the Merger is consummated and the respective employee has not voluntarily resigned other than for Good Reason, the bonuses to be paid by Raptor or the Surviving Company would be (1) $300,000 to Mr. Charlton, (2) $20,000 to Mr. Kirby, and (3) $240,000 to Mr. Urbas.

  Raptor Stock Options. As of December 19, 1997, options to purchase a total of 649,287 shares of Raptor Common Stock were held by certain of Raptor's executive officers and non-employee members of Raptor's Board, and currently remain outstanding and not vested and will become fully vested and immediately exercisable in connection with the Merger. In the event that such individuals exercise the options to purchase such shares of Raptor Common Stock, the aggregate value (net of exercise price and assuming a price of $13.20 per share of Raptor Common Stock (the closing price of the AXENT Common Stock on December 19, 1997 multiplied by the Conversion Ratio)) for such options would be $7,069,781; including (a) $2,818,046 for the options of Mr. Steinkrauss,
(b) $2,057,100 for the options of Mr. McConnon, (c) $0 for the options of Mr. Ingalls, (d) $475,603 for the options of Mr. Charlton, (e) $1,602,996 for the options of Mr. Kirby, (f) $116,036 for the options of Mr. Urbas, and (g) $0 for the options of each of Messrs. Schechter, Kaiser, Owen and Parizeau (the non-employee members of the Raptor Board) whose respective options are out-of-the-money. Additional options to purchase shares of Raptor Common Stock have been issued to certain executive officers of Raptor which will terminate upon consummation of the Merger.

  Raptor Restricted Common Stock. As of December 1, 1997, Messrs. Schechter, Kaiser, Owen and Parizeau (the non-employee members of the Raptor Board) each held 6,000 shares of Raptor Restricted Stock, which restrictions on all of such Raptor Restricted Stock will lapse in connection with the Merger. Assuming a $13.20 per share price of Raptor Common Stock (the closing price of AXENT Common Stock on December 19, 1997 multiplied by the Conversion Ratio), the aggregate value (net of $.50 per share purchase price) to such individuals would be $304,800; including $76,200 for each of Messrs. Schechter, Kaiser, Owen, and Parizeau.

  Registration Rights. Pursuant to the terms of the Merger Agreement, AXENT has agreed to file and keep effective for 270 days from the date that AXENT has publicly released statements of combined financial results covering at least 30 days of operations, a shelf registration statement on Form S-3 covering the shares of AXENT Common Stock to be held by "affiliates" of Raptor immediately following the Effective Time which will permit such "affiliates" to sell their shares without regard to the requirements of Rule 145 in open-market or similar transactions.

  Indemnification. AXENT will indemnify and hold harmless directors, officers, and agents of Raptor as provided in Raptor's Certificate of Incorporation, By-Laws or indemnification agreements, in effect on the date of the Merger Agreement with respect to matters covered thereby occurring through the Effective Time which provisions shall not be amended, repealed or otherwise modified for a period of six years so as to adversely affect the rights thereunder. AXENT will also purchase or assume officers' and directors' liability insurance with coverage on substantially similar terms as currently provided by Raptor for a period of six years following the Effective Time.

ACCOUNTING TREATMENT

  The Merger is intended to qualify as a pooling-of-interests for accounting and financial reporting purposes under GAAP. Under this method of accounting, as of the Effective Time, the assets and liabilities of Raptor would be combined with those of AXENT at their recorded book values and the stockholders' equity accounts of AXENT and Raptor would also be combined. Consummation of the Merger is conditioned on, among other things, (i) receipt by AXENT and Raptor of letters from AXENT's and Raptor's independent accountants concurring with management's conclusion that no conditions exist that would preclude accounting for the Merger as a pooling-of-interests under GAAP, and (ii) receipt of Affiliate Agreements by both AXENT and Raptor from certain stockholders, restricting sales of AXENT Common Stock following the Merger. See "Unaudited Pro Forma Condensed Combined Financial Statements of AXENT and Raptor."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following discussion addresses the material federal income tax considerations of the Merger that are generally applicable to holders of Raptor Common Stock. This discussion is based on the interpretation of the Code, applicable Treasury Regulations, judicial authority and administrative rulings and practice, all as of the date hereof. Neither AXENT nor Raptor has requested a ruling from the IRS as to the tax consequences of the Merger. The IRS is not precluded from sustaining a position contrary to the conclusions set forth herein. In addition, there can be no assurance that future legislative, judicial or administrative changes or interpretations will not adversely affect the accuracy of the statements and conclusions set forth herein. Any such changes or interpretations could be applied retroactively and could affect the tax consequences of the Merger to AXENT, Raptor and/or their respective stockholders.

  Raptor stockholders should be aware that the following discussion does not deal with all federal income tax considerations that may be relevant to particular Raptor stockholders in light of their particular circumstances, such as stockholders who are dealers in securities, tax-exempt entities, or persons who are foreign persons or who acquired their Raptor Common Stock through stock option or stock purchase programs or in other compensatory transactions. In addition, the following discussion does not address the tax consequences of transactions effectuated prior to or after the Merger (whether or not such transactions are in connection with the Merger), including without limitation the exercise of options or rights to purchase Raptor Common Stock in anticipation of the Merger or the assumption by AXENT of options or rights to acquire Raptor Common Stock. Finally, no foreign, state or local tax considerations are addressed herein. ACCORDINGLY, RAPTOR STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE MERGER.

  The consummation of the Merger is conditioned upon there being delivered, prior to the Effective Time, to each of AXENT and Raptor an opinion of its respective counsel (the "Tax Opinions") to the effect that the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code. The Tax Opinions will be delivered by Piper & Marbury L.L.P., counsel to AXENT, and Goodwin, Procter & Hoar LLP, counsel to Raptor, and will be substantially in the form of the opinions filed as an exhibit to the Prospectus/Joint Proxy Statement. Accordingly, the material federal income tax consequences of the Merger will be as follows:

    (i) The Merger will constitute a reorganization within the meaning of
  Section 368(a) of the Code;

    (ii) No gain or loss will be recognized by AXENT, the Merger Subsidiary or Raptor solely as a result of the Merger;

    (iii) No gain or loss will be recognized by the holders of Raptor Common Stock upon the exchange of Raptor Common Stock solely for shares of AXENT Common Stock as a result of the Merger (except to the extent of cash received in lieu of a fractional share thereof);

    (iv) The tax basis of the shares of AXENT Common Stock received by the holders of Raptor Common Stock in the Merger will be equal to the tax basis of the shares of Raptor Common Stock exchanged therefor in the Merger;

    (v) The holding period for the shares of AXENT Common Stock received by the holders of Raptor Common Stock will include the holding period for the shares of Raptor Common Stock exchanged therefor in the Merger, provided that the shares of Raptor Common Stock are held as capital assets at the Effective Time; and

    (vi) Cash received by the holders of Raptor Common Stock in lieu of fractional shares of AXENT Common Stock will be treated as received as a distribution in redemption of such fractional shares, subject to the provisions of Section 302 of the Code, as if such fractional shares had been issued in the Merger and then redeemed by AXENT.

  The Tax Opinions will be based on certain assumptions and representations of AXENT, Raptor and certain Raptor stockholders and will be subject to certain limitations and qualifications as noted therein. In particular, the Tax Opinions will be based, in part, upon representations by AXENT and Raptor that, to the best of their knowledge, taking into account cash payments in lieu of fractional shares and any dispositions by Raptor stockholders in anticipation of the Merger, there is no plan or intention on the part of the Raptor stockholders to dispose of shares of AXENT Common Stock received in the Merger that would reduce the aggregate value of the AXENT Common Stock held by Raptor stockholders to less than 50% of the value of the Raptor Common Stock as of the effective date of the Merger. In addition, counsel will assume for purposes of rendering the Tax Opinions that such representations are correct as if made without such "best knowledge" qualification. Moreover, legal counsel will receive representations from certain Raptor stockholders that they are not participating in and are not aware of any such plan or intention.

  A successful IRS challenge to the qualification of the Merger as a reorganization would result in a Raptor stockholder recognizing gain or loss with respect to each share of Raptor Common Stock surrendered equal to the difference between the stockholder's basis in such share and the fair market value, as of the Effective Time, of the AXENT Common Stock received in exchange therefor. In such event, a Raptor stockholder's aggregate basis in the AXENT Common Stock so received would equal its fair market value, and the stockholder's holding period for such stock would begin the day after the Merger. In addition, under certain circumstances Raptor would recognize taxable gain or loss equal to the difference between (i) the sum of the fair market value of AXENT Shares received by the Raptor stockholders and the liabilities of Raptor and (ii) Raptor's tax basis in its assets.

  Even if the Merger qualifies as a reorganization, a recipient of shares of AXENT Common Stock would recognize gain to the extent that such shares were considered to be received in exchange for services or property (other than solely Raptor Common Stock). All or a portion of such gain may be taxable as ordinary income. Gain would also have to be recognized to the extent that a Raptor stockholder was treated as receiving (directly or indirectly) consideration other than AXENT Common Stock in exchange for the Raptor Common Stock.

FEDERAL SECURITIES LAW CONSEQUENCES

  All shares of AXENT Common Stock received by Raptor stockholders in the Merger will be freely transferable, except that shares of AXENT Common Stock received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of Raptor prior to the date of the Raptor Special Meeting may be resold by them only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Raptor generally include individuals or entities that control, are controlled by, or are under common control with, such party and may include certain officers and directors of Raptor as well as principal stockholders of Raptor. The Merger Agreement requires Raptor to cause certain of its affiliates to execute a written agreement to the effect that such person will not offer or sell or otherwise dispose of any of the shares of AXENT Common Stock issued to such person in or pursuant to the Merger in violation of the Securities Act or the rules and regulations promulgated by the Commission thereunder. AXENT has agreed to file and keep effective for 270 days from the date that AXENT has publicly released statements of combined financial results covering at least 30 days of operations, a shelf registration statement on Form S-3 covering the shares of AXENT Common Stock to be held by "affiliates" of Raptor immediately following the Effective Time which will permit such "affiliates" to sell their shares without regard to the requirements of Rule 145 in open-market or similar transactions.

  Pursuant to Affiliate's Agreements, certain stockholders of AXENT and Raptor have agreed that each such stockholder will not sell or otherwise transfer any shares of AXENT Common Stock until AXENT has publicly released financial statements covering at least 30 days of combined operations after the Effective Time.

NASDAQ NATIONAL MARKET LISTING

  It is a condition to the Merger that the shares of AXENT Common Stock to be issued pursuant to the Merger Agreement and required to be reserved for issuance in connection with the Merger be authorized for listing on Nasdaq. An application has been filed for listing the shares of AXENT Common Stock on Nasdaq.

APPRAISAL RIGHTS

  The holders of Raptor Common Stock and AXENT Common Stock are not entitled to appraisal rights under the DGCL.

AFFILIATE'S AGREEMENTS

  Certain stockholders of Raptor and AXENT, respectively, have agreed that each stockholder will not sell, transfer, exchange, pledge or otherwise dispose of any shares of AXENT Common Stock until AXENT has publicly released financial statements covering at least 30 days of combined operations after the Effective Time.

VOTING AND SUPPORT AGREEMENTS

  Certain stockholders who as of December 31, 1997, the record date, held in the aggregate approximately % and 20% of the AXENT Common Stock and Raptor Common Stock, respectively, have entered into Voting and Support Agreements with Raptor and AXENT, respectively, providing among other things, for the appointment of nominees of Raptor and AXENT, respectively, to vote shares of AXENT Common Stock and Raptor Common Stock, owned by such stockholders in favor of approval of the AXENT Share Proposal and the Merger, respectively.

EXCHANGE PLAN

  As a condition of the Merger, AXENT has agreed to exchange all outstanding options to purchase Raptor Common Stock for options to purchase AXENT Common Stock. In connection therewith, the 1998 Raptor Exchange Option Plan (the "Exchange Plan"), will be adopted in conjunction with the approval of the AXENT Share Proposal for the issuance of options to be exchanged in the Merger. The Exchange Plan will be substantially similar to the Raptor 1995 Stock Option and Grant Plan, as amended. A total of 1,878,726 shares of AXENT Common Stock will be reserved for issuance under the Exchange Plan. No other shares are available for issuance under the Exchange Plan.

                             THE MERGER AGREEMENT

  The following is a brief summary of certain provisions of the Merger Agreement, a copy of which is attached as Annex A to this Prospectus/Joint Proxy Statement and incorporated herein by reference. Although this section summarizes the material terms of the Merger Agreement, such summary is qualified in its entirety by reference to the Merger Agreement. Stockholders of AXENT and Raptor are urged to read the Merger Agreement in its entirety for a more complete description of the Merger.

THE MERGER

  The Merger Agreement provides that, following the approval by the AXENT stockholders of the AXENT Share Proposal and the approval and adoption of the Merger and the Merger Agreement by the stockholders of Raptor and the satisfaction or waiver of the other conditions to the Merger, the Merger Subsidiary will be merged with and into Raptor, with Raptor continuing as the Surviving Corporation, which will be a wholly-owned subsidiary of AXENT.

  If all such conditions to the Merger are satisfied or waived, the Merger will become effective upon the filing of a duly executed Certificate of Merger with the Secretary of State of the State of Delaware.

CONVERSION OF SECURITIES

  As of the Effective Time and by virtue of the Merger and without any action on the part of AXENT, Raptor or any of Raptor's stockholders, pursuant to the Merger Agreement, each issued and outstanding share of Raptor Common Stock (other than shares of Raptor Common Stock owned by AXENT or the Merger Subsidiary) will be converted into the right to receive 0.80 of a share of AXENT Common Stock. If any holder of shares of Raptor Common Stock would be entitled to receive a number of shares of AXENT Common Stock that includes a fraction, then, in lieu of a fractional share, such holder will be entitled to receive cash in an amount equal to such fractional part of a share of AXENT Common Stock multiplied by the average of the closing price of AXENT Common Stock, as reported on Nasdaq, for the ten (10) trading days immediately preceding the Effective Time. Each share of Common Stock of the Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into one (1) share of the Surviving Corporation.

  Within thirty (30) days after the Effective Time, Boston EquiServe L.P. (the "Exchange Agent") will mail a notice and transmittal form to each holder of record of Raptor Common Stock to be used to surrender and exchange certificates evidencing shares of Raptor Common Stock for certificates evidencing the shares of AXENT Common Stock to which such holder has become entitled. After receipt of such transmittal forms, each holder of certificates formerly representing Raptor Common Stock will be able to surrender such certificates to the Exchange Agent, and each such holder will receive in exchange therefor (subject to any taxes required to be withheld) certificates evidencing the number of whole shares of AXENT Common Stock to which such holder is entitled and any cash which may be payable in lieu of a fractional share of AXENT Common Stock. Such transmittal forms will be accompanied by instructions specifying other details of the exchange. RAPTOR'S STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE A TRANSMITTAL FORM.

  After the Effective Time, each certificate evidencing Raptor Common Stock, until so surrendered and exchanged, will be deemed, for all purposes, to evidence only the right to receive the number of whole shares of AXENT Common Stock which the holder of such certificate is entitled to receive and the right to receive any cash payment in lieu of a fractional share of AXENT Common Stock. The holder of such unexchanged certificate will not be entitled to receive any dividends or other distributions payable by AXENT until the certificate has been exchanged. Subject to applicable laws, such dividends and distributions, together with any cash payment in lieu of a fractional share of AXENT Common Stock, will be paid without interest.

STOCK OPTION PLANS

  At the Effective Time, each outstanding option to purchase Raptor Common Stock (each a "Raptor Option") under Raptor's 1995 Stock Option and Grant Plan (the "Raptor Option Plan") and options issued outside of the Raptor Option Plan, whether vested or unvested or subject to repurchase by Raptor following such exercise, will be exchanged for an option issued under AXENT's Exchange Plan to acquire, on the same terms and conditions as were applicable under such Raptor Option, the number of shares of AXENT Common Stock (rounded down to the next lower whole number) equal to the number of shares of Raptor Common Stock issuable upon exercise of such Raptor Option multiplied by the Conversion Ratio, at a price per share (rounded up to the next higher whole cent) equal to the exercise price per share of such Raptor Option divided by the Conversion Ratio. As of December 19, 1997, options to acquire 2,348,407 shares of Raptor Common Stock were outstanding.

  AXENT has agreed to reserve for issuance a sufficient number of shares of AXENT Common Stock for delivery under the Raptor Options exchanged as described above, which it will do under the Exchange Plan. As soon as practicable after the Effective Time, and in any event no later than 30 days after the Closing, AXENT will file a registration statement on Form S-8 (or any successor form) under the Securities Act with respect to the shares of AXENT Common Stock subject to such options and shall maintain the effectiveness of such registration statement for so long as such options remain outstanding.

REPRESENTATIONS AND WARRANTIES

  The Merger Agreement contains various customary representations and warranties of the parties. The Merger Agreement includes representations and warranties by Raptor as to, among other things: (i) organization, due qualification to conduct business and corporate authority; (ii) capitalization; (iii) authorization, execution, delivery and enforceability of the Merger Agreement and related agreements; (iv) the consummation by Raptor of the transactions contemplated by the Merger Agreement does not (a) conflict with any charter documents, material contract, lease or other agreements of Raptor, (b) require any filings with any court or governmental authority, (c) result in the imposition of any security interest or (d) violate any writ, statute or rule or failure; (v) ownership of subsidiaries; (vi) documents and financial statements filed by Raptor with the Commission and the accuracy of information contained therein; (vii) absence of material adverse changes;
(viii) undisclosed liabilities; (ix) taxes, tax returns and audits; (x) ownership and condition of assets; (xi) owned real property; (xii) intellectual property rights; (xiii) real property leases; (xiv) contracts;
(xv) insurance; (xvi) litigation; (xvii) employees; (xviii) employee benefits;
(xix) environmental matters; (xx) compliance with laws; (xxi) permits; (xxii) related party transactions; (xxiii) broker's and finder's fees; (xxiv) books and records; (xxv) accounting for the Merger as a "pooling-of-interests";
(xxvi) proper corporate action by Raptor; (xxvii) accuracy of statements; and (xxviii) receipt of a written fairness opinion from Montgomery.

  The Merger Agreement also includes representations and warranties by AXENT and the Merger Subsidiary as to, among other things: (i) organization, due qualification to conduct business and corporate authority; (ii) capitalization; (iii) authorization, execution, delivery and enforceability of the Merger Agreement and related agreements; (iv) the consummation by AXENT or the Merger Subsidiary of the transactions contemplated by the Merger Agreement does not (a) conflict with any charter documents, material contract, lease or other agreements of AXENT or the Merger Subsidiary or (b) require any filings with any court or governmental authority, (c) result in the imposition of any security interest or (d) violate any writ, statute or rule or failure; (v) ownership of subsidiaries; (vi) documents and financial statements filed by AXENT with the Commission and the accuracy of information contained therein;
(vii) absence of material adverse changes; (viii) undisclosed liabilities;
(ix) taxes, tax returns and audits; (x) ownership and condition of assets;
(xi) owned real property; (xii) intellectual property rights; (xiii) real property leases; (xiv) contracts; (xv) insurance; (xvi) litigation; (xvii) employees; (xviii) employee benefits; (xix) environmental matters; (xx) compliance with laws; (xxi) permits; (xxii) related party transactions; (xxiii) broker's and finder's fees; (xxiv) books and records; (xxv) accounting for the Merger as a "pooling-of-interests"; (xxvi) proper corporate action by AXENT; (xxvii) accuracy of statements; (xxviii) interim operations of the Merger Subsidiary; (xxviii) receipt of a written fairness opinion from Broadview; and (xxix) the filing of registration statement by AXENT on Form S-3.

CERTAIN COVENANTS AND AGREEMENTS

  Each of the parties to the Merger Agreement has agreed to (i) use its best efforts to consummate the transactions contemplated by the Merger Agreement;
(ii) use its best efforts to obtain all waivers, permits, consents, approvals or other authorizations from third parties and governmental entities necessary for the consummation of the transactions contemplated by the Merger Agreement and to effect all such registrations, filings and notices with or to third parties and governmental entities; (iii) jointly prepare and file with the Commission this Prospectus/Joint Proxy Statement and distribute this Prospectus/Joint Proxy Statement to their stockholders; (iv) (a) use their reasonable best efforts to preserve intact their current business organizations and keep available the services of their current officers and material employees, (b) confer on a regular basis with one or more representatives of the other to report on material operational matters, (c) promptly notify the other of any material change in the condition of each business and (d) promptly deliver to each other true and correct copies of any filing with the Commission; (v) provide each other with full access to all premises and records of each other; (vi) promptly provide written notice of any event or development that would render any representation or warranty inaccurate or incomplete or constitute or result in a breach of the Merger Agreement; (vii) use its best efforts to cause the business combination to be accounted as a "pooling-of-interests"; (viii) cause certain individuals to enter into Affiliates' Agreements and Voting and Support Agreements; (ix) consult with each other before issuing any press release or otherwise making a public statement; (x) use its best efforts to cause the Merger to be treated as a tax-free reorganization; (xi) keep confidential certain information; and
(xii) qualify each of their respective subsidiaries to do business and be in corporate good standing.

  AXENT has also agreed (i) that during the period from the date of the Merger Agreement until the Effective Time, except as contemplated by the Merger Agreement, AXENT will not, without the prior written consent of Raptor, (x) engage in any transaction that would (1) require the approval of the stockholders of AXENT, (2) require AXENT to include the information relating to such transaction in the pro forma financial statements included herein or
(3) require AXENT to amend or restate such statements in any material manner;
(y) engage in any material securities offering or acquisition that would reasonably be anticipated to cause a material delay in the Merger; or (z) enter into any contract or make any agreement to enter into or do any of the foregoing; (ii) to list the Merger Shares on Nasdaq; (iii) to duly elect or appoint Robert Steinkrauss, Shaun McConnon and Robert Schechter to the AXENT Board; (iv) to file a shelf registration statement on Form S-3 covering the shares of AXENT Common Stock to be held by affiliates of Raptor immediately following the Effective Time; and (v) to indemnify certain officers, directors and other parties of Raptor from all costs or expenses arising from the Merger.

  Raptor has also agreed that, during the period from the date of the Merger Agreement until the Effective Time, except as contemplated by the Merger Agreement, Raptor will not, without the written consent of AXENT: (a) issue, authorize the issuance of, redeem or repurchase any shares of its capital stock or any other securities, or any rights, warrants or options to acquire any such stock or securities; (b) split, combine or reclassify any shares of its capital stock or declare or pay any dividends on or make other distributions in respect of its capital stock; (c) create, incur or assume indebtedness, assume or guarantee the obligations of any other person or entity, or make any loans or advances to or investments in any other person or entity other than in the Ordinary Course of Business (as defined in the Merger Agreement); (d) increase the compensation payable to its officers or employees or establish, adopt, enter into or amend any plan for the benefit of its directors, officers or employees; (e) acquire, sell, lease, encumber or dispose of any assets or property, other than in the Ordinary Course of Business; (f) amend its charter or By-Laws; (g) change in any material respect its accounting methods, principles or practices, subject to certain exceptions; (h) pay any obligation or liability other than in the Ordinary Course of Business; (i) mortgage or pledge any of its properties or assets or subject any such assets to any Security Interest (as defined in the Merger Agreement); (j) sell, assign, transfer or license any Intellectual Property (as defined in the Merger Agreement) other than in the Ordinary Course of Business; (k) enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under any material contract or agreement, provided that Raptor can continue to enter into OEM, VAR and distribution agreements in the Ordinary Course of Business; (l) make or commit to make any capital expenditure in excess of $100,000 per item; (m) willfully take any action or willfully fail to take any action with the intent that such action or failure to take action would result in any of its representations and warranties in the Merger Agreement becoming untrue or any of the conditions of closing not being satisfied; (n) hire, terminate or discharge any key employee or engage or terminate any key consultant; (o) commence any offerings of securities to employees pursuant to any employee stock purchase plans; or (p) agree in writing or otherwise to take any of the above actions.

NO SOLICITATION

  The Merger Agreement provides that Raptor will not, directly or indirectly, through any officers, directors, employees, affiliates that have signed Affiliate's Agreements, and representatives and agents of those affiliates, and representatives and agents of any agent or representative Raptor controls, and it will direct any other agent or representative not to, (i) solicit, initiate or encourage any inquiries or proposals that constitute or could reasonably be expected to lead to any Acquisition Proposal (as defined in the Merger Agreement); (ii) engage in discussions or negotiations or provide any non-public information to any person or entity relating to any Acquisition Proposal; or (iii) agree to, approve or recommend any Acquisition Proposal; provided, however, that pursuant to the Merger Agreement, Raptor, its Board of Directors, directly or through representatives or agents, may furnish non-public information to, or discuss and negotiate with, any person or entity in connection with an unsolicited bona fide written Acquisition Proposal if (x) the Raptor Board determines the Acquisition Proposal to be a "Superior Proposal" (as defined in the Merger Agreement), (y) such action is necessary, in the reasonable good faith judgment of the Raptor Board after consultation with outside corporate counsel to Raptor, in order to comply with the fiduciary duties of Raptor's Board and (z) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such person or entity, the Raptor Board receives a confidentiality agreement. Further, nothing in the Merger Agreement will prevent Raptor or the Raptor Board, directly or through representatives or agents on behalf of the Raptor Board, from complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act. See "--Termination." Raptor is required to notify AXENT of receipt of any Acquisition Proposal.

RELATED MATTERS AFTER THE MERGER

  At the Effective Time, Merger Subsidiary will be merged with and into Raptor, and Raptor will be the Surviving Corporation and remain a wholly-owned subsidiary of AXENT. Each share of Raptor Common Stock issued and outstanding immediately prior to the Effective Time will be converted into and exchanged for validly issued, fully paid and nonassessable shares of AXENT Common Stock, determined according to the Conversion Ratio. Each stock certificate of the Merger Subsidiary evidencing ownership of any such shares shall remain outstanding.

  At the Effective Time the Certificate of Incorporation and By-Laws of the Merger Subsidiary as in effect immediately prior to the Effective Time will be the Certificate of Incorporation and By-Laws of the Surviving Corporation.

  The directors of the Merger Subsidiary shall serve as directors of the Surviving Corporation after the Effective Time. As a result, none of Raptor's present directors will become a director of the Surviving Corporation.

CONDITIONS

  The respective obligations of AXENT and Raptor to effect the Merger are subject to the following conditions: (i) the Merger and the Merger Agreement shall have been approved and adopted by the respective stockholders of Raptor and AXENT; (ii) the Registration Statement shall have become effective and shall not be the subject of a stop order; (iii) no temporary restraining order, preliminary or permanent injunction or other order shall be in effect nor shall there be any proceeding seeking any of the foregoing that prevents, or seeks to prevent, the consummation of the Merger or limit or restrict in a materially adverse way AXENT's conduct or operation of the Surviving Company after the Effective Time; (iv) no action shall be taken, nor any statute, rule, regulation, or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal; (v) receipt by AXENT of all state securities or "Blue Sky" permits and other authorizations necessary to issue shares of AXENT Common Stock pursuant to the Merger; (vi) receipt by AXENT of a written opinion from Piper & Marbury L.L.P., counsel to AXENT, and receipt by Raptor of an opinion of Goodwin, Procter & Hoar LLP, counsel to Raptor, both to the effect that the Merger will be treated for Federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Code (see "The Merger--Certain Federal Income Tax Consequences"); and
(vii) the shares of AXENT Common Stock to be issued in the Merger shall have been approved for quotation on Nasdaq.

  The obligation of AXENT to consummate the Merger also is subject to certain additional conditions, including, among others that: (i) Raptor shall have received all material waivers, permits, consents, approvals or other authorizations required in connection with the transactions contemplated by the Merger Agreement; (ii) as of the date of the Merger Agreement and the Closing Date (as defined in the Merger Agreement) (except to the extent such representations and warranties expressly speak as of an earlier date), Raptor's representations and warranties contained in the Merger Agreement shall be true and correct in all material respects; (iii) AXENT shall have received a "comfort letter" dated as of a date not more than two days prior to the date that the Registration Statement is declared effective and shall have received a subsequent similar letter dated as of a date not more than two days prior to the Effective Time from Coopers & Lybrand L.L.P., auditors for Raptor, in a customary form reasonably satisfactory to AXENT; (iv) AXENT shall have received the resignations, effective as of the Effective Time, of each director of the Raptor Board; (v) AXENT shall have received a written opinion from Coopers & Lybrand L.L.P. dated as of the Closing Date concurring with management's conclusion that no conditions would exist that would preclude accounting for the Merger as a "pooling-of-interests"; (vi) certain stockholders, directors and officers of Raptor shall have entered into Affiliate Agreements; and (vii) Raptor shall have entered into agreements relating to the exchange of options.

  The obligation of Raptor to consummate the Merger is subject to certain additional conditions, including among others that: (i) AXENT shall have received all material waivers, permits, consents, approvals or other authorizations required in connection with the transactions contemplated by the Merger Agreement; (ii) as of the date of the Merger Agreement and the Closing Date (except to the extent such representations and warranties expressly speak as of an earlier date), the representations and warranties of AXENT and the Merger Subsidiary contained in the Merger Agreement shall be true and correct in all material respects; (iii) Raptor shall have received a "comfort letter" dated as of a date not more than two days prior to the date that the Registration Statement is declared effective and shall have received a subsequent similar letter dated as of a date not more than two days prior to the Effective Time from Coopers & Lybrand L.L.P., auditors for AXENT, in a customary form reasonably satisfactory to Raptor; (iv) Raptor shall have received a written opinion from Coopers & Lybrand L.L.P. dated as of the Closing Date concurring with management's conclusion that no conditions would exist that would preclude accounting for the Merger as a "pooling-of-interests"; (v) certain stockholders and all directors and executive officers of AXENT shall have entered into Affiliate Agreements; (vi) AXENT shall have entered into agreements relating to the exchange of options; and (vii) AXENT shall have fixed the number of directors on its board at seven and duly appointed or elected Robert Steinkrauss, Shaun McConnon and Robert Schechter.

TERMINATION

  The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Raptor and AXENT:

    (i) by mutual written consent of AXENT and Raptor;

    (ii) by AXENT in the event Raptor is in breach or by Raptor in the event AXENT or the Merger Subsidiary is in breach of any material representation, warranty or covenant contained in the Merger Agreement, by giving written notice of such breach to the breaching party and such breach is not cured within 10 days of delivery of written notice thereof;

    (iii) by AXENT or Raptor by giving written notice to the other, if, at the Raptor Special Meeting or AXENT Special Meeting (including any adjournments or postponements thereof), the requisite vote of the stockholders of Raptor or AXENT, respectively, in favor of the Merger Agreement and the Merger shall not have been obtained;

    (iv) by either AXENT or Raptor if the Merger shall not have been consummated by May 15, 1998;

    (v) by either AXENT or Raptor if a court of competent jurisdiction or other governmental entity shall have issued a final order, decree or ruling, or taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger and all appeals have been exhausted;

    (vi) by AXENT if (a) Raptor's Board withdraws or modifies its recommendation of the Merger or Merger Agreement in a manner adverse to AXENT or recommends or publicly announces or engages in an Acquisition Proposal (as defined in the Merger Agreement) or (b) a tender offer or exchange offer for twenty percent or more of the outstanding shares of Raptor Common Stock shall have been commenced or a registration statement with respect thereto has been filed (other than by AXENT or any of any of its affiliates) and the Raptor Board has recommended that the Raptor stockholders tender or exchange their shares or has publicly announced its intention to take no position with respect to such tender or exchange offer; or

    (vii) by Raptor if Raptor's Board of Directors recommends to the holders of Raptor Common Stock approval or acceptance of an Acquisition Proposal by a person other than AXENT, if the Board has determined such action is necessary for the Raptor Board to comply with its fiduciary duties under applicable law (a "Fiduciary Determination").

  If (A) AXENT terminates the Merger Agreement for reasons described in clause
(vi), (B) Raptor terminates the Merger Agreement for reasons described in clause (vii) or (C) either AXENT or Raptor terminate the Merger Agreement for the reasons described in (iii) (as a result of Raptor's failure to obtain the requisite vote of the Raptor stockholders) and at the time an Acquisition Proposal involving Raptor shall have been announced or proposed and not withdrawn or abandoned and Raptor shall have subsequently consummated such Acquisition Proposal within 270 days of the termination of the Merger Agreement, Raptor is required to pay a fee to AXENT equal to $8,850,316.

  Whether or not the Merger is consummated, all fees, costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses.

AMENDMENT

  The Merger Agreement may be amended at any time by written authorization of the Boards of Directors of both AXENT and Raptor, but after approval by the stockholders of Raptor and AXENT of the matters presented in connection with the Merger to them, no amendment shall be made which by law requires further approval by such stockholders, without such further approval.

UNAUDITED PRO FORMA CONDENSED COMBINEDFINANCIAL STATEMENTS OF AXENT AND RAPTOR

  The following sets forth the unaudited pro forma combined condensed financial statements of AXENT and Raptor. The following combined financial statements give effect to the Merger as though it occurred on September 30, 1997 for the balance sheet and January 1, 1994 for the statements of operations, using the pooling-of-interests method of accounting. The combined financial statements are not necessarily indicative of the results that actually would have occurred if the Merger had been completed on the dates indicated or which may be expected in the future. Such combined financial statements should be read in conjunction with the audited historical Consolidated Financial Statements and notes thereto of AXENT and Raptor incorporated by reference herein.

  Estimated direct costs of the Merger and other costs of consolidation have not been determined and are not included in pro forma combined loss per share for the periods indicated.

  AXENT and Raptor are in the process of reviewing their respective accounting policies and do not expect there to be any significant adjustments necessary to make their policies consistent with one another.

             UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

                           AS OF SEPTEMBER 30, 1997

                                                                      PRO FORMA
                                           AXENT  RAPTOR  ADJUSTMENTS COMBINED
                                          ------- ------- ----------- ---------
                                                 (AMOUNTS IN THOUSANDS)
ASSETS
Current assets:
  Cash and cash equivalents.............. $14,702 $27,711      --     $ 42,413
  Short-term investments.................  18,181  23,601      --       41,782
  Accounts receivable, net...............   8,536   5,223      --       13,759
  Prepaid expenses and other current
   assets................................   2,142   2,429      --        4,571
                                          ------- -------    -----    --------
    Total current assets.................  43,561  58,964      --      102,525
Property and equipment, net..............   2,078   1,898      --        3,976
Other assets.............................   1,861   4,040      --        5,901
                                          ------- -------    -----    --------
    Total assets......................... $47,500 $64,902      --     $112,402
                                          ======= =======    =====    ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accrued liabilities and accounts
   payable............................... $ 7,975 $ 3,553      --     $ 11,528
  Deferred revenue.......................   4,015   2,190      --        6,205
                                          ------- -------    -----    --------
    Total current liabilities............  11,990   5,743      --       17,733
Stockholders' equity.....................  35,510  59,159      --       94,669
                                          ------- -------    -----    --------
    Total liabilities and stockholders'
     equity.............................. $47,500 $64,902      --     $112,402
                                          ======= =======    =====    ========

             UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

                 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997

                                                                     PRO FORMA
                                       AXENT    RAPTOR   ADJUSTMENTS COMBINED
                                      --------  -------  ----------- ---------
                                        (AMOUNTS IN THOUSANDS, EXCEPT PER
                                                   SHARE DATA)
COMBINED STATEMENT OF OPERATIONS
 DATA:
Net revenues:
  Software product licenses.......... $ 20,150  $16,854       --     $ 37,004
  Maintenance support and consulting
   services..........................    7,005    2,767       --        9,772
                                      --------  -------    ------    --------
    Total net revenues...............   27,155   19,621       --       46,776
Cost of net revenues.................    2,933    1,566       --        4,499
                                      --------  -------    ------    --------
Gross profit.........................   24,222   18,055       --       42,277
Operating expenses:
  Sales and marketing................   13,245    9,235       --       22,480
  Research and development...........    5,881    2,998       --        8,879
  General and administrative.........    2,430    2,777       --        5,207
  Write-off of purchased in-process
   research and development
   costs(1)..........................   27,632    6,522       --       34,154
                                      --------  -------    ------    --------
    Total operating expenses.........   49,188   21,532       --       70,720
Income (loss) from continuing
 operations before royalty, interest
 and taxes...........................  (24,966)  (3,477)      --      (28,443)
Royalty income.......................    2,267      --        --        2,267
Interest and other income............    1,266    2,132       --        3,398
Income tax benefit (provision).......   (2,478)     471       --       (2,007)
                                      --------  -------    ------    --------
Income (loss) from continuing
 operations.......................... $(23,911) $  (874)      --     $(24,785)
                                      ========  =======    ======    ========
Net income (loss) per common share
 from continuing operations.......... $  (2.02) $ (0.07)      --     $  (1.10)
                                      ========  =======    ======    ========
Weighted average number of common
 shares outstanding(2)...............   11,810   13,330    (2,666)     22,474
                                      ========  =======    ======    ========

--------
(1) 1997 Income Statement related items include nonrecurring charges of $27,632 and $6,522 ($4,239 net of tax) as a result of a write-off of in-process research and development associated with the acquisition of AssureNet Pathways, Inc. and the acquisition of a perpetual license, including the underlying products, to Axcess Technology from Open Market, Inc., respectively. Pro forma combined net income from continuing operations was $7,086 and fully diluted pro forma combined net income per common share from continuing operations was $0.28 excluding the nonrecurring charges.
(2) Each share and equivalent of Raptor Common Stock was converted using a conversion ratio of 0.80 of a share of AXENT Common Stock.

             UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

                     FOR THE YEAR ENDED DECEMBER 31, 1996

                                                                      PRO FORMA
                                         AXENT   RAPTOR   ADJUSTMENTS COMBINED
                                        -------  -------  ----------- ---------
                                          (AMOUNTS IN THOUSANDS, EXCEPT PER
                                                     SHARE DATA)
COMBINED STATEMENT OF OPERATIONS DATA:
Net revenues:
  Software product licenses...........  $16,002  $13,423       --      $29,425
  Maintenance support and consulting
   services...........................    6,095    1,104       --        7,199
                                        -------  -------    ------     -------
    Total net revenues................   22,097   14,527       --       36,624
Cost of net revenues..................    1,912      846       --        2,758
                                        -------  -------    ------     -------
Gross profit..........................   20,185   13,681       --       33,866
Operating expenses:
  Sales and marketing.................   12,610    8,996       --       21,606
  Research and development............    5,034    3,077       --        8,111
  General and administrative..........    2,483    2,221       --        4,704
                                        -------  -------    ------     -------
    Total operating expenses..........   20,127   14,294       --       34,421
Income (loss) from continuing
 operations before royalty, interest
 and taxes............................       58     (613)      --         (555)
Royalty income........................    3,321      --        --        3,321
Interest and other income.............    1,065    2,414       --        3,479
Income tax benefit (provision)........   (1,159)     --        --       (1,159)
                                        -------  -------    ------     -------
Income from continuing operations.....  $ 3,285  $ 1,801       --      $ 5,086
                                        =======  =======    ======     =======
Net income per common share from
 continuing operations................  $  0.31  $  0.13       --      $  0.24
                                        =======  =======    ======     =======
Weighted average number of common
 shares
 outstanding(1).......................   10,662   13,641    (2,728)     21,575
                                        =======  =======    ======     =======

--------
(1) Each share and equivalent of Raptor Common Stock was converted using a conversion ratio of 0.80 of a share of AXENT Common Stock.

             UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

                     FOR THE YEAR ENDED DECEMBER 31, 1995

                                                                      PRO FORMA
                                         AXENT   RAPTOR   ADJUSTMENTS COMBINED
                                        -------  -------  ----------- ---------
                                          (AMOUNTS IN THOUSANDS, EXCEPT PER
                                                     SHARE DATA)
COMBINED STATEMENT OF OPERATIONS DATA:
Net revenues:
  Software product licenses...........  $10,117  $ 3,475       --      $13,592
  Maintenance support and consulting
   services...........................    4,611      427       --        5,038
                                        -------  -------    ------     -------
    Total net revenues................   14,728    3,902       --       18,630
Cost of net revenues..................    1,747      308       --        2,055
                                        -------  -------    ------     -------
Gross profit..........................   12,981    3,594       --       16,575
Operating expenses:
  Sales and marketing.................   11,324    3,836       --       15,160
  Research and development............    3,976    1,367       --        5,343
  General and administrative..........    2,393    1,153       --        3,546
                                        -------  -------    ------     -------
    Total operating expenses..........   17,693    6,356       --       24,049
Income (loss) from continuing
 operations before interest and
 taxes................................   (4,712)  (2,762)      --       (7,474)
Interest and other income (expense)...     (129)      76       --          (53)
Income tax benefit (provision)........    2,146      --        --        2,146
                                        -------  -------    ------     -------
Income from continuing operations.....  $(2,695) $(2,686)      --      $(5,381)
                                        =======  =======    ======     =======
Net income per common share from
 continuing operations................  $ (0.30) $ (0.38)      --      $ (0.36)
                                        =======  =======    ======     =======
Weighted average number of common
 shares outstanding(1)................    9,118    7,048    (1,410)     14,756
                                        =======  =======    ======     =======

--------
(1) Each share and equivalent of Raptor Common Stock was converted using a conversion ratio of 0.80 of a share of AXENT Common Stock.

             UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

                     FOR THE YEAR ENDED DECEMBER 31, 1994

                                                                      PRO FORMA
                                         AXENT   RAPTOR   ADJUSTMENTS COMBINED
                                        -------  -------  ----------- ---------
                                          (AMOUNTS IN THOUSANDS, EXCEPT PER
                                                     SHARE DATA)
COMBINED STATEMENT OF OPERATIONS DATA:
Net revenues:
  Software product licenses...........  $ 5,832  $   248       --      $ 6,080
  Maintenance support and consulting
   services...........................    2,762      --        --        2,762
                                        -------  -------    ------     -------
    Total net revenues................    8,594      248       --        8,842
Cost of net revenues..................    1,238       10       --        1,248
                                        -------  -------    ------     -------
Gross profit..........................    7,356      238       --        7,594
Operating expenses:
  Sales and marketing.................    5,697      326       --        6,023
  Research and development............    1,644      708       --        2,352
  General and administrative..........    1,048    1,165       --        2,213
  Write-off of purchased in-process
   research and development(1)........    4,280      --        --        4,280
                                        -------  -------    ------     -------
    Total operating expenses..........   12,669    2,199       --       14,868
Income (loss) from continuing
 operations before interest and
 taxes................................   (5,313)  (1,961)      --       (7,274)
Interest and other income (expense)...      --        (2)      --           (2)
Income tax benefit....................    2,040      --        --        2,040
                                        -------  -------    ------     -------
Income from continuing operations.....  $(3,273) $(1,963)      --      $(5,236)
                                        =======  =======    ======     =======
Net income per common share from
 continuing operations................  $ (0.36) $ (0.31)      --      $ (0.37)
                                        =======  =======    ======     =======
Weighted average number of common
 shares outstanding(2)................    9,065    6,253    (1,251)     14,067
                                        =======  =======    ======     =======

--------
(1) 1994 Income Statement related items include nonrecurring charges of $4,280 as a result of a write-off of in-process research and development associated with the acquisition of Datamedia Corporation. Pro forma combined net loss from continuing operations was $956 and fully diluted pro forma combined net loss per common share from continuing operations was $0.07 excluding the nonrecurring charges.
(2) Each share and equivalent of Raptor Common Stock was converted using a conversion ratio of 0.80 of a share of AXENT Common Stock.

                       COMPARISON OF STOCKHOLDER RIGHTS

  The following is a summary of material differences between the rights of holders of AXENT Common Stock and Raptor Common Stock. Each of AXENT and Raptor is organized under the laws of the State of Delaware. Any material differences in the rights of their respective stockholders would arise from various provisions of the Certificate of Incorporation and By-Laws of each of AXENT and Raptor. Among the differences between the rights of the holders of AXENT and Raptor are the following:

CAPITAL STOCK

  The total number of authorized shares of capital stock of AXENT is 55,000,000 shares, consisting of 50,000,000 shares of Common Stock with a par value of $.02 per share and 5,000,000 shares of Preferred Stock with a par value of $.02 per share, while the total number of authorized shares of capital stock of Raptor is 35,000,000 shares, consisting of 30,000,000 shares of Common Stock with a par value of $.01 per share and 5,000,000 shares of Preferred Stock with a par value of $.01 per share.

SPECIAL MEETINGS OF STOCKHOLDERS

  The By-laws of AXENT provide that a special meeting of the stockholders may be called by the Chairman of the Board or the President and shall be called by the President or the Secretary at the written request of a majority of the Board of Directors, or at the written request of the stockholders owning a majority of the shares of capital stock issued and outstanding and entitled to vote, while the By-laws of Raptor provide that a special meeting of the stockholders may be called only by the Board of Directors pursuant to an affirmative vote of a majority of the Directors then in office.

ANNUAL MEETINGS OF STOCKHOLDERS

  The By-laws of AXENT are silent on the issue of stockholder's notice to propose business to be transacted at an annual meeting, while the By-laws of Raptor provide that to propose business to be transacted at an annual meeting, a stockholder's timely notice must be received by Raptor not less than 75 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting; provided, however, that in the event the annual meeting is scheduled to be held more than 30 days before the anniversary date of the immediately preceding annual meeting or more than 60 days after the anniversary date of the preceding annual meeting, notice by the stockholder to be timely must be so received not later than the close of business on the later of the 75th day prior to the scheduled date of the annual meeting or the 15th day following the day on which public announcement of the date of such annual meeting is first made by Raptor.

STAGGERED BOARD OF DIRECTORS

  Pursuant to their respective Certificates of Incorporation, each of AXENT and Raptor have a staggered Board of Directors divided into three classes, with each class serving for a term of three years. The existence of a staggered board may have the effect of delaying or deferring a change of control of AXENT or Raptor or removal of incumbent management.

QUORUM

  The By-laws of AXENT and Raptor both provide that the holders of a majority of the shares of stock issued and outstanding and entitled to vote at meetings, present in person or represented by proxy, shall constitute a quorum for the transaction of business, and at any meeting of the Board of Directors the presence of a majority of the directors then in office shall constitute a quorum for the transaction of business.

ADJOURNMENTS OF STOCKHOLDER MEETINGS

  The By-laws of AXENT and Raptor both provide that if the adjournment of a meeting of stockholders is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

REMOVAL OF DIRECTORS

  The By-laws of AXENT provide that directors (but not the entire Board of Directors) may be removed, only for cause, by the holders of a majority of the shares then entitled to vote at an election of directors, while the Certificate of Incorporation of Raptor provides that, subject to the rights of any series of Preferred Stock to elect or remove directors, any director may be removed, but only for cause, by the affirmative vote of at least two-thirds of the total votes that would be eligible to be cast by stockholders in the election of such director.

NOMINATION OF DIRECTORS

  The By-laws of AXENT are silent on the issue of nomination of directors, while the By-laws of Raptor provide that a stockholder's notice in connection with the nomination of directors is timely if received by Raptor not less than 75 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting; provided, however, that in the event the annual meeting is scheduled to be held more than 30 days before the anniversary date of the immediately preceding annual meeting or more than 60 days after the anniversary date of the preceding annual meeting, notice by the stockholder to be timely must be so received not later than the close of business on the later of the 75th day prior to the scheduled date of the annual meeting or the 15th day following the day on which public announcement of the date of such annual meeting is first made by Raptor.

AMENDMENTS TO CERTIFICATE OF INCORPORATION

  The AXENT Certificate of Incorporation provides that it may be amended in the manner prescribed by the DGCL or such Certificate of Incorporation; provided, however, that the approval of holders of shares having at least two-thirds of the voting power of the outstanding capital stock of AXENT is required to amend provisions in the AXENT Certificate of Incorporation addressing classification of the AXENT Board, the ability of stockholders to take action by written consent and the amendment provisions thereof. The Raptor Certificate of Incorporation provides that it may be amended, after approval by the Raptor Board, by the affirmative vote of a majority of the total votes eligible to be cast by holders of voting stock with respect to such amendment at a duly constituted meeting called expressly for such purpose; provided, however, that the approval of holders of shares having not less than 80% of the total votes eligible to be cast by holders of voting stock shall be required to amend or repeal provisions in the Raptor Certificate of Incorporation addressing the Directors of Raptor or the amendment provisions of thereof.

AMENDMENTS TO BY-LAWS

  The AXENT Certificate of Incorporation provides that the AXENT By-Laws may be amended or repealed by the affirmative vote of a majority of the AXENT Board, provided that notice of the proposal to amend or repeal such Bylaws, or to adopt new bylaws, must be included in the notice of the of the meeting of the Board of Directors at which such action takes place. The AXENT By-laws provide that provisions therein addressing directors or the amendment provisions thereof may only be amended by the stockholders of AXENT if approved by at least two-thirds of the voting power of the outstanding AXENT capital stock. The Raptor Certificate of Incorporation provides that the Raptor By-laws may be amended or repealed by the Raptor Board. The Raptor By-laws provide that they may be amended at any annual meeting of stockholders, or special meeting of stockholders called for such purpose, by the affirmative vote of at least two-thirds of the total votes eligible to be cast on such amendment or repeal by holders of voting stock, voting together as a single class; provided, however, that if the Raptor Board recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of a majority of the total votes eligible to be cast on such amendment or repeal by holders of voting stock, voting together as a single class.

WRITTEN CONSENT OF STOCKHOLDERS

  The Certificate of Incorporation of AXENT provides that at such time as AXENT shall be subject to the reporting requirements of the Exchange Act, any action required or permitted by law to be taken at a meting of stockholders must be effected at a duly called annual or special meeting of stockholders, and may not be effected by any consent in writing by such stockholders, unless such consent is unanimous. Raptor's Certificate of Incorporation provides that actions required or permitted to be taken by the stockholders of Raptor at any annual or special meeting may not be taken or effected by a written consent of stockholders in lieu thereof.


SPECIAL MEETINGS OF BOARDS OF DIRECTORS

  Under the AXENT By-laws, special meetings of the AXENT Board may be called by the Chairman of the Board, the President or by two or more directors on at least twenty-four hours' notice to each director. The Raptor By-laws provide that special meetings of the Raptor Board may be called by or at the request of a majority of the directors on at least twenty-four hours' notice by telephone, telex, telecopy, telegram or other form of electronic communication or forty-eight hours' notice by written notice sent by mail.

    PROPOSAL NO. II: APPROVAL OF AXENT'S 1998 EMPLOYEE STOCK PURCHASE PLAN

  The AXENT Board proposes that the stockholders of AXENT approve the 1998 Employee Stock Purchase Plan (the "Stock Purchase Plan"), pursuant to which shares of AXENT's Common Stock would be issued to eligible employees of AXENT. The following summary of the principal features of the Stock Purchase Plan is a fair and complete summary of the Stock Purchase Plan; it is qualified in its entirety by the full text of the Stock Purchase Plan, which appears as Annex D to this Prospectus/Joint Proxy Statement.

GENERAL

  The purpose of the Stock Purchase Plan is to promote the success and enhance the value of AXENT, by providing eligible employees of AXENT and its participating subsidiaries with the opportunity to purchase Common Stock of AXENT through payroll deductions. The Stock Purchase Plan is intended to qualify as an employee stock purchase plan under Section 423 of the Code.

  The Stock Purchase Plan provides for the issuance of an aggregate of 500,000 shares of AXENT Common Stock to employees. In the event of a subdivision of outstanding shares of AXENT Common Stock, payment of a stock divided in AXENT Common Stock or other change affecting AXENT Common Stock, the AXENT Board or the Committee responsible for administration of the Stock Purchase Plan (as described below) will make appropriate and equitable adjustments in the aggregate number of shares that may be issued under the Stock Purchase Plan. The Stock Purchase Plan also permits the AXENT Board or the Committee to require a period of service with AXENT or its participatory subsidiaries as a condition for participation in the Stock Purchase Plan.

ELIGIBILITY TO RECEIVE AWARDS

  Employees of AXENT and participating subsidiaries, who are regularly employed for 20 or more hours per week for more than five months in a calendar year, are eligible to participate in the Stock Purchase Plan. However, if the employee owns, or is deemed to own, 5% or more of the voting power or value of the stock of AXENT or any subsidiary of AXENT, he or she is not eligible for the Stock Purchase Plan. The Stock Purchase Plan also permits the Board or the Committee to require a period of service with AXENT or its participating subsidiaries as a condition for participation in the Stock Purchase Plan. As of December 1, 1997, and assuming no required period of service, approximately 202 employees would be eligible to participate in the Stock Purchase Plan.

ADMINISTRATION, AMENDMENT AND TERMINATION

  The Stock Purchase Plan is administered by the AXENT Board or by a committee appointed by the Board (the "Committee"). A member of the Board or the Committee is not excluded from participating in the Stock Purchase Plan solely by virtue of such membership.

  Subject to the terms of the Stock Purchase Plan, the Board and the Committee has authority to make rules and regulations, and take any other appropriate actions to administer the Stock Purchase Plan.

  The Board may amend the Stock Purchase Plan at any time for any reason, provided that such amendment is made in compliance with Section 423 of the Code. The Board, in its sole discretion, may terminate the Stock Purchase Plan at any time and for any reason.

ENROLLMENT AND CONTRIBUTIONS

  The Stock Purchase Plan establishes periodic purchase periods ("Purchase Periods") which initially will correspond with the calendar quarters commencing April 1, 1998. A Purchase period begins on the first day Nasdaq is open for trading on or after January 1 of a calendar year, or such other date as specified by the Committee and shall have a duration as determined by the Committee, but in no event in excess of 27 months.

  An employee who satisfies the eligibility requirements described above on the first day of a Purchase Period may enroll in the Stock Purchase Plan as of the first day of the Purchase Period by authorizing payroll deduction from his or her compensation for the Purchase Period of any whole number percentage of such compensation up to 10%. For this purpose, "compensation" is defined by the Stock Purchase Plan to mean taxable income for federal income tax purposes (including sales commissions), but excludes overtime, shift premiums, incentive bonus awards, allowances and reimbursements for relocation, travel and other expenses, income from stock options and stock appreciation rights, elective contributions to AXENT's 401(k) plan or cafeteria plan (within the meaning of Section 125 of the Code) and similar items.

  Eligible employees are re-enrolled automatically for each new Purchase Period. Participating employees may discontinue the contribution percentage once during any Purchase Period by submitting a new payroll deduction authorization form, but may not increase the contribution percentage during a Purchase Period. A participating employee also may on any one occasion during any Purchase Period elect to withdraw all or a portion of his or her payroll deduction amounts for the Purchase Period. However, if the participant withdraws all payroll deduction amounts, he or she will be deemed to have terminated participation in the Stock Purchase Plan and may not enroll again until the beginning of the next Purchase Period.

  On the last business day of each Purchase Period (the "Exercise Date"), the employee's accumulated payroll deductions are used to purchase shares of AXENT's Common Stock for the employee. The price of the shares purchased will be the lower of (i) 85% of the stock's closing price on the first trading day for AXENT's Common Stock during the applicable Purchase Period or (ii) 85% of the stock's closing price on the Exercise Date. The maximum aggregate number of shares which an employee may purchase under the Stock Purchase Plan in a single calendar year is equal to $25,000, divided by the fair market value (as defined in the Stock Purchase Plan) of such Common Stock.

  Certificates for shares purchased under the Stock Purchase Plan during any Purchase Period are delivered to the participant as soon as practicable after the end of the Purchase Period. Stock Purchase Plan participants have no rights as a stockholder of AXENT until shares have been purchased under the Stock Purchase Plan and issued to the participant.

  Because the number of shares of AXENT Common Stock that may be purchased by any participant in the Stock Purchase Plan is based on the fair market value of such shares on future dates and on the participant's decision to purchase shares, the benefits or amounts that will be received by Stock Purchase Plan participants are not currently determinable. No purchases will be made under the Stock Purchase Plan prior to approval of the Stock Purchase Plan by the stockholders.

  Participation in the Stock Purchase Plan terminates when a participating employee's employment with AXENT or its participating subsidiaries ceases for any reason, the employee withdraws, or the Stock Purchase Plan is terminated or amended such that the employee is no longer eligible to participate.

FEDERAL INCOME TAX CONSEQUENCES

  An employee will not have taxable income when the shares of AXENT Common Stock are purchased for that employee, but income taxes generally will be due when the employee sells or otherwise disposes of stock purchased through the Stock Purchase Plan.

  If the employee disposes of shares acquired under the Stock Purchase Plan before the expiration of two years from the beginning of the Purchase Period in which the shares were purchased, or within one year of the date on which the shares were purchased, the employee generally will recognize ordinary income on the disposition date equal to the difference between the fair market value of the shares on the date they were purchased and the purchase price. Any amount realized on the disposition of those shares in excess of the fair market value on the purchase date generally will be treated as long-term or short-term capital gain, depending on the holding period for such shares.

  If the employee disposes of shares acquired under the Stock Purchase Plan after expiration of the two-year and one-year periods described above, the employee will recognize ordinary income equal to the lesser of (1) the excess of the fair market value of the shares at the time of the disposition over the amount paid for the shares or (2) the excess of the fair market value of the shares at the beginning of the Purchase Period in which they were acquired over the purchase price of the shares under the Stock Purchase Plan determined as if shares were purchased on the first day of the Purchase Period. Any amount recognized as ordinary income as a result of such a disposition will reduce the amount of gain otherwise realized on the disposition.

  As a general rule, AXENT will not be entitled to a deduction for federal income tax purposes as a result of employee participation in the Stock Purchase Plan. However, if an employee recognizes ordinary income as a result of the disposition of shares before expiration of the two-year and one-year periods described above, AXENT generally will be entitled to a deduction for federal income tax purposes corresponding in timing and amount to the ordinary income recognized by the employee.

REQUIRED VOTE

  Adoption of the Stock Purchase Plan requires the affirmative vote of the holders of a majority of the outstanding shares of AXENT Common Stock present at the AXENT Special Meeting, in person or by proxy, with respect to such matter and entitled to vote.

RECOMMENDATION OF THE BOARD OF DIRECTORS

  THE AXENT BOARD RECOMMENDS A VOTE "FOR" THE ADOPTION OF THE 1998 EMPLOYEE STOCK PURCHASE PLAN.

        PROPOSAL NO. III: APPROVAL OF AXENT'S 1998 INCENTIVE STOCK PLAN

  The AXENT Board proposes that the stockholders of AXENT approve the 1998 Incentive Stock Plan (the "Option Plan"). The following is a fair and complete summary of the Option Plan as proposed to be adopted; it is qualified in its entirety by reference to the full text of the Option Plan, which appears as Annex E to this Prospectus/Joint Proxy Statement.

GENERAL

  Purpose: The purpose of the Option Plan as proposed is to promote the long-term growth and profitability of AXENT by providing key people with incentives to improve stockholder value and contribute to the growth and financial success of AXENT, and by enabling AXENT to attract, retain and reward the best-available persons for positions of substantial responsibility.

  Shares Available under the Option Plan: The number of shares of AXENT Common Stock that may be issued with respect to awards granted under the proposed Option Plan shall not exceed an aggregate of 1,800,000 shares of AXENT Common Stock. The maximum number of shares of AXENT Common Stock subject to awards of any combination that may be granted during any one fiscal year of AXENT to any one individual shall be limited to 500,000. These limits are subject to adjustment to reflect any stock dividends, split-ups, recapitalizations, mergers, consolidations, business combinations or exchanges of shares and the like. If any award, or portion of an award, under the Option Plan expires or terminates unexercised, becomes unexercisable or is forfeited or otherwise terminated, surrendered or canceled as to any shares, or if any shares of AXENT Common Stock are surrendered to AXENT in connection with any award (whether or not such surrendered shares were acquired pursuant to any award), the shares subject to such award and the surrendered shares shall thereafter be available for further awards under the Option Plan.

  Administration: The proposed Option Plan will be administered by the AXENT Board or by such committee or committees as may be appointed by the AXENT Board from time to time (the AXENT Board, committee or committees hereinafter referred to as the "Administrator"). The Administrator shall have full power and authority to take all other actions necessary to carry out the purpose and intent of the Option Plan, including, but not limited to, the authority to:
(i) determine the eligible persons to whom, and the time or times at which awards shall be granted; (ii) determine the types of awards to be granted;
(iii) determine the number of shares to be covered by or used for reference purposes for each award; (iv) impose such terms, limitations, restrictions and conditions upon any such award as the Administrator shall deem appropriate;
(v) modify, amend, extend or renew outstanding awards, or accept the surrender of outstanding awards and substitute new awards (provided however, that, except as noted below, any modification that would materially adversely affect any outstanding award shall not be made without the consent of the holder);
(vi) accelerate or otherwise change the time in which an award may be exercised or becomes payable and to waive or accelerate the lapse, in whole or in part, of any restriction or condition with respect to such award, including, but not limited to, any restriction or condition with respect to the vesting or exercisability of an award following termination of any grantee's employment; and (vii) establish objectives and conditions, if any, or earning awards and determining whether awards will be paid after the end of a performance period.

  In the event of changes in the AXENT Common Stock by reason of any stock dividend, split-up, recapitalization, merger, consolidation, business combination or exchange of shares and the like, the Administrator shall, in its discretion, make appropriate adjustments to the maximum number and kind of shares reserved for issuance or with respect to which awards may be granted under the Option Plan and to the number, kind and price of shares covered by awards granted, and shall, in its discretion and without the consent of holders of awards, make any other adjustments in awards, including but not limited to reducing the number of shares subject to awards or providing or mandating alternative settlement methods such as settlement of the awards in cash or in shares of AXENT Common Stock or other securities of AXENT or of any other entity, or in any other matters which relate to awards as the Administrator shall, in its sole discretion, determine to be necessary or appropriate.

  Without the consent of holders of awards, the Administrator, in its sole discretion, may make any modifications to any awards, including but not limited to cancellation, forfeiture, surrender or other termination of the awards in whole or in part regardless of the vested status of the award, in order to facilitate any business combination that is authorized by the AXENT Board to comply with requirements for treatment as a pooling-of-interests transaction for accounting purposes under generally accepted accounting principles.

  Without the consent of holders of awards, the Administrator in its discretion is authorized to make adjustments in the terms and conditions of, and the criteria included in, awards in recognition of unusual or nonrecurring events affecting AXENT, or the financial statements of AXENT or any subsidiary, or of changes in applicable laws, regulations, or accounting principles, whenever the Administrator determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Option Plan.

  The Option Plan provides for the automatic acceleration of vesting or exercisability of awards in the event of any "Change of Control" (as defined in the Option Plan). That provision is identical to an alternate acceleration provision in AXENT's current Amended and Restated 1996 Stock Option Plan.

ELIGIBILITY TO RECEIVE AWARDS

  Participation in the Option Plan will be open to all employees, officers, directors and consultants of AXENT or any of its affiliates, as may be selected by the Administrator from time to time. As of December 1, 1997, all five non-employee directors and approximately 247 employees consultants would be eligible to participate in the Option Plan.

TYPE OF AWARDS

  The Option Plan as proposed would allow stock options, stock appreciation rights, stock awards, phantom stock awards and performance awards to be granted. These awards may be granted separately or in tandem with other awards. The Administrator will determine the prices, expiration dates and other material conditions upon which such awards may be exercised.

  Stock Options: The proposed Option Plan allows the Administrator to grant either awards of incentive stock options as that term is defined in section 422 of the Code or nonqualified stock options; provided, however, that awards of incentive stock options shall be limited to employees of AXENT or of any subsidiary of AXENT. Options intended to qualify as incentive stock options under Section 422 of the Code must have an exercise price at least equal to fair market value on the date of grant, but nonqualified stock options may be granted with an exercise price less than fair market value. The option exercise price may be paid in cash, by tender of shares of AXENT Common Stock, by a combination of cash and shares, or by any other means the Administrator approves.

  Stock Appreciation Rights: The proposed Option Plan allows the Administrator to grant awards of Stock Appreciation Rights ("SAR"). An SAR entitles the holder to receive a payment in cash, in shares of AXENT Common Stock, or in a combination of both, having an aggregate value equal to the product of (i) the excess of (A) the fair market value on the exercise date of one share of AXENT Common Stock over (B) the base price per share specified in the grant agreement, times (ii) the number of shares specified by the SAR, or portion thereof, which is exercised.

  Stock and Phantom Stock Awards: The proposed Option Plan allows the Administrator to grant restricted or unrestricted stock awards, or awards denominated in stock-equivalent units ("phantom stock") to eligible participants with or without payment of consideration by the grantee. Stock awards and phantom stock awards may be paid in cash, in shares of AXENT Common Stock, or in a combination of both.

  Performance awards: The proposed Option Plan allows the Administrator to grant performance awards which become payable in cash, in shares of AXENT Common Stock, or in a combination of both, on account of attainment of one or more performance goals established by the Administrator. Performance goals established by the Administrator may be based on AXENT's or an affiliate's operating income or one or more other business criteria selected by the Administrator that apply to an individual or group of individuals, a business unit, or AXENT or an affiliate as a whole, over such performance period as the Administrator may designate.

AWARDS UNDER THE OPTION PLAN

  Because participation and the types of awards granted under the Option Plan as proposed are subject to the discretion of the Administrator, the benefits or amounts that will be received by any participant or groups of participants if the Option Plan is approved are not currently determinable.

AMENDMENT AND TERMINATION

  The AXENT Board may terminate, amend or modify the Option Plan or any portion thereof at any time.

FEDERAL INCOME TAX CONSEQUENCES

  The following is a general summary of the current federal income tax treatment of stock options, which would be authorized to be granted under the Option Plan as proposed, based upon the current provisions of the Code and regulations promulgated thereunder. The discussion set forth below, insofar as it relates to the deductibility of any compensation payable under the Option Plan, is subject to the paragraph captioned "Disallowance of Deductions" relating to compensation in excess of $1,000,000 payable to certain executive officers.

  Incentive Stock Options: Incentive stock options under the Option Plan are intended to meet the requirements of Section 422 of the Code. No tax consequences result from the grant of the option. If an option holder acquires stock upon the exercise, no income will be recognized by the option holder for ordinary income tax purposes (although the difference between the option exercise price and the fair market value of the stock subject to the option may result in alternative minimum tax liability to the option holder) and AXENT will be allowed no deduction as a result of such exercise, provided that the following conditions are met: (a) at all times during the period beginning with the date of the granting of the option and ending on the day three months before the date of such exercise, the option holder is an employee of AXENT or of a subsidiary; and (b) the option holder makes no disposition of the stock within two years from the date the option is granted nor within one year after the stock is transferred to the option holder. The three-month period is extended to one year in the event of disability and is waived in the event of death of the employee. In the event of a sale of such stock by the option holder after compliance with these conditions, any gain realized over the price paid for the stock ordinarily will be treated as long-term capital gain, and any loss will be treated as long-term capital loss, in the year of the sale.

  If the option holder fails to comply with the employment requirement discussed above, the tax consequences will be the same as for a nonqualified option, discussed below. If the option holder fails to comply with the holding period requirements discussed above, the option holder will recognize ordinary income in an amount equal to the lesser of (i) the excess of the fair market value of the stock on the date the option was exercised over the exercise price or (ii) the excess of the amount realized upon such disposition over the exercise price. Any additional gain ordinarily will be recognized by the option holder as capital gain, either long-term or short-term, depending on the holding period of the shares. If the option holder is treated as having received ordinary income because of his or her failure to comply with either condition above, an equivalent deduction will be allowed to AXENT in the same year.

  Nonqualified Stock Options: No tax consequences result from the grant of the option. An option holder who exercises a nonqualified stock option with cash generally will realize compensation taxable as ordinary income in an amount equal to the difference between the exercise price and the fair market value of the shares on the date of exercise, and AXENT will be entitled to a deduction from income in the same amount in the fiscal year in which the exercise occurred. The option holder's basis in such shares will be the fair market value on the date income is realized, and when the holder disposes of the shares he or she will recognize capital gain or loss, either long-term or short-term, depending on the holding period of the shares.

  Disallowance of Deductions: The Code disallows deductions for publicly held corporations with respect to compensation in excess of $1,000,000 paid to the corporation's chief executive officer and its four other most highly compensated officers. However, compensation payable solely on account of attainment of one or more performance goals is not subject to this deduction limitation if the performance goals are objective, pre-established and determined by a compensation committee comprised solely of two or more outside directors, the material terms under which the compensation is to be paid are disclosed to the stockholders and approved by a majority vote, and the compensation committee certifies that the performance goals and other material terms were in fact satisfied before the compensation is paid. Under this exception, the deduction limitation does not apply with respect to compensation otherwise deductible on account of stock options and stock appreciation rights granted at fair market value under a plan which limits the number of shares that may be issued to any individual and which is approved by AXENT's stockholders.

REQUIRED VOTE

  Adoption of the Option Plan requires the affirmative vote of the holders of a majority of outstanding shares of AXENT Common Stock present at the Special Meeting, in person or by proxy, with respect to such matter and entitled to vote.

RECOMMENDATION OF THE BOARD

  THE AXENT BOARD RECOMMENDS A VOTE "FOR" THE ADOPTION OF THE 1998 INCENTIVE STOCK PLAN.

                            EXECUTIVE COMPENSATION

  The following table sets forth certain summary information for AXENT's Chief Executive Officer and each of the four other most highly compensated officers of AXENT (collectively, the "Named Officers"):

                                                             LONG TERM
                                                            COMPENSATION
                                  ANNUAL COMPENSATION          AWARDS
                             ------------------------------ ------------
                                                             SECURITIES
                             FISCAL                          UNDERLYING     ALL OTHER
NAME AND PRINCIPAL POSITION   YEAR  SALARY ($) BONUS ($)(1) OPTIONS (#)  COMPENSATION(2)
---------------------------  ------ ---------- ------------ ------------ ---------------
Richard A. Lefebvre.....      1996   $271,992    $131,000      12,000         1,347
 Chairman of the Board        1995    271,992      81,772         --            807
John C. Becker..........      1996    143,750      80,000      60,000           698
 President and Chief
  Executive Officer           1995    138,000      52,281      10,000           622
Brett M. Jackson........      1996    129,125      85,000      32,000           678
 Senior Vice President        1995    120,000      35,146      10,000           597
Pete B. Privateer.......      1996    131,000      70,000      24,000           739
 Senior Vice President        1995    130,000      28,331      20,000           611
Thomas M. McDonough.....      1996     90,000      94,897      20,000           571
 Vice President               1995     90,000      38,525         --            485

--------
(1) AXENT's officers are eligible for annual cash bonuses. Such bonuses are generally based upon achievement of corporate performance objectives determined by the Compensation Committee. Amounts shown include actual bonus earned and paid for 1996 and 1995. See "--Executive Bonus Plan."
(2) "All Other Compensation" includes the payment by AXENT of the annual premium for certain term life insurance and long-term disability premiums pursuant to a benefit program.

  The following table sets forth certain information regarding options to purchase AXENT Common Stock which were granted in the fiscal year ended December 31, 1996, to each of the Named Officers:

                                                                   INDIVIDUAL GRANTS
                                        -----------------------------------------------------------------------
                                                                                          POTENTIAL REALIZABLE
                                                                                            VALUE OF ASSUMED
                                                                                             ANNUAL RATES OF
                           NUMBER OF                                                           STOCK PRICE
                           SECURITIES     % OF TOTAL                                        APPRECIATION FOR
                           UNDERLYING   OPTIONS GRANTED                                      OPTION TERM(4)
                            OPTIONS     TO EMPLOYEES IN EXERCISE OR BASE                  ---------------------
NAME                     GRANTED (#)(1)   FISCAL YEAR   PRICE ($/SH)(3)  EXPIRATION DATE     5%         10%
----                     -------------- --------------- ---------------- ---------------- ---------------------
Richard A. Lefebvre.....     12,000           2.59%         $10-$15      3/22/06-10/21/06 $  75,467 $   191,249
John C. Becker..........     60,000          12.94%         $10-$15      3/22/06-10/21/06   503,116   1,274,994
Brett M. Jackson........     52,000           6.90%         $10-$15      3/22/06-10/21/06   251,558     637,497
Pete B. Privateer.......     24,000           5.18%         $10-$15      3/22/06-10/21/06   188,668     478,123
Thomas M. McDonough.....     20,000           4.31%         $10-$15      3/22/06-10/21/06   144,646     366,561

--------
(1) The stock options vest over four years in sixteen equal quarterly installments provided that such officer remains continuously employed by AXENT.
(2) Based on options to purchase 463,500 shares of AXENT Common Stock granted during 1996.
(3) All stock options were granted with exercise price equal to the fair market value of AXENT Common Stock, as determined by the Board of Directors, on the grant date. After AXENT's initial public offering, the fair market value was based on the market price of AXENT Common Stock on the date of grant.
(4) These amounts are based on compounded annual rates of stock price appreciation of five and ten percent over the ten-year term of the options and are mandated by rules of the Commission. Actual gains, if any, on stock option exercises are dependent on future performance of the AXENT Common Stock, overall market conditions, as well as the option holder's continued employment throughout the vesting period. The amounts reflected in this table may not necessarily be achieved or may be exceeded. The indicated amounts are net of the option exercise price but before taxes that may be payable upon exercise.

  The following table sets forth certain information regarding options to purchase AXENT Common Stock held as of December 31, 1996, by each of the Named
Officers:

                                                      NUMBER OF SECURITIES
                                                     UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                           SHARES                          OPTIONS AT           IN-THE-MONEY OPTIONS
                          ACQUIRED                     FISCAL YEAR-END(#)     AT FISCAL YEAR-END($)(2)
                             ON          VALUE      ------------------------- -------------------------
  NAME                   EXERCISE(#) REALIZED($)(1) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
  ----                   ----------- -------------- ----------- ------------- ----------- -------------
Richard A. Lefebvre.....   65,000       $970,313      560,250       9,750     $7,306,250    $ 48,750
John C. Becker..........    1,000         15,300      145,563      73,437      1,872,175     282,025
Brett M. Jackson........   12,000        190,950       96,313      53,687      1,199,525     355,775
Pete B. Privateer.......   20,000        293,750       38,500      65,500        440,000     560,000
Thomas M. McDonough.....    7,500        109,688        7,875      22,625         76,125     119,875

--------
(1) Calculated based on the market price of AXENT Common Stock at the time of exercise, less the exercise price payable for such shares multiplied by the number of shares underlying the option.
(2) Calculated on the basis of the closing price of AXENT Common Stock at December 31, 1996, $15.00, less the exercise price payable for such shares multiplied by the number of shares underlying the option.

SEVERANCE ARRANGEMENTS

  A Memorandum of Understanding (the "Memorandum") dated as of July 22, 1997 between Richard Lefebvre and the members of AXENT's Compensation Committee, on behalf of AXENT's Board, sets out the compensation arrangements regarding Mr. Lefebvre's service as AXENT's Chairman of the Board to and including August 31, 1999 (or to and including July 31, 2000, if so elected by AXENT's Chief Executive Officer) and related severance arrangements. The Memorandum provides that Mr. Lefebvre will receive salary at the annual rate of $200,000 through July 21, 1999 and at the annual rate of $160,000 from July 22, 1999 through July 21, 2000, bonus for 1997 as provided in AXENT's bonus plan in effect on the date of the Memorandum and bonus of up to $80,000 for 1998, car allowance at the rate in effect at the date of the Memorandum through July 21, 1999 and all employee benefits made available to full-time employees of AXENT through July 21, 2000. In addition, the Memorandum provides that the AXENT Board will amend any unexercised stock options held by Mr. Lefebvre and vested at July 31, 1999 so as to be exercisable until the earlier of July 31, 2000 or the specified expiration date of such options. In the event of a change of control (as defined in AXENT's Amended and Restated 1996 Stock Option Plan in effect at the date of the Memorandum), the Memorandum provides that all compensation payable to Mr. Lefebvre through July 21, 2000 (including the maximum bonus payable with respect to 1998) will be payable in a lump sum; in addition, the Memorandum provides that the AXENT Board will accelerate all stock options issued to Mr. Lefebvre to be fully exercisable prior to the earliest date on which the change of control may be deemed to occur and will provide that all exercisable portions of such stock options will be assumed by any acquiring or successor corporation and will be exercisable for a specified period after the change of control occurs.

  In the event AXENT terminates the employment of an officer without cause, the officer is entitled to receive certain severance benefits in accordance with AXENT's severance policy, as follows: (1) President and Chief Executive Officer--one year; (2) Senior Vice Presidents and Executive Vice Presidents employed for three years or more and the Chief Financial Officer--one year;
(3) the General Counsel--nine months; (4) Senior Vice Presidents and Executive Vice Presidents employed for one year or more, but less than three years--six months; and (5) Vice Presidents and Senior Vice Presidents employed for less than one year--three months. Accordingly, Messrs. Becker, Jackson and Privateer each would be entitled to receive the compensation and benefits otherwise payable to him for a period of one year, and Mr. McDonough would be entitled to receive the compensation and benefits otherwise payable to him for a period of three months, following termination without cause, the sale of AXENT or a decrease in his duties.

  Certain stock options of Messrs. Lefebvre, Becker, Jackson, Privateer and McDonough vest in full upon an acquisition of AXENT.

EXECUTIVE BONUS PLAN

  AXENT has an executive bonus plan designed to attract, retain and provide performance incentives for key management personnel. The plan provides for a cash bonus to be paid to the key management personnel upon attainment of individualized predetermined performance objectives. Awards made to management under the plan are determined by the Compensation Committee. For 1997, Messrs. Lefebvre, Becker, Jackson, Privateer and McDonough will be eligible for annual bonus payments in amounts up to $120,000, $116,000, $96,000, $72,000 and
$15,000, respectively.

                PRINCIPAL AND MANAGEMENT STOCKHOLDERS OF AXENT

  The following table sets forth information with respect to the beneficial ownership of AXENT Common Stock as of December 1, 1997: (i) by each person who is known by AXENT to own beneficially more than 5% of AXENT Common Stock; (ii) by each director of AXENT; (iii) by each of the Named Officers (as defined in "Executive Compensation"); and (iv) by all directors and executive officers of AXENT as a group. Except as otherwise noted, the persons named in the table have sole voting and investment power with respect to all shares of AXENT Common Stock shown as beneficially owned by them, subject to community property laws where applicable.

                                                         AMOUNT AND NATURE OF
                                                        BENEFICIAL OWNERSHIP(1)
                                                      ---------------------------
                                                         NUMBER       PERCENT
                                                      -------------- ------------
Richard A. Lefebvre(2)..............................         358,761        2.9
John C. Becker(3)...................................         176,472        1.4
Brett M. Jackson(4).................................         100,573         *
Pete B. Privateer(5)................................          84,148         *
Thomas M. McDonough(6)..............................           4,500         *
Gabriel A. Battista(7)..............................           2,000         *
John F. Burton(8)...................................           5,000         *
Richard A. Hosley II(9).............................           2,000         *
Jacqueline C. Morby(10).............................         374,718        3.0
Richard W. Smith(11)................................          14,298         *
Executive officers and directors as a group (12 per-
 sons)(12)..........................................       1,174,652        9.0

--------
 *   Less than 1% of the outstanding AXENT Common Stock.
(1) Applicable percentage of ownership is based upon 12,306,864 shares of AXENT Common Stock outstanding on December 1, 1997. Beneficial ownership is determined in accordance with the rules of the Commission, and includes voting and investment power with respect to shares. Shares of AXENT Common Stock subject to options currently exercisable or exercisable within 60 days after December 1, 1997, are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person.
(2)  Includes 268,761 shares issuable upon exercise of options.
(3)  Includes 176,472 shares issuable upon exercise of options.
(4) Includes 100,073 shares issuable upon exercise of options and 500 shares owned by his spouse.
(5)  Includes 84,148 shares issuable upon exercise of options.
(6)  Includes 4,500 shares issuable upon exercise of options.
(7)  Includes 2,000 shares issuable upon exercise of options.
(8)  Includes 3,000 shares issuable upon exercise of options.
(9)  Includes 2,000 shares issuable upon exercise of options.
(10) Includes 2,000 shares issuable upon exercise of options and 1,180 shares owned beneficially by her husband. Also includes a total of 359,699 shares beneficially owned by Advent VI L.P., TA Associates, Inc. and TA Associates Service Corporation as to which Ms. Morby disclaims beneficial ownership.
(11) Includes 2,000 shares issuable upon exercise of options. Also includes 4,272 shares owned by his wife, as trustee for certain individuals, of which Mr. Smith disclaims beneficial ownership.
(12) See footnotes (2) through (11) above. Includes 695,436 shares issuable upon the exercise of vested options.

                                 OTHER MATTERS

  The Board of Directors of AXENT and Raptor knows of no other business which will be presented to the respective Special Meetings; however, if any other matters are properly brought before the respective Special Meetings, any proxy given pursuant to this solicitation will be voted in accordance with the recommendations of the managements of AXENT or Raptor, including without limitation, any proposal to adjourn or postpone the respective Special Meetings.

                                 LEGAL MATTERS

  The validity of the shares of AXENT Common Stock to be issued in connection with the Merger and certain tax consequences associated with the Merger will be passed upon for AXENT by Piper & Marbury L.L.P., Washington. D.C.

  Certain tax consequences associated with the Merger will be passed upon for Raptor by Goodwin, Procter & Hoar LLP.

                            INDEPENDENT ACCOUNTANTS

  Representatives of Coopers & Lybrand L.L.P. are expected to be present at the AXENT Special Meeting and Raptor Special Meeting to respond to appropriate questions.

                                    EXPERTS

  The consolidated balance sheets of AXENT as of December 31, 1994, 1995, and 1996 and the related statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996, incorporated by reference in this Prospectus/Joint Proxy Statement, have been audited by Coopers & Lybrand L.L.P., independent certified public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

  The consolidated balance sheets of Raptor as of December 31, 1994, 1995, and 1996 and the related statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996, incorporated by reference in this Prospectus/Joint Proxy Statement, have been audited by Coopers & Lybrand L.L.P., independent certified public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

                                  LITIGATION

  On December 4, 1997, an action entitled Usher Fisher v. William S. Kaiser, et al., Del. Ch., C.A. No. 16072-NC, was filed in the Delaware Court of Chancery in and for New Castle County, purportedly as a class action on behalf of stockholders of Raptor, against Raptor, the members of the Raptor Board, and AXENT. The complaint alleges that Raptor and the Raptor Board breached their fiduciary duties in connection with the approval of the Merger. The complaint seeks to enjoin consummation of the Merger under the terms presently proposed and also seeks unspecified damages. Raptor and the Raptor Board believe that the Merger is fair to, and in the best interests of, Raptor and its stockholders. Raptor and AXENT believe that the allegations in the complaint are without merit and will defend the action vigorously.

                             STOCKHOLDER PROPOSALS

AXENT

  Proposals of stockholders intended to be presented at AXENT's 1998 Annual Meeting of Stockholders must have been received by AXENT at AXENT's principal executive office not later than December 19, 1997. All such proposals should be in compliance with applicable Commission regulations.

RAPTOR

  Any proposals by holders of Raptor Common Stock to be presented at Raptor's 1998 Annual Meeting of Shareholders, assuming that the Merger is not consummated by May 15, 1997 (as such date may be extended by the parties to the Merger Agreement), must be received by Raptor no later than March 6, 1998 in order to be included in Raptor's proxy materials relating to the meeting.

                                                                         ANNEX A
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                            AXENT TECHNOLOGIES, INC.

                             AXQUISITION TWO, INC.

                                      AND

                              RAPTOR SYSTEMS, INC.


                                DECEMBER 1, 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
 ARTICLE I: THE MERGER ....................................................   1
    1.1   The Merger......................................................    1
    1.2   The Closing.....................................................    1
    1.3   Actions at or Concurrently with the Closing.....................    1
    1.4   Additional Action...............................................    1
    1.5   Conversion of Shares............................................    2
    1.6   Exchange of Shares..............................................    2
    1.7   Dividends.......................................................    3
    1.8   Fractional Shares...............................................    3
    1.9   Options.........................................................    3
    1.10  Certificate of Incorporation....................................    4
    1.11  By-laws.........................................................    4
    1.12  Directors and Officers..........................................    4
    1.13  No Further Rights...............................................    4
    1.14  Closing of Transfer Books.......................................    5
 ARTICLE II: REPRESENTATIONS AND WARRANTIES OF RAPTOR......................   5
    2.1   Organization, Qualification and Corporate Power.................    5
    2.2   Capitalization..................................................    5
    2.3   Authorization of Transaction....................................    6
    2.4   Noncontravention................................................    6
    2.5   Subsidiaries....................................................    6
    2.6   Financial Statements............................................    7
    2.7   Absence of Certain Material Adverse Changes.....................    7
    2.8   Undisclosed Liabilities.........................................    7
    2.9   Tax Matters.....................................................    8
    2.10  Assets..........................................................    9
    2.11  Owned Real Property.............................................    9
    2.12  Intellectual Property...........................................    9
    2.13  Real Property Leases............................................   10
    2.14  Contracts.......................................................   10
    2.15  Insurance.......................................................   11
    2.16  Litigation......................................................   11
    2.17  Employees.......................................................   11
    2.18  Employee Benefits...............................................   12
    2.19  Environmental Matters...........................................   13
    2.20  Legal Compliance................................................   14
    2.21  Permits.........................................................   14
    2.22  Certain Business Relationships With Affiliates..................   14
    2.23  Fees............................................................   14
    2.24  Books and Records...............................................   14
    2.25  Pooling.........................................................   14
    2.26  Company Action..................................................   14
    2.27  Disclosure......................................................   15
    2.28  Fairness Opinion................................................   15
 ARTICLE III: REPRESENTATIONS AND WARRANTIES OF AXENT AND THE TRANSITORY
  SUBSIDIARY...............................................................  15
    3.1   Organization....................................................   15
    3.2   Capitalization..................................................   15

                                                                          PAGE
                                                                          ----
    3.3   Authorization of Transaction.................................    16
    3.4   Noncontravention.............................................    16
    3.5   Subsidiaries.................................................    16
    3.6   Reports and Financial Statements.............................    17
    3.7   Absence of Material Adverse Changes..........................    17
    3.8   Undisclosed Liabilities......................................    17
    3.9   Tax Matters..................................................    18
    3.10  Assets.......................................................    18
    3.11  Owned Real Property..........................................    18
    3.12  Intellectual Property........................................    19
    3.13  Real Property Leases.........................................    20
    3.14  Contracts....................................................    20
    3.15  Insurance....................................................    20
    3.16  Litigation...................................................    21
    3.17  Employees....................................................    21
    3.18  Employee Benefits............................................    21
    3.19  Environmental Matters........................................    22
    3.20  Legal Compliance.............................................    23
    3.21  Permits......................................................    23
    3.22  Certain Business Relationships With Affiliates...............    23
    3.23  Fees.........................................................    23
    3.24  Books and Records............................................    23
    3.25  Pooling......................................................    23
    3.26  Company Action...............................................    23
    3.27  Disclosure...................................................    24
    3.28  Interim Operations of the Transitory Subsidiary..............    24
    3.29  Fairness Opinion.............................................    24
    3.30  Registration Right...........................................    24
 ARTICLE IV: COVENANTS..................................................   24
    4.1   Best Efforts.................................................    24
    4.2   Notices and Consents.........................................    24
          Special Meeting, Prospectus/Proxy Statement and Registration
    4.3   Statement....................................................    24
    4.4   Conduct of Businesses........................................    26
    4.5   Operation of Business of Raptor..............................    26
    4.6   Operation of Business of Axent...............................    27
    4.7   Full Access..................................................    27
    4.8   Notice of Breaches...........................................    28
    4.9   Exclusivity..................................................    28
    4.10  Pooling Accounting; Agreements From Affiliates...............    29
    4.11  Voting Agreements............................................    29
    4.12  Merger Shares; Stock Options.................................    29
    4.13  Public Disclosure............................................    29
    4.14  Tax-Free Reorganization......................................    30
    4.15  Confidentiality..............................................    30
    4.16  Axent's Board of Directors...................................    30
    4.17  Registration Rights to Certain Raptor Affiliates.............    30
    4.18  Qualification of Subsidiarie.................................    30
    4.19  Indemnification..............................................    30
 ARTICLE V: CONDITIONS TO CONSUMMATION OF MERGER........................   32
    5.1   Conditions to Each Party's Obligations.......................    32

                                                                         PAGE
                                                                         ----
          Conditions to Obligations of Axent and the Transitory
    5.2   Subsidiary...................................................   32
    5.3   Conditions to Obligations of Raptor..........................   33
 ARTICLE VI: TERMINATION................................................  34
    6.1   Termination of Agreement.....................................   34
    6.2   Effect of Termination........................................   35
 ARTICLE VII: MISCELLANEOUS.............................................  35
    7.1   No Third Party Beneficiaries.................................   35
    7.2   Entire Agreement.............................................   35
    7.3   Succession and Assignment....................................   36
    7.4   Counterparts.................................................   36
    7.5   Headings.....................................................   36
    7.6   Notices......................................................   36
    7.7   Governing Law................................................   37
    7.8   Amendments and Waivers.......................................   37
    7.9   Severability.................................................   37
    7.10  Expenses.....................................................   38
    7.11  Specific Performance.........................................   38
    7.12  Construction.................................................   38
    7.13  Incorporation of Exhibits and Schedules......................   38
    7.14  Non-Survivability of Provisions..............................   38

                                    EXHIBITS

 Exhibit A Certificate of Incorporation of Surviving Corporation...........
 Exhibit B By-laws of Surviving Corporation................................
 Exhibit C Raptor Affiliate's Agreement....................................
 Exhibit D Axent Affiliate's Agreement.....................................
 Exhibit E Raptor Voting Agreement.........................................
 Exhibit F Axent Voting Agreement..........................................
 Exhibit G Stock Option Exchange Agreement.................................
 Exhibit H Opinion of Counsel to Axent.....................................
 Exhibit I Opinion of Counsel to Raptor....................................

                         AGREEMENT AND PLAN OF MERGER

  THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") entered into as of December 1, 1997 by and among AXENT TECHNOLOGIES, INC., a Delaware corporation ("Axent"), AXQUISITION TWO, INC., a Delaware corporation and a wholly-owned subsidiary of Axent (the "Transitory Subsidiary"), and RAPTOR SYSTEMS, INC., a Delaware corporation ("Raptor"). Axent, the Transitory Subsidiary and Raptor are referred to collectively herein as the "Parties."

  This Agreement contemplates a merger of the Transitory Subsidiary with and into Raptor in a transaction that will qualify under Section 368(a) of the Code (as defined below). In such merger, the shareholders of Raptor will receive capital stock of Axent in exchange for their capital stock of Raptor.

  NOW, THEREFORE, in consideration of the representations, warranties, agreements and covenants herein contained, the Parties agree as follows.

                                   ARTICLE I

                                  THE MERGER

  1.1 THE MERGER.

  Upon and subject to the terms and conditions of this Agreement, the Transitory Subsidiary shall merge with and into Raptor (with such merger referred to herein as the "Merger") at the Effective Time (as defined below). From and after the Effective Time, the separate corporate existence of the Transitory Subsidiary shall cease and Raptor shall continue as the surviving corporation in the Merger (the "Surviving Corporation"). The "Effective Time" shall be the time at which Raptor and the Transitory Subsidiary file the certificate of merger prepared and executed in accordance with the relevant provisions of the Delaware General Corporation Law (the "Certificate of Merger") with the Secretary of State of the State of Delaware. The Merger shall have the effects specified in this Agreement and in Section 259 of the Delaware General Corporation Law.

  1.2 THE CLOSING.

  The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Piper & Marbury, L.L.P., 1200 Nineteenth Street, N.W., Washington, D.C., commencing at 10:00 a.m. local time on January 31, 1998, or, if all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby have not been satisfied or waived by such date, on such mutually agreeable later date as soon as practicable after the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby, but in no event later than ten days following such satisfaction or waiver of such conditions (the "Closing Date").

  1.3 ACTIONS AT OR CONCURRENTLY WITH THE CLOSING.

  At the Closing, (a) Raptor shall deliver to Axent and the Transitory Subsidiary the various certificates, instruments and documents referred to in
Section 5.2, (b) Axent and the Transitory Subsidiary shall deliver to Raptor the various certificates, instruments and documents referred to in Section 5.3, and (c) Axent shall deliver certificates for the Merger Shares (as defined below) to Boston EquiServ LP as exchange agent (the "Exchange Agent") in accordance with Section 1.6. At or concurrently with the Closing, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of the Delaware General Corporation Law.

  1.4 ADDITIONAL ACTION.

  The Surviving Corporation may, at any time after the Effective Time, take any action, including executing and delivering any document, in the name and on behalf of either Raptor or the Transitory Subsidiary, in order to consummate the transactions contemplated by this Agreement.

  1.5 CONVERSION OF SHARES.

  As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of common stock, $.01 par value, of Raptor ("Raptor Common Stock") or capital stock of the Transitory Subsidiary:

    (a) Each issued and outstanding share of the capital stock of the Transitory Subsidiary shall be converted into and become one fully paid and nonassessable share of common stock, $.01 par value, of the Surviving Corporation.

    (b) Any shares of Raptor Common Stock owned by Axent or the Transitory Subsidiary shall be canceled and retired and shall cease to exist, and no stock of Axent or other consideration shall be delivered in exchange therefor. All shares of common stock, $.02 par value, of Axent ("Axent Common Stock") owned by Raptor shall remain unaffected by the Merger.

    (c) Subject to Section 1.6, each issued and outstanding share of Raptor Common Stock (other than shares to be canceled in accordance with Section 1.5(b)) shall be converted into the right to receive eight-tenths (.80) (the "Exchange Ratio") of a fully paid and nonassessable share of Axent Common Stock (all such stock received in such conversion, the "Merger Shares") (which amount will be adjusted for any stock split or stock dividend with respect to the Axent Common Stock or Raptor Common Stock effected between the date of this Agreement and the Effective Time). All such shares of Raptor Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive Axent Common Stock and any cash in lieu of fractional shares of Axent Common Stock to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 1.6, without interest.

  1.6 EXCHANGE OF SHARES.

    (a) "Raptor Shareholders" means the holders of the Raptor Common Stock.

  "Raptor Shares" means shares of Raptor's equity securities actually held by each Raptor Shareholder.

    (b) Prior to the Effective Time, Axent shall appoint the Exchange Agent to effect the exchange for the Merger Shares of certificates that, immediately prior to the Effective Time, represented Raptor Shares converted into Merger Shares pursuant to Section 1.5 ("Certificates"). On the Closing Date, Axent shall deliver to the Exchange Agent, in trust for the benefit of holders of Certificates, a stock certificate (issued in the name of the Exchange Agent or its nominee) representing the Merger Shares, as described in Section 1.5(c). Within thirty (30) days after the Effective Time, Axent shall cause the Exchange Agent to send a notice and a transmittal form to each holder of a Certificate advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent such Certificate in exchange for the Merger Shares issuable pursuant to Section 1.5(c). Each holder of a Certificate, upon proper surrender thereof to the Exchange Agent in accordance with the instructions in such notice, shall be entitled to receive in exchange therefor (subject to any taxes required to be withheld) the Merger Shares issuable pursuant to Section 1.5(c). Until properly surrendered, each such Certificate shall be deemed for all purposes to evidence only the right to receive the Merger Shares issuable pursuant to Section 1.5(c). Holders of Certificates shall not be entitled to receive certificates for the Merger Shares to which they would otherwise be entitled until such Certificates are properly surrendered.

    (c) If any Merger Shares are to be issued in the name of a person other than the person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition to the issuance of such Merger Shares that (i) the Certificate so surrendered shall be transferable, and shall be properly assigned, endorsed or accompanied by appropriate stock powers, (ii) such transfer shall otherwise be proper and
  (iii) the person requesting such transfer shall pay to the Exchange Agent any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of the Exchange Agent that such taxes have been paid or are not required to be paid. Notwithstanding the foregoing, neither the Exchange Agent nor any Party shall be liable to a holder of Raptor Shares for any Merger Shares issuable to such holder pursuant to Section 1.5(c) that are delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

    (d) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, Axent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Shares issuable in exchange therefor pursuant to Section 1.5(c). The Board of Directors of Axent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to submit to Axent an affidavit, to give to Axent an indemnity against any claim that may be made against Axent with respect to the Certificate alleged to have been lost, stolen or destroyed, and to provide such other assurances and execute such other instruments as the Exchange Agent may require.

    (e) Promptly following the date which is twelve months after the Closing Date, the Exchange Agent shall return to Axent all Merger Shares in its possession, and the Exchange Agent's duties shall terminate. Thereafter, each holder of a Certificate may surrender such Certificate to Axent and, subject to applicable abandoned property, escheat and similar laws, receive in exchange therefor the Merger Shares issuable with respect thereto pursuant to Section 1.5(c).

  1.7 DIVIDENDS.

  No dividends or other distributions that are payable to the holders of record of Axent Common Stock as of a date on or after the Closing Date shall be paid to former Raptor Shareholders entitled by reason of the Merger to receive Merger Shares until such holders surrender their Certificates in accordance with Section 1.6. Upon such surrender, Axent shall pay or deliver to the persons in whose name the certificates representing such Merger Shares are issued any dividends or other distributions that are payable to the holders of record of Axent Common Stock as of a date on or after the Closing Date and which were paid or delivered between the Effective Time and the time of such surrender; provided that no such person shall be entitled to receive any interest on such dividends or other distributions.

  1.8 FRACTIONAL SHARES.

  No certificates or scrip representing fractional Merger Shares shall be issued to former Raptor Shareholders upon the surrender for exchange of Certificates, and such former Raptor Shareholders shall not be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a stockholder of Axent with respect to any fractional Merger Shares that would otherwise be issued to such former Raptor Shareholders. In lieu of any fractional Merger Shares that would otherwise be issued, each former Raptor Shareholder that would have been entitled to receive a fractional Merger Share shall, upon proper surrender of such person's Certificates, receive a cash payment equal to the average of the last reported sale prices of Axent Common Stock on The NASDAQ National Market for the ten (10) trading days immediately preceding the Effective Time multiplied by the fraction of a share that such Raptor Shareholder would otherwise be entitled to receive. The fractional share interests of each former holder of Raptor Common Stock will be aggregated, and no former holder of Raptor Common Stock will receive cash in an amount greater than or equal to the value of one full share of Axent Common Stock.

  1.9. OPTIONS.

    (a) As of the Effective Time, all options to purchase Raptor Shares issued by Raptor pursuant to its 1995 Stock Option and Grant Plan, as amended and restated (the "Raptor Stock Option Plan"), or pursuant to the resolution of Raptor's Board of Directors or the Compensation Committee thereof ("Options"), whether vested, unvested or subject to repurchase by Raptor following such exercise, which are outstanding and not exercised immediately prior to the Effective Time, shall be exchanged for options for Axent Common Stock to be issued by Axent. Axent and Raptor shall enter into the Stock Option Exchange

  Agreement in the form attached hereto as Exhibit G. Immediately after the Effective Time, each Option outstanding immediately prior to the Effective Time shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Option immediately prior to the Effective Time, such number of shares of Axent Common Stock as is equal to the number of Raptor Shares subject to the unexercised portion of such Option multiplied by the Exchange Ratio (with any fraction resulting from such multiplication to be rounded down to the next lower whole number). The exercise price per share of each such exchanged Option shall be equal to the exercise price of such Option immediately prior to the Effective Time, divided by the Exchange Ratio (with any fraction of a cent resulting from such division to be rounded up to the next higher whole cent). Except for any acceleration and termination, the term, exercisability (including any acceleration of exercisability as a result of this transaction), vesting schedule, repurchase provisions, status as an "incentive stock option" under Section 422 of the Internal Revenue Code of 1986 (as amended, the "Code"), if applicable, and all of the other terms of the Options in effect immediately prior to the Effective Time and after giving effect to any acceleration of vesting for such Options as a result of this transaction shall otherwise remain unchanged. Axent acknowledges that the unvested Options are subject to automatic acceleration of vesting pursuant to the terms of the Raptor Stock Option Plan and related agreements as a result of the consummation of this transaction.

    (b) As soon as practicable after the Effective Time, Axent or the Surviving Corporation shall deliver to the holders of Options appropriate notices setting forth such holders' rights pursuant to such Options, as amended by this Section 1.9, and the agreements evidencing such Options shall continue in effect on the same terms and conditions (subject to the amendments provided for in this Section 1.9 and such notice).

    (c) Axent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Axent Common Stock for delivery upon exercise of the Options exchanged in accordance with this Section 1.9. As soon as practicable after the Effective Time, and in any event no later than 30 days after the Closing, Axent shall file a Registration Statement on Form S-8 (or any successor form) under the Securities Act of 1933 (as amended, the "Securities Act") with respect to all shares of Axent Common Stock subject to such Options, and shall use its best efforts to maintain the effectiveness of such Registration Statement for so long as such Options remain outstanding.

    (d) Axent's obligations for each Option pursuant to this Section 1.9 shall be subject to the execution and delivery, to the extent required, by the holder of such Option, a consent, in the form of the Stock Option Exchange Agreements, to the terms hereof. Raptor shall use its best efforts to obtain, prior to the Closing, the consent from each holder of an Option to the amendment of such Option pursuant to this Section 1.9.

  1.10 CERTIFICATE OF INCORPORATION.

  The Certificate of Incorporation of Raptor shall be amended and restated substantially in the form set forth in Exhibit A hereto and, as so amended and restated, shall be the Certificate of Incorporation of the Surviving Corporation.

  1.11 BY-LAWS.

  The By-laws of the Surviving Corporation shall be amended and restated substantially in the form set forth in Exhibit B hereto and, as so amended and restated, shall be the By-laws of the Surviving Corporation.

  1.12 DIRECTORS AND OFFICERS.

  The directors of the Transitory Subsidiary shall become the directors of the Surviving Corporation after the Effective Time. The officers of the Transitory Subsidiary immediately prior to the Effective Time shall become the initial officers of the Surviving Corporation after the Effective Time, in each case until their respective successors are duly elected or appointed.

  1.13 NO FURTHER RIGHTS.

  From and after the Effective Time, no Raptor Shares shall be deemed to be outstanding, and holders of Certificates shall cease to have any rights with respect thereto, except as provided herein or by law.

  1.14 CLOSING OF TRANSFER BOOKS.

  At the Effective Time, the stock transfer books of Raptor shall be closed and no transfer of Raptor Shares shall thereafter be made. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent, they shall be canceled and exchanged for Merger Shares in accordance with Section 1.5(c).

                                  ARTICLE II

                   REPRESENTATIONS AND WARRANTIES OF RAPTOR

  Raptor represents and warrants to Axent and the Transitory Subsidiary that the statements contained in this Article II are true and correct, except as set forth in the disclosure schedule attached hereto (the "Disclosure Schedule") or except where the failure to comply or fulfill, accurately state, accurately represent or accurately warrant would not have a material adverse effect on the business of Raptor.

  2.1 ORGANIZATION, QUALIFICATION AND CORPORATE POWER.

  Raptor is a corporation duly organized, validly existing and in corporate good standing under the laws of the State of Delaware. Raptor is duly qualified to conduct business and is in corporate good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except as disclosed in
Section 2.1 of the Disclosure Schedule. Raptor has the corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Raptor has furnished or made available to Axent true and complete copies of its Certificate of Incorporation and By-laws, each as amended and as in effect on the date hereof (hereinafter "Certificate of Incorporation" and "By-laws," respectively). Raptor is not in default under or in violation of any provision of its Certificate of Incorporation or By-laws, each as amended to date.

  2.2 CAPITALIZATION.

    (a) The authorized capital stock of Raptor consists of 35,000,000 shares of Raptor Common Stock and 5,000,000 shares of Preferred Stock, $.01 par value per share ("Raptor Preferred Stock"). As of the date hereof: (i) 13,568,695 shares of Raptor Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable; (ii) no shares of Raptor Preferred Stock are issued or outstanding; (iii) no shares of Raptor Common Stock or Raptor Preferred Stock were held in the treasury of Raptor; and (iv) 3,678,852 shares of Raptor Common Stock were reserved for issuance under 1995 Raptor Stock Option Plan. All shares of Raptor Common Stock subject to issuance as specified above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. Except as provided in Section 2.2 of the Disclosure Schedule, there are no obligations, contingent or otherwise, of Raptor to repurchase, redeem or otherwise acquire any shares of Raptor Common Stock.

    (b) Except as set forth in this Section 2.2 and except under the 1995 Raptor Stock Option Plan or any related agreement in effect as of the date of this Agreement, there are no equity securities of any class of Raptor, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding. Except pursuant to the Raptor Stock Option Plan or any related agreement in effect as of the date of this Agreement or as set forth in this Section 2.2 or in
  Section 2.2 of the Disclosure Schedule, there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which Raptor is a party or by which it is bound obligating Raptor to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Raptor or obligating Raptor to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement, and, to the best knowledge of Raptor, as of the date of the Agreement and except such ancillary agreements as are required by this Agreement, there are no voting trusts, proxies or other agreements or understandings with respect to the shares of capital stock of Raptor.

  2.3 AUTHORIZATION OF TRANSACTION.

  Raptor has the corporate power and authority to execute and deliver this Agreement and the Stock Option Exchange Agreements and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Stock Option Exchange Agreements and, subject to the adoption of this Agreement and the approval of the Merger by a majority of the votes represented by the outstanding Raptor Shares entitled to vote on this Agreement and the Merger voting in accordance with the Delaware General Corporation Law and the Certificate of Incorporation and By-laws of Raptor (the "Requisite Raptor Shareholder Approval"), the performance by Raptor of this Agreement and the Stock Option Exchange Agreements and the consummation by Raptor of the transactions contemplated hereby and thereby have been duly and validly authorized by the necessary corporate action on the part of Raptor. This Agreement and the Stock Option Exchange Agreements have been duly and validly executed and delivered by Raptor and, assuming the due authorization, execution and delivery by Axent and the Transitory Subsidiary, constitute a valid and binding obligation of Raptor, enforceable against Raptor in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights and remedies generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

  2.4 NONCONTRAVENTION.

  Except as disclosed in Section 2.4 of the Disclosure Schedule and subject to compliance by Raptor with any obligations it may have relating to (i) the applicable requirements of the Securities Act, (ii) any applicable state or foreign securities laws, (iii) the filing of the Certificate of Merger as required by the Delaware General Corporation Law, and (iv) the filing with the Securities and Exchange Commission (the "SEC"), the National Market System (the "NMS") and the National Association of Securities Dealers (the "NASD") of any registration statement and the declaration by the SEC of the effectiveness of such registration statement, neither the execution and delivery of this Agreement and the Stock Option Exchange Agreements by Raptor, nor the consummation by Raptor of the transactions contemplated hereby and thereby, will (a) conflict with or violate any provision of the Certificate of Incorporation or By-laws of Raptor, (b) require on the part of Raptor or any of its Subsidiaries (as defined in Section 2.5) any filing with, or any permit, authorization, consent or approval of, any United States federal or state court, arbitrational tribunal, administrative agency or commission or other United States federal or state governmental or regulatory authority or agency (a "Governmental Entity"), (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest (as defined below) or other arrangement to which Raptor or any of its Subsidiaries is a party or by which Raptor or any of its Subsidiaries is bound or to which any of their assets are subject, (d) result in the imposition of a Security Interest upon any assets of Raptor or any of its Subsidiaries or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Raptor, any of its Subsidiaries or any of their properties or assets. For purposes of this Agreement, "Security Interest" means any mortgage, pledge, security interest, encumbrance, charge, or other lien (whether arising by contract or by operation of law), other than
(i) mechanic's, materialmen's, and similar liens, (ii) liens arising under worker's compensation, unemployment insurance, social security, retirement, and similar legislation, and (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount) ("Ordinary Course of Business") of Raptor and not material to Raptor.

  2.5 SUBSIDIARIES.

  Except as disclosed by Raptor in its most recent Raptor Report (as defined in Section 2.6 below) as required by Item 601 of Regulation S-K under the Securities Act, and except as set forth in Section 2.5 of the Disclosure Schedule, Raptor does not have the power, directly or indirectly, to vote or direct the voting of, securities sufficient to elect the majority of the directors of any corporation (a "Subsidiary") and does not control, directly or indirectly, or have any direct or indirect controlling equity interest, or any commitment to acquire any such direct or indirect controlling equity interest, in any corporation, partnership, joint venture, association, trust, or other business organization. Each Subsidiary is a corporation duly organized, validly existing and in corporate good standing (to the extent such good standing is recognized in the jurisdiction of incorporation) under the laws of the jurisdiction of its incorporation. Each Subsidiary has the requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Raptor has delivered or made available to Axent correct and complete copies of the charter of each Subsidiary, as amended to date, and prior to Closing will deliver or make available to Axent correct and complete copies of the By-laws of each Subsidiary, as amended to date. No Subsidiary is in default under or in violation of any provision of its charter or By-laws. All of the issued and outstanding shares of capital stock of each Subsidiary are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. All shares of each Subsidiary that are held of record or owned beneficially by either Raptor or any Subsidiary or any nominee are held or owned free and clear of any restrictions on transfer (other than restrictions under the Securities Act, state securities laws or foreign securities laws), written claims, Security Interests, options, warrants, rights, contracts and calls. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which Raptor or any Subsidiary is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary.

  2.6 FINANCIAL STATEMENTS.

  Raptor has previously furnished or made available to Axent complete and accurate copies, as amended or supplemented, of its (a) Registration Statement on Form S-1 which was declared effective by the SEC on February 6, 1996, and
(b) all other reports filed by Raptor under Sections 13, 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") with the SEC since February 6, 1996 (such reports are collectively referred to herein as the "Raptor Reports"). The Raptor Reports constitute all of the documents required to be filed by Raptor under Sections 13, 14 or 15(d) of the Exchange Act with the SEC. As of their respective dates, the Raptor Reports complied in all material respects with applicable SEC and NASDAQ requirements and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements of Raptor included in the Raptor Reports (i) complied as to form in all material respects with then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), (iii) fairly present the consolidated financial condition, results of operations and cash flows of Raptor as of the respective dates thereof and for the periods referred to therein, and (iv) are consistent with the books and records of Raptor.

  2.7 ABSENCE OF CERTAIN MATERIAL ADVERSE CHANGES.

  Since September 30, 1997, there has not been any material adverse change in the assets, business, financial condition or results of operations of Raptor and its Subsidiaries (taken as a whole), nor has there occurred any event which should reasonably be foreseen to result in such a material adverse change in the future.

  2.8 UNDISCLOSED LIABILITIES.

  Neither Raptor nor its Subsidiaries has any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities accrued or reserved against the September 30, 1997 unaudited consolidated balance sheet of Raptor and its Subsidiaries ("Raptor Most Recent Balance Sheet"), (b) liabilities which have arisen since September 30, 1997 in the Ordinary Course of Business, (c) contractual or statutory liabilities incurred in the Ordinary Course of

Business which are not required by GAAP to be reflected on a balance sheet,
(d) liabilities disclosed in Section 2.8 of the Disclosure Schedule, and (e) liabilities adequately reserved against or disclosed in writing.

  2.9 TAX MATTERS.

    (a) Except as set forth in Section 2.9 of the Disclosure Schedule, Raptor and its Subsidiaries has filed all Tax Returns (as defined below) that it was required to file and all such Tax Returns were correct and complete in all material respects. Each of Raptor and its Subsidiaries has paid or will pay all Taxes (as defined below) that are due on or before the Closing Date, whether or not shown on any such Tax Returns, except such as are being contested in good faith by appropriate proceedings (to the extent any such proceedings are required) and with respect to which Raptor is maintaining reserves adequate for their payment. The accrued but unpaid Taxes of Raptor and its Subsidiaries for Tax Periods through the date of the Raptor Most Recent Balance Sheet do not exceed the accruals and reserves for Taxes (other than deferred Taxes) set forth on the Raptor Most Recent Balance Sheet. Neither Raptor nor any of its Subsidiaries has any actual or, to their knowledge, potential liability for any Tax obligation of any taxpayer (including without limitation any affiliated group of corporations or other entities that included Raptor during a prior period) other than Raptor. All Taxes that Raptor or any of its Subsidiaries is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity.

      (i) For purposes of this Agreement, "Taxes" means all taxes, charges, fees, levies or other similar assessments or liabilities, including without limitation income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, payroll and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof and any amounts of Taxes of another person that Raptor or any of its Subsidiaries, or Axent or any of its Subsidiaries, as applicable, is liable to pay by law.

      (ii) For purposes of this Agreement, "Tax Returns" means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

      (iii) For purposes of determining the amount of Taxes attributable to a specified period (e.g., the period from the date of the Raptor Most Recent Balance Sheet through the Closing Date) other than a Tax Period, each Tax shall be computed as if the specified period were a Tax Period. For purposes of this paragraph (iii), a Tax Period means a period for which a Tax is required to be computed under applicable statues and regulations.

    (b) No examination or audit or any Tax Returns of Raptor or any of its Subsidiaries by any Governmental Entity is currently in progress or, to the actual knowledge of Raptor, threatened or contemplated. Raptor has not waived any statute of limitations with respect to taxes or agreed to an extension of time with respect to a tax assessment or deficiency.

    (c) Raptor is not a "consenting corporation" within the meaning of
  Section 341(f) of the Code and none of the assets of Raptor are subject to an election under Section 341(f) of the Code. Raptor is not a party to any Tax allocation or sharing agreement, other than an agreement to which only Raptor and its Subsidiaries are parties.

    (d) Raptor is not and has never been a member of an "affiliated group" of corporations (within the meaning of Section 1504 of the Code), other than a group of which only Raptor and its Subsidiaries are members.

    (e) Raptor has not taken or agreed to take any action that would prevent the Merger from constituting a tax-free reorganization under the provisions of Section 368(a) of the Code.

  2.10 ASSETS.

  Each of Raptor and its Subsidiaries has good and marketable title to all tangible assets necessary for the conduct of its businesses as presently conducted. Each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used. No asset of Raptor (tangible or intangible) is subject to any Security Interest, except the following: (a) liens shown on the Raptor Most Recent Balance Sheet securing specified liabilities or obligations with respect to which no material default exists (or event that, whether with or without notice, lapse of time, or the happening or occurrence of any other event would constitute a default); (b) exceptions disclosed in Section 2.10 of the Disclosure Schedule; and (c) liens for current taxes not yet due and payable for which adequate reserves have been provided.

  2.11 OWNED REAL PROPERTY.

  Neither Raptor nor any of its Subsidiaries owns any real property.

  2.12 INTELLECTUAL PROPERTY.

  (a) Each of Raptor and its Subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications for such patents, trademarks, trade names, service marks and copyrights, and all patent rights, trade secrets, schematics, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material (collectively, "Intellectual Property") that are used to conduct its business as currently conducted. Raptor has taken reasonable measures to protect the proprietary nature of each item of Intellectual Property that it considers confidential, and to maintain in confidence all trade secrets and confidential information that it presently owns or uses.

    (i) Section 2.12(a)(i) of the Disclosure Schedule lists all patents and patent applications and all trademarks, registered copyrights, trade names and service marks owned by Raptor and which are currently used in connection with the business of Raptor, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any such application for such issuance or registration has been filed.

    (ii) Section 2.12(a)(ii) of the Disclosure Schedule lists all written licenses, sublicenses and other agreements to which Raptor or any of its Subsidiaries is a party and pursuant to which any person is authorized to use any Intellectual Property rights, except such licenses, sublicenses or other agreements with end-users, resellers and distributors that grant non-exclusive rights to use, resell or sublicense a Raptor product in accordance with customary industry practices on customary terms.

    (iii) Section 2.12(a)(iii) of the Disclosure Schedule lists all written licenses, sublicenses and other agreements as to which Raptor or any of its Subsidiaries is a party and pursuant to which Raptor is authorized to use any third party patents, patent rights, trademarks, service marks, trade secrets or copyrights, including software ("Third Party Intellectual Property Rights") which are incorporated in any existing product or service of Raptor, other than shrink-wrap licenses.

    (iv) Section 2.12(a)(iv) of the Disclosure Schedule lists all written agreements or other arrangements under which Raptor or any of its Subsidiaries has provided or agreed to provide source code of any Raptor product to any third party, except for software development kits provided to agent integration providers.

  Raptor has made available to Axent correct and complete copies of all such patents, registrations, applications (owned by Raptor), and all licenses, sublicenses and agreements referred to above and as amended to date. Except for retail purchases of software, neither Raptor nor any of its Subsidiaries is a party to any oral license, sublicense or agreement which, if reduced to written form, would be required to be listed in Section 2.12 of the Disclosure Schedule under the terms of this Section 2.12(a).

  (b) With respect to each item of Intellectual Property that Raptor or any of its Subsidiaries owns: (i) other than common law trademarks, Intellectual Property subject to joint development rights or other rights that will not materially interfere with the conduct of the business of Raptor, and subject to such rights as have been granted by Raptor or any of its Subsidiaries under license agreements entered into by Raptor (copies of which have previously been made available or disclosed in writing to Axent), Raptor or its Subsidiaries possesses all right, title and interest in and to such item; and (ii) such item is not subject to any outstanding judgment, order, decree, stipulation or injunction that materially interferes with the conduct of Raptor's business as currently conducted. With respect to each item of Third Party Intellectual Property Rights: (i) the license, sublicense or other agreement covering such item is legal, valid, binding, enforceable and in full force and effect with respect to Raptor or its Subsidiaries, and to Raptor's knowledge is legal, valid, binding, enforceable and in full force and effect with respect to each other party thereto; (ii) Neither Raptor nor any of its Subsidiaries is in breach or default thereunder, and to Raptor's knowledge no other party to such license, sublicense or other agreement is in breach or default thereunder, and no event has occurred which with notice or lapse of time would constitute a breach or default by Raptor or any of its Subsidiaries or permit termination, modification or acceleration thereunder by the other party thereto; (iii) the underlying item of Third Party Intellectual Property is not subject to any outstanding judgment, order, decree, stipulation or injunction to which Raptor or any of its Subsidiaries is a party or has been specifically named that materially interferes with the conduct of Raptor's business as currently conducted, nor to Raptor's knowledge subject to any other outstanding judgment, order, decree, stipulation, or injunction that materially interferes with the conduct of Raptor's business as currently conducted.

  (c) Except as set forth in Section 2.12 of the Disclosure Schedule and to Raptor's knowledge with respect to patent rights, neither Raptor nor any of its Subsidiaries (i) has been named in any suit, action or proceeding which involves a claim of infringement or misappropriation of any Intellectual Property right of any third party or (ii) has received any written notice alleging any such claim of infringement or misappropriation. Raptor has made available to Axent correct and complete copies of all such suits, actions or proceedings or written notices to the extent Raptor is not prohibited from disclosing the same under applicable court orders. The manufacturing, marketing, licensing or sale of the products or performance of the service offerings of Raptor and its Subsidiaries do not currently infringe, and have not within the six years prior to the date of this Agreement infringed, any Intellectual Property right of any third party (other than patent rights) or to Raptor's knowledge any patent rights of third parties; and to the knowledge of Raptor, the Intellectual Property rights of Raptor and its Subsidiaries are not being infringed by activities, products or services of any third party.

  2.13 REAL PROPERTY LEASES.

  Except as disclosed in Section 2.13 of the Disclosure Schedule, with respect to each lease and sublease to which Raptor or any of its Subsidiaries is a party:

    (a) the lease or sublease is legal, valid, binding, enforceable and in full force and effect with respect to Raptor or any Subsidiary party thereto, to Raptor's best knowledge is legal, valid, binding, enforceable and in full force and effect with respect to each other party thereto, and will not require consent from the other party thereto as a result of the consummation of the transactions contemplated by this Agreement;

    (b) Raptor is not in breach or default thereunder, to Raptor's knowledge no other party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default by Raptor or any Subsidiary party thereto or permit termination, modification, or acceleration thereunder by the other party thereto;

    (c) there are no disputes, oral agreements or forbearance programs in effect as to the lease or sublease; and

    (d) Neither Raptor nor any of its Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold.

  2.14 CONTRACTS.

  Since September 30, 1997, and to the knowledge of Raptor (which for the purposes of this representation shall be limited to the actual knowledge of Robert A. Steinkrauss, Shaun McConnon and John S. Ingalls) during the period from January 1, 1997 through August 31, 1997, neither Raptor nor any of its Subsidiaries has breached, or received in writing any claim or threat that it has breached, any of the terms or conditions of any material agreement, contract or commitment to which it is a party or by which any of its assets are bound ("Raptor Material Contracts") in such a manner as would permit any other party to cancel or terminate the same prior to its stated term or would permit any other party to collect material damages from Raptor under any Raptor Material Contract. Each Raptor Material Contract that has not expired or been terminated is in full force and effect and to Raptor's knowledge is not subject to any material default thereunder by any party obligated to Raptor pursuant to such Raptor Material Contract. There are no outstanding powers of attorney executed on behalf of Raptor or any of its Subsidiaries.

  2.15 INSURANCE.

  Raptor and its Subsidiaries are covered by insurance in scope and amount customary and reasonable for the businesses in which they are engaged. Except as disclosed on Section 2.15 of the Disclosure Schedule, each insurance policy to which Raptor or any of its Subsidiaries is a party is in full force and effect and will not require any consent as a result of the consummation of the transactions contemplated by this Agreement. Neither Raptor nor any of its Subsidiaries is in breach or default (including with respect to the payment of premiums or the giving of notices) under any insurance policy to which it is a party, and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default by Raptor or any of its Subsidiaries or would permit termination, modification or acceleration, under such policies; and Raptor has not received any notice from the insurer disclaiming coverage or reserving rights with respect to a particular claim or any such policy in general.

  2.16 LITIGATION.

    (a) Except as disclosed in Section 2.16 of the Disclosure Schedule, there is no (i) unsatisfied judgment, order, decree, stipulation or injunction or
  (ii) private or governmental claim, complaint, action, suit, arbitration, proceeding, hearing or investigation affecting Raptor to which Raptor, any of its Subsidiaries, or to Raptor's knowledge, any officer, director, employee or agent of Raptor is or was (for the period from September 30, 1996 up to and including the date hereof) a party or, to the knowledge of Raptor, is threatened to be made a party. Other than as set forth in
  Section 2.16 of the Disclosure Schedule, none of the complaints, actions, suits, proceedings, hearings, and investigations set forth in Section 2.16 of the Disclosure Schedule, if determined adversely to Raptor or any of its Subsidiaries, could have a material adverse effect on the assets, business, financial condition or results of the operations of Raptor and its Subsidiaries taken as a whole.

    (b) Raptor has provided or has made available to Axent any agreement or other document or instrument settling any claim, complaint, action, suit or other proceeding, or a threat of any such claim, complaint, action, suit or other proceedings, against Raptor, which was entered into within the past two years.

  2.17 EMPLOYEES.

  Raptor has provided Axent with a written list of the annual rate of compensation for all employees of Raptor and each of its Subsidiaries. Except as disclosed in Section 2.17 of the Disclosure Schedule, each employee who performs work on the development of Raptor Intellectual Property or has access to material confidential information of Raptor or any of its Subsidiaries has entered into a confidentiality/assignment of inventions agreement with Raptor or such Subsidiary, a copy of which has previously been delivered or made available to Axent. To the knowledge of Raptor, no key employee or group of employees has any current plans to terminate employment with Raptor or any of its Subsidiaries. Neither Raptor nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, nor has any of them experienced any strikes, formal grievances, claims of unfair labor practices or other collective bargaining disputes. Raptor has no knowledge of any organizational effort made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of Raptor or its Subsidiaries.

  2.18 EMPLOYEE BENEFITS.

    (a) Section 2.18 of the Disclosure Schedule contains a complete and accurate list of all Employee Benefit Plans (as defined below) maintained, or contributed to, by Raptor or any ERISA Affiliate (as defined below). For purposes of this Agreement, "Employee Benefit Plan" means any "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including without limitation insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation. For purposes of this Agreement, "ERISA Affiliate" means any entity which is a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes Raptor. Complete and accurate copies of (i) all Employee Benefit Plans which have been reduced to writing, (ii) written summaries of all unwritten Employee Benefit Plans, if any, (iii) all related trust agreements, insurance contracts and summary plan descriptions, and (iv) all annual reports filed on IRS Form 5500, 5500C or 5500R for the last two plan years for each Employee Benefit Plan, have been delivered or made available to Axent or will prior to Closing be delivered or made available to Axent. Each Employee Benefit Plan has been administered in accordance with its terms and each of Raptor and the ERISA Affiliates has met its obligations with respect to such Employee Benefit Plan and has made all required contributions thereto. Raptor and all Employee Benefit Plans are in compliance with the currently applicable provisions of ERISA and the Code and the regulations thereunder.

    (b) There are no investigations by any Governmental Entity, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Employee Benefit Plans and proceedings with respect to qualified domestic relations orders), suits or proceedings against or involving any Employee Benefit Plan or asserting any rights or claims to benefits under any Employee Benefit Plan that could give rise to any liability.

    (c) All the Employee Benefit Plans that are intended to be qualified under Section 401(a) of the Code have received determination, opinion or notification letters from the Internal Revenue Service to the effect that such Employee Benefit Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination, opinion or notification letter has been revoked and revocation has not been threatened, and no such Employee Benefit Plan has been amended since the date of its most recent determination, opinion or notification letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or increase its cost.

    (d) Neither Raptor nor any ERISA Affiliate has ever maintained an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.

    (e) At no time has Raptor or any ERISA Affiliate been obligated to contribute to any "multi-employer plan" (as defined in Section 4001(a)(3) of ERISA).

    (f) There are no unfunded obligations under any Employee Benefit Plan providing benefits after termination of employment to any employee of Raptor (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code, any applicable state health insurance continuation law and any state insurance conversion privileges law.

    (g) No act or omission has occurred and no condition exists with respect to any Employee Benefit Plan maintained by Raptor or any ERISA Affiliate that would subject Raptor or any ERISA Affiliate to any fine, penalty, tax or liability of any kind imposed under ERISA or the Code.

    (h) No Employee Benefit Plan is funded by, associated with, or related to a "voluntary employee's beneficiary association" within the meaning of
  Section 501(c)(9) of the Code.

    (i) No Employee Benefit Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits Raptor from amending or terminating any such Employee Benefit Plan.

    (j) Except as set forth in Section 2.18 of the Disclosure Schedule, there is no: (i) written agreement with any director, executive officer or other key employee of Raptor or any of its Subsidiaries which has not been terminated in accordance with its terms (A) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving Raptor or any of its Subsidiaries of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from Raptor or any of its Subsidiaries that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person's "excess parachute payment" under Section 280G of the Code; and (iii) agreement or plan binding Raptor or any of its Subsidiaries, including without limitation any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan, or any Employee Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

  2.19 ENVIRONMENTAL MATTERS.

    (a) Each of Raptor and its Subsidiaries has complied with all applicable Environmental Laws (as defined below). Except as disclosed in the Raptor Reports and since September 30, 1997, there is no pending or, to the knowledge of Raptor, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving Raptor or any of its Subsidiaries. For purposes of this Agreement, "Environmental Law" means any federal, state or local law, statute, rule or regulation or the common law relating to the environment or occupational health and safety, including without limitation any statute, regulation or order pertaining to (i) treatment, storage, disposal, generation and transportation of toxic or hazardous substances or solid or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of toxic or hazardous substances, or solid or hazardous waste, including without limitation emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wild life, marine sanctuaries and wetlands, including without limitation all endangered and threatened species; (vi) storage tanks, vessels and containers; (vii) underground and other storage tanks or vessels, abandoned, disposed or discarded barrels, containers and other closed receptacles; (viii) health and safety of employees and other persons; and (ix) manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or oil or petroleum products or solid or hazardous waste. As used above, the terms "release" and "environment" shall have the meaning set forth in the federal Comprehensive Environmental Compensation, Liability and Response Act of 1980 ("CERCLA").

    (b) There have been no releases of any Materials of Environmental Concern (as defined below) into the environment at any parcel of real property or any facility when owned, operated or controlled by Raptor or any of its Subsidiaries for which Raptor or any of its Subsidiaries should have liability under the Environmental Laws. Raptor is not aware of any other releases of Materials of Environmental Concern that could reasonably be expected to have an impact on the real property or facilities owned, operated or controlled by Raptor or a Subsidiary. For purposes of this Agreement, "Materials of Environmental Concern" means any chemicals, pollutants or contaminants, hazardous substances (as such term is defined under CERCLA), solid wastes and hazardous wastes (as such terms are defined under the federal Resources Conservation and Recovery Act), toxic materials, oil or petroleum and petroleum products, or any other material subject to regulation under any Environmental Law.

  2.20 LEGAL COMPLIANCE.

  Each of Raptor and its Subsidiaries, and the conduct and operations of their respective businesses, is in compliance with each law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity, which (a) affects or relates to this Agreement or the transactions contemplated hereby or (b) is applicable to Raptor or such Subsidiary or such business.

  2.21 PERMITS.

  Raptor has all of the permits, licenses, registrations, certificates, orders or approvals from any Governmental Entity required for Raptor or any of its Subsidiaries to conduct its business as currently conducted (including without limitation those issued or required under applicable export laws or regulations) ("Permits"). Each such Permit is in full force and effect and, to the knowledge of Raptor, no suspension or cancellation of such Permit is threatened and to Raptor's knowledge there is no basis for believing that such Permit will not be renewable upon expiration.

  2.22 CERTAIN BUSINESS RELATIONSHIPS WITH AFFILIATES.

  Except as set forth in the Raptor Reports, as disclosed in Section 2.22 of the Disclosure Schedule or by virtue of the Merger, since the date of Raptor's last proxy statement to its shareholders, no event has occurred that would be required to be reported by Raptor as a Certain Relationship or Related Transaction pursuant to Item 404 of Regulation S-K promulgated by the SEC.

  2.23 FEES.

  Except as disclosed in Section 2.23 of the Disclosure Schedule or otherwise in this Agreement, neither Raptor nor any of its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, investment banking firm, finder or agent with respect to the transactions contemplated by this Agreement.

  2.24 BOOKS AND RECORDS.

  The minute books of Raptor and each of its Subsidiaries contain true and complete records of all actions taken at any meetings of Raptor's or such Subsidiary's shareholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting. The financial books and records of Raptor and each of its Subsidiaries accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of Raptor or such Subsidiary and have been maintained in accordance with good business and bookkeeping practices.

  2.25 POOLING.

  Neither Raptor nor any of its Affiliates (as defined below) has through the date of this Agreement taken or agreed to take any action that could impair the ability of Axent to account for the business combination to be effected by the Merger as a "pooling of interests" in accordance with GAAP. "Affiliate" shall have the meaning set forth in Rule 12b-2 under the Exchange Act, as amended.

  2.26 COMPANY ACTION.

  The Board of Directors of Raptor, at a meeting duly called and held, has by the unanimous vote of all directors (i) determined that the Merger is fair and in the best interests of Raptor and its shareholders, (ii) adopted this Agreement in accordance with the provisions of the Delaware General Corporation Law, and (iii) directed that this Agreement and the Merger be submitted to Raptor Shareholders for their adoption and approval and resolved to recommend that Raptor Shareholders vote in favor of the adoption of this Agreement and the approval of the Merger.

  2.27 DISCLOSURE.

  No representation or warranty by Raptor contained in this Agreement, and no statement contained in any document, certificate or other instrument delivered to or to be delivered by or on behalf of Raptor pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

  2.28 FAIRNESS OPINION.

  Raptor has received a written fairness opinion from NationsBanc Montgomery Securities, Inc., its financial advisor, to the effect that the Merger is fair to the holders of the Raptor Common Stock from a financial point of view, and that Raptor has delivered a true and complete copy of such opinion to Axent.

                                  ARTICLE III

     REPRESENTATIONS AND WARRANTIES OF AXENT AND THE TRANSITORY SUBSIDIARY

  Each of Axent and the Transitory Subsidiary represents and warrants to Raptor that the statements contained in this Article III are true and correct except as set forth in the Disclosure Schedule or except where the failure to comply or fulfill, accurately state, accurately represent or accurately warrant would not have a material adverse effect on the business of Axent.

  3.1 ORGANIZATION.

  Each of Axent and the Transitory Subsidiary is a corporation duly organized, validly existing and in corporate good standing under the laws of the State of Delaware. Each of Axent and the Transitory Subsidiary is duly qualified to conduct business and is in corporate good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification. Axent and the Transitory Subsidiary have the corporate power and authority to carry on the businesses in which each is engaged and to own and use the properties owned and used by it. Axent has furnished or made available to Raptor true and complete copies of its Certificate of Incorporation and By-laws, each as amended and in effect as of the date hereof. Neither Axent nor the Transitory Subsidiary is in material default under or in violation of any material provision of its Certificate of Incorporation or By-laws.

  3.2 CAPITALIZATION.

    (a) The authorized capital stock of Axent consists of 50,000,000 shares of Axent Common Stock and 5,000,000 shares of Preferred Stock, $.02 par value per share ("Axent Preferred Stock"). As of the date hereof: (i) 12,306,864 shares of Axent Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable; (ii) no shares of Axent Preferred Stock are issued or outstanding; (iii) no shares of Axent Common Stock or Axent Preferred Stock were held in the treasury of Axent;
  (iv) 1,501,714 shares of Axent Common Stock were reserved for issuance under Axent's Amended and Restated 1991 Stock Option Plan, and (v) 200,000 shares of Axent Common Stock were reserved for issuance under Axent's Amended and Restated 1996 Directors Stock Option Plan, and (vi) 1,975,000 shares of Axent Common Stock were reserved for issuance under Axent's Amended and Restated 1996 Stock Option Plan (all such plans collectively, the "Axent Stock Option Plans"). All shares of Axent Common Stock subject to issuance as specified above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. All of the Merger Shares will be, when issued in accordance with this Agreement, duly authorized, validly issued, fully paid, nonassessable and free of all liens and encumbrances and subject to no preemptive rights. Except as provided in
  Section 3.2 of the Disclosure Schedule, there are no obligations, contingent or otherwise, of Axent to repurchase, redeem or otherwise acquire any shares of Axent Common Stock.

    (b) Except as set forth in this Section 3.2 and except as under the Axent Stock Option Plans or any related agreement in effect as of the date of this Agreement, there are no equity securities of any class of Axent, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding. Except pursuant to the Axent Stock Option Plans or any related agreement in effect as of the date of this Agreement as set forth in this Section 3.2 or in Section 3.2 of the Disclosure Schedule, there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which Axent or any of its Subsidiaries is a party or by which it is bound obligating Axent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Axent or obligating Axent to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement, and, to the best knowledge of Axent, as of the date of the Agreement and except such ancillary agreements as are required by this Agreement, there are no voting trusts, proxies or other agreements or understandings with respect to the shares of capital stock of Axent.

  3.3 AUTHORIZATION OF TRANSACTION.

  Each of Axent and the Transitory Subsidiary has the corporate power and authority to execute and deliver this Agreement and the Stock Option Exchange Agreements, as applicable, and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Stock Option Exchange Agreements, as applicable, and, subject to approval by the stockholders of Axent (the "Requisite Axent Shareholder Approval"), the performance of this Agreement and the Stock Option Exchange Agreements and the consummation of the transactions contemplated hereby and thereby by Axent and the Transitory Subsidiary have been duly and validly authorized by the necessary corporate action on the part of Axent and Transitory Subsidiary. This Agreement and the Stock Option Exchange Agreements, as applicable, have been duly and validly executed and delivered by Axent and the Transitory Subsidiary and, assuming the due authorization, execution and delivery by Raptor, constitute a valid and binding obligation of Axent and the Transitory Subsidiary, enforceable against them in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights and remedies generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

  3.4 NONCONTRAVENTION.

  Subject to compliance by Axent and/or the Transitory Subsidiary with any obligations they may have relating to (i) the applicable requirements of the Securities Act, (ii) any applicable state or foreign securities laws, (iii) the Exchange Act, (iv) the filing of the Certificate of Merger as required by the Delaware General Corporation Law, and (v) the filing with the SEC, the NMS and the NASD of any registration statement and the declaration by the SEC of the effectiveness of such registration statement, neither the execution and delivery of this Agreement and the Stock Option Exchange Agreements by Axent or the Transitory Subsidiary nor the consummation by Axent or the Transitory Subsidiary of the transactions contemplated hereby and thereby will (a) conflict or violate any provision of the charter or By-laws of Axent or the Transitory Subsidiary, (b) require on the part of Axent or any of its Subsidiaries any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party any right to accelerate, terminate, modify or cancel, or require notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other arrangement to which Axent or any of its Subsidiaries is a party or by which either is bound or to which any of their assets are subject, (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Axent or any of its Subsidiaries or any of their properties or assets, or (e) result in the imposition of a Security Interest upon any of the property or assets of Axent or any of its Subsidiaries.

  3.5 SUBSIDIARIES.

  Except as disclosed by Axent in its most recent Axent Report (as defined in Section 3.6 below) as required by Item 601 of Regulation S-K under the Securities Act, except as set forth in Section 3.5 of the Disclosure

Schedule and other than the Transitory Subsidiary, Axent has no Subsidiaries and does not control directly or indirectly or have any direct or indirect equity controlling interest, or any commitment to acquire any such direct or indirect controlling equity interest, in any corporation, partnership, joint venture, association, trust, or other business organization. Each Subsidiary is a corporation duly organized, validly existing and in corporate good standing (to the extent such good standing is recognized in the jurisdiction of incorporation) under the laws of the jurisdiction of its incorporation. Each Subsidiary has the requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Prior to the Closing, Axent will deliver or make available to Raptor correct and complete copies of the charter and By-laws of each Subsidiary, as amended to date. No Subsidiary is in default under or in violation of any provision of its charter or By-laws. All of the issued and outstanding shares of capital stock of each Subsidiary are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. All shares of each Subsidiary that are held of record or owned beneficially by either Axent or any of its Subsidiaries or any nominee are held or owned free and clear of any restrictions on transfer (other than restrictions under the Securities Act, state securities laws or foreign securities laws), written claims, Security Interests, options, warrants, rights, contracts and calls. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which Axent or any of its Subsidiaries is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary.

  3.6 REPORTS AND FINANCIAL STATEMENTS.

  Axent has previously furnished or made available to Raptor complete and accurate copies, as amended or supplemented, of its (a) Registration Statement on Form S-1 which was declared effective by the SEC on April 23, 1996, and (b) all other reports filed by Axent under Sections 13, 14 or 15(d) of the Exchange Act with the SEC since April 23, 1996 (such reports are collectively referred to herein as the "Axent Reports"). The Axent Reports constitute all of the documents required to be filed by Axent under Sections 13, 14 or 15(d) of the Exchange Act with the SEC. As of their respective dates, the Axent Reports complied in all material respects with applicable SEC and NASDAQ requirements and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements of Axent included in the Axent Reports (i) complied as to form in all material respects with then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), (iii) fairly present the consolidated financial condition, results of operations and cash flows of Axent as of the respective dates thereof and for the periods referred to therein, and (iv) are consistent with the books and records of Axent.

  3.7 ABSENCE OF MATERIAL ADVERSE CHANGES.

  Since September 30, 1997, there has not been any material adverse change in the assets, business, financial condition or results of operations of Axent and its Subsidiaries (taken as a whole), nor has there occurred any event which should reasonably be foreseen to result in such a material adverse change in the future.

  3.8 UNDISCLOSED LIABILITIES.

  Neither Axent nor any of its Subsidiaries has any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities accrued or reserved against the September 30, 1997 unaudited consolidated balance sheet of Axent and its Subsidiaries ("Axent Most Recent Balance Sheet"), (b) liabilities which have arisen since September 30, 1997 in the Ordinary Course of Business, (c) contractual or statutory liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet, and (d) liabilities disclosed in Section 3.8 of the Disclosure Schedule.

  3.9 TAX MATTERS.

    (a) Except as set forth in Section 3.9 if the Disclosure Schedule, Axent and its Subsidiaries have filed all Tax Returns that it was required to file and all such Tax Returns were correct and complete in all material respects. Each of Axent and its Subsidiaries has paid or will pay all Taxes that are due on or before the Closing Date, whether or not shown on any such Tax Returns, except such as are being contested in good faith by appropriate proceedings (to the extent any such proceedings are required) and with respect to which Axent is maintaining reserves adequate for their payment. The accrued but unpaid Taxes of Axent and its Subsidiaries for Tax Periods through the date of the Axent Most Recent Balance Sheet do not exceed the accruals and reserves for Taxes (other than deferred Taxes) set forth on the Axent Most Recent Balance Sheet. Neither Axent nor any of its Subsidiaries has any actual or, to their knowledge, potential liability for any Tax obligation of any taxpayer (including without limitation any affiliated group of corporations or other entities that included Axent during a prior period) other than Axent. All Taxes that Axent or any Subsidiary is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity.

    (b) For purposes of determining the amount of Taxes attributable to a specified period (e.g., the period from the date of the Axent Most Recent Balance Sheet through the Closing Date) other than a Tax Period, each Tax shall be computed as if the specified period were a Tax Period. For purposes of this paragraph (b), a Tax Period means a period for which a Tax is required to be computed under applicable statutes and regulations.

    (c) No examination or audit of any Tax Returns of Axent or any of its Subsidiaries by any Governmental Entity is currently in progress or, to the actual knowledge of Axent threatened or contemplated. Axent has not waived any statute of limitations with respect to taxes or agreed to an extension of time with respect to a tax assessment or deficiency.

    (d) Axent is not a "consenting corporation" within the meaning of Section 341(f) of the Code and none of the assets of Axent is subject to an election under Section 341(f) of the Code. Axent is not a party to any Tax allocation or sharing agreement other than an agreement to which only Axent and its Subsidiaries are parties.

    (e) Axent has never been a member of an "affiliated group" of corporations (within the meaning of Section 1504 of the Code) other than
  (i) a group of which only Axent and its Subsidiaries are members or (ii) a group including Raxco Software, Inc. and its Subsidiaries.

    (f) Axent has not taken or agreed to take any action that would prevent the Merger from constituting a tax-free reorganization under the provisions of Section 368(a) of the Code.

  3.10 ASSETS.

  Each of Axent and its Subsidiaries has good and marketable title to all tangible assets necessary for the conduct of its businesses as presently conducted. Each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used. No asset of Axent (tangible or intangible) is subject to any Security Interest, except the following: (a) liens shown on the Axent Most Recent Balance Sheet securing specified liabilities or obligations with respect to which no material default exists (or event that, whether with or without notice, lapse of time, or the happening or occurrence of any other event would constitute a default); (b) exceptions disclosed in Section 3.10 of the Disclosure Schedule; and (c) liens for current taxes not yet due and payable for which adequate reserves have been provided.

  3.11 OWNED REAL PROPERTY.

  Neither Axent nor any of its Subsidiaries owns any real property.

  3.12 INTELLECTUAL PROPERTY.

  Other than as expressly set forth in this Section 3.12, only with respect to Axent's Omniguard product line:

    (a) Each of Axent and its Subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use, all items of Intellectual Property that are used to conduct its business as currently conducted or planned by Axent to be conducted. Axent has taken reasonable measures to protect the proprietary nature of each item of Intellectual Property that it considers confidential, and to maintain in confidence all trade secrets and confidential information that it presently owns or uses.

      (i) Section 3.12(a)(i) of the Disclosure Schedule lists all patents and patent applications and all trademarks, registered copyrights, trade names and service marks owned by Axent and which are currently used in connection with the business of Axent with regard to Axent's Omniguard product line, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any such application for such issuance or registration has been filed.

      (ii) Section 3.12(a)(ii) of the Disclosure Schedule lists all written licenses, sublicenses and other agreements to which Axent or any of its Subsidiaries is a party and pursuant to which any person is authorized to use any Intellectual Property rights, except such licenses, sublicenses or other agreements with end-users, resellers and distributors that grant non-exclusive rights to use, resell or sublicense an Axent product in accordance with customary industry practices on customary terms.

      (iii) Section 3.12(a)(iii) of the Disclosure Schedule lists all Third Party Intellectual Property Rights which are incorporated in any existing product or service of Axent, other than shrink-wrap licenses.

      (iv) Section 3.12(a)(iv) of the Disclosure Schedule lists all written agreements or other arrangements under which Axent or any of its Subsidiaries has provided or agreed to provide source code of any Axent product to any third party, except for software development kits provided to agent integration providers.

  Axent has made available to Raptor correct and complete copies of all such patents, registrations, applications (owned by Axent), and all licenses, sublicenses and agreements referred to above and as amended to date. Except for retail purchases of software, neither Axent nor any of its Subsidiaries is a party to any oral license, sublicense or agreement which, if reduced to written form, would be required to be listed in Section 3.12 of the Disclosure Schedule under the terms of this Section 3.12(a).

    (b) With respect to each item of Intellectual Property that Axent or any of its Subsidiaries owns: (i) other than common law trademarks, Intellectual Property subject to joint development rights or other rights that will not materially interfere with the conduct of the business of Axent, and subject to such rights as have been granted by Axent or any of its Subsidiaries under license agreements entered into by Axent (copies of which have previously been made available or disclosed in writing to Raptor), Axent or its Subsidiaries possess all right, title and interest in and to such item; and (ii) such item is not subject to any outstanding judgment, order, decree, stipulation or injunction that materially interferes with the conduct of Axent's business as currently conducted. With respect to each item of Third Party Intellectual Property Rights: (i) the license, sublicense or other agreement covering such item is legal, valid, binding, enforceable and in full force and effect with respect to Axent or any of its Subsidiaries, and to Axent's knowledge is legal, valid, binding, enforceable and in full force and effect with respect to each other party thereto; (ii) neither Axent nor any of its Subsidiary is in breach or default thereunder, and to Axent's knowledge no other party to such license, sublicense or other agreement is in breach or default thereunder, and no event has occurred which with notice or lapse of time would constitute a breach or default by Axent or any of its Subsidiaries or permit termination, modification or acceleration thereunder by the other party thereto; (iii) the underlying item of Third Party Intellectual Property is not subject to any outstanding judgment, order, decree, stipulation or injunction to which Axent or any of its Subsidiaries is a party or has been specifically named that materially interferes with the conduct of Axent's business as currently conducted, nor to Axent's knowledge subject to any other outstanding judgment, order, decree, stipulation, or injunction that materially interferes with the conduct of Axent's business as currently conducted.

    (c) Notwithstanding anything contained herein to the contrary, the provisions of this Section 3.12(c) shall apply to all Intellectual Property of Axent. Except as set forth in Section 3.12 of the Disclosure Schedule and to Axent's knowledge with respect to patent rights, neither Axent nor any of its Subsidiaries (i) has been named in any suit, action or proceeding which involves a claim of infringement or misappropriation of any Intellectual Property right of any third party or (ii) has received any written notice alleging any such claim of infringement or misappropriation. Axent has made available to Raptor correct and complete copies of all such suits, actions or proceedings or written notices to the extent Axent is not prohibited from disclosing the same under applicable court orders. The manufacturing, marketing, licensing or sale of the products or performance of the service offerings of Axent and its Subsidiaries do not currently infringe, and have not within the six years prior to the date of this Agreement infringed, any Intellectual Property right of any third party (other than patent rights) or to Axent's knowledge any patent rights of third parties; and to the knowledge of Axent, the Intellectual Property rights of Axent and its Subsidiaries are not being infringed by activities, products or services of any third party.

  3.13 REAL PROPERTY LEASES.

  With respect to each lease and sublease to which Axent or any of its Subsidiaries is a party:

    (a) the lease or sublease is legal, valid, binding, enforceable and in full force and effect with respect to Axent or any Subsidiary party thereto, to Axent's best knowledge is legal, valid, binding, enforceable and in full force and effect with respect to each other party thereto, and will not require consent from the other party thereto as a result of the consummation of the transactions contemplated by this Agreement;

    (b) Axent is not in breach or default thereunder, to Axent's knowledge no other party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default by Axent or any Subsidiary party thereto or permit termination, modification, or acceleration thereunder by the other party thereto;

    (c) there are no disputes, oral agreements or forbearance programs in effect as to the lease or sublease; and

    (d) Neither Axent nor any of its Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold.

  3.14 CONTRACTS.

  Since September 30, 1997, and to the knowledge of Axent (which for the purposes of this representation shall be limited to the actual knowledge of John C. Becker, Robert Edwards and Gary Ford) during the period from January 1, 1997 through August 31, 1997, neither Axent nor any of its Subsidiaries has breached, or received in writing any claim or threat that it has breached, any of the terms or conditions of any material agreement, contract or commitment to which it is a party or by which any of its assets and properties are bound ("Axent Material Contracts") in such a manner as would permit any other party to cancel or terminate the same prior to its stated term or would permit any other party to collect material damages from Axent under any Axent Material Contract. Each Axent Material Contract that has not expired or been terminated is in full force and effect and to Axent's knowledge is not subject to any material default thereunder by any party obligated to Axent pursuant to such Axent Material Contract.

  There are no outstanding powers of attorney executed on behalf of Axent or any of its Subsidiaries.

  3.15 INSURANCE.

  Axent and its Subsidiaries is covered by insurance in scope and amount customary and reasonable for the businesses in which they are engaged. Except as disclosed on Section 3.15 of the Disclosure Schedule, each insurance policy to which Axent or any of its Subsidiaries is a party is in full force and effect and will continue to be in full force and effect following the Closing. Neither Axent nor any of its Subsidiaries is in breach or default (including with respect to the payment of premiums or the giving of notices) under any insurance policy to which it is a party, and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default by Axent or any of its Subsidiaries or permit termination, modification or acceleration, under such policies; and Axent has not received any notice from the insurer disclaiming coverage or reserving rights with respect to a particular claim or any such policy in general.

  3.16 LITIGATION.

    (a) Except as disclosed on Section 3.16 of the Disclosure Schedule, there is no (i) unsatisfied judgment, order, decree, stipulation or injunction or
  (ii) private or governmental claim, complaint, action, suit, arbitration, proceeding, hearing or investigation affecting Axent to which Axent, any of its Subsidiaries, or to Axent's knowledge, any officer, director, employee or agent of Axent is or was (for the period from September 30, 1996 up to and including the date hereof) a party or, to the knowledge of Axent is threatened to be made a party. Other than as set forth in Section 3.16 of the Disclosure Schedule, none of the complaints, actions, suits, proceedings, hearings, and investigations set forth in Section 3.16 of the Disclosure Schedule, if determined adversely to Axent or any of its Subsidiaries, could have a material adverse effect on the assets, business, financial condition, results of operations or future prospects of Axent and its Subsidiaries taken as a whole.

    (b) Axent has provided or has made available to Raptor any agreement or other document or instrument settling any claim, complaint, action, suit or other proceeding, or a threat of any such claim, complaint, action, suit or other proceedings, against Axent, which was entered into within the past two years.

  3.17 EMPLOYEES.

  Axent has provided Raptor with a written list of the annual rate of compensation for all employees of Axent and each Subsidiary. Each employee who performs work on the development of Axent Intellectual Property or has access to material confidential information of Axent or any of its Subsidiaries has entered into a confidentiality/assignment of inventions agreement with Axent or such Subsidiary, a copy of which has previously been delivered or made available to Raptor. To the knowledge of Axent, no key employee or group of employees has any current plans to terminate employment with Axent or any of its Subsidiaries. Neither Axent nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, nor has any of them experienced any strikes, formal grievances, claims of unfair labor practices or other collective bargaining disputes. Axent has no knowledge of any organizational effort made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of Axent or its Subsidiaries.

  3.18 EMPLOYEE BENEFITS.

    (a) Section 3.18 of the Disclosure Schedule contains a complete and accurate list of all Employee Benefit Plans maintained, or contributed to, by Axent or any ERISA Affiliate. Complete and accurate copies of (i) all Employee Benefit Plans which have been reduced to writing, (ii) written summaries of all unwritten Employee Benefit Plans, if any, (iii) all related trust agreements, insurance contracts and summary plan descriptions, and (iv) all annual reports filed on IRS Form 5500, 5500C or 5500R for the last two plan years for each Employee Benefit Plan, have been delivered or made available to Raptor. Each Employee Benefit Plan has been administered in accordance with its terms and each of Axent and the ERISA Affiliates has met its obligations with respect to such Employee Benefit Plan and has made all required contributions thereto. Axent and all Employee Benefit Plans are in compliance with the currently applicable provisions of ERISA and the Code and the regulations thereunder.

    (b) There are no investigations by any Governmental Entity, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Employee Benefit Plans and proceedings with respect to qualified domestic relations orders), suits or proceedings against or involving any Employee Benefit Plan or asserting any rights or claims to benefits under any Employee Benefit Plan that could give rise to any liability.

    (c) All the Employee Benefit Plans that are intended to be qualified under Section 401(a) of the Code have received determination, opinion or notification letters from the Internal Revenue Service to the effect that such Employee Benefit Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination, opinion or notification letter has been revoked and revocation has not been threatened, and no such Employee Benefit Plan has been amended since the date of its most recent determination, opinion or notification letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or increase its cost.

    (d) Neither Axent nor any ERISA Affiliate has ever maintained an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.

    (e) At no time has Axent or any ERISA Affiliate been obligated to contribute to any "multi-employer plan" (as defined in Section 4001(a)(3) of ERISA).

    (f) There are no unfunded obligations under any Employee Benefit Plan providing benefits after termination of employment to any employee of Axent (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code, any applicable state health insurance continuation law and any state insurance conversion privileges law.

    (g) No act or omission has occurred and no condition exists with respect to any Employee Benefit Plan maintained by Axent or any ERISA Affiliate that would subject Axent or any ERISA Affiliate to any fine, penalty, tax or liability of any kind imposed under ERISA or the Code.

    (h) No Employee Benefit Plan is funded by, associated with, or related to a "voluntary employee's beneficiary association" within the meaning of
  Section 501(c)(9) of the Code.

    (i) No Employee Benefit Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits Axent from amending or terminating any such Employee Benefit Plan.

    (j) Except as set forth in Section 3.18 of the Disclosure Schedule, there is no: (i) written agreement with any director, executive officer or other key employee of Axent or any of its Subsidiaries which has not been terminated in accordance with its terms (A) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving Axent or any of its Subsidiaries of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from Axent or any of its Subsidiaries that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person's "excess parachute payment" under Section 280G of the Code; and (iii) agreement or plan binding Axent or any of its Subsidiaries, including without limitation any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan, or any Employee Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

  3.19 ENVIRONMENTAL MATTERS.

    (a) Each of Axent and its Subsidiaries has complied with all applicable Environmental Laws. Except as disclosed in the Axent Reports and since September 30, 1997, there is no pending or, to the knowledge of Axent, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving Axent or any of its Subsidiaries.

    (b) There have been no releases of any Materials of Environmental Concern into the environment at any parcel of real property or any facility when owned, operated or controlled by Axent or any of its Subsidiaries for which Axent or any of its Subsidiaries should have liability under the Environmental Laws. Axent is not aware of any other releases of Materials of Environmental Concern that could reasonably be expected to have an impact on the real property or facilities owned, operated or controlled by Axent or any of its Subsidiaries.

  3.20 LEGAL COMPLIANCE.

  Each of Axent and its Subsidiaries, and the conduct and operations of their respective businesses, are in compliance with each law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity, which (a) affects or relates to this Agreement or the transactions contemplated hereby or (b) is applicable to Axent or such Subsidiary or business.

  3.21 PERMITS.

  Axent has all of the Permits required for Axent or any of its Subsidiaries to conduct its business as currently conducted (including without limitation those issued or required under applicable export laws or regulations). Each such Permit is in full force and effect and, to the knowledge of Axent, no suspension or cancellation of such Permit is threatened and to Axent's knowledge there is no basis for believing that such Permit will not be renewable upon expiration.

  3.22 CERTAIN BUSINESS RELATIONSHIPS WITH AFFILIATES.

  Except as set forth in the Axent Reports, as disclosed in Section 3.22 of the Disclosure Schedule or by virtue of the Merger, since the date of Axent's last proxy statement to its shareholders, no event has occurred that would be required to be reported by Axent as a Certain Relationship or Related Transaction pursuant to Item 404 of Regulation S-K promulgated by the SEC.

  3.23 FEES.

  Except as disclosed on Section 3.23 of the Disclosure Schedule or otherwise in this Agreement, neither Axent nor any of its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, investment banking firm, finder or agent with respect to the transactions contemplated by this Agreement.

  3.24 BOOKS AND RECORDS.

  The minute books of Axent and each of its Subsidiaries contain true and complete records of all actions taken at any meetings of Axent's or such Subsidiaries shareholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting. The financial books and records of Axent and each of its Subsidiaries accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of Axent or such Subsidiary and have been maintained in accordance with good business and bookkeeping practices.

  3.25 POOLING.

  Neither Axent nor any of its Affiliates has through the date of this Agreement taken or agreed to take any action that could impair the ability of Axent to account for the business combination to be effected by the Merger as a "pooling of interests" in accordance with GAAP.

  3.26 COMPANY ACTION.

  The Board of Directors of Axent, at a meeting duly called and held, has by the unanimous vote of all directors (i) determined that the Merger is fair and in the best interests of Axent and its shareholders, (ii) adopted this Agreement in accordance with the provisions of the Delaware General Corporation Law, and (iii) directed that this Agreement and the Merger be submitted to Axent Shareholders for their adoption and approval and resolved to recommend that Axent Shareholders vote in favor of the adoption of this Agreement and the approval of the Merger.

  3.27 DISCLOSURE.

  No representation or warranty by Axent contained in this Agreement, and no statement contained in any document, certificate or other instrument delivered to or to be delivered by or on behalf of Axent pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

  3.28 INTERIM OPERATIONS OF THE TRANSITORY SUBSIDIARY.

  The Transitory Subsidiary was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities, and has conducted operations only as contemplated by this Agreement.

  3.29 FAIRNESS OPINION.

  Axent has received a written fairness opinion from Broadview Associates LLC, its financial advisor, to the effect that the Merger is fair to the holders of Axent Common Stock from a financial point of view, and that Axent has delivered a true and correct copy of such opinion to Raptor.

  3.30 REGISTRATION RIGHTS

  The filing by Axent of a registration statement on Form S-3 covering all of the shares of the Axent Common Stock to be held by Affiliates of Raptor immediately following the Effective Time does not contravene any existing registration rights agreements or other agreements to which Axent is a party.

                                  ARTICLE IV

                                   COVENANTS

  4.1 BEST EFFORTS.

  Each of the Parties shall use its best efforts, to the extent commercially reasonable, to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement.

  4.2 NOTICES AND CONSENTS.

  Each of Axent, the Transitory Subsidiary and Raptor shall use its respective best efforts to obtain, at its expense, all such waivers, permits, consents, approvals or other authorizations from third parties and Governmental Entities and to effect all such registrations, filings and notices with or to third parties and Governmental Entities including, without limitation pursuant to applicable state securities laws, as may be required by or with respect to Axent, the Transitory Subsidiary or Raptor, respectively, in connection with the transactions contemplated by this Agreement.

  4.3 SPECIAL MEETING, PROSPECTUS/PROXY STATEMENT AND REGISTRATION STATEMENT.

    (a) As promptly as practicable after execution of this Agreement, (i) each of Raptor and Axent shall prepare and file with the SEC under the Exchange Act, a joint proxy statement/prospectus and forms of proxies (such joint proxy statement/prospectus together with any amendments or supplements thereto, the

  "Prospectus/Proxy Statement") for the purpose of soliciting proxies from shareholders to vote in favor of the adoption of this Agreement and the approval of the Merger at a special meeting of Raptor Shareholders to be called and held for such purpose (the "Raptor Special Meeting") and of Axent Shareholders to be called and held for such purpose (the "Axent Special Meeting") and (ii) following clearance by the SEC of the Proxy Statement, Axent shall within five business days prepare and file with the SEC under the Securities Act a registration statement on Form S-4 (such registration statement, together with any amendments or supplements thereto, the "Registration Statement"), in which the Proxy Statement will be included as a prospectus in connection with the registration under the Securities Act of the Axent Common Stock. Raptor and Axent will cause the Proxy Statement and the Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. Each of Raptor and Axent shall furnish all information about itself and its business and operations and all necessary financial information to the other as the other may reasonably request in connection with the preparation of the Proxy Statement and the Registration Statement. Axent will use its reasonable best efforts, and Raptor will cooperate with it, to have the Registration Statement declared effective by the SEC as promptly as practicable (including clearing the Proxy Statement with the SEC). Each of Raptor and Axent agrees promptly to correct any information provided by it for use in the Proxy Statement and the Registration Statement if and to the extent that such information shall have become false or misleading in any material respect, and each of the parties hereto further agrees to take all steps necessary to amend or supplement the Proxy Statement and the Registration Statement, and to cause the Proxy Statement and the Registration Statement as so amended or supplemented to be filed with the SEC and to be disseminated to their respective stockholders, in each case as to the extent required by applicable federal and state securities laws. Each of Raptor and Axent agrees that the information provided by it for inclusion in the Proxy Statement or the Registration Statement and each amendment or supplement thereto, at the time of mailing thereof and, at-the time of respective meetings of stockholders of Raptor and Axent, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statement therein, in light of the circumstances under which they were made, not misleading. Axent will advise Raptor and deliver copies (if any) to Raptor, promptly after it receives notice thereof, of any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information (regardless of whether such requests relate to Raptor or Axent), and Axent shall promptly notify Raptor of (i) the time when the Registration Statement has become effective, (ii) or any supplement or amendment has been filed, (iii) the issuance of any stop order and (iv) the suspension of the qualification and registration of the Axent Common Stock issuable in connection with the Merger. Axent and Raptor shall also take any and all such actions as may be necessary or as it may deem advisable for the purpose of complying with all applicable state securities laws in connection with the offering and issuance of the Merger Shares.

    (b) Promptly following the resolution to the satisfaction of the SEC of all SEC comments on the Prospectus/Proxy Statement (or the expiration of applicable waiting period if no SEC comments are received by such date), each of Raptor and Axent shall distribute the Prospectus/Proxy Statement to their shareholders and, pursuant thereto, shall respectively call the Raptor Special Meeting and the Axent Special Meeting in accordance with the Delaware General Corporation Law and shall use their respective best efforts to solicit proxies from their shareholders to vote in favor of the adoption of this Agreement and the approval of the Merger at the Raptor Special Meeting and the Axent Special Meeting.

    (c) Raptor shall comply with all applicable provisions of the Delaware General Corporation Law in the preparation, filing and distribution of the Prospectus/Proxy Statement, the solicitation of proxies thereunder, and the calling and holding of Raptor Special Meeting. Subject to Sections 6.1(f) and 6.1(g), Raptor, acting through its Board of Directors, shall include in the Prospectus/Proxy Statement the unanimous recommendation of its Board of Directors that Raptor Shareholders vote in favor of the adoption of this Agreement and the approval of the Merger, and shall otherwise use its best efforts to obtain the Requisite Raptor Shareholder Approval.

    (d) Axent shall comply with all applicable provisions of the Delaware General Corporation Law in the preparation, filing and distribution of the Prospectus/Proxy Statement, the solicitation of proxies thereunder, and the calling and holding of Axent Special Meeting. Subject to Raptor's right to withdraw or modify its recommendation as set forth in Section 6.1(g), Axent, acting through its Board of Directors, shall include in the Prospectus/Proxy Statement the unanimous recommendation of its Board of Directors that Axent Shareholders vote in favor of the adoption of this Agreement and the approval of the Merger, and shall otherwise use its best efforts to obtain the Requisite Axent Shareholder Approval. Axent shall comply with all applicable provisions of and rules under the Securities Act and the Exchange Act and state securities laws in the preparation and filing of the Registration Statement and the offering and issuance of the Merger Shares.

  4.4 CONDUCT OF BUSINESSES.

  Prior to the Effective Time, except as specifically permitted by this Agreement, unless the other party has consented in writing thereto, Raptor and
Axent:

    (a) Shall use their reasonable best efforts to preserve intact their business organizations and goodwill and keep available the services of their respective officers and material employees;

    (b) Shall confer on a regular basis with one or more representatives of the other to report on material operational matters and any proposals to engage in material transactions;

    (c) Shall promptly notify the other of any material emergency or other material change in the condition (financial or otherwise), business, properties, assets, liabilities. prospects or in the operation of their properties, any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated); and

    (d) Shall promptly deliver to the other true and correct copies of any report, statement or schedule filed by or with respect to it with the SEC subsequent to the date of this Agreement.

  4.5 OPERATION OF BUSINESS OF RAPTOR.

  Unless Axent has consented in writing thereto, prior to the Effective Time Raptor shall not:

    (a) issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) or authorize the issuance, sale or delivery of, or redeem or repurchase, any stock of any class or any other securities or any rights, warrants or options to acquire any such stock or other securities (except pursuant to the conversion or exercise of convertible securities or Options outstanding on the date hereof), or amend any of the terms of any such convertible securities or Options;

    (b) split, combine or reclassify any shares of its capital stock; declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

    (c) create, incur or assume any debt not currently outstanding (including obligations in respect of capital leases); assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; or make any loans, advances or capital contributions to, or investments in, any other person or entity, except, in each case, in the Ordinary Course of Business;

    (d) enter into, adopt or amend any Employee Benefit Plan or any employment or severance agreement or arrangement of the type described in
  Section 2.18(j) or increase in any manner the compensation or fringe benefits of, or modify the employment terms of, its directors, officers or employees, generally or individually, or pay any benefit not required by the terms in effect on the date hereof of any existing Employee Benefit Plan;

    (e) acquire, sell, lease, encumber or dispose of any assets or property (including without limitation any shares or other equity interests in or securities of any Subsidiary or any corporation, partnership, association or other business organization or division thereof), other than purchases and sales of assets in the Ordinary Course of Business;

    (f) amend its Certificate of Incorporation or By-laws, except as required by this Agreement;

    (g) change in any material respect its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP;

    (h) discharge or satisfy any Security Interest or pay any obligation or liability other than in the Ordinary Course of Business;

    (i) mortgage or pledge any of its property or assets or subject any such assets to any Security Interest other than in the Ordinary Course of Business;

    (j) sell, assign, transfer or license any Intellectual Property, other than in the Ordinary Course of Business;

    (k) enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive, release or assign any rights under, any material contract or agreement provided that Raptor can continue to enter into OEM, VAR and distribution agreements in the Ordinary Course of Business;

    (l) make or commit to make any capital expenditure in excess of $100,000 per item;

    (m) willfully take any action or willfully fail to take any action permitted by this Agreement with the intent that such action or failure to take action would result in (i) any of the representations and warranties of Raptor set forth in this Agreement becoming untrue or (ii) any of the conditions to the Merger set forth in Article V not being satisfied;

    (n) hire, terminate or discharge any key employee or engage or terminate any key consultant, provided however that any such employee or consultant may himself or herself terminate his or her relationship with Raptor in accordance with the terms of any applicable employment, consulting or similar agreement;

    (o) commence after the date hereof any offerings of securities to employees pursuant to any employee stock purchase plans; or

    (p) agree in writing or otherwise to take any of the foregoing actions.

  4.6 OPERATION OF BUSINESS OF AXENT

  Prior to the Effective Time, without the prior written consent of Raptor, Axent shall not: (x) engage in any transaction (other than transactions contemplated by this Agreement) that would (i) require the approval of the stockholders of Axent, (ii) require Axent to include the information relating to such transaction in the pro forma financial statements that are required to be contained in the Registration Statement (the "Pro Formas"), or (iii) require Axent to amend or restate the Pro Formas in any material manner; (y) engage in any material securities offering, or acquisition of the business, assets or capital stock of any other entity by Axent that would reasonably be anticipated to cause a material delay in the consummation of the transactions contemplated by this Agreement; or (z) enter into any contract or make any agreement to enter into or do any of the foregoing.

  4.7 FULL ACCESS.

    (a) Raptor shall permit representatives of Axent to have full access (at all reasonable times, and in a manner so as not to interfere with the normal business operations of Raptor) to all premises, properties, financial and accounting records, contracts, other records and documents, and personnel, of or pertaining to Raptor, subject to compliance with applicable confidentiality obligations of Axent as set forth in Section
  4.15 of this Agreement.

    (b) Axent shall permit representatives of Raptor to have full access (at all reasonable times, and in a manner so as not to interfere with the normal business operations of Axent) to all premises, properties, financial and accounting records, contracts, other records and documents, and personnel, of or pertaining to Axent, subject to compliance with applicable confidentiality obligations of Raptor as set forth in Section 4.15 of this Agreement.

  4.8 NOTICE OF BREACHES.

  Raptor shall promptly deliver to Axent written notice of any event or development of which Raptor is aware that would (a) render any representation or warranty of Raptor in this Agreement (including the Disclosure Schedule) inaccurate or incomplete in any material respect, or (b) constitute or result in a breach by Raptor or any of its Affiliates of, or a failure by Raptor or any of its Affiliates to comply with, any agreement or covenant in this Agreement applicable to such party. Axent or the Transitory Subsidiary shall promptly deliver to Raptor written notice of any event or development that would (i) render any statement, representation or warranty of Axent or the Transitory Subsidiary in this Agreement inaccurate or incomplete in any material respect, or (ii) constitute or result in a breach by Axent or the Transitory Subsidiary of, or a failure by Axent or the Transitory Subsidiary to comply with, any agreement or covenant in this Agreement applicable to such party. No such disclosure by Raptor, Axent or the Transitory Subsidiary shall be deemed to avoid or cure any such misrepresentation or breach.

  4.9 EXCLUSIVITY.

    (a) Raptor agrees that, from and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Section 6.1, it shall not, directly or indirectly, through any (A) officer, (B) director, (C) employee, (D) affiliate that has signed an Affiliate's Agreement (as defined in Section 4.10) (a "Specified Affiliate"), (E) any agent or representative of a Specified Affiliate, (F) any agent or representative of Raptor that Raptor controls, and it shall direct any other agent or representative not to, (i) solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, any Acquisition Proposal (as defined below), (ii) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Acquisition Proposal, or (iii) agree to, approve or recommend any Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent Raptor or its Board of Directors, directly or through representatives or agents on behalf of the Board, from (A) furnishing non-public information to, or entering into discussion or negotiations with, any person or entity in connection with an unsolicited bona fide written Acquisition Proposal by such person or entity or recommending such an unsolicited bona fide written Acquisition Proposal to the stockholders of Raptor, if and only to the extent that (1) such Acquisition Proposal would, if consummated, result in a transaction that would, in the reasonable good faith judgment of the Board of Directors of Raptor, after consultation with its financial advisors, result in a transaction more favorable to Raptor's stockholders from a financial point of view (including consideration of, among other matters, the ability of the person or entity making such proposal to obtain any financing necessary for the Acquisition Proposal) than the Merger (any such more favorable Acquisition Proposal being referred to in this Agreement as a "Superior Proposal"), (2) such action is necessary, in the reasonable good faith judgment of the Board of Directors of Raptor after consultation with outside corporate counsel to Raptor, in order to comply with the fiduciary duties of Raptor's Directors to Raptor's stockholders under Delaware law, and (3) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such person or entity, Raptor's Board of Directors receives from such person or entity an executed confidentiality agreement with confidentiality provisions not materially less favorable to such party than those contained in Section
  4.15 of this Agreement; or (B) complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act or other applicable law with regard to an Acquisition Proposal.

    (b) As used herein, the term "Acquisition Proposal" shall mean any proposed or actual (i) merger consolidation or similar transaction involving Raptor, (ii) sale, lease or other disposition, directly or indirectly, by merger, consolidation, share exchange or otherwise, of any assets of Raptor representing 20% or more of the assets of Raptor, (iii) issue, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing 20% or more of the votes attached to the outstanding securities of Raptor, (iv) transaction in which any person shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the outstanding shares of Raptor

  Common Stock, (v) liquidation, dissolution, or other similar type of transaction with respect to Raptor, or (vi) transaction which is similar in form, substance or purpose to any of the foregoing transactions, provided, however, that the term "Acquisition Proposal" shall not include the Merger and the transactions contemplated thereby.

    (c) Raptor shall notify Axent no later than 24 hours after receipt by Raptor (or its advisors), of any Acquisition Proposal or any request for nonpublic information in connection with an Acquisition Proposal or for access to the properties, books or records of Raptor by any person or entity that informs Raptor that it is considering making, or has made, an Acquisition Proposal (the "Acquisition Proposor"). Such notice to the Axent shall be made orally and in writing and shall indicate in reasonable detail the identity of the Acquisition Proposor and the terms and conditions of such proposal, inquiry or contact. If the financial terms of such Acquisition Proposal are materially modified, then Raptor shall notify Axent of the terms and conditions of such modification within 24 hours of the receipt of such modification.

  4.10 POOLING ACCOUNTING; AGREEMENTS FROM AFFILIATES.

    (a) Axent and Raptor shall each use its best efforts to cause the business combination to be effected by the Merger to be accounted for as a pooling of interests. Each of Axent and Raptor shall use its best efforts to cause its respective Affiliates not to take any action that would adversely affect the ability of Axent to account for the business combination to be effected by the Merger as a pooling of interests.

    (b) Concurrently with the execution of this Agreement, Raptor shall deliver to Axent a list of all persons or entities who are at such time Affiliates of Raptor (the "Raptor Affiliates"). In order to help ensure that the issuance of Merger Shares will comply with the Securities Act and that the Merger will be accorded pooling of interest accounting treatment, Raptor shall cause each Raptor Affiliate to execute and deliver to Axent on or before the date of this Agreement, a written agreement substantially in the form attached hereto as Exhibit C (the "Raptor Affiliate's Agreement").

    (c) Concurrently with the execution of this Agreement, Axent shall deliver to Raptor a list of all persons or entities who are at such time Affiliates of Axent (the "Axent Affiliates"). In order to help ensure that the issuance of Merger Shares will comply with the Securities Act and that the Merger will be accorded pooling of interest accounting treatment, Axent shall cause each Axent Affiliate and such other Shareholders as are listed in Section 4.10(c) of the Disclosure Schedule to execute and deliver to Raptor on or before the date of this Agreement, a written agreement substantially in the form attached hereto as Exhibit D (the "Axent Affiliate's Agreement").

  4.11 VOTING AGREEMENTS.

  Concurrently with the execution and delivery of this Agreement, Raptor shall cause those individuals and entities set forth on Schedule 4.11(a) and Axent shall cause those individuals and entities set forth on Schedule 4.11(b) to execute and deliver voting and support agreements in the applicable forms annexed hereto as Exhibits E and F, respectively (the "Voting Agreements"), agreeing, among other things, to vote in favor of the Merger and against any competing proposals.

  4.12 MERGER SHARES; STOCK OPTIONS.

  Axent shall list the Merger Shares on The Nasdaq National Market and shall cause such listing to be approved prior to the Effective Time. The Merger Shares shall be issued pursuant to the Registration Statement. As soon as practicable following the Closing, and in any event no later than 30 days after the Closing, Axent shall file a registration statement on Form S-8 (or any successor form) to cover the stock options to be exchanged by Axent.

  4.13 PUBLIC DISCLOSURE.

  Axent and Raptor shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or by the rules of the NASD.

  4.14 TAX-FREE REORGANIZATION.

  Axent and Raptor shall each use its best efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code, and to obtain the opinion of its respective counsel contemplated by Section
5.1. Each party shall make, and shall use all reasonable efforts to cause those of its respective stockholders that counsel to the parties shall reasonably request to make, such customary representations and certificates as counsel to the parties shall reasonably request to enable them to render such opinions.

  4.15 CONFIDENTIALITY.

  Except as otherwise expressly contemplated herein or except for any data or information (i) which the owner of such has voluntarily disclosed to the public, (ii) has been independently developed and disclosed by others not subject to a confidentiality agreement, (iii) is generally known to the public or within the owner's industry, (iv) enters the public domain through no fault of either party hereto, as applicable (v) the holder of which is required to disclose by applicable law, or (vi) disclosed by Raptor pursuant to Section 6.1(g) of this Agreement, each of the parties hereto agrees that it shall, and shall cause its subsidiaries and the officers, employees and authorized representatives of each of them to, hold in strict confidence all data and information obtained by them from the other parties hereto (unless such information is or becomes readily ascertainable from public or published information) and shall not, and shall use its best efforts to ensure that such subsidiaries, directors, officers, employees and authorized representatives do not, disclose such information to others without the prior written consent of the party from which such data or information was obtained, except as required by law after consultation with counsel (provided that any such party shall consult with the other party prior to making such disclosure). In the event of the termination of this Agreement, each of the parties will return or destroy all documents, work papers and other materials (including all copies made thereof) obtained pursuant hereto.

  4.16 AXENT'S BOARD OF DIRECTORS.

  As of the Effective Time, Axent agrees to have fixed, in accordance with applicable law, its Certificate of Incorporation and its By-laws, the number of directors on its Board of Directors at seven (7) and duly elected or appointed, in accordance with applicable law, its Certificate of Incorporation and its By-laws, to its Board of Directors Robert A. Steinkrauss, Shaun McConnon and Robert Schecter.

  4.17 REGISTRATION RIGHTS TO CERTAIN RAPTOR AFFILIATES.

  Prior to the such time as Axent has published (within the meaning of SEC Accounting Series Release No. 130, as amended) financial results covering at least 30 days of combined operations of the Axent and Raptor, Axent shall use its best efforts to cause to be filed with, and declared effective by, the SEC a shelf registration statement on Form S-3 covering the shares of Axent Common Stock to be held by Affiliates of Raptor immediately following the Effective Time and to keep such shelf registration effective for at least 270 days.

  4.18 QUALIFICATION OF SUBSIDIARIES

  Prior to the Effective Time, Axent and Raptor shall use their respective best efforts to cause each of their respective Subsidiaries to be duly qualified to conduct business and to be in corporate good standing under the laws of each jurisdiction in which the nature of such Subsidiary's businesses or the ownership or leasing of such Subsidiary's properties requires such qualification.

  4.19 INDEMNIFICATION.

    (a) The By-laws and Certificate of Incorporation of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in the By-laws and Certificate of Incorporation of

  Raptor, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder as of the Effective Time of individuals who at the Effective Time were directors, officers, employees or agents of Raptor or its Subsidiaries, unless such modification is required after the Effective Time by law. At or prior to the Effective Time, Axent shall purchase or assume directors' and officers' liability insurance coverage for Raptor's directors and officers in a form acceptable to Raptor which shall provide such directors and officers with coverage on substantially similar terms as currently provided by Raptor for a period of six (6) years following the Effective Time. Axent and the Surviving Corporation each hereby agree that they will not amend, modify or cancel such directors' and officers' liability insurance during such six (6) year period.

    (b) Axent or the Surviving Corporation shall, to the fullest extent permitted under applicable law or under Raptor's current Certificate of Incorporation or By-laws, indemnify and hold harmless each present and former director, officer, employee or agent of Raptor or any of its Subsidiaries or any such person who was serving in such capacity, at the request of Raptor or any of its Subsidiaries, of another corporation, partnership, joint venture, trust or enterprise (collectively, the "Indemnified Parties") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (collectively, "Actions"), (x) arising out of or pertaining to the transactions contemplated by this Agreement, or (y) otherwise with respect to any acts or omissions occurring at or prior to the Effective Time, in each case to the same extent (including any provision for the advancement of expenses) as provided in Raptor's Certificate of Incorporation or By-laws or any written agreements between Raptor and any such Indemnified Party regarding indemnification as in effect on the date hereof, in each case for a period of six years after the Effective Time; provided, however, that, in the event that any claim or claims for indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims. In the event of any such Action (whether arising before or after the Effective
  Time), the Indemnified Parties shall promptly notify Axent or the Surviving Corporation in writing, but the failure to so notify shall not relieve Axent or the Surviving Corporation of its obligations under this Section 4.19(b) except to the extent it is materially prejudiced by such failure, and Axent or the Surviving Corporation shall have the right to assume the defense thereof (unless legal counsel for such Indemnified Party shall in good faith determine that such assumption would give rise to a conflict of interest), including the employment of counsel reasonably satisfactory to such Indemnified Parties. The Indemnified Parties shall have the right to employ separate joint counsel in any such Action and to participate in (but not control unless such legal counsel for the Indemnified Party shall in good faith determine that Axent or the Surviving Corporation's participation in such Action has given rise to a conflict of interest) the defense thereof, and the fees and expenses of such counsel shall be at the expense of Axent or the Surviving Corporation in the event that legal counsel for the Indemnified Parties shall in good faith determine that Axent or the Surviving Corporation's participation in such Action has given rise to a conflict of interest. In the event that legal counsel for the Indemnified Parties determines in good faith that a conflict of interest exists among the Indemnified Parties, each Indemnified Party to which such conflict of interest applies shall have the right to retain separate counsel and the fees and expenses of such separate counsel shall be paid by Axent or the Surviving Corporation. After the Effective Time, Axent or the Surviving Corporation shall pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received and Axent or the Surviving Corporation will cooperate in the defense of any such Action. Axent or the Surviving Corporation shall not be liable for any settlement of any such Action effected without its written consent. Neither Axent nor the Surviving Corporation shall settle any Action without the written consent of the relevant Indemnified Parties, which consent shall not be unreasonably withheld.

    (c) Axent and the Surviving Corporation shall honor and fulfill in all respects the indemnification obligations of Raptor pursuant to indemnification agreements and employment agreements (the employee parties under such agreements being referred to as the "Officer Employees") with Raptor's directors and officers existing on the date hereof.

    (d) The provisions of this Section 4.19 shall survive the consummation of the Merger at the Effective Time, is intended for the irrevocable benefit of Raptor, the Surviving Corporation, the Indemnified Parties and the Officer Employees as third party beneficiaries, shall be binding on all successors and assigns of Axent or the Surviving Corporation and shall be enforceable by the Indemnified Parties and the Officer Employees.

    (e) This Section 4.19 is intended for the irrevocable benefit of, and to grant third party rights to, the Indemnified Parties and the Officer Employees and shall be binding on all successors and assigns of Raptor, Axent and the Surviving Corporation. Each of the Indemnified Parties and the Officer Employees shall be entitled to enforce the covenants contained in this Section 4.19 and Axent acknowledges and agrees that each Indemnified Party and Officer Employee would suffer irreparable harm and that no adequate remedy at law exists for a breach of such covenants.

                                   ARTICLE V

                     CONDITIONS TO CONSUMMATION OF MERGER

  5.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS.

  The respective obligations of each Party to consummate the Merger are subject to the satisfaction of the following conditions:

    (a) this Agreement and the Merger shall have received the Requisite Raptor Shareholder Approval by Raptor Shareholders and the Requisite Axent Shareholder Approval by Axent Shareholders;

    (b) the Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and remain in effect;

    (c) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger or limiting or restricting in a materially adverse way Axent's conduct or operation of the business of the Surviving Corporation after the Merger shall have been issued, nor shall any proceeding brought by any Governmental Entity, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal;

    (d) Axent shall have received all permits and other authorizations required under applicable state securities laws for the issuance of the Merger Shares;

    (e) Axent shall have received the written opinion of its counsel and Raptor shall have received the written opinion of counsel to Raptor, substantially in the forms attached hereto as Exhibits H and I respectively, to the effect that the Merger will be treated for federal income tax purposes as either (i) a reorganization within the meaning of Sections 368(a)(i)(A) and 368(a)(2)(E) of the Code or (ii) if the Surviving Corporation is liquidated or merged upstream into Axent after the Merger and if such liquidation or merger is determined to be pursuant to the overall plan of reorganization contemplated hereby, as a tax-free reorganization within the meaning of Section 368(a)(1)(A) or 368(a)(1)(C) of the Code, depending upon whether the Surviving Corporation is merged upstream or liquidated after the Merger (in rendering such opinions counsel may rely upon customary representations and certificates of Axent, the Transitory Subsidiary, Raptor and certain of their Shareholders, in a form reasonably satisfactory to such counsel);

    (f) the Merger Shares shall have been approved for quotation on The Nasdaq National Market upon official notice of issuance.

  5.2 CONDITIONS TO OBLIGATIONS OF AXENT AND THE TRANSITORY SUBSIDIARY.

  The obligation of each of Axent and the Transitory Subsidiary to consummate the Merger is subject to the satisfaction of the following additional conditions:

    (a) Raptor shall have obtained all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in Section 4.2, except for any which if not obtained or effected would not have a material adverse effect on the assets, business, financial condition, results of operations of Raptor or on the ability of the Parties to consummate the transactions contemplated by this Agreement;

    (b) The representations and warranties of Raptor set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties expressly speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for changes contemplated by this Agreement, and Axent shall have received a certificate signed on behalf of Raptor by the chief executive officer or chief financial officer of Raptor to that effect;

    (c) Axent shall have received a "comfort letter" dated as of a date not more than two days prior to the date that the Registration Statement is declared effective and shall have received a subsequent similar letter dated as of a date not more than two days prior to the Effective Time, from Coopers & Lybrand L.L.P., auditors for Raptor, addressed to Axent in a customary form reasonably satisfactory to Axent;

    (d) Axent and the Transitory Subsidiary shall have received the resignations, effective as of the Effective Time, of each director of Raptor;

    (e) Axent shall have received a written opinion from Coopers & Lybrand L.L.P., dated as of the Closing Date, stating that the Merger will qualify as a "pooling of interests" transaction under Accounting Principles Board Opinion No. 16 and applicable SEC regulations, if the Merger is consummated in accordance with this Agreement;

    (f) Raptor shall have executed and delivered the Stock Option Exchange Agreements, the form of which is attached hereto as Exhibit G; and

    (g) each Raptor Affiliate shall have executed and delivered an Affiliate's Agreement, the form of which is attached hereto as Exhibit C.

  5.3 CONDITIONS TO OBLIGATIONS OF RAPTOR.

  The obligation of Raptor to consummate the Merger is subject to the satisfaction of the following additional conditions:

    (a) Axent and the Surviving Corporation shall have obtained all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices referred to in Section 4.2, except for any of which if not obtained or effected would not have a material adverse effect on the assets, business, financial condition, results of operations of Axent of the Surviving Corporation or the ability of the Parties to consummate the transactions contemplated by this Agreement.

    (b) The representations and warranties of Axent set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties expressly speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for changes contemplated by this Agreement, and Raptor shall have received a certificate signed on behalf of Axent by the chief executive officer or chief financial officer of Axent to that effect;

    (c) Raptor shall have received a "comfort letter" dated as of a date not more than two days prior to the date that the Registration Statement is declared effective and shall have received a subsequent similar letter dated as of a date not more than two days prior to the Effective Time, from Coopers & Lybrand L.L.P., auditors for Axent, addressed to Raptor in a customary form reasonably satisfactory to Raptor;

    (d) Raptor shall have received a written opinion from Coopers & Lybrand L.L.P., dated as of the Closing Date, stating that the Merger will qualify as a "pooling of interests" transaction under Accounting Principles Board Opinion No. 16 and applicable SEC regulations, if the Merger is consummated in accordance with this Agreement;

    (e) Axent shall have executed and delivered the Stock Option Exchange Agreements, the form of which is attached hereto as Exhibit G;

    (f) each Axent Affiliate shall have executed and delivered an Affiliate's Agreement, the form of which is attached hereto as Exhibit D; and

    (g) Axent shall have fixed the number of its directors at seven and duly elected or appointed Robert Steinkrauss, Shaun McConnon and Robert Schecter to its Board of Directors as required by Section 4.16 of this Agreement.

                                  ARTICLE VI

                                  TERMINATION

  6.1 TERMINATION OF AGREEMENT.

  The Parties may terminate this Agreement prior to the Effective Time (whether before or after Requisite Shareholder Approval) as provided below:

    (a) the Parties may terminate this Agreement by mutual written consent;

    (b) Axent may terminate this Agreement by giving written notice to Raptor in the event that Raptor is in breach, and Raptor may terminate this Agreement by giving written notice to Axent and the Transitory Subsidiary in the event that Axent or the Transitory Subsidiary is in breach, of any material representation, warranty, or covenant contained in this Agreement, and such breach is not remedied within 10 days of delivery of written notice thereof;

    (c) (i) any Party may terminate this Agreement by giving written notice to the other Parties at any time after Raptor Shareholders have voted on whether to approve this Agreement and the Merger in the event this Agreement and the Merger failed to receive the Requisite Raptor Shareholder Approval; and (ii) any Party may terminate this Agreement by giving written notice to the other Parties at any time after Axent Shareholders have voted on whether to approve this Agreement and the Merger in the event this Agreement and the Merger failed to receive the Requisite Axent Shareholder Approval (provided, however, that the right to terminate this Agreement under this Section 6.1(c) shall not be available to any party which has not complied with its obligations under Sections 6.2 and 7.10, as applicable, of this Agreement);

    (d) any party may terminate this Agreement by giving written notice to the other party if the Closing shall not have occurred on or before May 15, 1998 (provided, however, that the right to terminate this Agreement under this Section 6.1(d) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); or

    (e) by either Axent or Raptor if a court of competent jurisdiction or other Governmental Entity shall have issued a final order, decree or ruling, or taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, and all appeals with respect to such order, decree, ruling or action have been exhausted or the time for appeal of such order, decree, ruling or action shall have expired;

    (f) by Axent if (i) the Board of Directors of Raptor shall have withdrawn or modified its recommendation of this Agreement or the Merger in a manner adverse to Axent; (ii) an Acquisition Proposal to which Raptor is a party shall have taken place or the Board of Directors of Raptor shall have recommended such an Acquisition Proposal (or a proposal or offer therefor) to the stockholders of Raptor or shall have publicly announced its intention to recommend such an Acquisition Proposal (or a proposal or offer therefor) or to engage in an Acquisition Proposal; or (iii) a tender offer or exchange offer for twenty percent (20%) or more of the outstanding shares of Raptor Common Stock shall have been commenced or a registration statement with respect thereto shall have been filed (other than by Axent or an affiliate thereof) and the Board of Directors of Raptor shall have
  (A) recommended that the stockholders of Raptor tender their shares in such tender or exchange offer or (B) publicly announced its intention to take no position with respect to such tender offer; or

    (g) by Raptor, if the Board of Directors of Raptor recommends to the holders of Raptor Common Stock approval or acceptance of an Acquisition Proposal by a person other than Axent, but only in the event that the Board of Directors of Raptor, after consultation with and based upon the advice of its legal counsel, has determined in good faith that such action is necessary for the Board of Directors of Raptor to comply with its fiduciary duties to its stockholders under applicable law.

  6.2 EFFECT OF TERMINATION.

    (a) If this Agreement is terminated (i) by Axent pursuant to Section 6.1(f), or (ii) by Raptor pursuant to Section 6.1(c) as a result of the failure to receive the requisite vote for adoption of this Agreement and approval of the Merger by the stockholders of Raptor at the Raptor Stockholders Meeting, or (iii) by Raptor pursuant to Section 6.1(g) or (iv) by Axent pursuant to Section 6.1(c) as a result of the failure to receive the requisite vote for adoption of this Agreement and approval of the Merger by the stockholders of Raptor at the Raptor Stockholders Meeting, and, in the case of a termination by Axent pursuant to Section 6.1(c) or by Raptor pursuant to Section 6.1(c) at the time of the event giving rise to the right of Axent to terminate under such Section 6.1(c) or the right of Raptor to terminate under such Section 6.1(c), an Acquisition Proposal involving Raptor shall have been announced or proposed which shall not have been absolutely and unconditionally withdrawn and abandoned and Raptor shall subsequently consummated such Acquisition Proposal within 270 days of the termination of this Agreement, Raptor shall pay in cash to Axent a termination fee equal to $8,850,316 (the "Raptor Termination Fee").

    (b) The Raptor Termination Fee shall be paid in cash in immediately available funds. If the Raptor Termination Fee is triggered by a right to terminate this Agreement pursuant to Sections 6.1(f) or 6.1(g), such fee shall be paid prior to and as a condition precedent to the effectiveness of such termination. If the Raptor Termination Fee is triggered by the right to terminate this Agreement pursuant to Section 6.1(c), such fee shall be paid prior to and as a condition precedent to the consummation of such Acquisition Proposal.

    (c) In no event shall Raptor be required to pay to Axent any Raptor Termination Fee, if, immediately prior to the applicable termination of this Agreement, Axent was in material breach of any of its material obligations under this Agreement.

    (d) If one party fails to promptly pay to the other any fee or expense due hereunder, the defaulting party shall pay the costs and expenses (including reasonable documented legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Citibank, N.A. from the date such fee was required to be paid.

                                  ARTICLE VII

                                 MISCELLANEOUS

  7.1 NO THIRD PARTY BENEFICIARIES.

  Except as set forth herein, this Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns; provided, however, that the provisions in
Article I concerning issuance of the Merger Shares are intended for the benefit of the holders of Raptor Common Stock or Options.

  7.2 ENTIRE AGREEMENT.

  This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, with respect to the subject matter hereof including without limitation the Nondisclosure Agreement by and between Axent and Raptor dated September 3, 1997.

  7.3 SUCCESSION AND ASSIGNMENT.

  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided that the Transitory Subsidiary may assign its rights, interests and obligations hereunder to an Affiliate of Axent.

  7.4 COUNTERPARTS.

  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

  7.5 HEADINGS.

  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

  7.6 NOTICES.

  All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly delivered two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

  If to Raptor:

    Raptor Systems, Inc.
    69 Hickory Drive
    Waltham, MA 02154
    Attn: Robert A. Steinkrauss

  Copies to:

    Goodwin, Procter & Hoar LLP
    Exchange Place
    Boston, MA 02109
    Attn: John J. Egan III, Esq.

  If to Axent:

    Axent Technologies, Inc.
    2400 Research Boulevard, Suite 200
    Rockville, MD 20850
    Attn: John C. Becker

  Copy to:

    Piper & Marbury L.L.P.
    1200 Nineteenth Street, N.W.
    Washington, D.C. 20036
    Attn: Edwin M. Martin, Jr., Esq.

  If to the Transitory Subsidiary:

    Axquisition Two, Inc.
    2400 Research Boulevard, Suite 200
    Rockville, MD 20850
    Attn: John C. Becker

  Copy to:

    Piper & Marbury L.L.P.
    1200 Nineteenth Street, N.W.
    Washington, D.C. 20036
    Attn: Edwin M. Martin, Jr., Esq.

  Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

  7.7 GOVERNING LAW.

  This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Delaware. Each of Axent and Raptor hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of Delaware and the United States of America located in the State of Delaware (the "Delaware Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agree not to commence any litigation relating thereto except in such courts), consent to the service of process in such Delaware Courts, waive any objection to the laying of venue of any such litigation in the Delaware Courts and agree not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum.

  7.8 AMENDMENTS AND WAIVERS.

  The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time; provided, however, that any amendment effected subsequent to the Requisite Shareholder Approval shall be subject to the restrictions contained in the Delaware General Corporation Law. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

  7.9 SEVERABILITY.

  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope or duration of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

  7.10 EXPENSES.

  Except as set forth in Section 6.2, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Axent and Raptor shall share equally all fees and expenses, other than attorneys' and accounting fees and expenses, incurred in relation to the printing and filing of the Joint Proxy Statement (including any related preliminary materials) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto.

  7.11 SPECIFIC PERFORMANCE.

  Each of the Parties acknowledges and agrees that one or more of the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity. The prevailing party in any such action shall be entitled to recover from the other party its reasonable attorneys' fees, costs and expenses incurred in connection with regard to such action.

  7.12 CONSTRUCTION.

  The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Party. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

  7.13 INCORPORATION OF EXHIBITS AND SCHEDULES.

  The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

  7.14 NON-SURVIVABILITY OF PROVISIONS.

  No portion of Article 2, Article 3, Sections 4.1 through 4.7, Article 5 or
Article 6 shall survive the Closing. All other provisions of this Agreement shall survive the Closing but only in accordance with their terms. Neither Party nor any of such Party's stockholders, directors, officers, representatives or agents shall have any recourse or rights or remedies against the other Party or any of the other Party's shareholders, stockholders, directors, officers, representatives or agents regarding any representations or warranties or Sections 4.3, 4.4 and 4.7 set forth in this Agreement, absent fraud. The Party alleging fraud shall bear the burden of proving fraud.

                                  *  *  *  *

                        [signatures on following page]

  IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                   Axent Technologies, Inc.


                                   By:       /s/ John C. Becker
                                      ------------------------------------------

                                   Name:       John C. Becker
                                        ----------------------------------------


                                   Title: President and Chief Executive Officer
                                         ---------------------------------------
                                   Axquisition Two, Inc.


                                   By:       /s/ John C. Becker
                                      ------------------------------------------

                                   Name:       John C. Becker
                                        ----------------------------------------

                                   Title:         President
                                         ---------------------------------------


                                   Raptor Systems, Inc.


                                   By:       /s/ Shaun McConnan
                                      ------------------------------------------

                                   Name:         Shaun McConnan
                                        ----------------------------------------

                                   Title:     Chief Executive Officer
                                         ---------------------------------------

                                                                      EXHIBIT A

                             AXQUISITION TWO, INC.

                         CERTIFICATE OF INCORPORATION

  FIRST. Name. The name of the corporation is Axquisition Two, Inc.

  SECOND. Registered Office and Agent. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

  THIRD. Purpose. The purposes for which the corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware, and to possess and exercise all of the powers and privileges granted by such law and other law of Delaware.

  FOURTH. Authorized Capital. The total number of shares of common stock which the corporation shall have authority to issue is ONE HUNDRED (100), and the par value of each of such shares is ONE CENT ($.01), amounting in the aggregate to ONE DOLLAR ($1.00).

  FIFTH. Incorporator. The name and mailing address of the sole incorporator is as follows:

              NAME                                            ADDRESS
              ----                                            -------
        Patricia Morrison                            36 South Charles Street
                                                     Baltimore, Maryland 21201

  SIXTH. Term. The corporation is to have perpetual existence.

  SEVENTH. Bylaws. The bylaws of the corporation may be altered, amended or repealed by the vote of a majority of all of the directors or by the vote of holders of a majority of the stock entitled to vote.

  EIGHTH. Limitation on Liability. No director of the corporation shall be personally liable to the corporation or to any stockholder of the corporation for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation of its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.

  If the General Corporation Law of Delaware or any other statute of the State of Delaware hereafter is amended to authorize the further elimination or limitation of the liability of directors of the corporation, then the liability of a director of the corporation shall be limited to the fullest extent permitted by the statutes of the State of Delaware, as so amended, and such elimination or limitation of liability shall be in addition to, and not in lieu of, the limitation on the liability of a director provided by the foregoing provisions of this Eighth Article.

  Any repeal of or amendment to this Eighth Article shall be prospective only and shall not adversely affect any limitation on the liability of a director of the corporation existing at the time of such repeal or amendment.

  NINTH. Election of Directors. Elections of directors need not be by written ballot unless the by-laws of the corporation shall so provide.

  TENTH. Meetings of Stockholders. Meetings of stockholders may be held within or without the State of Delaware, as the bylaws of the corporation may provide.

  ELEVENTH. Corporate Records. The books of the corporation may be kept (subject to any provision contained in applicable statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the bylaws of the corporation.

  TWELFTH. Right to Amend. The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation and in any certificate amendatory hereof, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders or others hereunder or thereunder are granted subject to this reservation.

  THIRTEENTH. Indemnification. The corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of Delaware, as amended from time to time, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was, or has agreed to become, a director or officer of the corporation, or is or was serving, or has agreed to serve, at the request of the corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom.

  Indemnification may include payment by the corporation of expenses in defending an action or proceeding in advance of the final disposition of such action or proceeding upon receipt of an undertaking by the person indemnified to repay such payment if it is ultimately determined that such person is not entitled to indemnification under this Thirteenth Article, which undertaking may be accepted without reference to the financial ability of such person to make such repayment.

  The corporation shall not indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person unless the initiation thereof was approved by the board of directors of the corporation.

  The indemnification rights provided in this Thirteenth Article (i) shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any law, agreement or vote of stockholders or disinterested directors or otherwise, and (ii) shall inure to the benefit of the heirs, executors and administrators of such persons. The corporation may, to the extent authorized from time to time by its board of directors, grant indemnification rights to other employees or agents of the corporation or other persons serving the corporation and such rights may be equivalent to, or greater or less than, those set forth in this Thirteenth Article.

  I, THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 26th day of November 1997.



                                          -------------------------------------
                                          Name: Patricia Morrison
                                          Title: Incorporator

                                                                      EXHIBIT B

                             RAPTOR SYSTEMS, INC.

                          AMENDED AND RESTATED BYLAWS

                                   ARTICLE I

                                    Offices

  Section 1.1 The registered office shall be in the City of Wilmington, County of New Castle, State of Delaware.

  Section 1.2 The corporation may also have offices at such other places both within and without the State of Delaware as the board of directors may from time to time determine or the business of the corporation may require.

                                  ARTICLE II

                           Meetings of Stockholders

  Section 2.1 All meetings of the stockholders shall be held at such time and place, within or without the State of Delaware, as shall be stated in the notice of the meeting or in a duly executed waiver of notice thereof.

  Section 2.2 A meeting of stockholders shall be held in each year for the election of directors at such time and place as the board of directors shall determine. Any other proper business, notice of which was given in the notice of the meeting or in a duly executed waiver of notice thereof, may be transacted at the annual meeting. Elections of directors shall be by written ballot, unless otherwise provided in the certificate of incorporation.

  Section 2.3 Unless otherwise provided by law, written notice of the annual meeting shall be given to each stockholder entitled to vote thereat not less than ten nor more than sixty days before the date of the meeting.

  Section 2.4 The officer who has charge of the stock ledger of the corporation shall prepare and make, at least ten days before every election of directors, a complete list of the stockholders entitled to vote at said election, arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder during ordinary business hours, for a period of at least ten days prior to the election, either at a place within the city, town or village where the election is to be held and which place shall be specified in the notice of the meeting, or, if not specified, at the place where said meeting is to be held, and the list shall be produced and kept at the time and place of election during the whole time thereof, and subject to the inspection of any stockholder who may be present.

  Section 2.5 Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute or by the certificate of incorporation, may be called by the president and shall be called by the president or secretary at the request in writing of stockholders owning a majority in amount of the entire capital stock of the corporation issued and outstanding and entitled to vote. Such request shall state the purpose or purposes of the proposed meeting.

  Section 2.6 Unless otherwise provided by law, written notice of a special meeting of stockholders, stating the time, place and object thereof, shall be given to each stockholder entitled to vote thereat, not less than ten nor more than sixty days before the date fixed for the meeting.

  Section 2.7 Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

  Section 2.8 The holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute or by the certificate of incorporation. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented any business may be transacted which might have been transacted at the meeting as originally notified.

  Section 2.9 When a quorum is present at any meeting, the vote of the holders of a majority of the stock having voting power present in person or represented by proxy shall decide any question brought before such meeting, unless the question is one upon which by express provision of the statutes or of the certificate of incorporation, a different vote is required in which case such express provision shall govern and control the decision of such question.

  Section 2.10 Each stockholder shall at every meeting of the stockholders be entitled to one vote in person or by proxy for each share of the capital stock having voting power held by such stockholder, but no proxy shall be voted on after three years from its date, unless the proxy provides for a longer period, and, except where the transfer books of the corporation have been closed or a date has been fixed as a record date for the determination of its stockholders entitled to vote, no share of stock shall be voted on at any election for directors which has been transferred on the books of the corporation within twenty days next preceding such election of directors.

  Section 2.11 Any action required to be taken at any annual or special meeting of stockholders, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

                                  ARTICLE III

                                   Directors

  Section 3.1 The number of directors which shall constitute the whole board shall be such number as the board of directors may determine. Except as hereinafter provided in Section 3.2 of this Article, the directors, other than those constituting the first board of directors, shall be elected by the stockholders, and each director shall hold office until his successor is elected and qualified or until his earlier resignation or removal. Directors need not be stockholders.

  Section 3.2 Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director.

  Section 3.3 The business of the corporation shall be managed by its board of directors which may exercise all such powers of the corporation and do all such lawful acts and things as are not by statute or by the certificate of incorporation or by these by-laws directed or required to be exercised or done by the stockholders.

                      MEETINGS OF THE BOARD OF DIRECTORS

  Section 3.4 The board of directors of the corporation may hold meetings, both regular and special, either within or without the State of Delaware.

  Section 3.5 The first meeting of each newly elected board of directors shall be held immediately after and at the same place as the meeting of the stockholders at which it was elected and no notice of such meeting shall be necessary to the newly elected directors in order legally to constitute the meeting, provided a quorum shall be present.

  Section 3.6 Regular meetings of the board of directors may be held without notice at such time and at such place as shall from time to time be determined by the board.

  Section 3.7 Special meetings of the board may be called by the president on two days notice to each director, either personally or by mail or by telegram; special meetings shall be called by the president or secretary in like manner and on like notice on the written request of two directors.

  Section 3.8 At all meetings of the board a majority of directors shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the board of directors, except as may be otherwise specifically provided by statute or by the certificate of incorporation. If a quorum shall not be present at any meeting of the board of directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

  Section 3.9 Unless otherwise restricted by the certificate of incorporation or these by-laws, any action required or permitted to be taken at any meeting of the board of directors or of any committee thereof may be taken without a meeting, if all members of the board or of such committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the board or committee.

                            COMMITTEES OF DIRECTORS

  Section 3.10 The board of directors may, by resolution passed by a majority of the whole board, designate one or more committees, each committee to consist of one or more of the directors of the corporation. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the board of directors, shall have and may exercise all the powers and authority of the board of directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to amending the certificate of incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the corporation's property and assets, recommending to the stockholders a dissolution of the corporation or a revocation of a dissolution or amending the by-laws of the corporation; and, unless the resolution expressly so provides, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock.

  Section 3.11 Each committee shall keep regular minutes of its meetings and report the same to the board of directors when required.

                           COMPENSATION OF DIRECTORS

  Section 3.12 The board of directors shall have the authority to fix the compensation of directors.

                     PARTICIPATION IN MEETING BY TELEPHONE

  Section 3.13 Members of the board of directors or any committee designated by such board may participate in a meeting of the board or of a committee of the board by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this subsection shall constitute presence in person at such meeting.

                                  ARTICLE IV

                                    Notices

  Section 4.1 Notices to directors and stockholders shall be in writing and delivered personally or mailed to the directors or stockholders at their addresses appearing on the books of the corporation. Notice by mail shall be deemed to be given at the time when the same shall be mailed. Notice to directors may also be given by telegram.

  Section 4.2 Whenever any notice is required to be given under the provisions of the statutes or of the certificate of incorporation or by these by-laws, a waiver thereof in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular, or special meeting of the stockholders, directors, or members of a committee of directors need be specified in any written waiver of notice.

                                   ARTICLE V

                                   Officers

  Section 5.1 The officers of the corporation shall be chosen by the board of directors and shall be a president, a vice-president, a secretary and a treasurer. The board of directors may also choose additional vice-presidents, and one or more assistant secretaries and assistant treasurers. Any number of offices may be held by the same person, unless the certificate of incorporation otherwise provides.

  Section 5.2 The board of directors at its first meeting after each annual meeting of stockholders shall choose a president, one or more vice-presidents, a secretary and a treasurer.

  Section 5.3 The board of directors may appoint such other officers and agents as it shall deem necessary who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the board.

  Section 5.4 The salaries of all officers and agents of the corporation shall be fixed by the board of directors.

  Section 5.5 The officers of the corporation shall hold office until their successors are chosen and qualified. Any officer elected or appointed by the board of directors may be removed at any time by the affirmative vote of a majority of the board of directors. Any vacancy occurring in any office of the corporation shall be filled by the board of directors.

                                 THE PRESIDENT

  Section 5.6 The president shall be the chief executive officer of the corporation, shall preside at all meetings of the stockholders and the board of directors, shall have general and active management of the business of the corporation and shall see that all orders and resolutions of the board of directors are carried into effect.

  Section 5.7 He shall execute bonds, mortgages and other contracts requiring a seal, under the seal of the corporation, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the board of directors to some other officer or agent of the corporation.

                              THE VICE-PRESIDENTS

  Section 5.8 The vice-president, or if there shall be more than one, the vice-presidents in the order determined by the board of directors, shall, in the absence or disability of the president, perform the duties and exercise the powers of the president and shall perform such other duties and have such other powers as the board of directors may from time to time prescribe.

                    THE SECRETARY AND ASSISTANT SECRETARIES

  Section 5.9 The secretary shall attend all meetings of the board of directors and all meetings of the stockholders and record all the proceedings of the meetings of the corporation and of the board of directors in a book to be kept for that purpose and shall perform like duties for the standing committees when required. He shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the board of directors, and shall perform such other duties as may be prescribed by the board of directors or president, under whose supervision he shall be. He shall have custody of the corporate seal of the corporation and he, or an assistant secretary, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by his signature or by the signature of such assistant secretary. The board of directors may give general authority to any other officer to affix the seal of the corporation and to attest the affixing by his signature.

  Section 5.10 The assistant secretary, or if there be more than one, the assistant secretaries in the order determined by the board of directors, shall, in the absence or disability of the secretary, perform the duties and exercise the powers of the secretary and shall perform such other duties and have such other powers as the board of directors may from time to time prescribe.

                    THE TREASURER AND ASSISTANT TREASURERS

  Section 5.11 The treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the corporation in such depositories as may be designated by the board of directors.

  Section 5.12 He shall disburse the funds of the corporation as may be ordered by the board of directors, taking proper vouchers for such disbursements, and shall render to the president and the board of directors at its regular meetings or when the board of directors so requires, an account of all his transactions as treasurer and of the financial condition of the corporation.

  Section 5.13 If required by the board of directors, he shall give the corporation a bond (which shall be renewed every six years) in such sum and with such surety or sureties as shall be satisfactory to the board of directors for the faithful performance of the duties of his office and for the restoration to the corporation, in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control belonging to the corporation.

  Section 5.14 The assistant treasurer, or if there shall be more than one, the assistant treasurers in the order determined by the board of directors, shall, in the absence or disability of the treasurer, perform the duties and exercise the powers of the treasurer and shall perform such other duties and have such other powers as the board of directors may from time to time prescribe.

                                  ARTICLE VI

                             Certificates of Stock

  Section 6.1 Every holder of stock in the corporation shall be entitled to have a certificate signed by, or in the name of the corporation by, the chairman or vice-chairman of the board of directors, or president or a vice-president and the treasurer or an assistant treasurer, or the secretary or an assistant secretary of the corporation, certifying the number of shares owned by him in the corporation.

  Section 6.2 Where a certificate is signed (l) by a transfer agent or an assistant transfer agent or (2) by a transfer clerk acting on behalf of the corporation and a registrar, the signature of any such chairman or vice-chairman of the board of directors, president, vice-president, treasurer, assistant treasurer, secretary or assistant secretary may be facsimile. In case any officer or officers who have signed, or whose facsimile signature or signatures have been used on, any such certificate or certificates shall cease to be such officer or officers of the corporation, whether because of death, resignation or otherwise, before such certificate or certificates have been delivered by the corporation, such certificate or certificates may nevertheless be adopted by the corporation and be issued and delivered as though the person or persons who signed such certificate or certificates or whose facsimile signature or signatures have been used thereon had not ceased to be such officer or officers of the corporation.

                               LOST CERTIFICATES

  Section 6.3 The board of directors may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost or destroyed. When authorizing such issue of a new certificate or certificates, the board of directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost or destroyed certificate or certificates, or his legal representative, to give the corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost or destroyed upon the issuance of such new certificate.

                              TRANSFERS OF STOCK

  Section 6.4 Upon surrender to the corporation or the transfer agent of the corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transactions upon its books, unless the corporation has a duty to inquire as to adverse claims with respect to such transfer which has not been discharged. The corporation shall have no duty to inquire into adverse claims with respect to such transfer unless (a) the corporation has received a written notification of an adverse claim at a time and in a manner which affords the corporation a reasonable opportunity to act on it prior to the issuance of a new, reissued or re-registered share certificate and the notification identifies the claimant, the registered owner and the issue of which the share or shares is a part and provides an address for communications directed to the claimant; or (b) the corporation has required and obtained, with respect to a fiduciary, a copy of a will, trust, indenture, articles of co-partnership, by-laws or other controlling instruments, for a purpose other than to obtain appropriate evidence of the appointment or incumbency of the fiduciary, and such documents indicate, upon reasonable inspection, the existence of an adverse claim.

  Section 6.5 The corporation may discharge any duty of inquiry by any reasonable means, including notifying an adverse claimant by registered or certified mail at the address furnished by him or, if there be no such address, at his residence or regular place of business that the security has been presented for registration of transfer by a named person, and that the transfer will be registered unless within thirty days from the date of mailing the notification, either (a) an appropriate restraining order, injunction or other process issues from a court of competent jurisdiction; or (b) an indemnity bond, sufficient in the corporation's judgment to protect the corporation and any transfer agent, registrar or other agent of the corporation involved from any loss which it or they may suffer by complying with the adverse claim, is filed with the corporation.

                              FIXING RECORD DATE

  Section 6.6 (a) In order that the corporation may determine the stockholders entitled to notice or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the board of directors may fix, in advance, a record date, which shall not be more than sixty nor less than ten days before the date of such meeting, nor more than sixty days prior to any other action.

  (b) If no record date is fixed:

    (1) The record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

    (2) The record date for determining stockholders entitled to express consent to corporate action in writing without a meeting, when no prior action by the board of directors is necessary, shall be the day on which the first written consent is expressed.

    (3) The record date for determining stockholders for any other purpose shall be at the close of business on the day on which the board of directors adopts the resolution relating thereto.

  (c) A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the board of directors may fix a new record date for the adjourned meeting.

                            REGISTERED STOCKHOLDERS

  Section 6.7 Prior to due presentment for transfer of any share or shares, the corporation shall treat the registered owner thereof as the person exclusively entitled to vote, to receive notifications and to all other benefits of ownership with respect to such share or shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

                                  ARTICLE VII

                              General Provisions

                                   DIVIDENDS

  Section 7.1 Dividends upon the capital stock of the corporation, subject to the provisions of the certificate of incorporation, if any, may be declared by the board of directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the certificate of incorporation.

  Section 7.2 Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose as the directors shall think conducive to the interest of the corporation, and the directors may modify or abolish any such reserve in the manner in which it was created.

                               ANNUAL STATEMENT

  Section 7.3 The board of directors shall present at each annual meeting, and at any special meeting of the stockholders when called for by vote of the stockholders, a full and clear statement of the business and condition of the corporation.

                                    CHECKS

  Section 7.4 All checks or demands for money and notes of the corporation shall be signed by such officer or officers or such other persons as the board of directors may from time to time designate.

                                  FISCAL YEAR

  Section 7.5 The fiscal year of the corporation shall end on December 31 of each year.

                                     SEAL

  Section 7.6 The corporate seal shall have inscribed thereon the name of the corporation, the year of its organization and the words "Corporate Seal, Delaware". The seal may be used by causing it or a facsimile thereof to be impressed or affixed or in any manner reproduced.

                                 ARTICLE VIII

                                  Amendments

  Section 8.1 These by-laws may be altered or repealed at any regular meeting of the stockholders or of the board of directors or at any special meeting of the stockholders or of the board of directors if notice of such alteration or repeal be contained in the notice of such special meeting.

                                  ARTICLE IX

                                Indemnification

  Section 9.1 The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

  Section 9.2 The corporation shall indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

  Section 9.3 To the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in sections 9.1 or 9.2 of this Article, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

  Section 9.4 Any indemnification under sections 9.1 or 9.2 of this Article (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in such section. Such determination shall be made:

    1. By the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or

    2. If such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or

    3. By the stockholders.

  Section 9.5 Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this Article. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

  Section 9.6 The indemnification and advancement of expenses provided by, or granted pursuant to, this Article shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

  Section 9.7 The corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this Article.

  Section 9.8 The indemnification and advancement of expenses provided by or granted pursuant to, this Article IX shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

                                                                      EXHIBIT C

                             AFFILIATE'S AGREEMENT

                               DECEMBER 1, 1997

AXENT Technologies, Inc.
2400 Research Boulevard, Suite 200
Rockville, Maryland 20850

Dear Sirs:

  An Agreement and Plan of Merger dated as of December 1, 1997 (the "Merger Agreement") has been entered into by and among AXENT TECHNOLOGIES, INC., a Delaware corporation ("AXENT"), AXQUISITION TWO, INC., a Delaware corporation and a wholly-owned subsidiary of AXENT (the "Transitory Subsidiary") and RAPTOR SYSTEMS, INC., a Delaware corporation (the "Company" or "Raptor"). The Merger Agreement provides for the merger of the Transitory Subsidiary with and into the Company (the "Merger"). In accordance with the Merger Agreement, the Raptor Common Stock (as defined in the Merger Agreement) owned by the undersigned at the Effective Time (as defined in the Merger Agreement) shall be converted into shares of common stock $.02 par value per share, of AXENT (the "AXENT Common Stock"), as described in the Merger Agreement.

  In consideration of the mutual agreements, provisions and covenants set forth in the agreement and hereinafter in this agreement, the undersigned represents and agrees as follows:

  1. Pooling Requirements

  (a) The undersigned will not sell, transfer or otherwise dispose of, or reduce his or its interest in or risk relating to, any AXENT Common Stock issued to the undersigned pursuant to the Merger, or any AXENT Common Stock issued to the undersigned upon exercise of any employee stock options, until after such time as AXENT has published (within the meaning of Accounting Series Release No. 130, as amended, of the Securities and Exchange Commission) financial results covering at least 30 days of combined operations of the Company and AXENT.

  (b) For a period commencing 30 days prior to the Effective Time of the Merger and ending on the earlier of the Effective Time of the Merger or the termination of the Merger Agreement, the undersigned will not sell, transfer or otherwise dispose of, or reduce his or its interest in or risk relating to, any shares of Raptor Common Stock presently owned or subsequently acquired by the undersigned.

  2. Rule 145. The undersigned will not offer, sell, pledge, transfer or otherwise dispose of any of the shares of AXENT Common Stock issued to the undersigned in the Merger unless at such time either: (i) such transaction shall be permitted pursuant to the provisions of Rule 145 under the Securities Act of 1933 (the "Securities Act"), (ii) the undersigned shall have furnished to AXENT an opinion of counsel, satisfactory to AXENT, to the effect that no registration under the Securities Act would be required in connection with the proposed offer, sale, pledge, transfer or other disposition; or (iii) a registration statement under the Securities Act covering the proposed offer, sale, pledge, transfer or other disposition shall be effective under the Securities Act.

  3. Legend. The undersigned understands that all certificates representing the AXENT Common Stock deliverable to the undersigned pursuant to the Merger shall, until the occurrence of one of the events referred to in Section 2 above, bear a legend substantially as follows:

  "The shares represented by this certificate may not be offered, sold, pledged, transferred or otherwise disposed of except in accordance with the requirements of the Securities Act of 1933, as amended, and the other conditions specified in the Affiliates Agreement dated as of December 1, 1997 between the holder of this certificate and AXENT Technologies, Inc., a copy of which Agreement may be inspected by the holder of the certificate at the offices of AXENT Technologies, Inc. or furnished by AXENT Technologies, Inc. to the holder of this certificate upon written request and without charge."

  AXENT, in its discretion, may cause stop transfer orders to be placed with its transfer agent with respect to the certificates for the shares of AXENT Common Stock which are required to bear the foregoing legend.

  4. Tax Matters. The undersigned has, and as of the Effective Time of the Merger will have, no present plan or intent to engage in a sale, exchange, transfer, pledge, disposition or any other transaction (including a distribution by a partnership to its partners or by a corporation to its shareholders) that results in a reduction in the risk of ownership (collectively, a "Sale") with respect to more than 50% of the shares of AXENT Common Stock to be acquired by the undersigned upon consummation of the Merger. The undersigned is not aware of, or participating in, any present plan or intention (a "Plan") on the part of Company stockholders to engage in Sales of shares of AXENT Common Stock to be issued in the Merger such that the aggregate fair market value, as of the Effective Time of the Merger, of the shares subject to such Sales would exceed fifty percent (50%) of the aggregate fair market value of all outstanding Raptor Common Stock immediately prior to the Merger. For purposes of the preceding sentence, shares of Raptor Common Stock (i) which are exchanged for cash in lieu of fractional shares of AXENT Common Stock or (ii) with respect to which a pre-Merger Sale occurs in a Related Transaction (as defined below), shall be considered to be shares of Raptor Common Stock that are exchanged for AXENT Common Stock in the Merger and then disposed of pursuant to a Plan. A Sale of AXENT Common Stock shall be considered to have occurred pursuant to a Plan if, among other things, such Sale occurs in a Related Transaction. For purposes of this Section, a "Related Transaction" shall mean a transaction that is in contemplation of, or related or pursuant to, the Merger or the Merger Agreement. If any of the undersigned's representations in this section cease to be true at any time prior to the Effective Time of the Merger, the undersigned will deliver to each of AXENT and the Company, prior to the Effective Time of the Merger, a written statement to that effect, signed by the undersigned.

  5. Miscellaneous.

  (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

  (b) This Agreement shall be binding on the undersigned's successors and assigns, including his heirs, executors and administrators.

  (c) This Agreement shall terminate and be of no further force and effect if the Merger Agreement is terminated in accordance with its terms.

  The undersigned has carefully read this agreement and discussed its requirements, to the extent the undersigned believed necessary, with its counsel or counsel for AXENT.

                                          Very truly yours,


                                          ------------------------------------
                                          Printed Name:

ACCEPTED AND AGREED:

AXENT Technologies, Inc.

By:
   ----------------------------------
  Name:
  Title:

Date:

                                                                      EXHIBIT D

                             AFFILIATE'S AGREEMENT

                               DECEMBER 1, 1997

Raptor Systems, Inc.
69 Hickory Drive
Waltham, Massachusetts 02154

Dear Sirs:

  An Agreement and Plan of Merger dated as of December 1, 1997 (the "Merger Agreement") has been entered into by and among AXENT TECHNOLOGIES, INC., a Delaware corporation ("AXENT"), AXQUISITION TWO, INC., a Delaware corporation and a wholly-owned subsidiary of AXENT (the "Transitory Subsidiary") and RAPTOR SYSTEMS, INC., a Delaware corporation (the "Company"). The Merger Agreement provides for the merger of the Transitory Subsidiary with and into the Company (the "Merger").

  In consideration of the mutual agreements, provisions and covenants set forth in the agreement and hereinafter in this agreement, the undersigned represents and agrees as follows:

  1. Pooling Requirements

  The undersigned will not sell, transfer or otherwise dispose of, or reduce his or its interest in or risk relating to, any AXENT Common Stock held by the undersigned, or any AXENT Common Stock issued to the undersigned upon exercise of any employee stock options, until after such time as AXENT has published (within the meaning of Accounting Series Release No. 130, as amended, of the Securities and Exchange Commission) financial results covering at least 30 days of combined operations of the Company and AXENT.

  2. Miscellaneous.

    (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

    (b) This Agreement shall be binding on the undersigned's successors and assigns, including his heirs, executors and administrators.

    (c) This Agreement shall terminate and be of no further force and effect if the Merger Agreement is terminated in accordance with its terms.

  The undersigned has carefully read this agreement and discussed its requirements, to the extent the undersigned believed necessary, with its counsel or counsel for AXENT.

                                          Very truly yours,


                                          -------------------------------------
                                          Printed Name:

ACCEPTED AND AGREED:

RAPTOR SYSTEMS, INC.

By:
   ------------------------------------
  Name:
  Title:
  Date:

                                                                      EXHIBIT E

                         VOTING AND SUPPORT AGREEMENT

  Agreement dated as of December 1, 1997 between the shareholder identified on Exhibit A hereto (the "Shareholder") and Axent Technologies, Inc., a Delaware corporation ("Axent"). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

  In consideration of the execution by Axent of the Agreement and Plan of Merger dated as of December 1, 1997 (the "Merger Agreement") among Axent, Axquisition Two, Inc., a Delaware corporation, and Raptor Systems, Inc., a Delaware corporation ("Raptor"), and other good and valuable consideration, receipt of which is hereby acknowledged, the Shareholder and Axent hereby agree as follows:

  1. Representations, Warranties and Agreements of Shareholder. The Shareholder hereby represents and warrants to, and agrees with, Axent as follows:

    (a) Title. As of the date hereof, the Shareholder is the beneficial and
  registered owner of     shares (the "Shares") of common stock, $.01 par
  value per share ("Common Stock"), of Raptor. As of the date hereof, except as set forth on Exhibit A hereto, the Shareholder does not (i) beneficially own any shares of any class or series of capital stock of Raptor (other than the Shares) or any securities convertible into or exercisable for shares of any class or series of Raptor's capital stock or (ii) have any options or other rights to acquire any shares of any class or series of capital stock of Raptor or any securities convertible into or exercisable for shares of any class of Raptor's capital stock. Except as set forth in Exhibit B hereto, the Shareholder owns the Shares free and clear of any lien, mortgage, pledge, charge, security interest or any other encumbrance of any kind. The Shareholder covenants and agrees to comply with the pledge agreements and other loan documents relating to the pledges of certain of the Shares identified on Exhibit B and to otherwise take any action necessary to insure that the Shareholder can carry out the terms of this Agreement.

    (b) Right to Vote and to Transfer Shares. The Shareholder has full legal power, authority and right to vote all of the Shares in favor of approval and adoption of the Merger Agreement without the consent or approval of, or any other action on the part of, any other person or entity, except under applicable requirements, if any, of the Securities Exchange Act of 1934, as amended, and except where the failure to obtain such consent or approval could not prevent or delay the performance by such Shareholder of his obligations under this Agreement in any material respect. Without limiting the generality of the foregoing, except for this Agreement, Shareholder has not entered into any voting agreement or any other agreement with any person or entity with respect to any of the Shares, granted any person or entity any proxy (revocable or irrevocable) or power of attorney with respect to any of the Shares, deposited any of the Shares in a voting trust or entered into any arrangement or agreement with any person or entity limiting or affecting the Shareholder's ability to enter into this Agreement or legal power, authority or right to vote the Shares in favor of the approval and adoption of the Merger Agreement or any of the transactions contemplated by the Merger Agreement, and Shareholder will not take any such action after the date of this Agreement and prior to the Raptor shareholders meeting to vote on approval and adoption of the Merger Agreement, including any adjournment or postponement thereof (the "Raptor Shareholders Meeting"). This Agreement has been duly executed and delivered by the Shareholder and, assuming its due execution and delivery by Axent, constitutes a valid and binding agreement of the Shareholder.

  2. Representations and Warranties of Axent. Axent hereby represents and warrants to the Shareholder that this Agreement (i) has been duly authorized by all necessary corporate action, (iii) has been duly executed and delivered by Axent and (iii) is a valid and binding agreement of Axent.

  3. Restriction on Transfer. The Shareholder agrees that (other than pursuant to the Merger Agreement) it will not, and will not agree to, sell, assign, dispose of, encumber, mortgage, hypothecate or otherwise transfer or encumber (collectively, "Transfer") any of the Shares to any person or entity; provided, however, that the

Shareholder may enter into pledge agreements pledging any of the Shares as collateral security under loan agreements, provided that (i) the lender under each such loan agreement consents to this Agreement and fulfillment of the terms thereof and (ii) the Shareholder covenants and agrees to comply with each pledge agreement and other loan documents relating to pledges of Shares thereunder and to otherwise take all action necessary to insure that the Shareholder can carry out the terms of this Agreement.

  4. Agreement to Vote of Shareholder. The Shareholder, in his individual capacity as a shareholder of Raptor only, hereby irrevocably and unconditionally agrees to vote or to cause to be voted all of the Shares at the Raptor Shareholders' Meeting and at any other annual or special meeting of shareholders of Raptor where such matters arise (a) in favor of the approval and adoption of the Merger Agreement and (b) against (i) approval of any proposal made in opposition to or in competition with the Merger or any of the other transactions contemplated by the Merger Agreement, (ii) any merger, consolidation, sale of assets, business combination, share exchange, reorganization or recapitalization of Raptor or any of its subsidiaries, with or involving any party other than Axent or one of its subsidiaries, (iii) any liquidation, dissolution or winding up of Raptor, (iv) any extraordinary dividend by Raptor, (v) any change in the capital structure of Raptor (other than pursuant to the Merger Agreement) and (vi) any other action that may reasonably be expected to impede, interfere with, delay, postpone or attempt to discourage the Merger or the other transactions contemplated by the Merger Agreement or this Agreement or result in a breach of any of the covenants, representations, warranties or other obligations or agreements of Raptor under the Merger Agreement which would materially and adversely affect Raptor or its ability to consummate the transactions contemplated by the Merger Agreement. The Stockholder further agrees not to take or commit or agree to take any action inconsistent with the foregoing.

  5. Action in Shareholder Capacity Only. The Shareholder signs solely in the Shareholder's capacity as a record and beneficial owner of the Shares, and nothing herein shall prohibit, prevent or preclude the Shareholder from fulfilling his fiduciary duties as a director of Raptor, including without limitation, voting or consenting as a director in favor of an Acquisition Proposal (as defined in the Merger Agreement) or negotiating with respect to an Acquisition Proposal in his capacity as an officer or director of Raptor.

  6. No Shopping. The Shareholder, in his individual capacity as a shareholder of Raptor only, agrees not to, directly or indirectly, (i) solicit, initiate or encourage (or authorize any person to solicit, initiate or encourage) any inquiry, proposal or offer from any person relating to an Acquisition Proposal or (ii) participate in any discussion or negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or participate in, facilitate or encourage any effort or attempt by any other person to do or seek any of the foregoing that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal; provided that, notwithstanding the foregoing, the Shareholder shall not be prohibited from taking any such actions as are required, based upon advice of counsel, to comply with his fiduciary duties as an officer and/or director of Raptor to the extent such actions are permitted under the Merger Agreement.

  7. Executed in Counterparts. This Agreement may be executed in counterparts each of which shall be an original with the same effect as if the signatures hereto and thereto were upon the same instrument.

  8. Specific Performance. The parties hereto agree that if for any reason the Shareholder fails to perform any of his agreements or obligations under this Agreement irreparable harm or injury to Axent would be caused for which money damages would not be an adequate remedy. Accordingly, the Shareholder agrees that, in seeking to enforce this Agreement against the Shareholder, Axent shall be entitled to specific performance and injunctive and other equitable relief in addition and without prejudice to any other rights or remedies, whether at law or in equity, that Axent may have against the Shareholder for any failure to perform any of its agreements or obligations under this Agreement.

  9. Amendments; Termination.

    (a) This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto.

    (b) The provisions of this Agreement shall terminate upon the earlier to occur of the Effective Time or the termination of the Merger Agreement pursuant to Section 6.1 thereof.

    (c) For purposes of this Agreement, the term "Merger Agreement" includes the Merger Agreement, as the same may be modified or amended from time to time.

  10. Additional Shares. If, after the date hereof the Shareholder acquires beneficial ownership of any shares of the capital stock of Raptor (any such shares, "Additional Shares"), including, without limitation, upon exercise of any option, warrant or right to acquire shares of capital stock or through any stock dividend or stock split, the provisions of this Agreement (other than those set forth in Section 1 (a)) applicable to the Shares shall be applicable to such Additional Shares as if such Additional Shares had been Shares as of the date hereof. The provisions of the immediately preceding sentence shall be effective with respect to Additional Shares without action by any person or entity immediately upon the acquisition by the Shareholder of beneficial ownership of such Additional Shares.

  11. Action by Written Consent. If, in lieu of the Raptor Shareholders Meeting, shareholder action in respect of the Merger Agreement or any of the transactions contemplated by the Merger Agreement is taken by written consent, the provisions of this Agreement imposing obligations in respect of or in connection with the Raptor Shareholders Meeting shall apply mutatis mutandis to such action by written consent.

  12. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal successors and permitted assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of Axent (in the case of the Shareholder or any of its permitted assigns) or the Shareholder (in the case of Axent or any of its permitted assigns).

  13. Notices. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by facsimile, or by registered or certified mail (postage prepaid, return receipt requested) to such party at its address set forth on the signature page hereto.

  14. Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule or law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

  15. Entire Agreement. This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

  16. Governing Law; Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Delaware. The parties hereto hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of Delaware and the United States of America located in the State of Delaware (the "Delaware Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agree not to commence any litigation relating thereto except in such courts), consent to the service of process in such Delaware Courts, waive any objection to the laying of venue of any such litigation in the Delaware Courts and agree not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum.

  17. Directors and Officers. Notwithstanding anything herein to the contrary, the covenants and agreements set forth herein shall not prevent any of the Shareholders or their representatives or designees who are serving on the Board of Directors of Raptor or who are officers of Raptor from taking any action, subject to the applicable provisions of the Merger Agreement, while acting in such capacity as a director or officer of Raptor.

  18. Exculpation. No Shareholder shall have any liability or obligation whatsoever under or by reason of this Agreement (or a separate similar agreement) because of a breach by any other shareholder of Raptor of its obligations hereunder or thereunder.

  19. No Agreement Until Executed. Irrespective of negotiations among the parties or the exchange of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding among the parties hereto unless and until (i) the Board of Directors of Raptor has approved, for purposes of Section 203 of the Delaware General Corporation Law and any applicable provision of Raptor's Certificate of Incorporation, the possible acquisition of the Raptor Common Stock by Axent and Axquisition Two, Inc. and (ii) this Agreement is executed by all parties hereto.

  In Witness Whereof, the parties hereto have caused this Agreement to be duly executed as of the date first above written.


                                          -------------------------------------


                                          Name:
                                               --------------------------------


                                          Address:
                                                  -----------------------------


                                          Axent Technologies, Inc.


                                          By:
                                             ----------------------------------


                                          Title:
                                                -------------------------------

                                                                      EXHIBIT F

                         VOTING AND SUPPORT AGREEMENT

  Agreement dated as of December 1, 1997 between the shareholder identified on Exhibit A hereto (the "Shareholder") and Raptor Systems, Inc., a Delaware corporation ("Raptor"). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

  In consideration of the execution by Raptor of the Agreement and Plan of Merger dated as of December 1, 1997 (the "Merger Agreement") among Raptor, Axquisition Two, Inc., a Delaware corporation, and Axent Technologies, Inc., a Delaware corporation ("Axent"), and other good and valuable consideration, receipt of which is hereby acknowledged, the Shareholder and Raptor hereby agree as follows:

    1. Representations, Warranties and Agreements of Shareholder. The Shareholder hereby represents and warrants to, and agrees with, Raptor as follows:

      (a) Title. As of the date hereof, the Shareholder is the beneficial
    and registered owner of     shares (the "Shares") of common stock, $.02
    par value per share ("Common Stock"), of Axent. As of the date hereof, except as set forth on Exhibit A hereto, the Shareholder does not (i) beneficially own any shares of any class or series of capital stock of Axent (other than the Shares) or any securities convertible into or exercisable for shares of any class or series of Axent's capital stock or (ii) have any options or other rights to acquire any shares of any class or series of capital stock of Axent or any securities convertible into or exercisable for shares of any class of Axent's capital stock. Except as set forth in Exhibit B hereto, the Shareholder owns the Shares free and clear of any lien, mortgage, pledge, charge, security interest or any other encumbrance of any kind. The Shareholder covenants and agrees to comply with the pledge agreements and other loan documents relating to the pledges of certain of the Shares identified on Exhibit B and to otherwise take any action necessary to insure that the Shareholder can carry out the terms of this Agreement.

      (b) Right to Vote and to Transfer Shares. The Shareholder has full legal power, authority and right to vote all of the Shares in favor of approval and adoption of the Merger Agreement without the consent or approval of, or any other action on the part of, any other person or entity, except under applicable requirements, if any, of the Securities Exchange Act of 1934, as amended, and except where the failure to obtain such consent or approval could not prevent or delay the performance by such Shareholder of his obligations under this Agreement in any material respect. Without limiting the generality of the foregoing, except for this Agreement, Shareholder has not entered into any voting agreement or any other agreement with any person or entity with respect to any of the Shares, granted any person or entity any proxy (revocable or irrevocable) or power of attorney with respect to any of the Shares, deposited any of the Shares in a voting trust or entered into any arrangement or agreement with any person or entity limiting or affecting the Shareholder's ability to enter into this Agreement or legal power, authority or right to vote the Shares in favor of the approval and adoption of the Merger Agreement or any of the transactions contemplated by the Merger Agreement, and Shareholder will not take any such action after the date of this Agreement and prior to the Axent shareholders meeting to vote on approval and adoption of the Merger Agreement, including any adjournment or postponement thereof (the "Axent Shareholders Meeting"). This Agreement has been duly executed and delivered by the Shareholder and, assuming its due execution and delivery by Raptor, constitutes a valid and binding agreement of the Shareholder.

    2. Representations and Warranties of Raptor. Raptor hereby represents and warrants to the Shareholder that this Agreement (i) has been duly authorized by all necessary corporate action, (iii) has been duly executed and delivered by Raptor and (iii) is a valid and binding agreement of Raptor.

    3. Restriction on Transfer. The Shareholder agrees that it will not, and will not agree to, sell, assign, dispose of, encumber, mortgage, hypothecate or otherwise transfer or encumber (collectively, "Transfer") any of the Shares to any person or entity; provided, however, that the Shareholder may enter into pledge agreements pledging any of the Shares as collateral security under loan agreements, provided that (i) the lender under each such loan agreement consents to this Agreement and fulfillment of the terms thereof and (ii) the Shareholder covenants and agrees to comply with each pledge agreement and other loan documents relating to pledges of Shares thereunder and to otherwise take all action necessary to insure that the Shareholder can carry out the terms of this Agreement.

    4. Agreement to Vote of Shareholder. The Shareholder, in his individual capacity as a shareholder of Axent only, hereby irrevocably and unconditionally agrees to vote or to cause to be voted all of the Shares at the Axent Shareholders' Meeting and at any other annual or special meeting of shareholders of Axent where such matters arise (a) in favor of the approval and adoption of the Merger Agreement and (b) against (i) approval of any proposal made in opposition to or in competition with the Merger or any of the other transactions contemplated by the Merger Agreement, (ii) any merger, consolidation, sale of assets, business combination, share exchange, reorganization or recapitalization of Axent or any of its subsidiaries, with or involving any party other than Raptor or one of its subsidiaries, (iii) any liquidation, dissolution or winding up of Axent,
  (iv) any extraordinary dividend by Axent, (v) any change in the capital structure of Axent (other than pursuant to the Merger Agreement) and (vi) any other action that may reasonably be expected to impede, interfere with, delay, postpone or attempt to discourage the Merger or the other transactions contemplated by the Merger Agreement or this Agreement or result in a breach of any of the covenants, representations, warranties or other obligations or agreements of Axent under the Merger Agreement which would materially and adversely affect Axent or its ability to consummate the transactions contemplated by the Merger Agreement. The Stockholder further agrees not to take or commit or agree to take any action inconsistent with the foregoing.

    5. Action in Shareholder Capacity Only. The Shareholder signs solely in the Shareholder's capacity as a record and beneficial owner of the Shares, and nothing herein shall prohibit, prevent or preclude the Shareholder from fulfilling his fiduciary duties as a director of Axent, including without limitation, voting or consenting as a director in favor of an Acquisition Proposal (as defined in the Merger Agreement) or negotiating with respect to an Acquisition Proposal in his capacity as an officer or director of Axent.

    6. No Shopping. The Shareholder, in his individual capacity as a shareholder of Axent only, agrees not to, directly or indirectly, (i) solicit, initiate or encourage (or authorize any person to solicit, initiate or encourage) any inquiry, proposal or offer from any person relating to an Acquisition Proposal or (ii) participate in any discussion or negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or participate in, facilitate or encourage any effort or attempt by any other person to do or seek any of the foregoing that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal; provided that, notwithstanding the foregoing, the Shareholder shall not be prohibited from taking any such actions as are required, based upon advice of counsel, to comply with his fiduciary duties as an officer and/or director of Axent to the extent such actions are permitted under the Merger Agreement.

    7. Executed in Counterparts. This Agreement may be executed in counterparts each of which shall be an original with the same effect as if the signatures hereto and thereto were upon the same instrument.

    8. Specific Performance. The parties hereto agree that if for any reason the Shareholder fails to perform any of his agreements or obligations under this Agreement irreparable harm or injury to Raptor would be caused for which money damages would not be an adequate remedy. Accordingly, the Shareholder agrees that, in seeking to enforce this Agreement against the Shareholder, Raptor shall be entitled to specific performance and injunctive and other equitable relief in addition and without prejudice to any other rights or remedies, whether at law or in equity, that Raptor may have against the Shareholder for any failure to perform any of its agreements or obligations under this Agreement.

    9. Amendments; Termination.

      (a) This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto.

      (b) The provisions of this Agreement shall terminate upon the earlier to occur of the Effective Time or the termination of the Merger Agreement pursuant to Section 6.1 thereof.

      (c) For purposes of this Agreement, the term "Merger Agreement" includes the Merger Agreement, as the same may be modified or amended from time to time.

    10. Additional Shares. If, after the date hereof the Shareholder acquires beneficial ownership of any shares of the capital stock of Axent (any such shares, "Additional Shares"), including, without limitation, upon exercise of any option, warrant or right to acquire shares of capital stock or through any stock dividend or stock split, the provisions of this Agreement (other than those set forth in Section 1 (a)) applicable to the Shares shall be applicable to such Additional Shares as if such Additional Shares had been Shares as of the date hereof. The provisions of the immediately preceding sentence shall be effective with respect to Additional Shares without action by any person or entity immediately upon the acquisition by the Shareholder of beneficial ownership of such Additional Shares.

    11. Action by Written Consent. If, in lieu of the Axent Shareholders Meeting, shareholder action in respect of the Merger Agreement or any of the transactions contemplated by the Merger Agreement is taken by written consent, the provisions of this Agreement imposing obligations in respect of or in connection with the Axent Shareholders Meeting shall apply mutatis mutandis to such action by written consent.

    12. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal successors and permitted assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of Raptor (in the case of the Shareholder or any of its permitted assigns) or the Shareholder (in the case of Raptor or any of its permitted assigns).

    13. Notices. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by facsimile, or by registered or certified mail (postage prepaid, return receipt requested) to such party at its address set forth on the signature page hereto.

    14. Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule or law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

    15. Entire Agreement. This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

    16. Governing Law; Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Delaware. The parties hereto hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of Delaware and the United States of America located in the State of Delaware (the "Delaware Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agree not to commence any litigation relating thereto except in such courts), consent to the service of process in such Delaware Courts, waive any objection to the laying of venue of any such litigation in the Delaware Courts and agree not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum.

    17. Directors and Officers. Notwithstanding anything herein to the contrary, the covenants and agreements set forth herein shall not prevent any of the Shareholders or their representatives or designees who are serving on the Board of Directors of Axent or who are officers of Axent from taking any action, subject to the applicable provisions of the Merger Agreement, while acting in such capacity as a director or officer of Axent.

    18. Exculpation. No Shareholder shall have any liability or obligation whatsoever under or by reason of this Agreement (or a separate similar agreement) because of a breach by any other shareholder of Axent of its obligations hereunder or thereunder.

    19. No Agreement Until Executed. Irrespective of negotiations among the parties or the exchange of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding among the parties hereto unless and until (i) the Board of Directors of Axent has approved, for purposes of Section 203 of the Delaware General Corporation Law and any applicable provision of Axent's Certificate of Incorporation, the possible acquisition of the Axent Common Stock by Raptor and Axquisition Two, Inc. and (ii) this Agreement is executed by all parties hereto.

  In Witness Whereof, the parties hereto have caused this Agreement to be duly executed as of the date first above written.


                                          Name:
                                               --------------------------------

                                          Address:
                                                  -----------------------------


                                          -------------------------------------


                                          Raptor Systems, Inc.

                                          By:
                                             ----------------------------------

                                          Title:
                                                -------------------------------

                                                                      EXHIBIT G

                        STOCK OPTION EXCHANGE AGREEMENT

  This Exchange Agreement ("Agreement") is entered into this    day of    ,
19 , by and among Axent Technologies, Inc., a Delaware corporation ("Axent"), Raptor Systems, Inc., a Delaware corporation ("Raptor"), and ("Grantee").

                                   Recitals

  Whereas, Grantee is the holder of one or more outstanding options ("Raptor Option") pursuant to which Grantee is or, subject to a schedule of exercisability (vesting) set forth therein, may become entitled to purchase a specified number of shares of common stock of Raptor ("Raptor Shares") at a specified exercise price per share, as set forth on Schedule A attached hereto ("Schedule A"); and

  Whereas, Axent has entered into a certain Agreement and Plan of Reorganization and Merger with Raptor, dated December 1, 1997 ("Merger Agreement"), pursuant to which all holders of outstanding options to purchase Raptor Shares are to be offered in exchange therefor options to purchase the number of shares of Axent common stock ("Axent Shares") equal to the number of Raptor Shares which could be acquired upon the exercise of such Raptor Options multiplied by the Exchange Ratio, at an exercise price per share equal to the per share exercise price of such Raptor options divided by the Exchange Ratio, all as such terms are defined in the Merger Agreement; and

  Whereas, Axent, Raptor, and Grantee mutually desire that, at the Effective Time of the Merger under the Merger Agreement, each of Grantee's outstanding Raptor Options be terminated in exchange for an option ("Axent Option") to purchase Axent Shares on substantially the same original terms and conditions; subject, however, to the formula noted in the immediately preceding paragraph for determining the number of Axent Shares purchasable and the exercise price, and subject to any acceleration of vesting as a result of the consummation of the Merger,

  Now, Therefore, in consideration of the premises and of the mutual covenants and undertakings hereinafter set forth, Axent, Raptor and Grantee hereby agree as follows:

  1. The foregoing recitals are made a part of this Agreement and Grantee represents and agrees that all Raptor Options heretofore granted to Grantee and outstanding in whole or in part as of the date of this Agreement are correctly described in Schedule A hereto. Words and terms used herein with initial capital letters and not defined herein are used herein as defined in the Merger Agreement.

  2. Grantee hereby accepts Axent's offer to exchange an Axent Option for each Raptor Option held by Grantee and agrees that, at the Effective Time of the Merger, each Raptor Option held by Grantee shall automatically be deemed terminated and exchanged for an Axent Option for a number of Axent Shares equal to the number of Raptor Shares covered by such Raptor Option multiplied by the Exchange Ratio, at an exercise price per share equal to the per share exercise price of such Raptor Option divided by the Exchange Ratio. The vesting provisions, expiration date and terms and conditions of each such Axent Option shall descend from and be the same as the vesting provisions, expiration date and terms and conditions of the Raptor Option for which such Axent Option is exchanged, after giving effect to any acceleration of vesting for such Raptor Option as a result of the consummation of the Merger and otherwise shall continue the original vesting, term and exercisability provisions of the Raptor Option. The Axent Option shall not give the Grantee any additional benefits that the Grantee did not have under the Raptor Option other than the continuation of the term and exercisability thereof after the consummation of the Merger in accordance with the original terms of such Raptor Option. If the Raptor Option exchanged states that it is intended to be (in whole or in part) an incentive stock option qualifying as such within the meaning of the Internal Revenue Code of 1986, as amended, the Axent Option issued in exchange therefor shall likewise so state, to the same extent.

  3. Grantee agrees to deliver to Raptor before the Effective Time or, if not so delivered, then to Axent promptly after the Effective Time, at such address or location as Axent may hereafter specify, the "Stock Option Agreement" evidencing each Raptor Option held by Grantee and Axent agrees that, promptly after receipt thereof (but not prior to the Effective Time), Axent will issue and deliver to Grantee a written instrument evidencing each Axent Option for which each such Raptor Option is being exchanged as provided herein. An Axent Option shall not be exercisable until such instrument has been delivered to Grantee. All Raptor Stock Option Agreements delivered to Raptor before the Effective Time shall be delivered to Axent by Raptor at or promptly after the Effective Time.

  4. This Agreement is conditioned upon the consummation of the Merger and if, for whatever reason, the Merger Agreement shall be terminated or it shall be established that the Merger will not be consummated (of which fact Raptor shall notify Grantee), this Agreement shall automatically terminate and be of no further force or effect and any Raptor Stock Option Agreement theretofore delivered to Axent shall promptly be returned to Grantee.

  5. Grantee agrees that, at the Effective Time, any and all claims and rights that Grantee ever had, now has or hereafter may have under all of Grantee's Raptor Options against Raptor or its successors and assigns shall be deemed released and extinguished, and thereafter Grantee's rights shall be only against Axent, for the issuance and delivery of the Axent Option and the performance of Axent's obligations thereunder.

  In Witness Whereof, the parties have executed this Agreement as of the date first above written.

Axent Technologies, Inc.


By:
   ----------------------------------

Title:
      -------------------------------


Raptor Systems, Inc.


By:
   ----------------------------------

Title:
      -------------------------------


Grantee


-------------------------------------

Name:
     --------------------------------

Address:
        -----------------------------


-------------------------------------

                                   SCHEDULE A
                                     TO THE
                        STOCK OPTION EXCHANGE AGREEMENT
                     BY AND AMONG AXENT TECHNOLOGIES, INC.,
                            RAPTOR SYSTEMS, INC. AND

                               ----------------

                           GRANTEE'S RAPTOR OPTION(S)

Grant Date:

Type of Option (ISO, NQSO):

Number of shares granted (adjusted for splits):

Number of shares remaining as of the date hereof (after any prior exercise and adjustment for splits):

Exercise price (as of the date hereof):

Number of shares now vested:

Future Vesting Schedule:


NUMBER OF SHARES                            DATE
----------------                            ----






Date of Expiration of Term:

Note: The information above should be furnished separately for each option.

                                                                      EXHIBIT H


                        (Letterhead of Piper & Marbury)

                                                              November 26, 1997

                     [FORM OF PIPER & MARBURY TAX OPINION]

AXENT Technologies, Inc.
2400 Research Boulevard
Suite 200
Rockville, MD 20850

  Re: Agreement and Plan of Merger dated [November ], 1997 Among
      [ABC Technologies, Inc.], Axquisition, Inc. and [Rook] Systems, Inc.

Ladies and Gentlemen:

  We have acted as counsel for AXENT Technologies, Inc., a Delaware corporation (the "Company"), in connection with the proposed merger (the "Merger") of Axquisition, Inc. ("Sub"), a Delaware corporation and a wholly owned subsidiary of [ABC Technologies, Inc.], a Delaware corporation ("Parent"), with and into the Company, pursuant to an Agreement and Plan of
Merger dated November    , 1997 (the "Merger Agreement"), among Parent, Sub
and the Company, under which each issued and outstanding share of common stock of the Company (other than shares owned directly by Parent or the Company) will be exchanged for common stock of Parent.

  In that connection you have requested our opinion regarding the material Federal income tax consequences of the Merger. In providing our opinion, we have examined the Merger Agreement, the Joint Proxy Statement/Prospectus of
Parent and the Company dated    , 1997 (the "Proxy Statement/Prospectus"), and
such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed that (i) the Merger will be consummated in accordance with the provisions of the Merger Agreement and in the manner contemplated by the Proxy Statement/Prospectus,
(ii) the representations made to us by Parent and the Company in their
respective letters to us dated January    , 1998, and delivered to us for
purposes of this opinion are accurate and complete, (iii) the representations made to us by certain shareholders of the Company in the Continuity of
Interest Letter dated January    , 1998, and delivered to us for purposes of
this opinion are accurate and complete and (iv) the opinion of Goodwin, Procter & Hoar LLP, substantially identical in form to this opinion has been delivered and not withdrawn.

  Based upon the foregoing, in our opinion, for Federal income tax purposes:

    (i) the Merger will constitute either (A) a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code"), or (B) if the Company is liquidated or merged upstream into Parent after the Merger and if such liquidation or merger is determined to be pursuant to the overall plan of reorganization contemplated by the Merger Agreement, a reorganization within the meaning of Section 368(a)(1)(A) or Section 368(a)(1)(C) of the Code depending upon whether the Company is merged upstream or liquidated after the Merger, and, in the case of either (A) or (B), Parent,

  Sub and the Company will each be a party to such reorganization within the meaning of Section 368(b) of the Code; and

    (ii) no gain or loss will be recognized by Parent, Sub or the Company in the Merger.

  The opinions expressed herein are based upon existing statutory, regulatory and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinions are based solely on the documents that we have examined, the additional information that we have obtained, and the statements contained in the letters from Parent and the Company referred to above, which we have assumed are true on the date on which the Merger is consummated. Our opinions cannot be relied upon if any of the facts pertinent to the Federal income tax treatment of the Merger stated in such documents or in such additional information is, or later becomes, inaccurate, or if any of the statements contained in the letters from Parent and the Company and certain shareholders referred to above are, or later become, inaccurate. Our opinions are limited to the tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger.

  This opinion has been delivered to you for the purpose of satisfying the conditions set forth in Section 5.1(e) of the Agreement and is intended solely for your benefit; it may not be relied upon for any other purpose or by any other person or entity, and may not be made available to any other person or entity without our prior written consent.

                                          Very truly yours,

[Rook Systems, Inc.]
[Address]

                                                                      EXHIBIT I

                                [LETTERHEAD OF]
                          GOODWIN, PROCTER & HOAR LLP

                                                                January  , 1998

                         AGREEMENT AND PLAN OF MERGER
                            DATED DECEMBER 1, 1997,
                        AMONG AXENT TECHNOLOGIES, INC.
                AXQUISITION TWO. INC. AND RAPTOR SYSTEMS, INC.

Ladies and Gentlemen:

  We have acted as counsel for Raptor Systems, Inc., a Delaware corporation (the "Company"), in connection with the proposed merger (the "Merger") of Axquisition Two Inc. ("Sub"), a Delaware corporation and a wholly owned subsidiary of Axent Technologies, Inc., a Delaware corporation ("Parent"), with and into the Company, pursuant to an Agreement and Plan of Merger dated December 1, 1997, (the "Merger Agreement"), among Parent, Sub and the Company, under which each issued and outstanding share of common stock of the Company (other than shares owned directly by Parent or Sub) will be exchanged for common stock of Parent.

  In that connection you have requested our opinion regarding the material Federal income tax consequences of the Merger. In providing our opinion, we have examined the Merger Agreement, the Prospectus/Joint Proxy Statement of
Parent and the Company dated       , 1997 (the "Prospectus/Proxy Statement"),
and such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed that (i) the Merger will be consummated in accordance with the provisions of the Merger Agreement and in the manner contemplated by the Prospectus/Proxy Statement,
(ii) the representations made to us by Parent and the Company in their respective letters to us dated January , 1998 (the "Representation Letters"), and delivered to us for purposes of this opinion are accurate and complete,
(iii) the representations set forth in the Representation Letters that are provided to the "best knowledge" of Parent or the Company, as the case may be, are accurate and correct as if made without such qualification, (iv) the representations made to us by certain shareholders of the Company in the [continuity of interest letter] dated January , 1998, and delivered to us for the purpose of this opinion are accurate and complete, and (v) the opinion of Piper & Marbury L.L.P., substantially identical in form of this opinion, shall not have been modified or withdrawn.

  Based upon the foregoing, in our opinion, for Federal income tax purposes:

    (i) the Merger will constitute either (a) a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code"), or (B) if the Company is liquidated or merged upstream into Parent after the Merger and if such liquidation or merger is determined to be pursuant to the overall plan of reorganization contemplated by the Merger Agreement, a reorganization within the meaning of Section 368(a)(1)(A) or 368(a)(1)(C) of the Code depending on whether the Company is merged upstream or liquidated after the Merger, and, in the case of either (A) or (B), Parent, Sub and the Company will each be a party to such reorganization within the meaning of Section 368(b) of the Code; and

    (ii) no gain or loss will be recognized by Parent, Sub or the Company in the Merger.

  The opinions expressed herein are based upon existing statutory, regulatory and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinions are based solely on the documents that we have examined, the additional information that we have obtained, and the statements contained in the letters from Parent and the Company and certain shareholders referred to above, which we have assumed are true on the date on which the Merger is consummated. Our opinions cannot be relied upon if any of the facts pertinent to the Federal income tax treatment of the Merger stated in such documents or in such additional information is, or later becomes, inaccurate, or if any of the statements contained in the letters from Parent and the Company and certain shareholders referred to above are, or later become, inaccurate. Our opinions are limited to the tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger.

  This opinion has been delivered to you for the purpose of satisfying the conditions set forth in Section 5.1(e) of the Merger Agreement and is being provided solely for your benefit, and it may not be relied upon for any other purpose or by any other person or entity, and may not be made available to any other person or entity without our prior written consent.

                                          Very truly yours,

Raptor Systems, Inc.
69 Hickory Drive
Waltham, MA 02154

                             RAPTOR SYSTEMS, INC.
                               69 HICKORY DRIVE
                               WALTHAM, MA 02154

                                                                January  , 1998

Piper & Marbury L.L.P.
1200 Nineteenth Street, N.W.
Washington, D.C. 20036

Goodwin, Procter & Hoar llp
Exchange Place
Boston, MA 02109

Ladies and Gentlemen:

  In connection with the opinion to be delivered by you regarding the Agreement and Plan of Merger (the "Merger Agreement") dated December 1, 1997, among Axent Technologies, Inc., a Delaware corporation ("Axent"), Axquisition Two, Inc., a Delaware corporation and a wholly owned subsidiary of Axent ("Sub"), and Raptor Systems, Inc., a Delaware corporation ("Raptor"), I certify that, after due inquiry and investigation, the facts relating to the contemplated merger (the "Merger") of Sub with and into Raptor pursuant to the Merger Agreement, as described in the Merger Agreement and in the
Prospectus/Joint Proxy Statement of Axent and Raptor dated       , 1997, are,
insofar as such facts pertain to Raptor, true, correct and complete in all material respects. I further certify, after due inquiry and investigation and after consultation with counsel and auditors as necessary regarding the meaning of and factual support for the following representations, as follows:

    1. The formula set forth in the Merger Agreement pursuant to which each issued and outstanding share of common stock of Raptor ("Raptor Common Stock") (other than shares owned directly by Axent or Sub) will be exchanged for common stock of Axent ("Axent Common Stock") is the result of arm's length bargaining. Pursuant to such arm's length bargaining, the fair market value of the Axent Common Stock to be received by each Raptor stockholder in the Merger will be equal to the fair market value of the Raptor Common Stock surrendered by such stockholder in the Merger.

    2. Cash payments to be made to stockholders of Raptor in lieu of fractional shares of Axent Common Stock that would otherwise be issued to such stockholders in the Merger will be made for the purpose of saving Axent the expense and inconvenience of issuing and transferring fractional shares of Axent Common Stock, and do not represent separately bargained for consideration. The total cash consideration that will be paid in the transaction to the Raptor stockholders instead of issuing fractional shares of Axent Common Stock will not exceed 1% of the total consideration that will be issued to the Raptor stockholders in exchange for their shares of Raptor Common Stock. The fractional share interests will be aggregated, and no Raptor stockholder will receive cash in an amount greater than or equal to the value of one full share of Axent Common Stock.

    3. There is no plan or intention on the part of the stockholders of Raptor that own 5% or more of Raptor Common Stock, and Raptor knows of no plan or intention on the part of the remaining holders of Raptor Common Stock (in each case, a "Plan"), to engage in a sale, exchange, transfer, distribution, pledge, disposition or any other transaction that results in a reduction in the risk of ownership or a direct or indirect disposition (a "Sale") of a number of shares of Axent Common Stock received in the Merger that would reduce the ownership of Axent Common Stock by former holders of Raptor Common Stock to a number of shares having a value, as of immediately prior to the Merger, of less than 50% of the value of all of the shares of Raptor Common Stock as of such date. For purposes of this representation, shares of Raptor Common Stock (or the portion thereof) (i) with respect to which a Raptor shareholder receives consideration in the Merger other than Axent Common Stock (including, without limitation, cash in lieu of fractional shares of Axent Common Stock) and/or (ii) with respect to which a Sale occurs prior to and in contemplation of the Merger shall be considered outstanding shares of Raptor Common Stock exchanged for Axent Common Stock in the Merger and then disposed of pursuant to a Plan.

    4. Immediately following the Merger, Raptor will hold at least 90 percent of the fair market value of its net assets and at least 70 percent of the fair market value of its gross assets, and at least 90 percent of the fair market value of Sub's net assets and at least 70 percent of the fair market value of Sub's gross assets held immediately prior to the Merger. For the purpose of determining the percentage of Raptor's net and gross assets held by Raptor immediately following the Merger, the following assets will be treated as property held by Raptor immediately prior to the Merger but not held by Raptor immediately subsequent to the Merger: (i) assets disposed of by Raptor prior to the Merger and in contemplation thereof (including, without limitation, any asset disposed of by Raptor, other than in the ordinary course of business, pursuant to a plan or intent existing during the period ending at the Closing Date and beginning with the commencement of negotiations (whether formal or informal) with Axent regarding the Merger), (ii) assets used by Raptor to pay expenses or liabilities incurred in connection with the Merger, and (iii) assets used to make distribution, redemption or other payments in respect of shares of Raptor Common Stock or rights to acquire such shares (including payments treated as such for tax purposes) that are made in contemplation of the Merger or related thereto.

    5. Raptor has no plan or intention to issue additional shares of Raptor Common Stock that would result in Axent losing control of Raptor within the meaning of Section 368(c)(1) of the Internal Revenue Code of 1986, as amended (the "Code").

    6. Axent, Sub, Raptor and the stockholders of Raptor will each pay their own expenses, if any, incurred in connection with the Merger, except that, pursuant to Section 7.10 of the Merger Agreement, Axent and Raptor will share certain reorganization expenses.

    7. There is no intercorporate indebtedness existing between Axent and Raptor or between Sub and Raptor that was issued, acquired or will be settled at a discount as a result of the Merger, and Axent will assume no liabilities of Raptor or any Raptor shareholder in connection with the Merger, except that Axent will assume liabilities of Raptor by operation of law in the event of a liquidation or merger of Raptor into Axent following the Merger.

    8. Pursuant to the Merger, Axent will acquire shares of Raptor Common Stock representing control of Raptor, as defined in Section 368(c)(1) of the Code, solely in exchange for voting stock of Axent. For purposes of this representation, Raptor Common Stock redeemed for cash or other property furnished by Raptor will be treated as outstanding Raptor Common Stock outstanding immediately prior to the Merger and will be considered to be acquired by Axent pursuant to the Merger. No liabilities of Raptor or the Raptor stockholders will be assumed by Axent, nor will any of the Raptor Common Stock be subject to any liabilities.

    9. At the time of the Merger, Raptor will not have outstanding any warrants, options, convertible securities or any other type of right pursuant to which any person could acquire stock of Raptor that, if exercised or converted, would affect Axent's acquisition or retention of control of Raptor, as defined in Section 368(c)(1) of the Code.

    10. Raptor is not an investment company as defined in Section
  368(a)(2)(F)(iii) and (iv) of the Code.

    11. Raptor is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

    12. As of the time of the Merger, the fair market value of the assets of Raptor will exceed the sum of its liabilities plus the liabilities, if any, to which its assets are subject.

    13. There will be no dissenters to the Merger.

    14. None of the compensation received by any stockholder-employee of Raptor represents separate consideration for, or allocable to, any of their Raptor Common Stock. None of the shares of Axent Common Stock received by any stockholders-employees of Raptor will be separate consideration for, or allocable to, any employment agreement. The compensation paid to any stockholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

    15. Raptor will not take, and Raptor is not aware of any plan or intention of Raptor stockholders to take, any position on any Federal, state or local income or franchise tax return, or take any other action or reporting position, that is inconsistent with the treatment of the Merger as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code (or, in the event of a merger or liquidation of Raptor into Axent following the Merger and pursuant to the overall plan of reorganization, as a reorganization within the meaning of Section 368(a)(1)(A) or Section 368(a)(1)(C) of the Code, depending on whether Raptor is merged or liquidated into Axent or with the representations made herein.

  16. The Merger Agreement represents the entire understanding of Axent, Sub and Raptor with respect to the Merger.

  I understand that you will be relying upon the representations set forth herein for purpose of rendering your opinion regarding the Federal income consequences of the Merger.

                                          Raptor System

                                          By:
                                             ----------------------------------

                                          Title:
                                                -------------------------------

                           AXENT TECHNOLOGIES, INC.
                            2400 RESEARCH BOULEVARD
                                   SUITE 200
                              ROCKVILLE, MD 20850

                                                                January  , 1998

Piper & Marbury L.L.P.
12000 Nineteenth Street, N.W.
Washington, D.C. 20036

Goodwin, Procter & Hoar llp
Exchange Place
Boston, MA 02109

Ladies and Gentlemen:

  In connection with the opinion to be delivered by you regarding the Agreement and Plan of Merger (the "Merger Agreement") dated December 1, 1997, among Axent Technologies, Inc., a Delaware corporation ("Axent"), Axquisition Two, Inc. a Delaware corporation and a wholly owned subsidiary of Axent ("Sub"), and Raptor Systems, Inc., a Delaware corporation ("Raptor"), I certify that, after due inquiry and investigation, the facts relating to the contemplated merger (the "Merger") of Sub with and into Raptor pursuant to the Merger Agreement, as described in the Merger Agreement and in the
Prospectus/Joint Proxy Statement of Axent and Raptor dated      1997, are,
insofar as such facts pertain to Axent and Sub, true, correct and complete in all material respects. I further certify, after due inquiry and investigation and after consultation with counsel and auditors as necessary regarding the meaning of and factual support for the following representations, as follows:

    1. The formula set forth in the Merger Agreement pursuant to which each issued and outstanding share of common stock of Raptor ("Raptor Common Stock") (other than shares owned directly by Axent or Sub) will be exchanged for common stock of Axent ("Axent Common Stock") is the result of arm's length bargaining. Pursuant to such arm's length bargaining, the fair market value of the Axent Common Stock to be received by each Raptor stockholder in the Merger will be equal to the fair market value of the Raptor Common Stock surrendered by such stockholder in the Merger.

    2. Cash payments to be made to stockholders of Raptor in lieu of fractional shares of Axent Common Stock that would otherwise be issued to such stockholders in the Merger will be made for the purpose of saving Axent the expense and inconvenience of issuing and transferring fractional shares of Axent Common Stock, and do not represent separately bargained for consideration. The total cash consideration that will be paid in the transaction to the Raptor stockholders instead of issuing fractional shares of Axent Common Stock will not exceed 1% of the total consideration that will be issued to the Raptor stockholders in exchange for their shares of Raptor Common Stock. The fractional share interests will be aggregated, and no Raptor stockholder will receive cash in an amount greater than or equal to the value of one full share of Axent Common Stock.


    3. Axent knows of no plan or intention on the part of the holders of Raptor Common Stock ( a "Plan") to engage in a sale, exchange, transfer, distribution, pledge, disposition or any other transaction that results in a reduction in the risk of ownership or a direct or indirect disposition (a "Sale") of a number of shares of Axent Common Stock received in the Merger that would reduce the ownership of Axent Common Stock by former holders of Raptor Common Stock to a number of shares having a value, as of immediately prior to the Merger, of less than 50% of the value of all of the shares of Raptor Common Stock as of such date. For purposes of this representation, shares of Raptor Common Stock (or the portion thereof) (i) with respect to which a Raptor shareholder receives consideration in the Merger other than Axent Common Stock (including, without limitation, cash in lieu of fractional shares of Axent Common Stock) and/or (ii) with respect to which a Sale occurs prior to and in contemplation of the Merger shall be considered outstanding shares of Raptor Common Stock exchanged for Axent Common Stock in the Merger and then disposed of pursuant to a Plan.

    4. Immediately following the Merger, Raptor will hold a least 90 percent of the fair market value of its net assets and at lease 70 percent of the fair market value of its gross assets, and at least 90 percent of the fair market value of Sub's net assets and at least 70 percent of the fair market value of Sub's gross assets held immediately prior to the Merger. For the purpose of determining the percentage of Raptor's net and gross assets held by Raptor immediately following the Merger, the following assets will be treated as property held by Raptor immediately prior to the Merger but not held by Raptor immediately subsequent to the Merger: (i) assets disposed of by Raptor prior to the Merger and in contemplation thereof (including, without limitation, any asset disposed of by Raptor, other than in the ordinary course of business, pursuant to a plan or intent existing during the period ending at the Closing Date and beginning with the commencement of negotiations (whether formal or informal) with Axent regarding the Merger), (ii) assets used by Raptor to pay expenses or liabilities incurred in connection with the Merger, and (iii) assets used to make distribution, redemption or other payments in respect of shares of Raptor Common Stock or rights to acquire such shares (including payments treated as such for tax purpose) that are made in contemplation of the Merger or related thereto.

    5. Prior to the Merger, Axent will be in control of Sub within the meaning of Section 368(c)(1) of the Internal Revenue Code of 1986, as amended ( the "Code"). Axent has no plan or intention to cause Raptor to issue additional shares of stock after the Merger that would result in Axent losing control of Raptor within the meaning of Section 368(c)(1) of the Code.

    6. Except with respect to fractional share interests as set forth in
  Section 1.8 of the Merger Agreement, Axent has no plan or intention to reacquire any of the Axent Common Stock issued in the transaction.

    7. Except as set forth in paragraph 22 below, Axent has no plan or intention to liquidate Raptor, to merge Raptor with and into another corporation; to sell, distribute or otherwise dispose of the stock of Raptor; or to cause Raptor to sell or otherwise dispose of any of its assets or of any of the assets acquired from Sub in the Merger, except for
  (i) dispositions made in the ordinary course of business, (ii) transfers of assets to a corporation controlled by Raptor or (iii) payments of expenses incurred by Raptor pursuant to the Merger (including payments made with respect to fractional shares).

    8. Sub is a corporation newly formed for the purpose of participating in the Merger and at no time prior to the Merger has had assets or business operations. Sub will have no liabilities assumed by Raptor, and will not transfer to Raptor any assets subject to liabilities, in the Merger.

    9. Following the Merger, Raptor will continue its historic business or will use a significant portion of its historic business assets in a business, or Raptor will be liquidated or merged into Axent and Axent will continue to conduct the historic business of Raptor.

    10. Axent, Sub, Raptor and the stockholders of Raptor will each pay their own expenses, if any, incurred in connection with the Merger, except that, pursuant to Section 7.10 of the Merger Agreement, Axent and Raptor will share certain reorganization expenses.

    11. There is no intercorporate indebtedness existing between Axent and Raptor or between Sub and Raptor that was issued, acquired or will be settled at a discount as a result of the Merger, and Axent will assume no liabilities of Raptor or any Raptor shareholder in connection with the Merger, except that Axent will assume liabilities of Raptor by operation of law in the event of a liquidation or merger of Raptor into Axent described in paragraph 22.

    12. Pursuant to the Merger, Axent will acquire shares of Raptor Common Stock representing control of Raptor, as defined in Section 368(c)(1) of the Code, solely in exchange for voting stock of Axent. For purposes of this representation, Raptor Common Stock redeemed for cash or other property furnished by Raptor will be treated as outstanding Raptor Common Stock outstanding immediately prior to the Merger and will be considered to be acquired by Axent pursuant to the Merger. No liabilities of Raptor or the Raptor shareholders will be assumed by Axent, nor will any of the Raptor Common Stock be subject to any liabilities. No "poison pill" or similar rights will be associated with Axent Common Stock on or prior to the Closing Date.

    13. Neither Axent nor any current or former subsidiary of Axent owns, or has owned during the past five years, directly or indirectly, any shares of the stock of Raptor or the right to acquire or vote any such shares (except as such rights are granted in the Merger Agreement). Except in the Merger, neither Axent nor Sub (nor any other subsidiary of Axent) has acquired or will acquire any shares of Raptor Common Stock.

    14. Neither Axent nor Sub is an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

    15. Neither Axent nor Sub is under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

    16. There will be no dissenters to the Merger.

    17. Neither Axent nor Sub will take, and Axent is not aware of any plan or intention of Axent stockholders to take, any position on any Federal, state or local income or franchise tax return, or take any other action or reporting position, that is inconsistent with the treatment of the Merger as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code (or, in the event of a merger or liquidation of Raptor into Axent as described in paragraph 22 pursuant to the overall plan of reorganization, as a reorganization within the meaning of Section 368(a)(1)(A) or 368(a)(1)(C) of the Code, depending on whether Raptor is merged or liquidated into Axent) or with the representations made herein.

    18. None of the compensation received by any stockholder-employee of Raptor represents separate consideration for, or allocable to, any of their Raptor Common Stock. None of the shares of Axent Common Stock received by any stockholders-employees of Raptor will be separate consideration for, or allocable to, any employment agreement. The compensation paid to any stockholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

    19. No shares of Sub have been or will be used as consideration or issued to stockholders of Raptor pursuant to the Merger.

    20. The Merger Agreement represents the entire understanding of Axent, Sub and Raptor with respect to the Merger.

    21. The Merger is being undertaken for the purposes of enhancing the business of Axent and for other good business purposes of Axent.
    22. On some date following the Merger, Axent might merge Raptor into Axent, or liquidate Raptor into Axent in a transaction described in Section 332 of the Code. If such merger or liquidation occurs:

      a. Axent will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by Raptor immediately prior to the Merger. The principles set forth in paragraph 4 shall apply for the purpose of determining the percentage of Raptor's net and gross asserts held by Raptor immediately following the Merger.

      b. Axent will have no plan or intention to sell or otherwise dispose of any of the assets of Raptor acquired in the merger or liquidation, as the case may be, except for (i) dispositions made in the ordinary course of business, (ii) transfers described in Section 368(a)(2)(C) of the Code or (iii) payments of expenses incurred by Raptor pursuant to the Merger.

      c. The liabilities of Raptor to be assumed by Axent and the liabilities to which the transferred assets of Raptor will be subject will have been incurred by Raptor in the ordinary course of its business.

      d. Following the merger or liquidation, as the case may be, Axent will continue the historic business of Raptor or use a significant portion of Raptor's historic business assets in a business.

  I understand that you will be relying upon the representations set forth herein for purposes of rendering your opinion regarding the Federal income tax consequences of the Merger.

                                          Axent Technologies, Inc.

                                          By:
                                             ----------------------------------

                                          Title:
                                                -------------------------------

                                                                        ANNEX B

                                                              November 30, 1997

CONFIDENTIAL

Board of Directors
AXENT Technologies, Inc.
2400 Research Blvd.
Rockville, MD 20850

Dear Members of the Board:

  We understand that AXENT Technologies, Inc. ("AXENT"), Axquisition, Inc., a wholly owned subsidiary of AXENT, (the "Transitory Subsidiary") and Raptor Systems, Inc. ("Raptor") propose to enter into an Agreement and Plan of Merger (the "Agreement") pursuant to which, through the merger of the Transitory Subsidiary with and into Raptor (the "Merger"), each share of Raptor common stock, $0.01 par value per share ("Raptor Common Stock"), shall be converted into the right to receive 0.8000 shares (the "Exchange Ratio") of AXENT common stock, $0.02 par value per share ("AXENT Common Stock"). The transaction is intended to be a tax-free reorganization within the meaning of section 368(a) of the United States Internal Revenue Code of 1986, as amended, and to be accounted for as a pooling of interests pursuant to Opinion No. 16 of the Accounting Principles Board. The terms and conditions of the above described Merger are more fully detailed in the Agreement.

  You have requested our opinion as to whether the Exchange Ratio is fair, from a financial point of view, to AXENT shareholders.

  Broadview Associates focuses on providing merger and acquisition advisory services to information technology ("IT") companies. In this capacity, we are continually engaged in valuing such businesses, and we maintain an extensive database of IT mergers and acquisitions for comparative purposes. We are currently acting as financial advisor to AXENT's Board of Directors and will receive a fee from AXENT upon the successful conclusion of the Merger.

  In rendering our opinion, we have, among other things:

   (1) reviewed the terms of the Agreement and the associated exhibits thereto in the form of the draft dated November 26, 1997 furnished to us by Piper & Marbury on November 26, 1997 (which, for the purposes of this opinion, we have assumed, with your permission, to be identical in all material respects to the agreement to be executed);

   (2) reviewed Raptor's annual report and Form 10-K for the fiscal year ended December 31, 1996 which included results for the fiscal years ended December 31, 1995 and 1996, including the audited financial statements included therein, and Raptor's Form 10-Q for the nine months ended September 30, 1997, including the unaudited financial statements included therein;

   (3) reviewed certain internal financial and operating information, including certain projections, relating to Raptor prepared by Raptor management;

   (4) participated in discussions with Raptor management concerning the operations, business strategy, financial performance and prospects for Raptor;

   (5) reviewed the recent reported closing prices and trading activity for Raptor Common Stock;

   (6) compared certain aspects of the financial performance of Raptor with public companies we deemed comparable;

    (7) analyzed available information, both public and private, concerning other mergers and acquisitions we believe to be comparable in whole or in part to the Merger;

    (8) reviewed AXENT's annual report and Form 10-K for the fiscal year ended December 31, 1996 which included results for the fiscal years ended December 31, 1995 and 1996, including the audited financial statements included therein, and AXENT's Form 10-Q for the nine months ended September 30, 1997, including the unaudited financial statements included therein;

    (9) participated in discussions with AXENT management concerning the operations, business strategy, financial performance and prospects for AXENT;

   (10) reviewed the recent reported closing prices and trading activity for AXENT Common Stock;

   (11) discussed with AXENT management its view of the strategic rationale for the Merger;

   (12) compared certain aspects of the financial performance of AXENT with public companies we deemed comparable;

   (13) considered the total number of shares of AXENT Common Stock outstanding and the average weekly trading volume of AXENT Common Stock;

   (14) reviewed recent equity analyst reports covering AXENT and Raptor;

   (15) analyzed the anticipated effect of the Merger on the future financial performance of the consolidated entity;

   (16) assisted in negotiations and discussions related to the Merger among AXENT, Raptor and their financial and legal advisors; and

   (17) conducted other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

  In rendering our opinion, we have relied, without independent verification, on the accuracy and completeness of all the financial and other information (including without limitation the representations and warranties contained in the Agreement) that was publicly available or furnished to us by AXENT, Raptor or Raptor's financial advisor. With respect to the financial projections examined by us, we have assumed that they were reasonably prepared and reflected the best available estimates and good faith judgments of the management of Raptor as to the future performance of Raptor. We have neither made nor obtained an independent appraisal or valuation of any of Raptor's assets.

  Based upon and subject to the foregoing, we are of the opinion that the Exchange Ratio is fair, from a financial point of view, to AXENT shareholders.

  For purposes of this opinion, we have assumed that neither AXENT nor Raptor is currently involved in any material transaction, including financings, recapitalizations, mergers, acquisitions and dispositions, other than the Merger and those activities undertaken in the ordinary course of conducting their respective businesses. Our opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date of this opinion, and any change in such conditions would require a reevaluation of this opinion. We express no opinion as to the price at which AXENT Common Stock will trade subsequent to the Effective Time (as defined in the Agreement).

  This opinion speaks only as of the date hereof. It is understood that this opinion is for the information of the Board of Directors of AXENT in connection with its consideration of the Merger and does not constitute a recommendation to any AXENT shareholder as to how such shareholder should vote on the Merger. Broadview Associates does not believe that any other person other than the Board of Directors of AXENT has the legal right under state law to rely on this opinion, and, in the absence of any governing precedents, we would resist any assertion otherwise by any such person. This opinion may not be published or referred to, in whole or part, without our prior written permission, which shall not be unreasonably withheld. Broadview Associates hereby consents to references to and the inclusion of this opinion in its entirety in the Proxy Statement/Prospectus to be distributed to AXENT shareholders in connection with the Merger.

                                          Sincerely,

                                              /s/ Broadview Associates llc
                                          --------------------------------------
                                          Broadview Associates LLC

                                                                        ANNEX C

                                                              November 28, 1997

Board of Directors
Raptor Systems, Inc.
69 Hickory Drive
Waltham, MA 02154

Members of the Board:

  We understand that Raptor Systems, Inc., a Delaware corporation ("Seller"), and AXENT Technologies, Inc., a Delaware Corporation ("Buyer"), have entered into a Merger Agreement to be dated December 1, 1997 (the "Merger Agreement"), pursuant to which Seller will be merged with and into Buyer, which will be the surviving entity (the "Merger"). Pursuant to the Merger, as more fully described in the Merger Agreement and as further described to us by management of Seller, we understand that each outstanding share of the common stock, $0.01 par value per share ("Seller Common Stock"), of Seller will be converted into and exchangeable for 0.8 shares of the common stock, $0.02 par value per share ("Buyer Common Stock"), of Buyer, subject to certain adjustments (the "Consideration"). The terms and conditions of the Merger are set forth in more detail in the Merger Agreement.

  You have asked for our opinion as investment bankers as to whether the Consideration to be received by the shareholders of Seller pursuant to the Merger is fair to such shareholders from a financial point of view, as of the date hereof.

  In connection with our opinion, we have, among other things: (i) reviewed certain publicly available financial and other data with respect to Seller and Buyer, including the consolidated financial statements for recent years and interim periods to September 1997 and certain other relevant financial and operating data relating to Seller and Buyer made available to us from published sources and from the internal records of Seller and Buyer; (ii) reviewed the financial terms and conditions of the Merger Agreement; (iii) reviewed certain publicly available information concerning the trading of, and the trading market for, Seller Common Stock and Buyer Common Stock; (iv) compared Seller and Buyer from a financial point of view with certain other companies in the software industry which we deemed to be relevant; (v) considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the software industry which we deemed to be comparable, in whole or in part, to the Merger; (vi) reviewed the premiums paid of selected recent merger of equals combinations which we deemed to be comparable in whole or in part, to the merger; (vii) reviewed the financial contribution each company is making to the combined company and compared that contribution to the percentage ownership each company's shareholders will hold in the combined company after the transaction closes;
(viii) reviewed and discussed with representatives of the management of Seller and Buyer certain information of a business and financial nature regarding Seller and Buyer, furnished to us by them, including financial forecasts and related assumptions of Seller and Buyer; and (ix) performed such other analyses and examinations as we have deemed appropriate.

  In connection with our review, we have not assumed any obligation independently to verify the foregoing information and have relied on its being accurate and complete in all material respects. With respect to the financial forecasts for Seller and Buyer provided to us by their respective managements, upon their advice and with your consent we have assumed for purposes of our opinion that the forecasts have been reasonably prepared on bases reflecting the best available estimates and judgments of their respective managements at the time of preparation as to the future financial performance of Seller and Buyer and that they provide a reasonable basis upon which we can form our opinion. With respect to the forecasts for Buyer provided to us by its management, for purposes of our analyses we have assumed that they provide a reasonable basis upon which we can form our opinions. We have also assumed that there have been no material changes in Seller's or Buyer's assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements made available to us. We have relied on advice of counsel and independent accountants to Seller as to all legal and financial reporting matters with respect to Seller, the Merger and the Merger Agreement. We have assumed that the Merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934 and all other applicable federal and state statutes, rules and regulations. In addition, we have not assumed responsibility for making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of Seller or Buyer, nor have we been furnished with any such appraisals. You have informed us, and we have assumed, that the Merger will be recorded as a pooling of interests under generally accepted accounting principles. Finally, our opinion is based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Accordingly, although subsequent developments may affect this opinion, we have not assumed any obligation to update, revise or reaffirm this opinion.

  We have further assumed with your consent that the Merger will be consummated in accordance with the terms described in the Merger Agreement, without any further amendments thereto, and without waiver by Seller of any of the conditions to its obligations thereunder.

  We have acted as financial advisor to Seller in connection with the Merger and will receive a fee for our services, including rendering this opinion, a significant portion of which is contingent upon the consummation of the Merger. In the ordinary course of our business, we actively trade the equity securities of Seller and Buyer for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. We have also acted as an underwriter in connection with offerings of securities of Seller and performed various investment banking services for Seller and Buyer.

  Based upon the foregoing and in reliance thereon, it is our opinion as investment bankers that the Consideration to be received by the shareholders of Seller pursuant to the Merger is fair to such shareholders from a financial point of view, as of the date hereof.

  We are not expressing an opinion regarding the price at which the Buyer Common Stock may trade at any future time. The Consideration to be received by the shareholders of Seller pursuant to the Merger is based upon a fixed exchange ratio and, accordingly, the market value of the Consideration may vary significantly.

  This opinion is directed to the Board of Directors of Seller in its consideration of the Merger and is not a recommendation to any shareholder as to how such shareholder should vote with respect to the Merger. Further, this opinion addresses only the financial fairness of the Consideration to the shareholders and does not address the relative merits of the Merger and any alternatives to the Merger, Seller's underlying decision to proceed with or effect the Merger, or any other aspect of the Merger. This opinion may not be used or referred to by Seller, or quoted or disclosed to any person in any manner, without our prior written consent, which consent is hereby given to the inclusion of this opinion in any proxy statement or prospectus or the Joint Proxy Statement/Prospectus filed with the Securities and Exchange Commission in connection with the Merger. In furnishing this opinion, we do not admit that we are experts within the meaning of the term "experts" as used in the Securities Act and the rules and regulations promulgated thereunder, nor do we admit that this opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act.

                                          Very truly yours,


                                            /s/ NationsBanc Montgomery
                                                Securities, Inc.
                                          --------------------------------------
                                          Nationsbanc Montgomery
                                          Securities, Inc.

                                                                        ANNEX D

                           AXENT TECHNOLOGIES, INC.
                       1998 EMPLOYEE STOCK PURCHASE PLAN

  The purpose of this Plan is to provide eligible employees of AXENT Technologies, Inc. (the "Company") and certain of its subsidiaries with opportunities to purchase, through payroll deductions, shares of the Company's Common Stock, $.02 par value (the "Common Stock"). The Plan is intended to benefit the Company by increasing the employees' interest in the Company's growth and success and encouraging employees to remain in the employ of the Company or its participating subsidiaries. The Plan is intended to constitute an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"), and shall be so applied and interpreted.

  1. Shares Subject to the Plan. Subject to adjustment as provided herein, the aggregate number of shares of Common Stock that may be made available for purchase by participating employees under the Plan is 500,000. The shares issuable under the Plan may, in the discretion of the Board of Directors of the Company (the "Board"), be authorized but unissued shares of Common Stock, shares purchased on the open market, or shares from any other proper source.

  2. Administration. The Plan will be administered by the Company's Board of Directors or by a committee appointed by the Board (the "Committee"). The Board or the Committee has authority to make rules and regulations for the administration of the Plan and its interpretation and decisions with regard thereto will be final and conclusive. No member of the Board or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Option granted hereunder.

  3. Eligibility. All employees of the Company, including directors who are employees, and all employees of any subsidiary of the Company (as defined in Section 424(f) of the Code), now or hereafter existing, that is designated by the Board or the Committee from time to time as a participating employer under the Plan (a "Designated Subsidiary"), are eligible to participate in any Offering (as defined below) to purchase Common Stock under the Plan, subject to such further eligibility requirements as may be specified by the Board or Committee consistent with Section 423 of the Code.

  The Board or Committee at any time, if it deems it advisable to do so, may terminate the participation of the employees of a particular Designated Subsidiary.

  4. Participation. An eligible employee may become a participating employee in the Plan by completing an election to participate in the Plan on a form provided by the Committee and submitting that form to the appropriate payroll location for such employee in accordance with such rules as may be established by the Committee from time to time. The form will authorize a regular payroll deduction from the Compensation (as defined below) received by the participating employee during the Offering Period (as defined below) and will authorize the purchase of shares of Common Stock for the participating employee's account in accordance with the terms of the Plan.

  Enrollment will become effective upon the first day of the first Offering Period that commences after the Company's receipt of the form, but not before April 1, 1998. Unless an employee files a new form or withdraws from the Plan, the participating employee's deductions and purchases will continue at the same rate for future Offering Periods under the Plan as long as the Plan remains in effect and the employee remains eligible to participate.

  The term "Compensation" means the amount of taxable income reportable for federal income tax purposes on the employee's Federal Income Tax Withholding Statement, excluding overtime, shift premium, incentive or bonus awards, allowances and reimbursements for expenses such as relocation allowances or travel expenses, income or gains on the exercise of Company stock options or stock appreciation rights, and similar items, whether or not shown on the employee's Federal Income Tax Withholding Statement, but including sales commissions or royalty payments to the extent determined by the Board or the Committee. "Compensation" shall be determined before reductions for any contributions to any plan maintained by the Company and described in Section 401(k) or Section 125 of the Code.

  5. Payroll Deductions; Withdrawals From Accounts.

  (a) The Company will maintain payroll deduction accounts for all participating employees. With respect to any Offering Period under this Plan, an eligible employee may authorize a payroll deduction in any whole number percentage up to a maximum of 10% of the Compensation he or she receives during the Offering Period or such shorter period during which deductions from payroll are made.

  (b) An employee may not increase or decrease his payroll deduction during any Offering Period, but may increase or decrease his payroll deduction with respect to a subsequent Offering Period by filing a new election form prior to such date and in accordance with such rules as may be established by the Committee from time to time.

  (c) Unless determined otherwise by the Committee, an employee may on any one occasion during an Offering Period and for any reason withdraw all or part of the balance accumulated in the employee's payroll deduction account. Any such withdrawal must be effected prior to the close of business on the day immediately preceding the last Trading Day (as defined below) of the Offering Period by delivering a written notice of withdrawal to the appropriate payroll location for such employee. If the employee withdraws all of such balance, the employee will thereby withdraw from participation in the Offering and may not begin participation again during the remainder of the Offering Period. Any employee withdrawing all or part of such balance may participate in any subsequent Offering Period in accordance with terms and conditions established by the Committee.

  6. Interest. Interest will not be paid on any employee payroll deduction accounts, except to the extent that the Board or the Committee, in its discretion, elects to credit such accounts with interest at such per annum rate as it may from time to time determine.

  7. Offering Periods. Options granted pursuant to the Plan ("Offerings") may be exercised during an offering period which will begin on the first day on which the National Association of Securities Dealers Automated Quotation ("Nasdaq") system is open for trading ("Trading Day") on or after January 1 of each year or such other date specified by the Committee and will terminate on the last Trading Day of a period specified by the Committee (each such period referred to herein as an "Offering Period"). The first Offering Period under the Plan shall commence at such time as the Committee determines, but no earlier than January 1, 1998. The duration of an Offering Period shall be determined by the Committee, in its discretion, prior to the deadline for submission of employee election forms for such Offering Period; provided, however, that no Offering Period shall have a duration in excess of 27 months. Unless determined otherwise by the Committee, subsequent Offering Periods of equal duration shall follow consecutively thereafter, each commencing on the first Trading Day occurring immediately after the expiration of the preceding Offering Period.

  8. Rights to Purchase Common Stock; Purchase Price.

  Options to purchase shares of Common Stock will be deemed granted (each, an "Option") to participating employees as of the first Trading Day of each Offering Period. Each Option shall represent a right to purchase on the last Trading Day of such Offering Period, at the Purchase Price hereinafter provided for, whole shares of Common Stock reserved for purposes of this Plan up to a maximum determined by dividing 10% of such employee's projected Compensation for the Offering Period by 85% of the Fair Market Value (as defined below) of the Common Stock on the first Trading Day of such Offering Period. The purchase price of each share of Common Stock (the "Purchase Price") during an Offering Period shall be determined by the Committee, in its discretion, prior to the deadline for submission of employee election forms for such Offering Period; provided, however, that the Purchase Price for an Offering Period shall never be less than the lesser of 85 percent of the

Fair Market Value of the Common Stock on the (i) first Trading Day of the Offering Period or (ii) last Trading Day of such Offering Period.

  For purposes of the Plan, "Fair Market Value" means the closing sale price per share of Common Stock as reflected on the principal consolidated transaction reporting system for securities listed on any national securities exchange or other market quotation system on which the Common Stock may be principally listed or quoted or, if there are no transactions on a Trading Day, then such closing price for the preceding Trading Day upon which transactions occurred.

  No employee may be granted an Option hereunder if such employee, immediately after the Option is granted, owns 5% or more of the total combined voting power or value of the stock of the Company or any subsidiary. For purposes of the preceding sentence, the attribution rules of Section 424(d) of the Code will apply in determining the stock ownership of an employee, and all stock which the employee has a contractual right to purchase will be treated as stock owned by the employee.

  No employee may be granted an Option which permits his rights to purchase Common Stock under this Plan and all other stock purchase plans of the Company and its subsidiaries, to accrue at a rate which exceeds $25,000 of the fair market value of such Common Stock (determined at the time such Option is granted) for each calendar year in which the Option is outstanding at any time, as required by Section 423 of the Code.

  9. Timing of Purchase. Unless a participating employee has given prior written notice terminating such employee's participation in the Plan, the employee has withdrawn all funds from his or her account, or the employee's participation in the Plan has otherwise been terminated, such employee will be deemed to have exercised automatically his or her Option to purchase Common Stock on the last Trading Day of the Offering Period for that number of whole shares of Common Stock which the accumulated funds in the employee's account at that time will purchase at the Purchase Price, subject to applicable adjustments as provided herein. Any balance remaining in an employee's account at the end of an Offering Period after such purchase of Common Stock will be automatically carried forward into the employee's account for the next Offering Period unless the employee has elected not to participate in the next Offering Period.

  10. Issuance of Certificates. As soon as practicable following the end of each Offering Period, certificates representing shares of Common Stock purchased under the Plan for such Offering Period shall be issued only in the name of the employee, in the name of the employee and another person of legal age as joint tenants with rights of survivorship, or (in the Company's sole discretion) in the street name of a brokerage firm, bank or other nominee holder designated by the employee.

  11. Rights on Retirement, Death or Termination of Employment. In the event of a participating employee's termination of employment prior to the last Trading Day of an Offering Period (whether as a result of the employee's voluntary or involuntary termination, retirement, death or otherwise), no payroll deduction will be taken from any pay due and owing to the employee and the balance in the employee's payroll deduction account will be paid to the employee or, in the event of the employee's death, (a) to a beneficiary previously designated in a revocable notice signed by the employee (with any spousal consent required under state law) or (b) in the absence of such a designated beneficiary, to the executor or administrator of the employee's estate or (c) if no such executor or administrator has been appointed to the knowledge of the Company, to such other person(s) as the Company may, in its discretion, designate. If, prior to the last Trading Day of an Offering Period, the Designated Subsidiary by which an employee is employed will cease to be a subsidiary of the Company, or if the employee is transferred to a subsidiary of the Company that is not a Designated Subsidiary, the employee will be deemed to have terminated employment for the purposes of this Plan.

  12. Termination of Participation. A participating employee will be refunded all monies in his or her account, and his or her participation in the Plan will be terminated if either (a) the Board elects to terminate the Plan, or
(b) the employee ceases to be eligible to participate in the Plan. As soon as practicable following termination of an employee's participation in the Plan, the Company will deliver to the employee a check representing the amount (including interest, if the Committee has determined any interest shall accrue) in the employee's account and a stock certificate representing the number of shares held in the employee's account. Once terminated, participation may not be reinstated for the then current Offering Period, but, if otherwise eligible, the employee may elect to participate in any subsequent Offering Period.

  13. Optionees Not Stockholders. Neither the granting of an Option to an employee nor the deductions from his pay will constitute such employee a stockholder of the shares of Common Stock covered by an Option under this Plan until such shares have been purchased by and issued to him.

  14. Options Not Transferable. Options under this Plan are not transferable by a participating employee other than by will or the laws of descent and distribution, and are exercisable during the employee's lifetime only by the employee.

  15. Withholding of Taxes. To the extent that a participating employee realizes ordinary income in connection with a sale or other transfer of any shares of Common Stock purchased under the Plan or the crediting of interest to the employee's accounts, the Company may withhold amounts needed to cover such taxes from any payments otherwise due and owing to the participating employee or from shares that would otherwise be issued to the participating employee hereunder. Any participating employee who sells or otherwise transfers shares purchased under the Plan within one year after the shares were transferred to the participating employee or within two years after the beginning of the Offering Period in which the shares were purchased must within 30 days of such sale or transfer notify the Company in writing of the sale or transfer.

  16. Application of Funds. All funds received or held by the Company under the Plan may be used for any corporate purpose until applied to the purchase of Common Stock and/or refunded to participating employees and can be commingled with other general corporate funds. Participating employees' accounts will not be segregated.

  17. Adjustment in Case of Changes Affecting Common Stock. If the number of outstanding shares of Common Stock is increased or decreased or the shares of Common Stock are changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any recapitalization, reclassification, stock split, reverse split, combination of shares, exchange of shares, stock dividend, or other distribution payable in capital stock, or other increase or decrease in such shares effected without receipt of consideration by the Company occurring after the effective date of the Plan, the number and kinds of shares that may be purchased under the Plan shall be adjusted proportionately and accordingly by the Company. In addition, the number and kind of shares for which options are outstanding shall be similarly adjusted so that the proportionate interest, if any, of a participating employee immediately following such event shall, to the extent practicable, be the same as immediately prior to such event. Any such adjustment in outstanding options shall not change the aggregate Purchase Price payable by a participating employee with respect to shares subject to such options, but shall include a corresponding proportionate adjustment in the Purchase Price per share.

  18. Mergers and Other Changes of Control.

  (a) Definition of Change of Control. For purposes of this Plan, a "Change of Control" shall mean the occurrence of any of the following:

    (i) any "person", as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of stock of the Company), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities;

    (ii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no "person" (as hereinabove defined) acquires more than 50% of the combined voting power of the Company's then outstanding securities; or

    (iii) the stockholders of the Company approve a plan of complete liquidation of the Company or the sale of all or substantially all of the Company's assets which, in either case, has not previously been approved by a majority of the Disinterested Directors. For purposes of this subparagraph (iii), "Disinterested Directors" shall mean individuals who at the beginning of any period of two consecutive years ending during the term of the Plan (not including any period prior to the adoption of the Plan) constitute the Board of Directors of the Corporation, and any new Director (other than a Director designated by a person who has entered into an agreement with the Corporation to effect any transaction described in clause (i), (ii) or (iii) of this Section 18) whose election by the Board of Directors or nomination for election by the Corporation's stockholders was approved by a vote of at least two-thirds of the Directors then still in office who were either Directors at the beginning of the period or whose election or whose nomination for election was previously so approved.

  (b) Reorganization in Which the Company Is the Surviving
Corporation. Subject to subsection (c) of this Section 18, if the Company shall be the surviving corporation in any reorganization, merger or consolidation of the Company with one or more other corporations, all outstanding options under the Plan shall pertain to and apply to the securities to which a holder of the number of shares of Common Stock subject to such options would have been entitled immediately following such reorganization, merger or consolidation, with a corresponding proportionate adjustment of the Purchase Price per share so that the aggregate Purchase Price thereafter shall be the same as the aggregate Purchase Price of the shares subject to such options immediately prior to such reorganization, merger or consolidation.

  (c) Change of Control. Upon any Change of Control, the Plan and all options outstanding hereunder shall terminate, except to the extent provision is made in writing in connection with such transaction for the continuation of the Plan and/or the assumption of the options theretofore granted, or for the substitution for such options of new options covering the stock of a successor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kinds of shares and exercise prices, in which event the Plan and options theretofore granted shall continue in the manner and under the terms so provided. In the event of any such termination of the Plan, the Offering Period shall be deemed to have ended on the last Trading Day prior to such termination, and, unless the Board determines otherwise in its discretion, each participating employee shall have the ability to choose either to (i) have all monies then credited to such employee's account (including interest, to the extent any has accrued) returned to such participating employee or (ii) exercise his or her options in accordance with
Section 9 on such last Trading Day; provided, however, that if a participating employee does not exercise his or her right of choice, his or her options shall be deemed to have been automatically exercised in accordance with
Section 9 on such last Trading Day. The Board shall send written notice of an event that will result in such a termination to all participating employees not later than the time at which the Company gives notice thereof to its stockholders.

  (d) No Limitations on the Company. The grant of an Option pursuant to the Plan shall not affect or limit in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge, consolidate, dissolve or liquidate, or to sell or transfer all or any part of its business or assets.

  19. Amendment of the Plan. The Board may at any time, and from time to time, amend this Plan in any respect, except that (a) if the approval of any such amendment by the stockholders of the Company is required by Section 423 of the Code, such amendment will not be effected without such approval, and (b) in no event may any amendment be made which would cause the Plan to fail to comply with Section 423 of the Code unless expressly so provided by the Board.

  20. Insufficient Shares. In the event that the total number of shares of Common Stock specified in elections to be purchased under any Offering plus the number of shares purchased under previous Offerings under this Plan exceeds the maximum number of shares issuable under this Plan, the Board or the Committee will allot the shares then available on a pro rata basis.

  21. Termination of the Plan. This Plan may be terminated at any time by the Board. Upon termination of this Plan all amounts in the payroll deduction accounts of participating employees will be promptly refunded.

  22. Governmental Regulations.

  (a) The Company's obligation to sell and deliver Common Stock under this Plan is subject to listing on a national stock exchange or quotation on Nasdaq and the approval of all governmental authorities required in connection with the authorization, issuance or sale of such stock.

  (b) The Plan will be governed by the laws of the State of Delaware except to the extent that such law is preempted by federal law.

  (c) The Plan is intended to comply with the provisions of Rule 16b-3(b)(5) promulgated under the Exchange Act as a "Stock Purchase Plan". Any provision inconsistent with such Rule will to that extent be inoperative and will not affect the validity of the Plan.

  23. Effective Date and Approval of Stockholders. The Plan will take effect on April 1, 1998, subject to approval by the stockholders of the Company as required by Section 423 of the Code, which approval must occur within twelve months of the adoption of the Plan by the Board.

                                                                        ANNEX E

                           AXENT TECHNOLOGIES, INC.
                           1998 INCENTIVE STOCK PLAN

  1. ESTABLISHMENT, PURPOSE AND TYPES OF AWARDS

  AXENT Technologies, Inc. hereby establishes the AXENT Technologies, Inc. 1998 Incentive Stock Plan (the "Plan"). The purpose of the Plan is to promote the long-term growth and profitability of AXENT Technologies, Inc. (the "Corporation") by (i) providing key people with incentives to improve stockholder value and to contribute to the growth and financial success of the Corporation, and (ii) enabling the Corporation to attract, retain and reward the best-available persons for positions of substantial responsibility.

  The Plan permits the granting of stock options (including incentive stock options qualifying under Code section 422 and nonqualified stock options), stock appreciation rights, restricted or unrestricted stock awards, phantom stock, performance awards, or any combination of the foregoing.

  2. DEFINITIONS

  Under this Plan, except where the context otherwise indicates, the following definitions apply:

  (a) "Affiliate" shall mean any entity, whether now or hereafter existing, which controls, is controlled by, or is under common control with, the Corporation (including, but not limited to, joint ventures, limited liability companies, and partnerships). For this purpose, "control" shall mean ownership of 50% or more of the total combined voting power or value of all classes of stock or interests of the entity.

  (b) "Award" shall mean any stock option, stock appreciation right, stock award, phantom stock award, or performance award.

  (c) "Board" shall mean the Board of Directors of the Corporation.

  (d) "Change of Control" shall mean the occurrence of any of the following:

    (i) any "person", as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Corporation, any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation, or any corporation owned directly or indirectly by the stockholders of the Corporation in substantially the same proportion as their ownership of stock of the Corporation), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing 50% or more of the combined voting power of the Corporation's then outstanding securities;

    (ii) during any period of two consecutive years ending during the term of the Plan (not including any period prior to the adoption of the Plan), individuals who at the beginning of such period constitute the Board of Directors of the Corporation, and any new Director (other than a Director designated by a person who has entered into an agreement with the Corporation to effect any transaction described in clause (i), (iii) or
  (iv) of this Section 2(d)) whose election by the Board of Directors or nomination for election by the Corporation's stockholders was approved by a vote of at least two-thirds of the Directors then still in office who were either Directors at the beginning of the period or whose election or whose nomination for election was previously so approved (collectively, the "Disinterested Directors"), cease for any reason to constitute a majority of the Board of Directors;

    (iii) the stockholders of the Corporation approve a merger or consolidation of the Corporation with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of the Corporation (or similar transaction) in which no "person" (as hereinabove defined) acquires more than 50% of the combined voting power of the Corporation's then outstanding securities; or

    (iv) the stockholders of the Corporation approve a plan of complete liquidation of the Corporation or the sale of all or substantially all of the Corporation's assets which, in either case, has not previously been approved by a majority of the Disinterested Directors.

  (e) "Code" shall mean the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

  (f) "Common Stock" shall mean shares of common stock of the Corporation, par value of two cents ($0.02) per share.

  (g) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

  (h) "Fair Market Value" of a share of the Corporation's Common Stock for purposes of the granting of an Award under this Plan shall be determined in good faith by the Board at the time of the grant using any reasonable method based on the principal stock exchange or market upon which the Company's stock is traded; and for all other purposes on a particular date shall mean the last reported sale price per share of Common Stock, regular way, on such date or, in case no such sale takes place on such date, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on a national securities exchange or included for quotation on the Nasdaq-National Market. If, as the case may be, the relevant date is not a trading day, the determination shall be made as of the next preceding trading day. As used herein, the term "trading day" shall mean a day on which public trading of securities occurs and is reported in the principal consolidated reporting system referred to above.

  (i) "Grant Agreement" shall mean a written document memorializing the terms and conditions of an Award granted pursuant to the Plan and shall incorporate the terms of the Plan.

  (j) "Parent" shall mean a corporation, whether now or hereafter existing, within the meaning of the definition of "parent corporation" provided in Code section 424(e), or any successor thereto.

  (k) "Rule 16b-3" shall mean Rule 16b-3 as in effect under the Exchange Act on the effective date of the Plan, or any successor provision prescribing conditions necessary to exempt the issuance of securities under the Plan (and further transactions in such securities) from Section 16(b) of the Exchange Act.

  (l) "Subsidiary" and "subsidiaries" shall mean only a corporation or corporations, whether now or hereafter existing, within the meaning of the definition of "subsidiary corporation" provided in Section 424(f) of the Code, or any successor thereto.

  3. ADMINISTRATION

  (a) Administration of the Plan. The Plan shall be administered by the Board or by such committee or committees as may be appointed by the Board from time to time (the Board, committee or committees hereinafter referred to as the "Administrator").

  (b) Powers of the Administrator. The Administrator shall have all the powers vested in it by the terms of the Plan, such powers to include authority, in its sole and absolute discretion, to grant Awards under the Plan, prescribe Grant Agreements evidencing such Awards and establish programs for granting Awards.

  The Administrator shall have full power and authority to take all other actions necessary to carry out the purpose and intent of the Plan, including, but not limited to, the authority to: (i) determine the eligible persons to whom, and the time or times at which Awards shall be granted; (ii) determine the types of Awards to be granted; (iii) determine the number of shares to be covered by or used for reference purposes for each Award; (iv) impose such terms, limitations, restrictions and conditions upon any such Award as the Administrator shall deem appropriate; (v) modify, amend, extend or renew outstanding Awards, or accept the surrender of outstanding Awards and substitute new Awards (provided however, that, except as provided in Section 7(d) of the Plan, any modification that would materially adversely affect any outstanding Award shall not be made without the consent of the holder); (vi) accelerate or otherwise change the time in which an Award may be exercised or becomes payable and to waive or accelerate the lapse, in whole or in part, of any restriction or condition with respect to such Award, including, but not limited to, any restriction or condition with respect to the vesting or exercisability of an Award following termination of any grantee's employment; and (vii) establish objectives and conditions, if any, for earning Awards and determining whether Awards will be paid after the end of a performance period.

  The Administrator shall have full power and authority, in its sole and absolute discretion, to administer and interpret the Plan and to adopt and interpret such rules, regulations, agreements, guidelines and instruments for the administration of the Plan and for the conduct of its business as the Administrator deems necessary or advisable.

  (c) Non-Uniform Determinations. The Administrator's determinations under the Plan (including without limitation, determinations of the persons to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards and the Grant Agreements evidencing such Awards) need not be uniform and may be made by the Administrator selectively among persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated.

  (d) Limited Liability. To the maximum extent permitted by law, no member of the Administrator shall be liable for any action taken or decision made in good faith relating to the Plan or any Award thereunder.

  (e) Indemnification. To the maximum extent permitted by law and by the Corporation's charter and bylaws, the members of the Administrator shall be indemnified by the Corporation in respect of all their activities under the Plan.

  (f) Effect of Administrator's Decision. All actions taken and decisions and determinations made by the Administrator on all matters relating to the Plan pursuant to the powers vested in it hereunder shall be in the Administrator's sole and absolute discretion and shall be conclusive and binding on all parties concerned, including the Corporation, its stockholders, any participants in the Plan and any other employee of the Corporation, and their respective successors in interest.

  4. SHARES AVAILABLE FOR THE PLAN; MAXIMUM AWARDS

  Subject to adjustments as provided in Section 7(d) of the Plan, the shares of Common Stock that may be issued with respect to Awards granted under the Plan shall not exceed an aggregate of 1,800,000 shares of Common Stock. The Corporation shall reserve such number of shares for Awards under the Plan, subject to adjustments as provided in Section 7(d) of the Plan. If any Award, or portion of an Award, under the Plan expires or terminates unexercised, becomes unexercisable or is forfeited or otherwise terminated, surrendered or canceled as to any shares, or if any shares of Common Stock are surrendered to the Corporation in connection with any Award (whether or not such surrendered shares were acquired pursuant to any Award), the shares subject to such Award and the surrendered shares shall thereafter be available for further Awards under the Plan; provided, however, that any such shares that are surrendered to the Corporation in connection with any Award or that are otherwise forfeited after issuance shall not be available for purchase pursuant to incentive stock options intended to qualify under Code section 422.

  Subject to adjustments as provided in Section 7(d) of the Plan, the maximum number of shares of Common Stock subject to Awards of any combination that may be granted during any one fiscal year of the Corporation to any one individual shall be limited to 500,000. Such per-individual limit shall not be adjusted to effect a restoration of shares of Common Stock with respect to which the related Award is terminated, surrendered or canceled.

  5. PARTICIPATION

  Participation in the Plan shall be open to all employees, officers, directors and consultants of the Corporation, or of any Affiliate of the Corporation, as may be selected by the Administrator from time to time.

  6. AWARDS

  The Administrator, in its sole discretion, establishes the terms of all Awards granted under the Plan. Awards may be granted individually or in tandem with other types of Awards. All Awards are subject to the terms and conditions provided in the Grant Agreement.

  (a) Stock Options. The Administrator may from time to time grant to eligible participants Awards of incentive stock options as that term is defined in Code section 422 or nonqualified stock options; provided, however, that Awards of incentive stock options shall be limited to employees of the Corporation or of any Parent or Subsidiary of the Corporation. Options intended to qualify as incentive stock options under Code section 422 must have an exercise price at least equal to Fair Market Value on the date of grant, but nonqualified stock options may be granted with an exercise price less than Fair Market Value. No stock option shall be an incentive stock option unless so designated by the Administrator at the time of grant or in the Grant Agreement evidencing such stock option.

  (b) Stock Appreciation Rights. The Administrator may from time to time grant to eligible participants Awards of Stock Appreciation Rights ("SAR"). An SAR entitles the grantee to receive, subject to the provisions of the Plan and the Grant Agreement, a payment having an aggregate value equal to the product of
(i) the excess of (A) the Fair Market Value on the exercise date of one share of Common Stock over (B) the base price per share specified in the Grant Agreement, times (ii) the number of shares specified by the SAR, or portion thereof, which is exercised. Payment by the Corporation of the amount receivable upon any exercise of an SAR may be made by the delivery of Common Stock or cash, or any combination of Common Stock and cash, as determined in the sole discretion of the Administrator. If upon settlement of the exercise of an SAR a grantee is to receive a portion of such payment in shares of Common Stock, the number of shares shall be determined by dividing such portion by the Fair Market Value of a share of Common Stock on the exercise date. No fractional shares shall be used for such payment and the Administrator shall determine whether cash shall be given in lieu of such fractional shares or whether such fractional shares shall be eliminated.

  (c) Stock Awards. The Administrator may from time to time grant restricted or unrestricted stock Awards to eligible participants in such amounts, on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by law, as it shall determine. A stock Award may be paid in Common Stock, in cash, or in a combination of Common Stock and cash, as determined in the sole discretion of the Administrator.

  (d) Phantom Stock. The Administrator may from time to time grant Awards to eligible participants denominated in stock-equivalent units ("phantom stock") in such amounts and on such terms and conditions as it shall determine. Phantom stock units granted to a participant shall be credited to a bookkeeping reserve account solely for accounting purposes and shall not require a segregation of any of the Corporation's assets. An Award of phantom stock may be settled in Common Stock, in cash, or in a combination of Common Stock and cash, as determined in the sole discretion of the Administrator. Except as otherwise provided in the applicable Grant Agreement, the grantee shall not have the rights of a stockholder with respect to any shares of Common Stock represented by a phantom stock unit solely as a result of the grant of a phantom stock unit to the grantee.

  (e) Performance Awards. The Administrator may, in its discretion, grant performance awards which become payable on account of attainment of one or more performance goals established by the Administrator. Performance awards may be paid by the delivery of Common Stock or cash, or any combination of Common Stock and cash, as determined in the sole discretion of the Administrator. Performance goals established by the Administrator may be based on the Corporation's or an Affiliate's operating income or one or more other business criteria selected by the Administrator that apply to an individual or group of individuals, a business unit, or the Corporation or an Affiliate as a whole, over such performance period as the Administrator may designate.

  7. MISCELLANEOUS

  (a) Withholding of Taxes. Grantees and holders of Awards shall pay to the Corporation, or make provision satisfactory to the Administrator for payment of, any taxes required to be withheld in respect of Awards under the Plan no later than the date of the event creating the tax liability. The Corporation may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to the grantee or holder of an Award. In the event that payment to the Corporation of such tax obligations is made in shares of Common Stock, such shares shall be valued at Fair Market Value on the applicable date for such purposes.

  (b) Loans. The Corporation may make or guarantee loans to grantees to assist grantees in exercising Awards and satisfying any withholding tax obligations.

  (c) Transferability. Except as otherwise determined by the Administrator, and in any event in the case of an incentive stock option or a stock appreciation right granted with respect to an incentive stock option, no Award granted under the Plan shall be transferable by a grantee otherwise than by will or the laws of descent and distribution or pursuant to a domestic relations order within the meaning of Section 414(p) of the Code. Unless otherwise determined by the Administrator in accord with the provisions of the immediately preceding sentence, an Award may be exercised during the lifetime of the grantee or an alternate payee (as applicable), only by the grantee or the grantee's alternate payee under a domestic relations order as described above, as the case may be, or, during the period the grantee or alternate payee is under a legal disability, by such individual's guardian or legal representative.

  (d) Adjustments; Business Combinations. In the event of changes in the Common Stock of the Corporation by reason of any stock dividend, split-up, recapitalization, merger, consolidation, business combination or exchange of shares and the like, the Administrator shall, in its discretion, make appropriate adjustments to the maximum number and kind of shares reserved for issuance or with respect to which Awards may be granted under the Plan as provided in Section 4 of the Plan and to the number, kind and price of shares covered by Awards granted, and shall, in its discretion and without the consent of holders of Awards, make any other adjustments in Awards, including but not limited to reducing the number of shares subject to Awards or providing or mandating alternative settlement methods such as settlement of the Awards in cash or in shares of Common Stock or other securities of the Corporation or of any other entity, or in any other matters which relate to Awards as the Administrator shall, in its sole discretion, determine to be necessary or appropriate.

  Subject to any provisions in any Grant Agreement providing a result more favorable to the holder of such Award, in the event of a "Change in Control," any restrictions on vesting or exercising any outstanding Award issued pursuant to the Plan prior to any given date shall terminate with respect to the number of whole shares constituting 50% of the shares subject to any such restriction.

  Notwithstanding anything in the Plan to the contrary and without the consent of holders of Awards, the Administrator, in its sole discretion, may make any modifications to any Awards, including but not limited to cancellation, forfeiture, surrender or other termination of the Awards in whole or in part regardless of the vested status of the Award, in order to facilitate any business combination that is authorized by the Board to comply with requirements for treatment as a pooling of interests transaction for accounting purposes under generally accepted accounting principles.

  The Administrator is authorized to make, in its discretion and without the consent of holders of Awards, adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events affecting the Corporation, or the financial statements of the Corporation or any Subsidiary, or of changes in applicable laws, regulations, or accounting principles, whenever the Administrator determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

  (e) Substitution of Awards in Mergers and Acquisitions. Awards may be granted under the Plan from time to time in substitution for Awards held by employees or directors of entities who become or are about to become employees or directors of the Corporation or an Affiliate as the result of a merger or consolidation of the employing entity with the Corporation or an Affiliate, or the acquisition by the Corporation or an Affiliate of the assets or stock of the employing entity. The terms and conditions of any substitute Awards so granted may vary from the terms and conditions set forth herein to the extent that the Administrator deems appropriate at the time of grant to conform the substitute Awards to the provisions of the awards for which they are substituted.

  (f) Termination, Amendment and Modification of the Plan. The Board may terminate, amend or modify the Plan or any portion thereof at any time.

  (g) Non-Guarantee of Employment or Service. Nothing in the Plan or in any Grant Agreement thereunder shall confer any right on an individual to continue in the service of the Corporation or shall interfere in any way with the right of the Corporation to terminate such service at any time.

  (h) No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Corporation and a grantee or any other person. To the extent that any grantee or other person acquires a right to receive payments from the Corporation pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Corporation.

  (i) Governing Law. The validity, construction and effect of the Plan, of Grant Agreements entered into pursuant to the Plan, and of any rules, regulations, determinations or decisions made by the Administrator relating to the Plan or such Grant Agreements, and the rights of any and all persons having or claiming to have any interest therein or thereunder, shall be determined exclusively in accordance with applicable federal laws and the laws of the State of Delaware, without regard to its conflict of laws principles.

  (j) Effective Date; Termination Date. The Plan is effective as of the date on which the Plan was adopted by the Board, subject to approval of the stockholders within twelve months before or after such date. No Award shall be granted under the Plan after the close of business on the day immediately preceding the tenth anniversary of the effective date of the Plan. Subject to other applicable provisions of the Plan, all Awards made under the Plan prior to such termination of the Plan shall remain in effect until such Awards have been satisfied or terminated in accordance with the Plan and the terms of such Awards.

Date Approved by the Board: _________

Date Approved by the Stockholders: __

                                                                        ANNEX F

                           AXENT TECHNOLOGIES, INC.
                             EXCHANGE OPTION PLAN
                               FOR OPTIONEES OF
                             RAPTOR SYSTEMS, INC.

  1. PURPOSE

  This Exchange Option Plan For Optionees of Raptor Systems, Inc. (the "Plan") is an amendment and restatement of the Raptor Systems, Inc. 1995 Stock Option And Grant Plan as hereby assumed and adopted by AXENT Technologies, Inc. (the "Company") for the sole purpose of granting stock options for the purchase of shares of common stock of the Company, par value $0.02 per share ("Replacement Options"), in exchange for stock options for the purchase of shares of common stock of Raptor Systems, Inc., par value $0.01 per share ("Raptor Options"), with respect to any such Raptor Options that are outstanding immediately prior to the effective time (the "Effective Time") of the merger pursuant to the Agreement and Plan of Merger to which the Company and Raptor Systems, Inc. are parties, dated December 1, 1997 (the "Merger Agreement") as defined therein. Notwithstanding anything to the contrary contained in the Plan immediately prior to the Effective Time, the Plan shall continue in effect in accordance with the provisions set forth below.

  The Plan is intended as a performance incentive for officers, employees, directors, consultants and other key persons of the Company who performed services for Raptor Systems, Inc. or its subsidiaries prior to the Effective Time to enable the persons to whom options are granted (the "Optionees") to acquire or increase a proprietary interest in the success of the Company. The Company intends that this purpose will be effected by the granting of Replacement Options in the form of "incentive stock options" ("Incentive Options") as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and nonqualified stock options ("Nonqualified Options").

  2. OPTIONS TO BE GRANTED AND ADMINISTRATION

  (a) No options shall be granted under this Plan except such Replacement Options as are required to be granted pursuant to the terms and conditions of the Merger Agreement. Replacement Options granted under the Plan may be either Incentive Options or Nonqualified Options, and shall be designated as such at the time of grant. To the extent that any option intended to be an Incentive Option shall fail to qualify as an "incentive stock option" under the Code, such option shall be deemed to be a Nonqualified Option.

  (b) The Plan shall be administered by either the Board of Directors of the Company or a committee (the "Committee"), appointed by the Board of Directors and comprised of not fewer than two directors of the Company, each of whom shall be a "non-employee director" of the Company within the meaning of Rule 16b-3(b)(3) promulgated under the Securities Exchange Act of 1934, as amended, and each of whom shall also be an "outside director" within the meaning of Rule 162(m) of the Code and regulations promulgated thereunder. All references to the "Committee" herein may also be deemed to refer to the Board of Directors; provided, however, that the Board of Directors of the Company or the Compensation Committee thereof, in its discretion, may delegate to the Chief Executive Officer of the Company all or part of the Compensation Committee's authority and duties with respect to the granting of Incentive Options to individuals who are not subject to the reporting and other provisions of Section 16 of the Act or "covered employees" within the meaning of Section 162(m) of the Code. The Board of Directors or the Compensation Committee may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Board of Directors' or Compensation Committee's delegate or delegates that were consistent with the terms of the Plan.

  (c) Subject to the terms and conditions of the Plan and the Merger Agreement, the Committee shall have the power:

    (i) to determine the Replacement Options to be granted to eligible persons under the Plan, to prescribe the terms and provisions (which need not be identical) of Replacement Options granted under the Plan to such persons and to approve the grant of Replacement Options;

    (ii) to construe and interpret the Plan and grants thereunder and to establish, amend, and revoke rules and regulations for administration of the Plan. In this connection, the Committee may correct any defect or supply any omission, or reconcile any inconsistency in the Plan, in any option agreement, or in any related agreements, in the manner and to the extent it shall deem necessary or expedient to make the Plan fully effective;

    (iii) to accelerate the exercisability or vesting of all or any portion of any Replacement Option;

    (iv) subject to the provisions of Section 5(a), to extend the period in which Replacement Options may be exercised; and

    (v) generally, to exercise such powers and to perform such acts as are deemed necessary or expedient to promote the best interests of the Company with respect to the Plan.

  All decisions and determinations by the Committee in the exercise of its powers shall be final and binding upon the Company and the Optionees.

  3. STOCK

  The stock subject to the options granted under the Plan shall be shares of the Company's authorized but unissued common stock, par value $.02 per share (the "Common Stock"). The total number of shares that may be issued under the Plan shall not exceed an aggregate of one million eight hundred seventy-eight thousand seven hundred twenty-six (1,878,726) shares of Common Stock. Options with respect to no more than 250,000 shares of Common Stock (specified with respect to shares issuable pursuant to Raptor Options granted prior the Effective Time without giving effect to the exchange ratio (the "Exchange Ratio") under the Merger Agreement, as defined therein) may be granted to any one individual during any one calendar year period, but such limit is not applicable to the extent that such options are Replacement Options granted hereunder in exchange for Raptor Options that were outstanding in whole or in part immediately prior to the Effective Time. Such numbers shall be subject to adjustment as provided in Section 7 hereof.

  4. ELIGIBILITY

  (a) Replacement Options that are intended to be Incentive Options may be granted only to officers or other employees of the Company or its Subsidiaries, including members of the Board of Directors who are also employees of the Company or its Subsidiaries and to such other former employees of Raptor Systems, Inc. or its Subsidiaries as may be permitted under Section 424(a) of the Code in exchange for outstanding options held by such persons immediately preceding the Effective Time. The term "Subsidiaries" includes any corporations in which stock possessing fifty percent or more of the total combined voting power of all classes of stock is owned directly or indirectly by the Company. Replacement Options that are intended to be Nonqualified Options may be granted to officers or other employees of the Company or its Subsidiaries, members of the Board of Directors and consultants and other key persons who provide services to the Company or its Subsidiaries or provided services to Raptor Systems, Inc. or its subsidiaries (regardless of whether they are also employees) in exchange for outstanding options held by such persons immediately preceding the Effective Time.

  (b) Except as may be permitted under Section 424(a) of the Code, no person shall be eligible to receive any Incentive Option under the Plan if, at the date of grant, such person beneficially owns stock representing in excess of 10% of the total combined voting power of all classes of stock of the Company or of its parent or Subsidiary (a "Ten Percent Stockholder") unless notwithstanding anything in this Plan to the contrary (i) the purchase price for the Common Stock subject to such option is at least 110% of the fair market value of such stock at the time of the grant and (ii) the option by its terms is not exercisable more than five years from the date of grant thereof.

  (c) Notwithstanding any other provision of the Plan, to the extent that the aggregate fair market value of the stock with respect to which Incentive Options are exercisable for the first time by any individual during any calendar year (under all plans of the Company and its parent and Subsidiaries) exceeds $100,000, the options attributable to the excess over $100,000 shall be treated as Nonqualified Options under the Plan. Such annual limitation shall be applied to Replacement Options by taking Incentive Options into account in the order in which the Raptor Options for which they were exchanged were granted.

  5. TERMS OF THE OPTION AGREEMENTS

  Subject to the terms and conditions of the Plan and the Merger Agreement, each option agreement for a Replacement Option shall contain substantially the same terms and conditions of the option agreement for the Raptor Option that is being replaced thereby, giving effect to any acceleration of vesting for such Raptor Option as a result of the consummation of the merger to the extent required by the Merger Agreement, and shall not give the Optionee any additional benefits that the Optionee did not have under the Raptor Option other than the continuation of the term and exercisability thereof after the Effective Time in accordance with the original terms of such Raptor Option. Option agreements need not be identical, but each option agreement by appropriate language shall include the substance of all of the following provisions:

    (a) Expiration; Termination of Employment. Notwithstanding any other provision of the Plan or of any option agreement, each Replacement Option shall expire on the date specified in the option agreement, which date in the case of any Incentive Option shall not be later than the tenth anniversary of the date on which the Raptor Option that is replaced by such Replacement Option was granted; provided, however, that if such Incentive Option is held by a Ten Percent Stockholder (within the meaning of Section 422 of the Code as applied to Raptor Systems, Inc. at the time of the grant of the Raptor Option), the expiration date of such Incentive Option shall not be later than five years from the date of grant of the Raptor Option. If an Optionee's employment or service as a director with the Company and its Subsidiaries terminates for any reason, the Committee may in its discretion provide, at any time, that any outstanding option granted to such Optionee under the Plan shall be exercisable for such period following termination of employment as may be specified by the Committee, which period shall not exceed three months for purposes of Incentive Options where such termination is not due to death or disability, subject to the expiration date of such option. In case of termination on account of disability (within the meaning of Section 22(e)(3) of the Code), Incentive Options may be exercisable for a period of up to one year following termination of employment, subject to the expiration date of such option.

    (b) Minimum Shares Exercisable. The minimum number of shares with respect to which an option may be exercised at any one time shall be one hundred
  (100) shares, or such lesser number as is subject to exercise under the option at the time, provided that no fractional shares may be issued.

    (c) Exercise. Each option shall be exercisable in such installments (which need not be equal) and at such times as may be designated by the Committee. To the extent not exercised, installments shall accumulate and be exercisable, in whole or in part, at any time after becoming exercisable, but not later than the date the option expires.

    (d) Purchase Price. The purchase price per share of Common Stock subject to each Replacement Option shall be the per share purchase price of the Raptor Option in exchange for which the Replacement Option is granted divided by the Exchange Ratio, rounded up to the nearest cent, as determined in accordance with the Merger Agreement and, if the Replacement Option is an Incentive Option, in accordance with Section 424(a) of the Code.

    (e) Fair Market Value of Shares. For the purposes of the Plan, the fair market value of the Common Stock shall be determined in good faith by the Committee; provided, however, that (i) if the Common Stock is admitted to quotation on the National Association of Securities Dealers Automated Quotation System ("Nasdaq") Small-Cap Market on the date the option is granted, the fair market value shall not be less than the average of the highest bid and lowest asked prices of the Common Stock on Nasdaq reported for such date or, if no prices were reported for such date, for the last date preceding such date on which prices were reported and (ii) if the Common Stock is admitted to trading on a national securities exchange or the Nasdaq National Market System on the date the option is granted, the fair market value shall not be less than the closing price reported for the Common Stock on such exchange or system for such date or, if no sales were reported for such date, for the last date preceding such date for which a sale was reported.

    (f) Rights of Optionees. No Optionee shall be deemed for any purpose to be the owner of any shares of Common Stock subject to any option unless and until (i) the option shall have been exercised pursuant to the terms thereof, (ii) all requirements under applicable law and regulations shall have been complied with to the satisfaction of the Company, (iii) the Company shall have issued and delivered the shares to the Optionee, and
  (iv) the Optionee's name shall have been entered as a stockholder of record on the books of the Company. Thereupon, the Optionee shall have full voting, dividend and other ownership rights with respect to such shares of Common Stock.

    (g) Transfer. No option granted hereunder shall be transferable by the Optionee other than by will or by the laws of descent and distribution, and such option may be exercised during the Optionee's lifetime only by the Optionee, or his or her guardian or legal representative. Notwithstanding the foregoing, the Committee may provide in an option agreement that the Optionee may transfer, without consideration for the transfer, his Nonqualified Options to members of his immediate family, to trusts for the benefit of such family members and to partnerships in which such family members are the only partners.

  6. METHOD OF EXERCISE; PAYMENT OF PURCHASE PRICE

  (a) Any option granted under the Plan may be exercised by the Optionee in whole or, subject to Section 5(b) hereof, in part by delivering to the Company on any business day a written notice specifying the number of shares of Common Stock the Optionee then desires to purchase (the "Notice"). As a condition precedent to the exercise of any option, the Optionee shall pay or make arrangements for the payment of all taxes to be withheld, in accordance with
Section 9 of the Plan.

  (b) Payment for the shares of Common Stock purchased pursuant to the exercise of an option shall be made either: (i) in cash, or by certified or bank check or other payment acceptable to the Company, equal to the option exercise price for the number of shares specified in the Notice (the "Total Option Price"); (ii) if authorized by the applicable option agreement and if permitted by law and the Committee, by delivery of shares of Common Stock that the Optionee has beneficially owned for more than six months and which the Optionee may freely transfer having a fair market value, determined by reference to the provisions of Section 5(e) hereof, equal to or less than the Total Option Price, plus cash in an amount equal to the excess, if any, of the Total Option Price over the fair market value of such shares of Common Stock; or (iii) by the Optionee delivering the Notice to the Company together with irrevocable instructions to a broker to promptly deliver the Total Option Price to the Company in cash or by other method of payment acceptable to the Company; provided, however, that the Optionee and the broker shall comply with such procedures and enter into such agreements of indemnity or other agreements as the Company shall prescribe as a condition of payment under this clause (iii).

  (c) The delivery of certificates representing shares of Common Stock to be purchased pursuant to the exercise of an option will be contingent upon the Company's receipt of the Total Option Price and of any written representations from the Optionee required by the Committee, and the fulfillment of any other requirements contained in the option agreement or applicable provisions of law.

  7. ADJUSTMENT UPON CHANGES IN CAPITALIZATION

  (a) If the shares of the Company's Common Stock as a whole are increased, decreased, changed into or exchanged for a different number or kind of shares or securities of the Company, whether through merger, consolidation, reorganization, recapitalization, reclassification, stock dividend, stock split, combination of shares, exchange of shares, change in corporate structure or the like, an appropriate and proportionate adjustment shall be made in the number and kind of shares subject to the Plan and subject to the "per individual" grant limit specified in Section 3, and in the number, kind, and per share exercise price of shares subject to unexercised options or portions thereof granted prior to any such change. In the event of any such adjustment in an outstanding option, the Optionee thereafter shall have the right to purchase the number of shares under such option at the per share price, as so adjusted, which the Optionee could purchase at the total purchase price applicable to the option immediately prior to such adjustment.

  (b) Adjustments under this Section 7 shall be determined by the Committee and such determinations shall be conclusive. The Committee shall have the discretion and power in any such event to determine and to make effective provision for acceleration of the time or times at which any option or portion thereof shall become exercisable. No fractional shares of Common Stock shall be issued under the Plan on account of any adjustment specified above.

  8. EFFECT OF CERTAIN TRANSACTIONS

  In the case of (i) the dissolution or liquidation of the Company, (ii) a reorganization, merger, consolidation or other business combination in which the Company is acquired by another entity (other than a holding company formed by the Company) or in which the Company is not the surviving entity, or (iii) the sale of all or substantially all of the assets of the Company to another entity, the Plan and the options issued hereunder shall terminate upon the effectiveness of any such transaction or event unless provision is made in connection with such transaction for the assumption of the options issued hereunder then outstanding, or the substitution for such options of new options of the successor entity or parent thereof, with appropriate adjustment as to the number and kind of shares and the per share exercise prices as provided in Section 7. In the event of such termination, (A) all outstanding vested options and (B) between fifty percent (50%) and one hundred percent (100%) of the outstanding options that are not vested, such percentage to be determined by the Committee at the time of the grant of options to each Optionee, shall be exercisable for at least fifteen (15) days prior to the date of such termination whether or not otherwise exercisable during such period.

  9. TAX WITHHOLDING

  (a) Each Optionee shall, no later than the exercise date of any option, pay to the Company, or make arrangements satisfactory to the Committee regarding payment of any Federal, state, or local taxes of any kind required by law to be withheld with respect to such income. The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Optionee.

  (b) An Optionee may elect to have his tax withholding obligation satisfied, in whole or in part, by (i) authorizing the Company to withhold from shares of Common Stock to be issued pursuant to any option the number of shares with an aggregate fair market value (determined by reference to the provisions of Section 5(e) hereof), that would satisfy the withholding amount due, or (ii) transferring to the Company shares of Common Stock owned by the Optionee with an aggregate fair market value (determined by reference to the provisions of Section 5(e) hereof) that would satisfy the withholding amount due.

  10. CONDITION TO GRANTS OF COMMON STOCK

  In addition to terms and conditions expressly contemplated by the Plan, the Committee may also impose such other terms and conditions on the grant of any Common Stock under the Plan as it may determine.

  11. AMENDMENT OF THE PLAN

  The Board of Directors may discontinue the Plan or amend the Plan at any time. Plan amendments shall be subject to approval by the Company stockholders if and to the extent determined by the Committee to be necessary to ensure that Incentive Options granted under the Plan are qualified under Section 422 of the Code. Except as provided in Sections 7 and 8 hereof, rights and obligations under any option granted before any amendment of the Plan shall not be altered or impaired by such amendment, except with the consent of the Optionee.

   12. NONEXCLUSIVITY OF THE PLAN

  Neither the adoption of the Plan by the Board of Directors nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board of

Directors to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock or stock options otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases. Neither the Plan nor any option granted hereunder shall be deemed to confer upon any employee any right to continued employment with the Company or its Subsidiaries.

  13. GOVERNMENT AND OTHER REGULATIONS; GOVERNING LAW

  (a) The obligation of the Company to sell and deliver shares of Common Stock with respect to options granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee.

  (b) The Plan shall be governed by Delaware law, except to the extent that such law is preempted by federal law.

  14. EFFECTIVE DATE OF PLAN

  The Plan shall become effective upon the Effective Time. No options may be granted under the Plan after the tenth anniversary of the effective date of the Stock Option Plan initially adopted by Raptor Systems, Inc.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

20. INDEMNIFICATION OF OFFICERS AND DIRECTORS

  Section 145 of the Delaware General Corporation Law ("Section 145") permits indemnification of directors, officers, agents and controlling persons of a corporation under certain conditions and subject to certain limitations. The Registrant's Bylaws include provisions to require the Registrant to indemnify its directors and officers to the fullest extent permitted by Section 145, including circumstances in which indemnification is otherwise discretionary.
Section 145 also empowers the Registrant to purchase and maintain insurance that protects its officers, directors, employees and agents against any liabilities incurred in connection with their service in such positions.

  At present, there is no pending litigation or proceeding involving a director or officer of the Registrant as to which indemnification is being sought nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or director.

21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) Exhibits


   EXHIBIT NO.                           DESCRIPTION
   -----------                           -----------
      2.1*     Agreement and Plan of Merger among the Registrant, AXENT
                Technologies, Inc., Axquisition Two, Inc. and Raptor Systems,
                Inc., dated as of December 1, 1997 (Included as Annex A of this Registration Statement).
      4.1+     Specimen stock certificate for shares of Common Stock of the
                Registrant.
      5.1*     Exhibit Opinion of Piper & Marbury L.L.P. regarding legality of securities being registered.
      8.1*     Exhibit Opinion of Piper & Marbury L.L.P. as to certain tax matters.
      8.2*     Exhibit Opinion of Goodwin, Proctor and Hoar LLP as to certain tax matters (included as Exhibit I to Annex A of the
                Registration Statement).
     10.30*    1998 Employee Stock Purchase Plan (included as Annex D of this
                Registration Statement).
     10.31*    1998 Incentive Stock Plan (included as Annex E of this
                Registration Statement).
     10.32*    1998 Raptor Exchange (included as Annex F of this Registration
                Statement).
     23.1*     Consent of Coopers & Lybrand L.L.P. (AXENT).
     23.2*     Consent of Coopers & Lybrand L.L.P. (Raptor).
     23.3*     Consent of Piper & Marbury L.L.P. (included as part of Exhibit
                5.1 hereto).
     23.4*     Consent of Goodwin, Proctor & Hoar LLP (included as part of
                Exhibit 8.2 hereto).
     24.1*     Power of Attorney (included in signature pages).
     99.1*     Form of Proxy for AXENT's Special Meeting of Shareholders.
     99.2*     Form of Proxy for Raptor's Special Meeting of Shareholders.
     99.3*     Form of Continuity of Interest and Lock Up Agreement (included as Exhibit B to Annex A of this Registration Statement).

  (b) Financial Statement Schedules
  None.
  --------
  + Incorporated herein by reference to the Registrant's Registration
    Statement on Form S-1 (File No. 333-1368).
  * Filed herewith.

22. UNDERTAKINGS

  A. The Registrant hereby undertakes as follows:

    1. That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    2. That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of
  Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  B. The Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

  C. The Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

  D. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED IN THE CITY OF ROCKVILLE, COUNTY OF MONTGOMERY, STATE OF MARYLAND, ON THE 24TH DAY OF DECEMBER 1997.

                                          AXENT Technologies, Inc.


                                          By:       /s/ John C. Becker
                                             -----------------------------------
                                                      JOHN C. BECKER
                                                  Chief Executive Officer

  Know all men by these presents, that each person whose signature appears below constitutes and appoints John C. Becker, Gary M. Ford and Edwin M. Martin, Jr. (with full power to each of them to act alone) as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead in any and all capacities to sign any or all amendments or post-effective amendments to this Registration Statement, including amendments made pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, to sign any and all applications, registration statements, notices or other document necessary or advisable to comply with the applicable state securities laws, and to file the same, together with all other documents in connection therewith, with the appropriate state securities authorities, granting unto said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATE INDICATED.


              SIGNATURE                        TITLE                 DATE
              ---------                        -----                 ----


         /s/ John C. Becker            President, Chief          December 24,
-------------------------------------
           JOHN C. BECKER               Executive Officer            1997
                                        and Director
                                        (Principal
                                        Executive Officer)


       /s/ Richard A. Lefebvre         Chairman of the           December 24,
-------------------------------------
         RICHARD A. LEFEBVRE            Board and Director           1997


     /s/ Robert B. Edwards, Jr.        Vice President,           December 24,
-------------------------------------
       ROBERT B. EDWARDS, JR.           Chief Financial              1997
                                        Officer and
                                        Treasurer
                                        (Principal
                                        Financial and
                                        Accounting Officer)



              SIGNATURE                          TITLE               DATE
              ---------                          -----               ----

       /s/ Gabriel A. Battista                   Director        December 24,
-------------------------------------                                1997
         GABRIEL A. BATTISTA

      /s/ Richard A. Hosley II                   Director        December 24,
-------------------------------------                                1997
        RICHARD A. HOSLEY II

       /s/ Jacqueline C. Morby                   Director        December 24,
-------------------------------------                                1997
         JACQUELINE C. MORBY

                                                 Director        December 24,
-------------------------------------                                1997
          RICHARD W. SMITH

         /s/ John F. Burton                      Director        December 24,
-------------------------------------                                1997
           JOHN F. BURTON

                                 EXHIBIT INDEX

                               ----------------

                            AXENT TECHNOLOGIES, INC.


 EXHIBIT NO.                          DESCRIPTION
 -----------                          -----------
    2.1*     Agreement and Plan of Merger among the Registrant, AXENT
              Technologies, Inc., Axquisition Two, Inc. and Raptor
              Systems, Inc., dated as of December 1, 1997 (Included as
              Annex A of this Registration Statement). ..................
    4.1+     Specimen stock certificate for shares of Common Stock of the
              Registrant. ...............................................
    5.1*     Exhibit Opinion of Piper & Marbury L.L.P. regarding legality of securities being registered. ...........................
    8.1*     Exhibit Opinion of Piper & Marbury L.L.P. as to certain tax matters. ..................................................
    8.2*     Exhibit Opinion of Goodwin, Proctor and Hoar LLP as to
              certain tax matters (included as Exhibit I to Annex A of
              this Registration Statement). .............................
   10.30*    1998 Employee Stock Purchase Plan (included as Annex D of
              this Registration Statement). .............................
   10.31*    1998 Incentive Stock Plan (included as Annex E of this
              Registration Statement). ..................................
   10.32*    1998 Raptor Exchange (included as Annex F of this
              Registration Statement). ..................................
   23.1*     Consent of Coopers & Lybrand L.L.P. (AXENT). ...............
   23.2*     Consent of Coopers & Lybrand L.L.P. (Raptor). ..............
   23.3*     Consent of Piper & Marbury L.L.P. (included as part of
              Exhibit 5.1 hereto). ......................................
   23.4*     Consent of Goodwin, Proctor & Hoar LLP (included as part of
              Exhibit 8.2 hereto). ......................................
   24.1*     Power of Attorney (included in signature pages). ...........
   99.1*     Form of Proxy for AXENT's Special Meeting of
              Shareholders. .............................................
   99.2*     Form of Proxy for Raptor's Special Meeting of
              Shareholders. .............................................
   99.3*     Form of Continuity of Interest and Lock Up Agreement
              (included as Exhibit B to Annex A of this Registration
              Statement). ...............................................

--------
+ Incorporated herein by reference to the Registrant's Registration Statement on Form S-1 (File No. 333-1368).
* Filed herewith.